As filed with the Securities and Exchange Commission on October 1, 2012

Registration No. 333-180294

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BERRY PLASTICS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	3089	20-5234618
(State or other jurisdiction of incorporation)	(Primary Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 Oakley Street

Evansville, IN 47710

(812) 424-2904

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan D. Rich

Chief Executive Officer

101 Oakley Street

Evansville, IN 47710

(812) 424-2904

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey D. Thompson Executive Vice President and Chief Legal Officer Berry Plastics Group, Inc. 101 Oakley Street Evansville, IN 47710 (812) 424-2904	Andrew J. Nussbaum Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000	John A. Tripodoro William J. Miller Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 (212) 701-3000

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated October 1, 2012

PROSPECTUS

29,411,764 Shares

Berry Plastics Group, Inc.

Common Stock

This is Berry Plastics Group, Inc.’s initial public offering. Berry Plastics Group, Inc. is selling 29,411,764 shares of its common stock.

After the completion of this offering, funds affiliated with Apollo Global Management, LLC will continue to own a majority of the voting power of our outstanding common stock. As a result, we expect to be a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (“NYSE”). See “Principal Stockholders.”

We expect the public offering price to be between $16.00 and $18.00 per share. Currently, no public market exists for the shares. We have applied to list our shares of common stock on the NYSE under the symbol “BERY.”

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 12 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We have agreed to allow the underwriters to purchase up to an additional 4,411,764 shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock against payment on or about                     , 2012.

BofA Merrill Lynch	Citigroup	Barclays	Deutsche Bank Securities

Credit Suisse	Goldman, Sachs & Co.	Baird

Lazard Capital Markets	Wells Fargo Securities	SunTrust Robinson Humphrey	Lebenthal & Co., LLC	Apollo Global Securities

The date of this prospectus is                     , 2012.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf that we have referred you to. We and the underwriters have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus and any free writing prospectus is accurate as of any date other than the date of the applicable document regardless of its time of delivery or the time of any sales of our common stock. Our business, financial condition, results of operations or cash flows may have changed since the date of the applicable document.

i

INDUSTRY AND MARKET DATA

This prospectus includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other information available to us. Some data are also based on our good-faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe these sources are reliable, we have not independently verified the information. In certain of the markets in which we operate, it may be difficult to directly ascertain industry or market data. Unless otherwise noted, statements as to our market share and market position are approximated and based on management experience and estimates using the above-mentioned third-party data combined with our internal analysis and estimates. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Similarly, while we believe our internal research is reliable, such research has not been verified by any independent sources.

ii

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and Adjusted Free Cash Flow, as presented in this prospectus, are supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA and Adjusted Free Cash Flow are not GAAP financial measures and should not be considered as an alternative to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.

We define “Adjusted Free Cash Flow” as cash flow from operating activities less additions to property, plant and equipment. We use Adjusted Free Cash Flow as a measure of liquidity because it assists us in assessing our company’s ability to fund its growth through its generation of cash. We believe Adjusted Free Cash Flow is useful to an investor in evaluating our liquidity because Adjusted Free Cash Flow and similar measures are widely used by investors, securities analysts and other interested parties in our industry to measure a company’s liquidity without regard to revenue and expense recognition, which can vary depending upon accounting methods. Although we use Adjusted Free Cash Flow as a liquidity measure to assess our ability to generate cash, the use of Adjusted Free Cash Flow has important limitations, including that: (1) Adjusted Free Cash Flow does not reflect the cash requirements necessary to service principal payments on our indebtedness; and (2) Adjusted Free Cash Flow removes the impact of accrual basis accounting on asset accounts and non-debt liability accounts.

We define “Adjusted EBITDA” as net income (loss) before depreciation and amortization, income tax expense (benefit), interest expense (net) and certain restructuring and business optimization charges and as adjusted for unrealized cost reductions and acquired businesses, including unrealized synergies, which are more particularly defined in our credit documents and the indentures governing our notes. Adjusted EBITDA is used by our lenders for debt covenant compliance purposes and by our management as one of several measures to evaluate management performance. Adjusted EBITDA eliminates certain charges that we believe do not reflect operations and underlying operational performance. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA has important limitations, including that (1) Adjusted EBITDA does not represent funds available for dividends, reinvestment or other discretionary uses, or account for one-time expenses and charges; (2) Adjusted EBITDA does not reflect cash outlays for capital expenditures or contractual commitments; (3) Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital; (4) Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on indebtedness; (5) Adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes; (6) Adjusted EBITDA excludes depreciation and amortization and, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and (7) Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Adjusted EBITDA and Adjusted Free Cash Flow may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures. Because of these limitations, you should consider Adjusted EBITDA and Adjusted Free Cash Flow alongside other performance measures and liquidity measures, including operating income, various cash flow metrics, net income and our other GAAP results.

iii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. You should carefully read the entire prospectus, including the “Risk Factors” section and our consolidated financial statements and notes to those statements, before making an investment decision. As used in this prospectus, “Berry,” the “company,” “we,” “our” and “us” mean Berry Plastics Group, Inc. and its subsidiaries on a consolidated basis.

Our Company

We are a leading provider of value-added plastic consumer packaging and engineered materials with a 30-year track record of delivering high-quality customized solutions to our customers. Our products utilize our proprietary research and development platform, which includes a continually evolving library of Berry-owned molds, patents, manufacturing techniques and technologies. We sell our solutions predominantly into consumer-oriented end markets, such as food and beverage, healthcare and personal care, which together represented 76% of our sales in the 12 months ending June 30, 2012. Our customers look to us for solutions that have high consumer impact in terms of form, function and branding. Representative examples of our products include thermoform drink cups, thin-wall containers, blow-molded bottles, specialty closures, prescription vials, specialty plastic films, adhesives and corrosion protection materials. We have also been one of the most active acquirers of plastic packaging businesses globally, having acquired more than 30 businesses since 1988, including eleven acquisitions completed in the past six years. We believe our focus on delivering unique and customized solutions to our customers and our ability to successfully integrate strategic acquisitions have enabled us to grow at rates in excess of our industry peers, having achieved a compound annual net sales growth rate over the last eleven and a half years of 24%.

We believe that we have created one of the largest product libraries in our industry, allowing us to be a comprehensive solution provider to our customers. We have more than 13,000 customers, which consist of a diverse mix of leading national, mid-sized regional and local specialty businesses. The size and scope of our customer network allow us to introduce new products we develop or acquire to a vast audience that is familiar with, and we believe partial to, our brand. In fiscal 2011, no single customer represented more than 3% of net sales and our top ten customers represented less than 17% of net sales. We currently supply our customers through 82 strategically located manufacturing facilities throughout the United States (68 locations) and select international locations (14 locations). We believe our manufacturing processes and our ability to leverage our scale to reduce expenses on items, such as raw materials, position us as a low-cost manufacturer relative to our competitors. For example, we believe based on management estimates that we are one of the largest global purchasers of plastic resins, at more than 2.5 billion pounds per year, which gives us both unique insight into this market as well as scale purchasing savings.

We enjoy market leadership positions in many of our markets, with 76% of net sales during the 12 months ended June 30, 2012 in markets in which management estimates we held the #1 or #2 market position. We look to build leadership in markets where we have a strategic angle and can achieve attractive profit margins through technology and design leadership and a competitive cost position such as highly decorated plastic containers. We believe that our product and technology development capabilities are best-in-class, supported by a newly built research and design facility located in Evansville, Indiana (which we refer to in this prospectus as the “Berry Research and Design Center”) and a network of more than 200 engineers and material scientists. We seek to have our product and technology development efforts provide a meaningful impact on sales. An example of our focused new product development is our thermoform plastic drink cup technology. We identified an unfulfilled need in the market with an opportunity for significant return on invested capital and ultimately introduced the technology to the market in 2001. This product line has grown steadily since introduction and generated $400 million of net sales during the 12 months ended June 30, 2012.

Our success is driven by our more than 15,000 employees. Over the past 30 years, we have developed a culture that incorporates both loyalty to best practices and acceptance of new perspectives, which we have often identified from the companies we have acquired. Our employees hold themselves accountable to exceed the expectations of our customers and to create value for our stakeholders. Consistent with this focus on value creation, approximately 375 employees own equity in the company. As of June 30, 2012 and before giving effect to this offering, employees owned more than 20% of our fully diluted equity.

We believe the successful execution of our business strategy has enabled us to outperform the growth of our industry over the past decade with Adjusted EBITDA increasing from $80 million in 2000 to $784 million for the 12 months ended June 30, 2012, representing a compound annual growth rate (which we refer to in this prospectus as a “CAGR”) of 22%. For the 12 months ended June 30, 2012, Berry had pro forma net sales of $4.8 billion, Adjusted EBITDA of $784 million, net loss of $212 million and Adjusted Free Cash Flow of $199 million. For a reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to the nearest GAAP measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Our Businesses

We organize our business into: Rigid Packaging, Engineered Materials and Flexible Packaging. We strive to leverage the talents, technologies and resources of each segment for the benefit of Berry as a whole. We believe this practice has enabled us to cross-fertilize technologies, materials and manufacturing processes across our entire platform to create unique solutions for our customers, developing a partnership approach and strong long-term relationships.

The table below is a summary of our business and some of our key product lines:

($ in millions)	Rigid Packaging		Engineered Materials	Flexible Packaging

Adjusted EBITDA for the 12 months ended June 30, 2012

Operating Income for the 12 months ended June 30, 2012	$253		($46)	($96)

Product Examples	• Foodservice Items • Housewares • Containers	• Overcaps • Closures • Bottles • Prescription Vials • Tubes	• Tapes • CPG • FIBC • Food Wrap • Shrink Films • Trash Bags • Stretch Films	• Personal Care Films • Barrier/Sealant Films • Medical Films • Printed Films • Coated and Laminated Packaging

Rigid Packaging (68% of Adjusted EBITDA for 12 months ended June 30, 2012)

Our Rigid Packaging business primarily consists of containers, foodservice items, housewares, closures, overcaps, bottles, prescription vials, and tubes. The largest end uses for these products are consumer-oriented end markets such as food and beverage, retail mass marketers, healthcare, personal care and household chemical. We believe that we offer the broadest line of rigid packaging products among industry participants and, according to management estimates, we maintained the #1 or #2 market positions in markets representing approximately 78% of the Rigid Packaging business net sales for the 12 months ended June 30, 2012. Many of our products are manufactured from proprietary molds that we develop and own, which we believe would result in significant costs to our customers to switch to a different supplier. In addition to a complete product line, we have sophisticated decorating capabilities and in-house graphic arts and tooling departments, which allow us to integrate ourselves into, and, we believe, add significant value to, our customers’ packaging design processes. For the 12 months ended June 30, 2012, our Rigid Packaging business had pro forma net sales and Adjusted EBITDA of $2.7 billion and $532 million, respectively.

Engineered Materials (22% of Adjusted EBITDA for 12 months ended June 30, 2012)

Our Engineered Materials business primarily consists of pipeline corrosion protection solutions, specialty tapes and adhesives, polyethylene-based film products, and can liners served to a variety of end markets including oil, water and gas infrastructure, industrial and consumer-oriented end markets. We believe that we offer one of the broadest product lines among industry participants and, according to management estimates, we maintained the #1 or #2 market position in markets representing approximately 65% of Engineered Materials net sales for the 12 months ended June 30, 2012. For the 12 months ended June 30, 2012, our Engineered Materials business had net sales and Adjusted EBITDA of $1.4 billion and $176 million, respectively.

Flexible Packaging (10% of Adjusted EBITDA for 12 months ended June 30, 2012)

Our Flexible Packaging business consists of high barrier, multilayer film products as well as finished flexible packages such as printed bags and pouches. The largest end uses for our flexible products are consumer-oriented end markets such as food and beverage, medical and personal care. We believe that we offer one of the broadest product lines among industry participants and, according to management estimates, we maintained the #1 or #2 market position in markets representing approximately 89% of Flexible Packaging business net sales for the 12 months ended June 30, 2012. For the 12 months ended June 30, 2012, our Flexible Packaging segment had net sales and Adjusted EBITDA of $753 million and $76 million, respectively.

Our Strengths

We believe our strong financial performance is the direct result of the following competitive strengths:

Leading market positions in profitable product lines. Our profitability is enhanced by what we believe are our market-leading positions in high value-added product lines, such as thermoform drink cups, pharmaceutical packaging and thin-wall containers, among others. We have focused on achieving #1 or #2 positions in product lines in which we can realize attractive margins through (1) product innovation, differentiated technology and quality manufacturing processes; (2) leveraging our broad customer network; (3) our low-cost manufacturing platform; and (4) superior customer service. For the 12 months ended June 30, 2012, 76% of our net sales were derived from products in which management estimates we held a #1 or #2 market position.

Leader in developing and commercializing new technologies. We believe our product and technology development capabilities are best-in-class. Our research efforts focus on projects with the potential to deliver unique performance characteristics that add value for our customers, command a sustainable premium price, develop customer loyalty and support the overall profitability of our company. We believe we have a track record of commercializing new products that generate incremental organic profitability well in excess of our company and industry averages. Our thermoformed plastic drink cups are an example of a successful commercialization of a new technology that we internally developed to address an unfilled need of our customers. Since introducing this technology to the market, we have developed the product line into a business which delivered $400 million of net sales for the 12 months ended June 30, 2012.

Large and diversified customer base in attractive end markets. We sell our packaging solutions to more than 13,000 customers spanning a diverse mix of leading national, mid-sized regional and local specialty businesses. For the 12 months ended June 30, 2012, no single customer represented more than 3% of net sales and our top ten customers in total represented less than 17% of net sales. We believe the size and diversity of our customer network gives us a competitive advantage as we are able to market new products we develop or acquire seamlessly to a large customer base. Furthermore, our customer network is primarily involved in consumer-oriented end markets, such as food and beverage, healthcare and personal care, which we believe are growth end markets.

Scale and low-cost operations drive profitability. We believe that our proprietary tools and technologies, manufacturing capabilities, operating expertise and purchasing scale provide us with a competitive advantage in the marketplace. Our competitive success is due, in part, to our having capitalized on economies of scale to lower costs in a number of critical functions:

•	Our large, high-volume equipment, longer production runs and flexible, cross-facility manufacturing capabilities result in lower unit-production costs than many of our competitors;

•

Our position as one of the largest purchasers of packaging-grade resins globally at more than 2.5 billion pounds per year provides considerable purchasing power and enhances the reliability of our supply of resins; and

•

Our global network of 82 strategically located manufacturing facilities provides increased opportunities to optimize transportation costs and realize distribution efficiencies and allows for quick turnaround times to our customers.

Track record in mergers and acquisitions. We have successfully integrated over 30 acquisitions since 1988, including eleven over the past six years. These acquisitions have enabled us to (1) develop new business platforms; (2) add products to market to our customer network; (3) create incremental profitability by achieving synergies; (4) acquire manufacturing processes and technologies; and (5) capitalize on the best practices of acquired companies. Our management team seeks to acquire companies at attractive, value-enhancing multiples, utilizing what we believe is our flexible, low-cost capital structure to fund the transactions. In September 2011, we acquired Rexam Specialty and Beverage Closures for a multiple of purchase price to Adjusted EBITDA (including synergies) of 4.5x and funded the transaction entirely with debt financing under our revolving asset-based credit facility, which carries a LIBOR plus 2% interest rate. This transaction was immediately deleveraging for us and accretive to shareholder value while also increasing free cash flow generation.

Outsized earnings growth, attractive margins and strong free cash flow generation. We believe our earnings growth has exceeded the growth of our industry, with Adjusted EBITDA growing from $80 million in 2000 to $784 million for the 12 months ended June 30, 2012, representing a CAGR of 22%. We also believe we maintain attractive profit margins and generate significant Adjusted Free Cash Flow for our stockholders relative to our peers. For the 12 months ended June 30, 2012, our Adjusted EBITDA margin was 16%, and we generated Adjusted Free Cash Flow of $199 million. We believe our profit margins and Adjusted Free Cash Flow generation are stable and increasing, driven by new product launches, market share gains, stable input cost pass-through, cost improvement actions, disciplined capital spending, prudent working capital management, minimal contingent liabilities and strategic investments in new projects and acquisitions with synergies.

Proven management and employee culture with significant equity ownership. We believe that our management team is among the deepest and most experienced in the packaging industry. Our management team has been responsible for developing and executing our strategy that has generated consistent year-over-year sales growth and the successful integration of more than 30 acquisitions. We believe our employees have developed a unique culture in which each employee throughout the entire company is aligned, focused and holds each other accountable to achieve goals that drive value creation for our stakeholders. Our employee ownership pool is deep with approximately 375 individual employees owning equity in the Company. As of June 30, 2012, employees owned more than 20% of the shares in our company on a fully diluted basis before giving effect to this offering.

Our Strategy

We intend to capitalize on our market-leading position in high value-added plastic consumer packaging and highly engineered materials to increase revenues and profits and maximize cash flow. We seek to achieve this objective by executing on the following strategies:

Develop and commercialize new product technologies. We intend to continue to focus our product and technology development efforts on projects that we believe have significant profit potential. We have several projects in various stages of development that we believe can be commercialized into attractive organic growth and profit opportunities. Certain projects in development involve leveraging what we believe is our unique expertise in both rigid and flexible packaging technologies and manufacturing processes to create unique hybrid packaging solutions that address a need in the market that is not addressable by either technology on its own. We also have certain projects underway that we are developing in close collaboration with specific customers, which upon successful commercialization would allow us to enter into a new market backed by the strength of both our products and our broad existing customer base.

Continue to make acquisitions in our industry. Given the breadth of our product offering, multiple business platforms in rigid and flexible packaging and scale of our customer network, we believe we have the broadest opportunity set for acquisitions in our industry. Furthermore, we believe we have a competitive advantage over our peers in mergers and acquisitions due to our (1) historical acquisition track record; (2) flexibility to utilize purchase price funding sources with attractive cost of capital; and (3) ability to leverage our scale to generate incremental synergies versus our peers. We intend to continue to apply a selective and disciplined acquisition strategy, focused on enhancing our scale, product diversity and geographic reach, while bolstering our financial performance through synergies and additional cash generation. We continue to evaluate acquisition opportunities on an ongoing basis and may at any time be in preliminary discussions with third parties.

Continue to drive Adjusted Free Cash Flow generation. We continually focus on ways to increase our Adjusted Free Cash Flow through new business generation and also disciplined capital and cost management strategies. We intend to further increase profitability and Adjusted Free Cash Flow generation with a continued emphasis on operational excellence, including (1) leveraging our scale to reduce material costs; (2) efficiently reinvesting capital into our manufacturing processes to enhance technological leadership and achieve productivity gains; (3) focusing on ways to streamline operations through overhead rationalization; and (4) working with our engineering and research and development teams to replace existing materials with lower cost alternatives. Furthermore, we believe there are significant incremental opportunities to improve Adjusted EBITDA margins in our Engineered Materials and Flexible Packaging businesses through increased focus on utilizing our asset base on more value-added products.

Increase sales to existing customers. We believe we have significant opportunities to increase our share of packaging sales made to our network of more than 13,000 existing customers. We believe our ability to offer our customers a comprehensive solution through our breadth of product offering yields economic benefits to our customers that cannot be matched by many of our competitors. We will also continue to develop and acquire new products that we can distribute though our customer network, which we believe will allow these products to gain instant scale and traction. We are also working with several customers to expand internationally.

Realize value from recent capital investments and acquisitions. In fiscal 2011, we invested $110 million of capital in new growth projects including a new pharmaceutical package for a major retailer, additional thermoforming capacity, and new printing technology, among others. We expect the majority of these projects to be up and running by the end of 2012 and expect them to be a contributor to organic growth over the next several years. In fiscal 2011, we also undertook a number of cost saving actions including six plant consolidations and the implementation of numerous cost-reduction initiatives. Furthermore, in September 2011, we completed the acquisition of the Rexam Specialty and Beverage Closures business, and believe that we will realize, or have put actions in place to realize, approximately $20 million of synergies by the end of the 2012 calendar year.

Risk Factors

Participating in this offering involves substantial risk. Our ability to execute our strategy also is subject to certain risks. The risks described under the heading “Risk Factors” immediately following this summary may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the more significant challenges and risks include the following:

•	our substantial indebtedness;

•	the risk of increases in prices or unavailability of key inputs, such as plastic resins, for our products;

•	the intense competition we face in the sale of our products;

•	the risks associated with potential acquisitions that we have completed and that we may pursue as part of our growth strategy;

•	our reliance on patent and trademark rights and unpatented proprietary know-how and trade secrets; and

•	the impact of current and future environmental and other governmental requirements and regulations.

Before you participate in this offering, you should carefully consider all of the information in this prospectus, including matters set forth under the heading “Risk Factors.”

Income Tax Receivable Agreement

In connection with this offering, we will enter into an income tax receivable agreement that will provide for the payment by us to our existing stockholders, option holders and holders of our stock appreciation rights of 85% of the amount of cash savings, if any, in U.S. federal, foreign, state and local income tax that we actually realize (or are deemed to realize in the case of a change of control) as a result of the utilization of our and our subsidiaries’ net operating losses attributable to periods prior to this offering. Assuming our initial public offering occurred as of June 30, 2012, we expect to pay between $310 million and $350 million in cash related to this agreement, based on our current taxable income estimates, and will record a liability on our consolidated balance sheet for 85% of our net operating losses upon consummation of our initial public offering. See “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Party Transactions—Income Tax Receivable Agreement.”

Principal Stockholders

Our principal stockholders are investment funds affiliated with or managed by Apollo Global Management, LLC, which we refer to in this prospectus as “Apollo,” including Apollo Investment Fund VI, L.P. and Apollo Investment Fund V, L.P., along with their parallel investment funds, as well as investment funds affiliated with or managed by Graham Partners, Inc. and investment entities affiliated with Donald C. Graham.

Founded in 1990, Apollo is one of the world’s largest alternative investment managers, with total assets under management of $105 billion as of April 1, 2012, and a team of 601 employees located in ten offices around the world.

Graham Partners manages approximately $1.6 billion in equity capital across multiple private investment funds and related entities, and is a member of “The Graham Group,” an alliance of independently owned and operated industrial and investment management businesses, which all share in the common legacy of entrepreneur Donald C. Graham. We refer to Graham Partners, Inc. and The Graham Group in this prospectus as “Graham Partners.”

Additional Information

Berry Plastics Group, Inc. was incorporated in Delaware on November 18, 2005. The principal executive offices of Berry Plastics Group, Inc. are located at 101 Oakley Street, Evansville, Indiana 47710, and the telephone number there is (812) 424-2904. We also maintain an Internet site at http://www.berryplastics.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or registration statement of which this prospectus forms a part and you should not rely on any such information in making your decision whether to purchase our securities.

The Offering

Common stock offered	29,411,764 shares.

Common stock to be outstanding after this offering	112,600,136 shares (117,011,900 shares if the underwriters exercise their option to purchase additional shares in full).

Listing	We have applied to list our common stock on the NYSE under the symbol “BERY.”

Option to Purchase Additional Shares	We have agreed to allow the underwriters to purchase up to an additional 4,411,764 shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

Use of proceeds	Assuming an initial public offering price of $17.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of our common stock in this offering will be $468 million (or $538 million if the underwriters exercise in full their option to purchase additional shares of common stock from us), after deducting estimated underwriting discounts and commissions and offering expenses.

We currently intend to use $468 million million of net proceeds to redeem or repurchase $455 million of the 11% Senior Subordinated Notes due September 15, 2016, and any remaining proceeds for working capital and general corporate purposes.

Dividends	We do not currently anticipate paying dividends on our common stock following this offering. Any declaration and payment of future dividends to holders of our common stock may be limited by restrictive covenants in our debt agreements, and will be at the sole discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant. See “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” and “Description of Capital Stock—Common Stock.”

Conflicts of Interest

Apollo Global Securities, LLC, an underwriter of this offering, is an affiliate of Apollo, our controlling stockholder. Since Apollo beneficially owns more than 10% of our outstanding common stock, a “conflict of interest” is deemed to exist under Rule 5121(f)(5)(B) of the Conduct Rules of the Financial Industry Regulatory Authority, or FINRA. In addition, affiliates of Goldman, Sachs & Co., an underwriter of this offering, will receive more than 5% of net offering proceeds by virtue of their ownership of our 11.0% senior subordinated notes outstanding and will have a “conflict of interest”

pursuant to Rule 5121(f)(5)(C)(ii) of the Conduct Rules of FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. As such, any underwriter that has a conflict of interest pursuant to Rule 5121 will not confirm sales to accounts in which it exercises discretionary authority without the prior written consent of the customer. Pursuant to Rule 5121, a “qualified independent underwriter” (as defined in Rule 5121) must participate in the preparation of the prospectus and perform its usual standard of due diligence with respect to the registration statement and this prospectus. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act of 1933, specifically including those inherent in Section 11 of the Securities Act. See “Underwriting (Conflicts of Interest).”

Risk Factors	You should carefully read and consider the information set forth under “Risk Factors” beginning on page 12 of this prospectus and all the other information set forth in this prospectus before investing in our stock.

Except as otherwise indicated, all information in this prospectus:

•	assumes no exercise of the underwriters’ option to purchase additional shares to buy up to additional shares from us;

•	reflects a 12.25-for-1 stock split, which we refer to as the “stock split,” which will be effective upon the consummation of this offering; and

•

does not give effect to the exercise of outstanding options or shares reserved for issuance under the 2006 Equity Incentive Plan or the 2012 Long-Term Incentive Plan that we intend to adopt in connection with the completion of this offering.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth certain historical financial data for Berry Plastics Group, Inc. Our fiscal year is the 52- or 53-week period ending generally on the Saturday closest to September 30. Fiscal 2010 represents a 53-week period. The summary historical financial data as of and for the fiscal years ended October 1, 2011, October 2, 2010 and September 26, 2009 have been derived from our audited consolidated financial statements and related notes included in this prospectus. The summary historical financial data set forth below should be read in conjunction with and is qualified in its entirety by reference to the audited consolidated financial statements and the related notes included in this prospectus.

The summary historical financial data as of and for the three quarterly periods ended June 30, 2012 and July 2, 2011 have been derived from our unaudited financial statements included in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth in those statements.

The unaudited last twelve months financial data for the three quarterly periods ending June 30, 2012 has been calculated by subtracting the data for the three quarterly periods ended July 2, 2011 from the data for the year ended October 1, 2011 and adding the data for the three quarterly periods ended June 30, 2012.

Our historical results are not necessarily indicative of results to be expected in any future period, and results for the three quarterly periods ended June 30, 2012, are not necessarily indicative of results to be expected for the full year.

In September 2012, the Company approved a 12.25-for-1 stock split, which will become effective upon the consummation of this offering.

The following financial information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and the related notes included in this prospectus.

	Unaudited Last Twelve Months(a)	Unaudited Three Quarterly Periods Ended		Audited Year Ended
($ in millions, shares in thousands)	June 30, 2012	June 30, 2012	July 2, 2011	October 1, 2011	October 2, 2010	September 26, 2009
Statement of Operations Data:
Net sales	$4,791	$3,562	$3,332	$4,561	$4,257	$3,187
Cost of sales	4,009	2,972	2,841	3,878	3,667	2,641
Operating expenses(b)	671	372	342	641	466	360

Operating income	111	218	149	42	124	186
Other expense (income)(c)	(7)	(1)	67	61	(27)	(373)
Net interest expense	331	247	243	327	313	304

Income (loss) before income taxes	(213)	(28)	(161)	(346)	(162)	255
Income tax expense (benefit)	(1)	(8)	(54)	(47)	(49)	99
Loss on discontinued operations	—	—	—	—	—	4

Net income (loss)	$(212)	$(20)	$(107)	$(299)	$(113)	$152

Income (loss) per share—basic	(2.54)	$(0.24)	$(1.27)	$(3.55)	$(1.34)	$1.80
Income (loss) per share—diluted	(2.54)	$(0.24)	$(1.27)	$(3.55)	$(1.34)	$1.79
Number of shares used in per share calculations—basic	83,606	83,508	84,219	84,121	84,525	84,635
Number of shares used in per share calculations—diluted	83,606	83,508	84,219	84,121	84,525	84,746

	Unaudited Last Twelve Months(a)	Unaudited Three Quarterly Periods Ended		Audited Year Ended
($ in millions, shares in thousands)	June 30, 2012	June 30, 2012	July 2, 2011	October 1, 2011(b)	October 2, 2010	September 26, 2009(c)
Balance Sheet Data (at period end):
Working capital(d)	$552	$552	$671	$571	$653	$351
Total assets	5,114	5,114	5,250	5,217	5,344	4,216
Long-term debt obligations, excluding current portion	4,530	4,530	4,434	4,581	4,397	3,422

Cash Flows Data:
Cash from operating activities	$400	$278	$205	$327	$112	$413
Cash from investing activities	(610)	(213)	(126)	(523)	(852)	(195)
Cash from financing activities	77	(68)	(55)	90	878	(398)

Other Financial Data:
Capital expenditures	$201	$167	$126	$160	$223	$194
Depreciation	247	182	173	238	210	158
Amortization of intangibles	107	81	80	106	107	96

Pro Forma Data:
Pro forma interest expense(e)	281	209		277
Pro forma income (loss)	(184)	—		(271)
Pro forma income (loss) per share—basic(f)	(1.63)	0.00		(2.39)
Pro forma income (loss) per share—diluted(f)	(1.63)	0.00		(2.39)
Pro forma number of shares used in pro forma per share calculation—basic(f)	113,018	112,920		113,533
Pro forma number of shares used in pro forma per share calculation—diluted(f)	113,018	114,507		113,533
Tax sharing obligation(g)	310	310
Long-term debt obligations, excluding current portion	4,075	4,075		4,126

(a)	References to financial results as of and for the last twelve months ended June 30, 2012 have been calculated by subtracting the data for the nine months ended July 2, 2011 from the data for the year ended October 1, 2011, and adding the data for the nine months ended June 30, 2012.
(b)	Year ended October 1, 2011 and last twelve months ended June 30, 2012 include a $165 non-cash goodwill impairment.
(c)	Year ended September 26, 2009 includes a $368 gain on repurchase of debt.
(d)	Represents total current assets less total current liabilities.
(e)	Represents pro forma interest expense assuming repayment of $455 million of the 11% Senior Subordinated Notes due September 15, 2016, assuming this offering occurred at the beginning of the respective period.
(f)	Represents the pro forma income (loss) per share and weighted average shares outstanding assuming this offering occurred at the beginning of the respective period.
(g)	Represents the obligation we will record upon entering into the income tax receivable agreement in connection with our initial public offering. See “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Party Transactions—Income Tax Receivable Agreement.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose part or all of your original investment.

Risks Related to Our Business

Our substantial indebtedness could affect our ability to meet our obligations and may otherwise restrict our activities.

We have a significant amount of indebtedness. As of June 30, 2012, the end of our third 2012 fiscal quarter, we had total indebtedness (including current portion) of $4,578 million with cash and cash equivalents totaling $38 million. We would have been able to borrow a further $394 million under the revolving portion of our senior secured credit facilities, subject to the solvency of our lenders to fund their obligations and our borrowing base calculations. We are permitted by the terms of our debt instruments to incur substantial additional indebtedness, subject to the restrictions therein. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could have important consequences. For example, it could:

•	limit our ability to borrow money for our working capital, capital expenditures, debt service requirements or other corporate purposes;

•

require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

•	increase our vulnerability to general adverse economic and industry conditions; and

•	limit our ability to respond to business opportunities, including growing our business through acquisitions.

In addition, the credit agreements and indentures governing our current indebtedness contain, and any future debt instruments would likely contain, financial and other restrictive covenants, which will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other restricted payments;

•	create or incur certain liens;

•	make certain investments;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates;

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions; and

•	make capital expenditures.

As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Furthermore, a failure to comply with these covenants could result in an event of default, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations.

Increases in resin prices or a shortage of available resin could harm our financial condition and results of operations.

To produce our products, we use large quantities of plastic resins. Plastic resins are subject to price fluctuations, including those arising from supply shortages and changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resins are produced. Over the past several years, we have at times experienced rapidly increasing resin prices. If rapid increases in resin prices continue, our revenue and profitability may be materially and adversely affected, both in the short term as we attempt to pass through changes in the price of resin to customers under current agreements and in the long term as we negotiate new agreements or if our customers seek product substitution.

We source plastic resin primarily from major industry suppliers. We have long-standing relationships with certain of these suppliers but have not entered into a firm supply contract with any of them. We may not be able to arrange for other sources of resin in the event of an industry-wide general shortage of resins used by us, or a shortage or discontinuation of certain types of grades of resin purchased from one or more of our suppliers. In addition, the largest supplier of the company’s total resin material requirements represented approximately 20% of purchases for the 12 months ending June 30, 2012. Any such shortage may materially negatively impact our competitive position versus companies that are able to better or more cheaply source resin.

We may not be able to compete successfully and our customers may not continue to purchase our products.

We face intense competition in the sale of our products and compete with multiple companies in each of our product lines. We compete on the basis of a number of considerations, including price, service, quality, product characteristics and the ability to supply products to customers in a timely manner. Our products also compete with metal, glass, paper and other packaging materials as well as plastic packaging materials made through different manufacturing processes. Some of these competitive products are not subject to the impact of changes in resin prices which may have a significant and negative impact on our competitive position versus substitute products. Our competitors may have financial and other resources that are substantially greater than ours and may be better able than us to withstand higher costs. In addition, our success may depend on our ability to adapt to technological changes, and if we fail to enhance existing products and develop and introduce new products and new production technologies in a timely fashion in response to changing market conditions and customer demands, our competitive position could be materially and adversely affected. Furthermore, some of our customers do and could in the future choose to manufacture the products they require for themselves. Each of our product lines faces a different competitive landscape. Competition could result in our products losing market share or our having to reduce our prices, either of which would have a material adverse effect on our business and results of operations and financial condition. In addition, since we do not have long-term arrangements with many of our customers, these competitive factors could cause our customers to shift suppliers and/or packaging material quickly.

We may pursue and execute acquisitions, which could adversely affect our business.

As part of our growth strategy, we plan to consider the acquisition of other companies, assets and product lines that either complement or expand our existing business and create economic value. We cannot assure you that we will be able to consummate any such transactions or that any future acquisitions will be consummated at acceptable prices and terms.

We continually evaluate potential acquisition opportunities in the ordinary course of business, including those that could be material in size and scope. Acquisitions involve a number of special risks, including:

•	the diversion of management’s attention and resources to the assimilation of the acquired companies and their employees and to the management of expanding operations;

•	the incorporation of acquired products into our product line;

•	problems associated with maintaining relationships with employees and customers of acquired businesses;

•	the increasing demands on our operational systems;

•	ability to integrate and implement effective disclosure controls and procedures and internal controls for financial reporting within the allowable time frame as permitted by Sarbanes-Oxley Act;

•	possible adverse effects on our reported operating results, particularly during the first several reporting periods after such acquisitions are completed; and

•	the loss of key employees and the difficulty of presenting a unified corporate image.

We may become responsible for unexpected liabilities that we failed or were unable to discover in the course of performing due diligence in connection with historical acquisitions and any future acquisitions. We have typically required selling stockholders to indemnify us against certain undisclosed liabilities. However, we cannot assure you that indemnification rights we have obtained, or will in the future obtain, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

In addition, we may not be able to successfully integrate future acquisitions without substantial costs, delays or other problems. The costs of such integration could have a material adverse effect on our operating results and financial condition. Although we conduct what we believe to be a prudent level of investigation regarding the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. Until we actually assume operating control of such businesses and their assets and operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations. Furthermore, we may not realize all of the cost savings and synergies we expect to achieve from our current strategic initiatives due to a variety of risks, including, but not limited to, difficulties in integrating shared services with our business, higher than expected employee severance or retention costs, higher than expected overhead expenses, delays in the anticipated timing of activities related to our cost-saving plans and other unexpected costs associated with operating our business. If we are unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, it could adversely affect our business, financial condition and results of operations.

We may not be successful in protecting our intellectual property rights, including our unpatented proprietary know-how and trade secrets, or in avoiding claims that we infringed on the intellectual property rights of others.

In addition to relying on patent and trademark rights, we rely on unpatented proprietary know-how and trade secrets, and employ various methods, including confidentiality agreements with employees and consultants, customers and suppliers to protect our know-how and trade secrets. However, these methods and our patents and trademarks may not afford complete protection and there can be no assurance that others will not independently develop the know-how and trade secrets or develop better production methods than us. Further, we may not be able to deter current and former employees, contractors and other parties from breaching confidentiality agreements and misappropriating proprietary information and it is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights. Additionally, we have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to third parties. While we attempt to ensure that our intellectual property and similar proprietary rights are protected when entering into business relationships, third parties may take actions that could materially and adversely affect our rights or the value of our intellectual property, similar proprietary rights or reputation. In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, we may not be able to protect the value of our intellectual property. Any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome.

Our success depends in part on our ability to obtain, or license from third parties, patents, trademarks, trade secrets and similar proprietary rights without infringing on the proprietary rights of third parties. Although we believe our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, our products may infringe on the intellectual property rights of such persons. Furthermore, no assurance can be given that we will not be subject to claims asserting the infringement of the intellectual property rights of third parties seeking damages, the payment of royalties or licensing fees and/or injunctions against the sale of our products. Any such litigation could be protracted and costly and could have a material adverse effect on our business, financial condition and results of operations.

Current and future environmental and other governmental requirements could adversely affect our financial condition and our ability to conduct our business.

Our operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water, establish standards for the treatment, storage and disposal of solid and hazardous wastes and require clean up of contaminated sites. While we have not been required historically to make significant capital expenditures in order to comply with applicable environmental laws and regulations, we cannot predict with any certainty our future capital expenditure requirements because of continually changing compliance standards and environmental technology. Furthermore, violations or contaminated sites that we do not know about (including contamination caused by prior owners and operators of such sites or newly discovered information) could result in additional compliance or remediation costs or other liabilities, which could be material. We have limited insurance coverage for potential environmental liabilities associated with historic and current operations and we do not anticipate increasing such coverage in the future. We may also assume significant environmental liabilities in acquisitions. In addition, federal, state, local and foreign governments could enact laws or regulations concerning environmental matters that increase the cost of producing, or otherwise adversely affect the demand for, plastic products. Legislation that would prohibit, tax or restrict the sale or use of certain types of plastic and other containers, and would require diversion of solid wastes such as packaging materials from disposal in landfills, has been or may be introduced in the U.S. Congress, state legislatures and other legislative bodies. While container legislation has been adopted in a few jurisdictions, similar legislation has been defeated in public referenda in several states, local elections and many state and local legislative sessions. Although we believe that the laws promulgated to date have not had a material adverse effect on us, there can be no assurance that future legislation or regulation would not have a material adverse effect on us. Furthermore, a decline in consumer preference for plastic products due to environmental considerations could have a negative effect on our business.

The Food and Drug Administration, which we refer to as the FDA, regulates the material content of direct-contact food and drug packages we manufacture pursuant to the Federal Food, Drug and Cosmetic Act. Furthermore, some of our products are regulated by the Consumer Product Safety Commission, which we refer to as the CPSC, pursuant to various federal laws, including the Consumer Product Safety Act and the Poison Prevention Packaging Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall these products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals and imposing fines and penalties for noncompliance. Although we use FDA-approved resins and pigments in our products that directly contact food and drug products and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with these and other requirements. A recall of any of our products or any fines and penalties imposed in connection with noncompliance could have a materially adverse effect on us. See “Business—Environmental Matters and Government Regulation.”

In the event of a catastrophic loss of one of our key manufacturing facilities, our business would be adversely affected.

While we manufacture our products in a large number of diversified facilities and maintain insurance covering our facilities, including business interruption insurance, a catastrophic loss of the use of all or a portion of one of our key manufacturing facilities due to accident, labor issues, weather conditions, natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us.

Goodwill and other intangibles represent a significant amount of our net worth, and a future write-off could result in lower reported net income and a reduction of our net worth.

As of June 30, 2012, the net value of our goodwill and other intangibles was $2,641 million. We are no longer required or permitted to amortize goodwill reflected on our balance sheet. We are, however, required to evaluate goodwill reflected on our balance sheet when circumstances indicate a potential impairment, or at least annually, under the impairment testing guidelines outlined in the standard. Future changes in the cost of capital, expected cash flows, or other factors may cause our goodwill to be impaired, resulting in a non-cash charge against results of operations to write off goodwill for the amount of impairment. If a future write-off is required, the charge could have a material adverse effect on our reported results of operations and net worth in the period of any such write-off.

Disruptions in the overall economy and the financial markets may adversely impact our business.

Our industry is affected by current economic factors, including the deterioration of national, regional and local economic conditions, declines in employment levels, and shifts in consumer spending patterns. Disruptions in the overall economy and volatility in the financial markets could reduce consumer confidence in the economy, negatively affecting consumer spending, which could be harmful to our financial position and results of operations. As a result, decreased cash flow generated from our business may adversely affect our financial position and our ability to fund our operations. In addition, macroeconomic disruptions, as well as the restructuring of various commercial and investment banking organizations, could adversely affect our ability to access the credit markets. The disruption in the credit markets may also adversely affect the availability of financing for our operations. There can be no assurance that government responses to the disruptions in the financial markets will restore consumer confidence, stabilize the markets, or increase liquidity and the availability of credit.

Risks Related to an Investment in our Common Stock and this Offering

There is no existing market for our common stock and we do not know if one will develop, which could impede your ability to sell your shares and depress the market price of our common stock.

Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in the company will lead to the development of an active trading market on the NYSE or otherwise, or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The initial public offering price for the common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. See “Underwriting.” Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering.

The price of our common stock may fluctuate significantly and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your shares of common stock at or above the price you paid for them. The market price for our common stock could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	conditions that impact demand for our products and services;

•	future announcements concerning our business or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track our common stock;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in government and environmental regulation;

•	general market, economic and political conditions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival and departure of key personnel;

•	the number of shares to be publicly traded after this offering;

•	sales of common stock by us, Apollo, Graham Partners or members of our management team;

•	adverse resolution of new or pending litigation against us;

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events; and

•	material weakness in our internal costs over financial reporting.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with the company, and these fluctuations could materially reduce our share price.

We had net losses in recent years and we may not be profitable in the future.

We generated net income in only one of our last five fiscal years, and during the remaining four fiscal years, we incurred net losses of over $100 million per year. We may not generate net income from operations in the future, and continuing net losses may limit our ability to execute our strategy. Factors contributing to our financial performance include non-cash impairment charges, depreciation/amortization on our long lived tangible and intangible assets, interest expense on our debt obligations as well as other factors more fully disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Apollo controls us, and its interests may conflict with or differ from your interests as a stockholder.

After the consummation of this offering, funds affiliated with our equity sponsor, Apollo, will indirectly beneficially own approximately 59% of our common stock, assuming the underwriters do not exercise their option to purchase additional shares. If the underwriters exercise in full their option to purchase additional shares, funds affiliated with Apollo will indirectly beneficially own approximately 57% of our common stock. As a result, Apollo will have the power to elect all of our directors. Therefore, Apollo effectively will have the ability to prevent any transaction that requires the approval of our Board of Directors or our stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. Thus, Apollo will continue to be able to significantly influence or effectively control our decisions.

The amended and restated stockholders agreement that we have agreed to enter into upon consummation of this offering will provide that, except as otherwise required by applicable law, if Apollo continues to hold (a) at least 50% of our outstanding common stock, it will have the right to designate no fewer than that number of directors that would constitute a majority of our Board of Directors, (b) at least 30% but less than 50% of our outstanding common stock, it will have the right to designate up to five director nominees, (c) at least 20% but less than 30% of our outstanding common stock, it will have the right to designate up to four director nominees, and (d) at least 10% but less than 20% of our outstanding common stock, it will have the right to designate up to three director nominees. The agreement will also provide that if the size of the Board of Directors is increased or decreased at any time, Apollo’s nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number, except that if the Board of Directors increases its size within 180 days of the date of the agreement, Apollo will have the right to designate director nominees to fill each newly created directorship. In addition, the agreement will require the approval of a majority of the directors nominated by Apollo voting on the matter for certain important matters, including certain mergers and acquisitions, issuance of equity and incurrence of debt, so long as Apollo beneficially owns at least 25% of our outstanding common stock. Therefore, Apollo will continue to be able to significantly influence or effectively control our decisions. See “Certain Relationships and Related Party Transactions—Stockholders Agreement,” “Management—Apollo Approval of Certain Matters” and “Description of Capital Stock—Composition of Board of Directors; Election and Removal of Directors.”

The interests of Apollo could conflict with or differ from your interests as a holder of our common stock. For example, the concentration of ownership held by Apollo could delay, defer or prevent a change of control of the company or impede a merger, takeover or other business combination that you as a stockholder may otherwise view favorably. In addition, a sale of a substantial number of shares of stock in the future by funds affiliated with Apollo or Graham could cause our stock price to decline.

Additionally, Apollo and Graham are in the business of making or advising on investments in companies and hold (and may from time to time in the future acquire) interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Apollo and Graham may also pursue acquisitions that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

We expect to be a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

Upon the closing of this offering, funds affiliated with Apollo will continue to control a majority of our voting common stock. As a result, we expect to qualify as a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including:

•	the requirement that a majority of the Board of Directors consists of independent directors;

•

the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our nominating/corporate governance and compensation committees consist entirely of independent directors, and we will not be required to have an annual performance evaluation of the nominating/corporate governance and compensation committees. See “Management.” Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to such corporate governance requirements.

We have no plans to pay regular dividends on our common stock, so you may not receive funds without selling your common stock.

We have no plans to pay regular dividends on our common stock. Any declaration and payment of future dividends to holders of our common stock may be limited by restrictive covenants of our debt agreements, will be at the sole discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant.

The terms of our senior secured credit facilities and the indentures governing our notes may restrict our ability to pay cash dividends on our common stock. Our debt instruments contain covenants that restrict our ability to pay dividends on our common stock, as well as the ability of our subsidiaries to pay dividends to us.

See “Description of Certain Indebtedness” and “Description of Capital Stock—Common Stock.” Furthermore, we will be permitted under the terms of our debt instrument to incur additional indebtedness, which may restrict or prevent us from paying dividends on our common stock. Agreements governing any future indebtedness, in addition to those governing our current indebtedness, may not permit us to pay dividends on our common stock.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

Effective upon consummation of this offering, we will amend and restate our certificate of incorporation, among other reasons, to increase our authorized capital stock so that it consists of 450 million authorized shares, of which 400 million shares, par value $0.01, will be designated as common stock and 50 million shares, par value $0.01, will be designated as preferred stock. Upon consummation of this offering, 112,600,136 shares will be outstanding. This number includes 29,411,764 shares that we are selling in this offering, which will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, which we refer to as the Securities Act. The remaining 83,188,372 shares of our common stock outstanding, including the shares of common stock owned by funds affiliated with Apollo, Graham Partners and certain members of our management, will be restricted from immediate resale under the federal securities laws and the lock-up agreements between our current stockholders and the underwriters, but may be sold in the near future. See “Underwriting.” Following the expiration of the applicable lock-up period, all these shares of our common stock will be eligible for resale under Rule 144 or Rule 701 of the Securities Act, subject to volume limitations and applicable holding period requirements. See “Shares Eligible for Future Sale” for a discussion of the shares of our common stock that may be sold into the public market in the future.

We may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisitions and investments.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Delaware law and our organizational documents may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, provisions of our amended and restated certificate of incorporation and bylaws that we expect to be effective upon consummation of this offering may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our Board of Directors. Among other things, these provisions:

•	classify our Board of Directors so that only some of our directors are elected each year;

•	do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	delegate the sole power of a majority of the Board of Directors to fix the number of directors;

•	provide the power of our Board of Directors to fill any vacancy on our board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	authorize the issuance of “blank check” preferred stock without any need for action by stockholders;

•	eliminate the ability of stockholders to call special meetings of stockholders;

•	prohibit stockholders from acting by written consent if less than 50.1% of our outstanding common stock is controlled by Apollo; and

•	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

In addition, under the amended and restated stockholders agreement that we have agreed to enter into upon consummation of this offering, until such time as Apollo no longer beneficially owns at least 25% of the total number of shares of our common stock outstanding at any time, the approval of a majority of the members of our board of directors, which must include the approval of a majority of the directors nominated by Apollo voting on the matter, will be required for certain business combinations and to approve certain other matters. See “Management—Apollo Approval of Certain Matters and Rights to Nominate Certain Directors,” “Certain Relationships and Related Party Transactions—Stockholders Agreement” and “Description of Capital Stock—Composition of Board of Directors; Election and Removal of Directors.”

The foregoing factors, as well as the significant common stock ownership by our equity sponsor, could impede a merger, takeover or other business combination or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See “Description of Capital Stock” and “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our amended and restated certificate of incorporation to be in effect following this offering will authorize us to issue one or more series of preferred stock. Our Board of Directors will have the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our common stock.

You will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase.

Prior investors have paid substantially less per share than the price in this offering. The initial offering price is substantially higher than the net tangible book value per share of the outstanding common stock immediately after this offering. Accordingly, based on an assumed initial public offering price of $17.00 per share (the midpoint of the range set forth on the cover page of this prospectus), purchasers of common stock in this offering will experience immediate and substantial dilution of approximately $(43.35) per share in net tangible book value of the common stock. See “Dilution.”

Berry Plastics Group, Inc. is a holding company and relies on dividends and other payments, advances and transfers of funds from its subsidiaries to meet its obligations and pay dividends.

Berry Plastics Group, Inc. has no direct operations and no significant assets other than ownership of 100% of the stock of Berry Plastics Corporation. Because Berry Plastics Group, Inc. conducts its operations through its subsidiaries, it depends on those entities for dividends and other payments to generate the funds necessary to meet its financial obligations, and to pay any dividends with respect to our common stock. Legal and contractual restrictions in the agreements governing current and future indebtedness of Berry Plastics Group, Inc.’s subsidiaries, as well as the financial condition and operating requirements of Berry Plastics Group, Inc.’s subsidiaries, may limit Berry Plastics Group, Inc.’s ability to obtain cash from its subsidiaries. The earnings from, or other available assets of, Berry Plastics Group, Inc.’s subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable Berry Plastics Group, Inc. to pay any dividends on our common stock.

The additional requirements of having a class of publicly traded equity securities may strain our resources and distract management.

Although our principal operating subsidiary voluntarily files periodic reports with the Securities and Exchange Commission, or the “SEC,” after the consummation of this offering, we will be subject to additional reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act and the Sarbanes-Oxley Act of 2002, which we refer to as the “Sarbanes-Oxley Act.” The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control for financial reporting. Under Section 404 of the Sarbanes-Oxley Act, our independent public accountants auditing our financial statements must attest to the effectiveness of our internal control over financial reporting. In order to continue to maintain the effectiveness of our disclosure controls and procedures and internal control over financial reporting following the consummation of this offering, significant resources and management oversight will be required. Furthermore, if we are unable to conclude that our disclosure controls and procedures and internal control over financial reporting are effective, or if our independent public accounting firm is unable to provide us with an unqualified report as to management’s assessment of the effectiveness of our internal control over financial reporting in future years, investors may lose confidence in our financial reports and our stock price may decline.

In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as “Dodd-Frank” and which amended the Sarbanes-Oxley Act and other federal laws, has created uncertainty for public companies, and we cannot predict with any certainty the requirements of the regulations that will ultimately be adopted under Dodd-Frank or how such regulations will affect the cost of compliance for a company with publicly traded common stock. There is likely to be continuing uncertainty regarding compliance matters because the application of these laws and regulations, which are subject to varying interpretations, may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with these evolving laws and regulations, which may result in increased general and administrative expenses and divert management’s time and attention from other business concerns. Furthermore, if our compliance efforts differ from the activities that regulatory and governing bodies expect or intend due to ambiguities related to interpretation or practice, we may face legal proceedings initiated by such regulatory or governing bodies and our business may be harmed. In addition, new rules and regulations may make it more difficult for us to attract and retain qualified directors and officers and may make it more expensive for us to obtain director and officer liability insurance.

If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that third-party securities analysts publish about our company and our industry. One or more analysts could downgrade our common stock or issue other negative commentary about our company or our industry. In addition, we may be unable or slow to attract research coverage. Alternatively, if one or more of these analysts cease coverage of our company, we could lose visibility in the market. As a result of one or more of these factors, the trading price of our common stock could decline.

We will be required to pay our existing owners for certain tax benefits, which amounts are expected to be material.

We will enter into an income tax receivable agreement with our existing stockholders, option holders and holders of our stock appreciation rights that will provide for the payment by us to our existing stockholders of 85% of the amount of cash savings, if any, in U.S. federal, foreign, state and local income tax that we and our subsidiaries actually realize as a result of the utilization of our net operating losses attributable to periods prior to this offering.

These payment obligations are our obligations and not obligations of any of our subsidiaries. The actual utilization of net operating losses as well as the timing of any payments under the income tax receivable agreement will vary depending upon a number of factors, including the amount, character and timing of our and our subsidiaries’ taxable income in the future.

We expect that the payments we make under this income tax receivable agreement will be material. Assuming no material changes in the relevant tax law, and that we and our subsidiaries earn sufficient income to realize the full tax benefits subject to the income tax receivable agreement, we expect that future payments under the income tax receivable agreement will aggregate to between $310 million and $350 million.

If we had completed our initial public offering as of June 30, 2012, we would have recorded a liability of $310 million, which represents the full obligation for our recognized deferred tax assets, with an offset to Additional Paid in Capital if the income tax receivable agreement had been executed. We expect to record a stock compensation charge in connection with our initial public offering related to the income tax receivable agreement for the payments to option holders and holders of our stock appreciation rights. Any future changes in the realizability of our net operating loss carry forwards that were generated prior to our initial public offering, will impact the amount of the liability that will be paid to our shareholders, option holders or holders of our stock appreciation rights. Changes in the realizability of these tax assets will be recorded in income tax expense (benefit) and any changes in the obligation under the income tax receivable agreement will be recorded in other income (expense). Based on our current taxable income estimates, we expect to repay the majority of this obligation by the end of our 2016 fiscal year.

In addition, the income tax receivable agreement provides that upon certain mergers, stock and asset sales, other forms of business combinations or other changes of control, the income tax receivable agreement will terminate and we will be required to make a payment equal to the present value of future payments under the income tax receivable agreement, which payment would be based on certain assumptions, including those relating to our and our subsidiaries’ future taxable income. In these situations, our obligations under the income tax receivable agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

For tax reasons, special timing rules will apply to payments associated with stock options and stock appreciation rights. Such payments will generally be deemed invested in a notional account rather than made on the scheduled payment dates, and the account will be distributed on the fifth anniversary of this offering.

Our counterparties under this agreement will not reimburse us for any payments previously made under the income tax receivable agreement if such benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in certain circumstances, payments could be made under the income tax receivable agreement in excess of our cash tax savings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Our operating subsidiary Berry Plastics Corporation identified a prior deficiency in its disclosure controls and procedures.

Under applicable SEC regulations, management of a reporting company, with the participation of the principal executive officer and principal financial officer, must periodically evaluate the company’s “disclosure controls and procedures,” which are defined generally as controls and other procedures of a reporting company designed to ensure that information required to be disclosed by the reporting company in its periodic reports filed with the SEC is recorded, processed, summarized, and reported on a timely basis. In conjunction with a review of the SEC of our wholly owned subsidiary Berry Plastics Corporation’s fiscal 2011 annual report, our Chief Executive Officer and Chief Financial Officer concluded that the design and operation of Berry Plastics Corporation’s disclosure controls and procedures were not effective to ensure that information required to be disclosed was reported at the acceptable level of detail for the period covered by this report. We identified deficient disclosure in the section “Critical Accounting Policy and Estimates: Goodwill and Other Indefinite Lived Intangible Assets.” In that disclosure, we did not provide readers with sufficient information explaining the factors that led to the recognition of the goodwill impairment charge, along with the future implications to our business. We also identified deficient disclosure in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In that disclosure, we did not provide readers with sufficient informative narrative explanations of our financial statements. In addition, we identified deficient disclosure in our condensed consolidating financial statements, in which we did not provide appropriate disclosure and presentation of certain intercompany activity. To remediate these deficiencies, in addition to our historical disclosure controls and procedures, we have begun a more comprehensive review and approval procedure of disclosures related to our “Critical Accounting Policies and Estimates” and “Management’s Discussion and Analysis” to ensure the level of information we disclose provides readers with a sufficient level of detail to understand these policies and estimates. We believe that these actions will remediate the weakness in our disclosure controls and procedures; however, we cannot assure you that additional deficiencies in our disclosure controls and procedures will not occur in the future.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this prospectus.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All forward-looking information in this prospectus and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	risks associated with our substantial indebtedness and debt service;

•	changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis;

•	performance of our business and future operating results;

•	risks related to our acquisition strategy and integration of acquired businesses;

•	reliance on unpatented know-how and trade secrets;

•	increases in the cost of compliance with laws and regulations, including environmental, safety, production and product laws and regulations;

•	risks related to disruptions in the overall economy and the financial markets may adversely impact our business;

•	catastrophic loss of one of our key manufacturing facilities, natural disasters and other unplanned business interruptions;

•	risks of competition, including foreign competition, in our existing and future markets;

•	general business and economic conditions, particularly an economic downturn;

•	the ability of our insurance to cover fully our potential exposures; and

•	the other factors discussed in the section of this prospectus titled “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. Accordingly, investors should not place undue reliance on those statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

Assuming an initial public offering price of $17.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, we estimate that the net proceeds to us from the sale of shares of our common stock in this offering will be $468 million (or $538 million if the underwriters exercise in full their option to purchase additional shares of common stock from us), after deducting estimated underwriting discounts and offering expenses.

We currently intend to use $468 million of net proceeds to redeem or repurchase $455 million of the 11% Senior Subordinated Notes due September 15, 2016, and any remaining proceeds for working capital and general corporate purposes. The redemption or repurchase will include a $13 million premium. See “Underwriting (Conflicts of Interest)” for further information.

DIVIDEND POLICY

We do not currently anticipate paying dividends on our common stock following this offering. Any declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from our available cash on hand and any funds we receive from our subsidiaries. The terms of our indebtedness may restrict us from paying dividends, or may restrict our subsidiaries from paying dividends to us. Under Delaware law, dividends may be payable only out of surplus, which is our net assets minus our liabilities and our capital, or, if we have no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. See “Description of Certain Indebtedness,” and “Description of Capital Stock—Common Stock.”

CAPITALIZATION

The following table sets forth cash and cash equivalents and capitalization as of June 30, 2012:

•	on a historical basis;

•

on an as adjusted basis to reflect the sale of approximately 29,411,764 shares of our common stock in this offering at the initial public offering price of $17.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, providing net proceeds to us from this offering (after deducting the estimated underwriting discounts and commissions and other expenses) of approximately $468 million and the application of the net proceeds as described in “Use of Proceeds”; and

•	also reflects the impact of Tax Receivable Agreement, which is a reduction of Paid-in capital and the retirement of the 11% Senior Subordinated Notes.

This table should be read together with “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the combined financial statements and notes to those statements included elsewhere in this prospectus. The information presented below has been adjusted to reflect the stock split that will be effective upon the consummation of this offering.

	(Unaudited) As of June 30, 2012
($ in millions)	Historical	As Adjusted
Cash and cash equivalents	$38	$38

Long-term debt, including current portion:
Term loan	1,137	1,137
Revolving line of credit	163	163
First Priority Senior Secured Floating Rate Notes	681	681
8 1/4% First Priority Notes	370	370
Second Priority Senior Secured Floating Rate Notes	210	210
9 1/2% Second Priority Notes	500	500
Senior Unsecured Term Loan	54	54
9 3/4% Second Priority Notes	800	800
10 1/4% Senior Subordinated Notes	127	127
11% Senior Subordinated Notes	455	—
Debt discount, net	(10)	(10)
Capital leases and other	91	91

Total debt	4,578	4,123
Redeemable shares	15	—
Stockholders’ deficit:
Common stock; $0.01 par value; 400,000,000 shares authorized; 84,696,218 shares issued; 83,209,232 shares outstanding (actual); 112,620,996 shares outstanding (as adjusted)	1	1
Paid-in capital	138	315
Notes receivable—common stock	(2)	(2)
Noncontrolling interest	3	3
Accumulated deficit	(583)	(600)
Accumulated other comprehensive loss	(44)	(44)

Total stockholders’ deficit	(487)	(327)

Total capitalization	$4,106	$3,796

OWNERSHIP AND ORGANIZATIONAL STRUCTURE

The following diagram sets forth our ownership and organizational structure as of immediately following the completion of this offering (ownership percentages are given assuming full exercise of all vested options and that the underwriters do not exercise their option to purchase additional shares). Except as otherwise indicated, each of the owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. See “Principal Stockholders” and “Capitalization.”

(1)	Includes shares of common stock owned by former members of management.
(2)	See “Capitalization” and “Description of Certain Indebtedness.”

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock upon completion of this offering. Dilution results from the fact that the per share offering price of our common stock is substantially in excess of the book value per share attributable to our existing equityholders.

Our net tangible book (deficit) as of June 30, 2012 was $(3,113) million, or $(37.41) per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of that date.

After giving effect to the sale by us of shares of common stock in this offering at the assumed initial public offering price of $17 per share (the midpoint of the range set forth on the cover of this prospectus) and the execution of the income tax receivable agreement, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value (deficit) as of June 30, 2012 would have been $2,968 million, or $26.35 per share. This amount represents an immediate dilution of $43.35 per share to new investors. The following table illustrates this dilution per share, giving effect to the stock split that will be effective upon the consummation of this offering:

Assumed initial public offering price per share of common stock		$17.00
Net tangible book deficit per share of common stock as of June 30, 2012	$(37.41)
Increase in net tangible book value per share attributable to this offering(1)	11.06

Adjusted net tangible book value (deficit) per share after this offering		(26.35)
Dilution per share to new investors		$(43.35)

(1)	Net tangible book deficit is calculated by subtracting goodwill, identifiable intangibles and deferred financing costs from total net assets.

If the underwriters exercise their option to purchase additional shares in full, our as adjusted net tangible book value (deficit) will increase to $(24.75) per share, representing an increase to existing holders of $12.66 per share, and there will be an immediate dilution of $(41.75) per share to new investors.

Assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with the offering, a $1.00 increase (decrease) in the assumed public offering price of $17.00 per share would increase (decrease) the adjusted net tangible book value attributable to this offering by $0.25 per share and the dilution to new investors by $0.75 per share and decrease (increase) the as adjusted net tangible book deficit after this offering by $0.25 per share.

The following table summarizes, as of June 30, 2012, as adjusted to give effect to this offering, the difference between the number of shares of our common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors, at the assumed initial public offering price of $17.00 per share, before deducting the estimated underwriting discounts and commissions and offering expenses payable by us in connection with this offering:

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Amount	Percent
			($ in millions)
Existing stockholders	83,209,232	73.9%	$147	22.7%	$1.77
New investors in this offering	29,411,764	26.1%	$500	77.3%	$17.00

Total	112,620,996	100.0%	$647	100.0%	$5.74

The number of shares purchased is based on shares of common stock outstanding as of June 30, 2012. The discussion and table above exclude shares of common stock issuable upon exercise of outstanding options issued, and additional shares of common stock reserved, under our 2006 Equity Incentive Plan. To the extent outstanding options are exercised, new investors will experience further dilution. If the underwriters exercise their option to purchase additional shares in full, the common stock held by existing stockholders will decrease to 71% of the total number of shares of our common stock outstanding after the offering, and the number of shares of our common stock held by new investors will increase to 33,823,528, or 29% of the total shares of our common stock outstanding after this offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data. This information should be read in conjunction with, and is qualified by reference to, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements of Berry Plastics Group, Inc. and their notes included elsewhere in this prospectus, as well as the other financial information included in this prospectus. We derived the consolidated statement of operations data for fiscal 2009, 2010 and 2011, as well as the consolidated balance sheet data at October 1, 2011 and October 2, 2010 from our audited consolidated financial statements included elsewhere in this prospectus. The financial statements for fiscal 2009, 2010 and 2011 have not yet been revised to reflect the adoption of ASU 2011-05, Presentation of Comprehensive Income, as amended by ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. We derived the audited consolidated statement of operations data for fiscal 2007 and 2008 as well as the audited consolidated balance sheet data at September 26, 2009, September 27, 2008, and September 29, 2007 from our audited consolidated financial statements not included in this prospectus. We derived the unaudited consolidated statement of operations data for the three quarterly periods ended June 30, 2012 and July 2, 2011, as well as the unaudited consolidated balance sheet data at June 30, 2012, from our unaudited interim consolidated financial statements included elsewhere in this prospectus. We derived the unaudited interim consolidated balance sheet data at July 2, 2011 from our unaudited interim consolidated financial statements not included in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of results to be expected in any future period, and results for the two quarterly periods ended June 30, 2012 are not necessarily indicative of results to be expected for the full year.

	Three Quarterly Periods Ended		Year Ended
($ in millions)	June 30, 2012	July 2, 2011	October 1, 2011	October 2, 2010	September 26, 2009	September 27, 2008	September 29, 2007
Statement of Operations Data:	Unaudited				Audited
Net sales	$3,562	$3,332	$4,561	$4,257	$3,187	$3,513	$3,055
Cost of sales	2,972	2,841	3,878	3,667	2,641	3,019	2,583

Gross profit	590	491	683	590	546	494	472
Selling, general and administrative expenses	227	200	275	272	229	247	244
Amortization of intangibles	81	80	106	107	96	93	78
Restructuring and impairment charges	30	36	221	41	11	10	39
Other operating expenses	34	26	39	46	24	33	44

Operating income	218	149	42	124	186	111	67
Other expense (income)	(1)	67	61	(27)	(373)	—	37
Net interest expense	247	243	327	313	304	321	257

Income (loss) before income taxes	(28)	(161)	(346)	(162)	255	(210)	(227)
Income tax expense (benefit)	(8)	(54)	(47)	(49)	99	(72)	(96)
Minority interest	—	—	—	—	—	—	(3)
Loss on discontinued operations	—	—	—	—	4	—	—

Net income (loss)	$(20)	$(107)	$(299)	$(113)	$152	$(138)	$(128)

Comprehensive income (loss)	$(18)	$(101)	$(324)	$(112)	$128	$(154)	$(128)

Net Income (Loss) Available to Common Stockholders:
Basic	$(0.24)	$(1.27)	$(3.55)	$(1.34)	$1.80	$(1.63)	$(1.51)
Diluted	(0.24)	(1.27)	(3.55)	(1.34)	1.79	(1.63)	(1.51)
Balance Sheet Data (at period end):
Cash and cash equivalents	$38	$171	$42	$148	$10	$190	$15
Property, plant and equipment, net	1,235	1,086	1,250	1,146	875	863	785
Total assets	5,114	5,250	5,217	5,344	4,216	4,766	3,915
Long-term debt obligations, excluding current portion	4,530	4,434	4,581	4,397	3,422	4,124	3,188
Total liabilities	5,586	5,480	5,668	5,474	4,236	4,923	3,918
Redeemable shares	15	14	16	11	—	—	—
Total stockholders’ deficit	(487)	(244)	(467)	(141)	(20)	(157)	(3)

Cash Flow and Other Financial Data:
Net cash from operating activities	$278	$205	$327	$112	$413	$10	$74
Net cash from investing activities	(213)	(126)	(523)	(852)	(195)	(656)	(164)
Net cash from financing activities	(68)	(55)	90	878	(398)	821	23

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the consolidated financial statements of Berry Plastics Group, Inc. and its subsidiaries and the accompanying notes thereto, which information is included elsewhere herein. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section. Our actual results may differ materially from those contained in any forward-looking statements.

Overview

We are a leading provider of value-added plastic consumer packaging and engineered materials with a 30-year track record of delivering high-quality customized solutions to our customers. Our products utilize our proprietary research and development platform, which includes a continually evolving library of Berry-owned molds, patents, manufacturing techniques and technologies. We sell our solutions predominantly into consumer-oriented end-markets, such as food and beverage, healthcare and personal care, which together represented 76% of our sales in the 12 months ended June 30, 2012. Our customers look to us for solutions that have high consumer impact in terms of form, function and branding. Representative examples of our products include thermoform drink cups, thin-wall containers, blow-molded bottles, specialty closures, prescription vials, specialty plastic films, adhesives and corrosion protection materials. We have also been one of the most active acquirers of plastic packaging businesses globally, having acquired more than 30 businesses since 1988, including eleven acquisitions completed in the past six years. We believe our focus on delivering unique and customized solutions to our customers and our ability to successfully integrate strategic acquisitions have enabled us to grow at rates in excess of our industry peers, having achieved a compound annual net sales growth rate over the last eleven and a half years of 24%.

We believe that we have created one of the largest product libraries in our industry, allowing us to be a comprehensive solution provider to our customers. We have more than 13,000 customers, which consist of a diverse mix of leading national, mid-sized regional and local specialty businesses. The size and scope of our customer network allow us to introduce new products we develop or acquire to a vast audience that is familiar with, and we believe partial to, our brand. In fiscal 2011, no single customer represented more than 3% of net sales and our top ten customers represented less than 17% of net sales. We currently supply our customers through 82 strategically located manufacturing facilities throughout the United States (68 locations) and select international locations (14 locations). We believe our manufacturing processes and our ability to leverage our scale to reduce expenses on items, such as raw materials, position us as a low-cost manufacturer relative to our competitors. For example, we believe based on management estimates that we are one of the largest global purchasers of plastic resins, at more than 2.5 billion pounds per year, which gives us both unique insight into this market as well as scale purchasing savings.

We enjoy market leadership positions in many of our markets, with 76% of net sales during the 12 months ended June 30, 2012 in markets in which management estimates we held the #1 or #2 market position. We look to build leadership in markets where we have a strategic angle and can achieve attractive profit margins through technology and design leadership and a competitive cost position such as highly decorated plastic containers. We believe that our product and technology development capabilities are best-in-class, supported by a newly built Berry Research and Design Center in Evansville, Indiana and a network of more than 200 engineers and material scientists. We seek to have our product and technology development efforts provide a meaningful impact on sales. An example of our focused new product development is our thermoform plastic drink cup technology. We identified an unfulfilled need in the market with an opportunity for significant return on invested capital and ultimately introduced the technology to the market in 2001. This product line has grown steadily since introduction and generated $400 million of net sales during the 12 months ended June 30, 2012.

Our success is driven by our more than 15,000 employees. Over the past 30 years, we have developed a culture that incorporates both loyalty to best practices and acceptance of new perspectives, which we have often identified from the companies we have acquired. Our employees hold themselves accountable to exceed the expectations of our customers and to create value for our stakeholders. Consistent with this focus on value creation, approximately 375 employees own equity in the company. As of June 30, 2012 and before giving effect to this offering, employees owned more than 20% of our fully diluted equity.

We believe the successful execution of our business strategy has enabled us to outperform the growth of our industry over the past decade with Adjusted EBITDA increasing from $80 million in 2000 to $784 million for the 12 months ended June 30, 2012, representing a CAGR of 22%. For the 12 months ended June 30, 2012, Berry had pro forma net sales of $4.8 billion, Adjusted EBITDA of $784 million, net loss of $215 million and Adjusted Free Cash Flow of $199 million. For a reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to the nearest GAAP measures, see “—Liquidity and Capital Resources.”

Executive Summary

Business. We have historically operated our business in four operating segments: Rigid Open Top, Rigid Closed Top (which together make up our Rigid Packaging business), Specialty Films and Tapes, Bags and Coatings. Effective January 1, 2012, we realigned our operating segments to enhance the company’s current product portfolio and leverage our rigid and flexible technologies to serve our customers with innovative packaging solutions. Our new operating segments and the description of our results in this prospectus are aligned into the following four segments: Rigid Open Top, Rigid Closed Top (together our Rigid Packaging business), Engineered Materials, and Flexible Packaging. The Rigid Packaging business sells primarily containers, foodservice items, housewares, closures, overcaps, bottles, prescription containers and tubes. Our Engineered Materials segment sells specialty tapes, adhesives, laminated coatings, polyethylene based film products and waste bags. The Flexible Packaging segment sells primarily high barrier, multilayer film products as well as printed bags and pouches.

Raw Material Trends. Our primary raw material is plastic resin. Polypropylene and polyethylene account for approximately 90% of our plastic resin purchases based on the pounds purchased. Plastic resins are subject to price fluctuations, including those arising from supply shortages and changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resins are produced. The average industry prices, as published in Chem Data as of June 30, 2012 per pound were as follows by fiscal year:

	Polyethylene Butene Film			Polypropylene
	2012	2011	2010	2012	2011	2010
1st quarter	$.68	$.68	$.71	$.79	$.78	$.70
2nd quarter	.76	.72	.67	.88	.95	.82
3rd quarter	.72	.79	.68	.85	1.08	.84
4th quarter	—	.73	.62	—	.98	.77

We expect that plastic resin cost volatility will continue in calendar year 2012 as prices are expected to decline slightly during the fourth fiscal quarter. Due to differences in the timing of passing through resin cost changes to our customers on escalator/de-escalator programs, segments are negatively impacted in the short term when plastic resin costs increase and are positively impacted when plastic resin costs decrease. Recently, the Company has made progress towards shortening these timing lags, but we still have a number of customers whose prices adjust quarterly based on various index prices. This timing lag in passing through raw material cost changes could affect our results as plastic resin costs fluctuate.

Outlook. The Company is impacted by general economic and industrial growth, plastic resin availability and affordability, and general industrial production. Our business has both geographic and end market diversity, which reduces the effect of any one of these factors on our overall performance. Our results are affected by our ability pass through raw material cost changes to our customers, improve manufacturing productivity and adapt to volume changes of our customers. We seek to improve our overall profitability by implementing cost reduction programs for our manufacturing, selling and general and administrative expenses.

Acquisitions, Dispositions and Facility Rationalizations

We have a long history of acquiring and integrating companies, having completed eleven transactions in the last six years. We maintain an opportunistic acquisition strategy, which is focused on improving our long-term financial performance, enhancing our market positions and expanding our product lines or, in some cases, providing us with a new or complementary product line. We believe we have been one of the most active acquirers of plastic packaging businesses globally, having acquired more than 30 businesses since 1988. In our acquisitions, we seek to obtain businesses for attractive post-synergy multiples, creating value for our stockholders from synergy realization, leveraging the acquired products across our customer base, creating new platforms for future growth, and assuming best practices from the businesses we acquire.

The company has included the expected benefits of acquisition integrations within our unrealized synergies, which are in turn recognized in earnings after an acquisition has been fully integrated. While the expected benefits on earnings is estimated at the commencement of each transaction, once the execution of the plan and integration occur, we are generally unable to accurately estimate or track what the ultimate effects have been due to system integrations and movements of activities to multiple facilities. As historical business combinations have not allowed us to accurately separate realized synergies compared to what was initially identified, we measure the synergy realization based on the overall segment profitability post integration. In connection with our acquisitions, we have in the past and may in the future incur charges related to reductions and rationalizations.

We also include the expected impact of our restructuring plans within our unrealized synergies which are in turn recognized in earnings after the restructuring plans are completed. While the expected benefits on earnings is estimated at the commencement of each plan, due to the nature of the matters we are generally unable to accurately estimate or track what the ultimate effects have been due to movements of activities to multiple facilities.

LINPAC Packaging Filmco, Inc.

In August 2011, the company acquired 100% of the common stock of Filmco from LINPAC USA Holdings, Inc., a subsidiary of the UK-based LINPAC Group, for a purchase price of $19 million. Filmco is a manufacturer of PVC stretch film packaging for fresh meats, produce, freezer and specialty applications. The newly added business is operated in the company’s Engineered Materials reporting segment. To finance the purchase, the company used cash on hand and existing credit facilities. The Filmco acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date.

Rexam Specialty and Beverage Closures

In September 2011, the company acquired 100% of the capital stock of Rexam SBC. The aggregate purchase price was $351 million ($340 million, net of cash acquired). Rexam SBC’s primary products include plastic closures, fitments and dispensing closure systems, and jars. The business is operated in the company’s Rigid Packaging business. To finance the purchase, the company used cash on hand and existing credit facilities. The Rexam SBC acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date.

STOPAQ®

In June 2012, the Company acquired 100% of the shares of Frans Nooren Beheer B.V. and its operating companies (“Stopaq”) for a purchase price of $65 million ($62 million, net of cash acquired). Stopaq is the inventor and manufacturer of patented visco-elastic technologies for use in corrosion prevention, sealing and insulation applications ranging from pipelines to subsea piles to rail and cable joints. The newly added business is operated in the Company’s Engineered Materials reporting segment. To finance the purchase, the Company used cash on hand and existing credit facilities. The Stopaq acquisition has been accounted for under the purchase method of accounting, and accordingly, the preliminary purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date.

Plant Rationalizations

During fiscal 2011, the company announced the intention to shut down three facilities within its Engineered Materials division with the affected business accounting for approximately $110 million of annual net sales. The company also announced the intention to shut down two facilities within its Flexible Packaging division with the affected business accounting for approximately $20 million of annual net sales. The company also announced its intention to shut down a manufacturing location within its Rigid Closed Top operating segments with the affected business accounting for approximately $14 million of annual net sales. The majority of the operations related to these shutdowns were transferred to other facilities. The primary factors contributing to these shut downs included volume declines and integration of acquisitions. The volume declines were primarily attributed to the company pursuing a strategy of raising price to improve product profitability in markets with historically lower margins. Plant rationalizations are frequently part of the overall acquisition strategy when the company estimates acquisition synergies. As of fiscal 2011, the company anticipates these restructuring initiatives will require future charges of $3 million that the company intends to fund with cash from operations and $4 million of future cost savings.

Financial Statement Presentation

The following paragraphs provide a brief description of certain items and accounting policies that appear in our financial statements and general factors that impact these items.

Net Sales

Net sales represent gross sales less deductions taken for sales returns and allowances, sales term discounts and incentive rebates programs.

Cost of Sales

Cost of sales includes all costs of manufacturing to bring a product to its sale condition. Such costs include direct and indirect materials, direct and indirect labor costs, including fringe benefits, supplies, utilities, depreciation, insurance, pension and postretirement benefits, and other manufacturing related costs. The largest component of our costs of sales is the cost of materials, and the most significant component of this is plastic resin.

Selling, general and administrative expenses

Selling, general and administrative expenses primarily include sales and marketing, finance and administration, research and development and information technology costs. Our major cost elements include salary and wages, fringe benefits, travel and information technology costs.

Amortization expense

Amortization expense includes the amortization of the company’s definite lived intangible assets.

Restructuring and impairment charges

Restructuring and impairment charges include severance, non-cash impairment charges and other expenses associated with the company’s facility rationalization programs and also includes non-cash impairment charges for goodwill impairments.

Other operating expenses

Other operating expenses primarily consists of management fees to our sponsors, acquisition integration expenses and transaction costs associated with acquisitions.

Other expense (income)

Other expense (income) primarily consists of gains or losses on the extinguishment of debt and the changes in the fair value of any derivative instruments.

Interest expense

Interest expense represents the cash and non-cash interest for all of the company’s outstanding indebtedness. Based on $468 million of IPO proceeds (at the midpoint of the range set forth on the cover) anticipated to be available for repayment of the company’s 11% Senior Subordinated Notes, our annualized cash interest expense will be reduced by approximately $50 million.

Comparison of the Three Quarterly Periods Ended June 30, 2012 (the “YTD”) and the Three Quarterly Periods Ended July 2, 2011 (the “Prior YTD”)

Net Sales. Net sales increased from $3,332 million in the Prior YTD to $3,562 million in the YTD. This increase is primarily attributed to acquisition volume of 11% relating to the Rexam SBC and Filmco acquisition and increased selling prices of 4% partially offset by a volume decline of 8%. The following discussion in this section provides a comparison of net sales by business segment.

	Three Quarterly Periods Ended
(in millions)	June 30, 2012	July 2, 2011	$ Change	% Change
Net sales:
Rigid Open Top	$912	$905	$7	1%
Rigid Closed Top	1,085	746	339	45%
Engineered Materials	1,010	1,083	(73)	(7%)
Flexible Packaging	555	598	(43)	(7%)

Total net sales	$3,562	$3,332	$230	7%

Net sales in the Rigid Open Top business increased from $905 million in the Prior YTD to $912 million in the YTD as a result of net selling price increases of 5% partially offset by a volume decline of 4%. The volume decline is primarily attributed to the Company pursuing a strategy to improve profitability in products with historically lower margins. Net sales in the Rigid Closed Top business increased from $746 million in the Prior YTD to $1,085 million in the YTD primarily as a result of 47% acquisition volume attributed to Rexam SBC acquisition and net selling price increases of 2% partially offset by a volume decline of 4%. The volume decline is primarily attributed to general market softness. The Engineered Materials business net sales decreased from $1,083 million in the Prior YTD to $1,010 million in the YTD as a result of a volume decline of 10% partially offset by net selling price increases of 3%. The volume decline is primarily attributed to a decrease in sales volumes due to the strategy we implemented in fiscal 2011 to improve margins in markets were our products were historically undervalued. Net sales in the Flexible Packaging business decreased from $598 million in the Prior YTD to $555 million in the YTD as a result of a volume decline of 12% partially offset by 5% net selling price increases. The volume decline is primarily due to a decrease in sales volumes due to the strategy implemented in fiscal 2011 discussed above.

Operating Income. Operating income increased from $149 million (4% of Net Sales) in the Prior YTD to $218 million (6% of Net Sales) in the YTD. This increase is primarily attributed to $47 million from the relationship of net selling price to raw material costs, $21 million decrease of depreciation expense, $8 million decrease in amortization expense, $6 million decrease of integration expenses, and $15 million of improved manufacturing efficiencies partially offset by $24 million from volume declines described above, $3 million of increased selling, general and administrative expenses and $1 million of operating loss from acquisitions. The operating income from acquisition for periods without comparable prior year activity includes $24 million of selling, general and administrative expenses, $8 million of business integration expenses and $10 million of amortization expense. The following discussion in this section provides a comparison of operating income by business segment.

	Three Quarterly Periods Ended
(in millions)	June 30, 2012	July 2, 2011	$ Change	% Change
Operating income (loss):
Rigid Open Top	$122	$102	$20	20%
Rigid Closed Top	58	57	1	2%
Engineered Materials	39	14	25	179%
Flexible Packaging	(1)	(24)	23	96%

Total operating income	$218	$149	$69	46%

Operating income for the Rigid Open Top business increased from $102 million (11% of net sales) in the Prior YTD to $122 million (13% of sales) in the YTD. This increase is primarily attributed to a $26 million improvement in the relationship of net selling price to raw material costs and $5 million reduction of depreciation and amortization expense partially offset by a decline in manufacturing efficiencies of $6 million, $4 million from volume declines described above and $4 million increase of selling, general and administrative expenses. Operating income for the Rigid Closed Top business increased from $57 million (8% of sales) in the Prior YTD to $58 million (5% of net sales) in the YTD. This increase is primarily attributed to a $16 million increase of manufacturing efficiencies, $2 million reduction of selling, general and administrative expense and $8 million reduction of depreciation and amortization expense offset by negative $2 million from acquisition volume, $6 million decrease in the relationship of net selling price to raw material costs, $8 million from the volume decline described above and $8 million of increase business integration expense. Operating income for the Engineered Materials business improved from $14 million (1% of net sales) in the Prior YTD to $39 million (4% of net sales) in the YTD. This increase is primarily attributed to a $13 million improvement in the relationship of net selling price to raw material costs, $9 million of improved operating performance in manufacturing, $4 million reduction of depreciation and amortization expense, $1 million from acquisition volume and $6 million of reduced business integration expenses partially offset by $7 million of volume decline described above as the majority of the segment’s costs are variable and $1 million increase in selling, general and administrative expenses. Operating loss for the Flexible Packaging business improved from $24 million (-4% of net sales) in the Prior YTD to $1 million (0% of net sales) in the YTD. This improvement is primarily attributed to a $14 million improvement in the relationship of net selling price to raw material costs, $9 million reduction of business integration costs and $11 million reduction of depreciation and amortization expense partially offset by $4 million from the volume decline and a $3 million decline in manufacturing efficiencies.

Other Expense (Income) Net. Other expense (income) moved from expense of $67 million in the Prior YTD to income of $1 million in the YTD. The Prior YTD Other expense is primarily related to the loss on extinguishment of debt of $68 million attributed to the write-off of deferred fees, debt discount and the premiums paid related to the debt extinguishment of the Company’s 8 7/8% Second Priority Senior Secured Notes partially offset by a gain attributed to the fair value adjustment for our interest rate swaps. The YTD is primarily related to fair value adjustments for the interest rate swaps.

Interest Expense. Interest expense increased from $243 million in the Prior YTD to $248 million in the YTD primarily as a result of increased borrowings to finance the acquisitions of Rexam SBC and Filmco.

Interest Income. Interest income was $1 million for the YTD.

Income Tax Benefit. For the YTD, we recorded $8 million or an effective tax rate of 26% compared to $54 million or an effective tax rate of 33% in the Prior YTD due to the relative impact of non-deductible items and valuation allowance established for certain international entities.

Net Income (Loss). Net loss improved from $107 million in the Prior YTD to $20 million in the YTD for the reasons discussed above.

Discussion of Results of Operations for Fiscal 2011 Compared to Fiscal 2010

Net Sales. Net sales increased to $4,561 million for fiscal 2011 from $4,257 million for fiscal 2010. This increase is primarily attributed to (1) increased selling prices of 9% as a result of higher plastic resin costs as noted in the “Raw Material Trends” section above and the company pursuing a strategy to improve product profitability in markets with historically lower margins and (2) acquisition volume growth of 5% partially offset by a base volume decline of 7%. The following discussion in this section provides a comparison of net sales by business segment.

	Fiscal Year		$ Change	% Change
(in millions)	2011	2010
Net sales:
Rigid Open Top	$1,261	$1,160	$101	9%
Rigid Closed Top	1,053	970	83	9%

Rigid Packaging	$2,314	$2,130	$184	9%
Engineered Materials	1,451	1,457	(6)	0%
Flexible Packaging	796	670	126	19%

Total net sales	$4,561	$4,257	$304	7%

Net sales in the Rigid Open Top business increased from $1,160 million in fiscal 2010 to $1,261 million in fiscal 2011 as a result of net selling price increases of 10% due to the factors noted above and acquisition growth attributed to Superfos Packaging, Inc. (“Superfos”) of 1% partially offset by a base volume decline. The base volume decline is primarily attributed to a decrease in sales volumes in various container products due to market softness partially offset by continued volume growth in thermoforming drink cups as capital investments from prior periods provided additional capacity. Net sales in the Rigid Closed Top business increased from $970 million in fiscal 2010 to $1,053 million in fiscal 2011 as a result of net selling price increases of 6% due to the factors noted above and acquisition volume growth attributed to Rexam SBC of 4% partially offset by a base volume decline. The base volume decline is primarily attributed to a decrease in sales volumes in closures and tubes due to softness in the personal care market. Net sales in the Engineered Materials business decreased from $1,457 million in fiscal 2010 to $1,451 million in fiscal 2011 as a result of a base volume decline of 11% partially offset by acquisition volume growth attributed to Pliant Corporation (“Pliant”) and Filmco of 3% and net selling price increases of 8% due to the factors listed above. The base volume decline is primarily attributed to a decrease in sales volumes in bags, sheeting, institutional can liners and stretch film. The bags and sheeting decreases were primarily due to the loss of the private label Wal-Mart waste bag business and our decision to exit certain sheeting businesses during fiscal 2010. The declines in institutional can liners and stretch film were primarily attributed to the company strategically addressing products with profitability that was lower than the value we believed our product provided to our customers. Net sales in the Flexible Packaging business increased from $670 million in fiscal 2010 to $796 million in fiscal 2011 primarily as a result of net selling price increases of 13% due to the factors listed above and acquisition growth attributed to Pliant of 19% partially offset by a base volume decline of 13%. The base volume decline is primarily attributed to a decrease in sales volumes in personal care films and barrier films. These declines were primarily attributed to the company strategically addressing products with profitability that was lower than the value we believed our products provided to our customers.

Operating Income. Operating income decreased from $124 million in fiscal 2010 to $42 million in fiscal 2011. This decrease is primarily attributed to a $165 million non-cash goodwill impairment, $11 million increase integration and business optimization expenses excluding acquisition activity for periods without comparable prior year activity, $15 million increase in depreciation expense excluding acquisition activity for periods without comparable prior year activity and $13 million from base volume decline described above partially offset by $61 million from the relationship of net selling price to raw material costs, $5 million decrease in amortization expense excluding acquisition activity for periods without comparable prior year activity, $9 million of operating income from acquisitions for periods without comparable prior year activity and $48 million of improved operating performance. The operating income from acquisition for periods without comparable prior year activity includes $2 million of selling, general and administrative expenses and $4 million of amortization expense. The following discussion in this section provides a comparison of operating income by business segment.

	Fiscal Year
(in millions)	2011	2010	$ Change	% Change
Operating income (loss):
Rigid Open Top	$155	$124	$31	25%
Rigid Closed Top	77	73	4	5%

Rigid Packaging	$232	$197	$35	18%
Engineered Materials	(71)	4	(75)	(1,875%)
Flexible Packaging	(119)	(77)	(42)	(55%)

Total operating income	$42	$124	$(82)	(66%)

Operating income for the Rigid Open Top business increased from $124 million (11% of net sales) for fiscal 2010 to $155 (12% of net sales) million in fiscal 2011. This increase is primarily attributed to $19 million of improved operating performance in manufacturing, $22 million from the relationship of net selling price to raw material costs and $4 million reduction of business optimization expense partially offset by $9 million of higher selling, general and administrative expenses and $9 million of higher depreciation and amortization expense. Operating income for the Rigid Closed Top business increased from $73 million (8% of net sales) for fiscal 2010 to $77 million (7% of net sales) in fiscal 2011. This increase is primarily attributed to $16 million of improved operating performance in manufacturing partially offset by a $2 million negative relationship of net selling price to raw material costs, $3 million of higher selling, general and administrative costs, $5 million increase in restructuring costs and $4 million decline from base volume partially offset by $4 million of operating income from acquisitions. Engineered Materials operating income declined from $4 million (0% of net sales) of operating income for fiscal 2010 to $71 million (negative 5% of net sales) of operating loss in fiscal 2011. This decline is primarily attributed to an $88 million non-cash goodwill impairment charge in fiscal 2011, $11 million increase of integration and business optimization costs and $2 million from base volume decline described above as the majority of the segment’s costs are variable partially offset by $12 million of improved operating performance, $9 million improvement from the relationship of net selling price to raw material costs, $6 million of lower selling, general and administrative expenses. Operating loss for the Flexible Packaging business increased from $77 million (negative 11% of net sales) for fiscal 2010 to $119 million (negative 15% of net sales) in fiscal 2011. This increase is primarily attributed to a $77 million non-cash goodwill impairment charge in fiscal 2011 and $7 million from base volume decline partially offset by $1 million of improved operating performance, $32 million improvement in the relationship of net selling price to raw material costs, $5 million from acquisitions and $4 million of lower selling, general and administrative expenses.

Other Expense (Income), Net. Other expense of $61 million recorded in fiscal 2011 is primarily attributed to a $68 million loss on extinguishment of debt attributed to the write-off of $14 million of deferred financing fees, $17 million of non-cash debt discount and $37 million of premiums paid related to the debt extinguishment of the company’s 8 7/8% Second Priority Senior Secured Notes. Other income recorded in fiscal 2010 is primarily attributed to a $13 million gain related to the repurchase of debt and a $13 million gain attributed to the fair value adjustment for our interest rate swaps. See footnote 3 to the Consolidated Financial Statements for further discussion on debt repurchases and footnote 4 to the Consolidated Financial Statements for further discussion of financial instruments and fair value measurements.

Interest Expense. Interest expense increased from $313 million in fiscal 2010 to $327 million in fiscal 2011 primarily as a result of increased borrowings to fund acquisitions.

Income Tax Benefit. For fiscal 2011, we recorded an income tax benefit of $47 million or an effective tax rate of 14% compared to an income tax benefit of $49 million or an effective tax rate of 30% in fiscal 2010. The effective tax rate is less than the statutory rate primarily attributed to the non-cash goodwill impairment charge in fiscal 2011 which is not tax deductible and the establishment of a valuation allowance for certain foreign operating losses where the benefits are not expected to be realized.

Net Loss. Net loss was $299 million for fiscal 2011 compared to $113 million for fiscal 2010 for the reasons discussed above.

Discussion of Results of Operations for Fiscal 2010 Compared to Fiscal 2009

Net Sales. Net sales increased to $4,257 million for fiscal 2010 from $3,187 million for fiscal 2009. This increase includes base volume growth of 7% due to the company electing to aggressively protect market share during a soft economic period and acquisition volume growth of 27% attributed to Pliant and Superfos. The following discussion in this section provides a comparison of net sales by business segment.

	Fiscal Year		$ Change	% Change
(in millions)	2010	2009
Net sales:
Rigid Open Top	$1,160	$1,028	$132	13%
Rigid Closed Top	970	857	113	13%

Rigid Packaging	$2,130	$1,885	$245	13%
Engineered Materials	1,457	1,219	238	19%
Flexible Packaging	670	83	587	707%

Total net sales	$4,257	$3,187	$1,070	34%

Net sales in the Rigid Open Top business increased from $1,028 million in fiscal 2009 to $1,160 million in fiscal 2010 as a result of base volume growth of 9% and acquisition growth attributed to Superfos. The base volume growth is primarily attributed to increased sales volumes in various container products and continued volume growth in thermoforming drink cups resulting in the company electing to expand our thermoformed drink cup capacity with significant capital investment in fiscal 2010. Net sales in the Rigid Closed Top business increased from $857 million in fiscal 2009 to $970 million in fiscal 2010 primarily as a result of base volume growth of 14% partially offset by net selling price decreases of 1%. The base volume growth is primarily attributed to increased sales volumes in closures and bottles due to factors listed above. Net sales in the Engineered Materials business increased from $1,219 million in fiscal 2009 to $1,457 million in fiscal 2010 primarily as a result of acquisition volume growth attributed to Pliant. Net sales in the Flexible Packaging business increased from $83 million in fiscal 2009 to $670 million in fiscal 2010 primarily as a result of acquisition volume growth attributed to Pliant and a base volume growth of 6% due to factors listed above.

Operating Income. Operating income decreased from $186 million in fiscal 2009 to $124 million in fiscal 2010. This decrease is primarily attributed to $13 million increase integration and business optimization expenses excluding acquisition activity for periods without comparable prior year activity, $31 million of operating losses from acquisitions for periods without comparable prior year activity, $11 million increase in depreciation expense excluding acquisition activity for periods without comparable prior year activity and $72 million from the relationship of net selling price to raw material costs partially offset by $47 million from base volume growth described above, $6 million decrease in amortization expense excluding acquisition activity for periods without comparable prior year activity, $6 million of lower selling general and administrative expense excluding the impact of acquisition activity for periods without comparable prior year activity and $3 million of improved operating performance. The operating loss from acquisition for periods without comparable prior year activity includes $49 million of selling, general and administrative expenses, $40 million of integration and business optimization expense and $17 million of amortization expense. The following discussion in this section provides a comparison of operating income by business segment.

	Fiscal Year
(in millions)	2010	2009	$ Change	% Change
Operating income (loss):
Rigid Open Top	$124	$114	$10	9%
Rigid Closed Top	73	58	15	26%

Rigid Packaging	$197	$172	$25	15%
Engineered Materials	4	27	(23)	(85%)
Flexible Packaging	(77)	(13)	(64)	(492%)

Total operating income	$124	$186	$(62)	(33%)

Operating income for the Rigid Open Top business increased from $114 million (11% of net sales) for fiscal 2009 to $124 million (11% of net sales) in fiscal 2010. The increase is attributed to $21 million increase from base volume growth, $5 million of lower selling, general and administrative expenses, $18 million reduction of integration and business optimization expense and $6 million from acquisitions partially offset by a $28 million negative relationship of net selling price to raw material cost, $6 million increase in depreciation expense and an $8 million decline in operations. Operating income for the Rigid Closed Top business increased from $58 million (7% of net sales) for fiscal 2009 to $73 million (8% of net sales) in fiscal 2010. The increase is primarily attributable to $27 million from base volume growth and $2 million from improved operating performance in manufacturing partially offset by a $12 million negative relationship of net selling price to raw material cost. Operating income for the Engineered Materials business decreased from $27 million (2% of net sales) for fiscal 2009 to $4 million (0% of net sales) in fiscal 2010. The decline is primarily attributable to a $31 million negative relationship of net selling price to raw material cost partially offset by $8 million of improved operating performance in manufacturing, $7 million higher depreciation and amortization expense and $2 million lower selling, general and administrative expenses. Operating loss for the Flexible Packaging business increased from $13 million (negative 16% of net sales) for fiscal 2009 to $77 million (negative 11% of net sales) in fiscal 2010. The increased operating loss is primarily attributable to $37 million from acquisitions, including $26 million of transaction costs, and $33 million increase of integration and business optimization expense partially offset by $7 million lower depreciation and amortization expense.

Other Income. Other income recorded in fiscal 2010 is primarily attributed to a $13 million gain related to the repurchase of debt and a $13 million gain attributed to the fair value adjustment for our interest rate swaps. Other income recorded in fiscal 2009 is primarily attributed to a $368 million gain related to the repurchase of debt and a $6 million gain attributed to the fair value adjustment for our interest rate swaps. See footnote 3 to the Consolidated Financial Statements for further discussion debt repurchases and footnote 4 to the Consolidated Financial Statements for further discussion of financial instruments and fair value measurements.

Interest Expense. Interest expense increased by $9 million in fiscal 2010 primarily as a result of increased borrowings partially offset by a decline in borrowing rates on variable rate debt partially attributed to the swap agreement that expired in November 2009.

Income Tax Expense (Benefit). For fiscal 2010, we recorded an income tax benefit of $49 million or an effective tax rate of 30%, which is a change of $148 million from the income tax expense of $99 million or an effective tax rate of 39% in fiscal 2009. The effective tax rate is different than the statutory rate primarily attributed to the relative impact to permanent items and establishment of valuation allowance for certain foreign operating losses where the benefits are not expected to be realized.

Net Income (Loss). Net loss was $113 million for fiscal 2010 compared to a net income of $152 million for fiscal 2009 for the reasons discussed above.

Income Tax Matters

At fiscal year-end 2011, the company had unused federal operating loss carryforwards of $904 million which begin to expire in 2021 and $33 million of foreign operating loss carryforwards. Alternative minimum tax credit carryforwards of $8 million are available to the company indefinitely to reduce future years’ federal income taxes. The net operating losses are subject to an annual limitation under guidance from the Internal Revenue Code, however the annual limitation is in excess of the net operating loss, so effectively no limitation exists. As part of the effective tax rate calculation, if we determine that a deferred tax asset arising from temporary differences is not likely to be utilized, we will establish a valuation allowance against that asset to record it at its expected realizable value. The company has not provided a valuation allowance on its net federal net operating loss carryforwards in the United States because it has determined that future reversal of its temporary taxable differences will occur in the same periods and are of the same nature as the temporary differences giving rise to the deferred tax assets. The company has provided a valuation allowance against a portion of the state operating loss carryforwards because it is unlikely they will be utilized. Our valuation allowance against deferred tax assets was $43 million and $47 million at the end of fiscal 2011 and 2010, respectively, related to certain foreign and state operating loss carryforwards. In connection with our initial public offering, we will enter into an income tax receivable agreement, whereby we will pay our existing shareholders, option holders and holders of our stock appreciation rights 85% of the amount of cash savings from the utilization of our and our subsidiaries’ federal, foreign, state and local net operating loss carryforwards. Assuming our initial public offering occurred as of June 30, 2012, we expect to pay between $310 million and $350 million in cash related to this agreement, based on our current taxable income estimates. Any changes in our valuation allowance subsequent to our initial public offering that related to our net operating loss carryforwards that were generated prior to our initial public offering will be treated as income tax expense (benefit) in our consolidated statement of operations. Any changes in the amount we expect to pay under the income tax receivable agreement is based on the realizability of the underlying deferred tax assets, and the related change in our obligation under the income tax receivable agreement would be recognized in the statement of operations in other income (expense).

Liquidity and Capital Resources

Berry Plastics Corporation Senior Secured Credit Facility

Our wholly owned subsidiary Berry Plastics Corporation’s senior secured credit facilities consist of a $1,200 million term loan and a $650 million asset-based revolving line of credit (“Credit Facility”). The term loan matures in April 2015 and the revolving line of credit matures in June 2016, subject to certain conditions. The availability under the revolving line of credit is the lesser of $650 million or a defined borrowing base which is calculated based on available accounts receivable and inventory. The revolving line of credit allows up to $130 million of letters of credit to be issued instead of borrowings under the revolving line of credit. At June 30, 2012, the company had $163 million outstanding on the revolving credit facility, $39 million outstanding letters of credit and a $54 million borrowing base reserve providing unused borrowing capacity of $394 million under the revolving line of credit. The company was in compliance with all covenants as of June 30, 2012.

Berry Plastics Corporation’s fixed charge coverage ratio, as defined in the revolving credit facility, is calculated based on a numerator consisting of Adjusted EBITDA less pro forma adjustments, income taxes paid in cash and capital expenditures, and a denominator consisting of scheduled principal payments in respect of indebtedness for borrowed money, interest expense and certain distributions. Berry Plastics Corporation is obligated to sustain a minimum fixed charge coverage ratio of 1.0 to 1.0 under the revolving credit facility at any time when the aggregate unused capacity under the revolving credit facility is less than 10% of the lesser of the revolving credit facility commitments and the borrowing base (and for 10 business days following the date upon which availability exceeds such threshold) or during the continuation of an event of default. At June 30, 2012, the company had unused borrowing capacity of $394 million under the revolving credit facility and thus was not subject to the minimum fixed charge coverage ratio covenant. Our fixed charge coverage ratio was 1.8 to 1.0 at June 30, 2012.

Despite not having financial maintenance covenants, Berry Plastics Corporation’s debt agreements contain certain negative covenants. The failure to comply with these negative covenants could restrict Berry Plastics Corporation’s ability to incur additional indebtedness, effect acquisitions, enter into certain significant business combinations, make distributions or redeem indebtedness. The term loan facility contains a negative covenant first lien secured leverage ratio covenant of 4.0 to 1.0 on a pro forma basis for a proposed transaction, such as an acquisition or incurrence of additional first lien debt. Berry Plastics Corporation’s first lien secured leverage ratio was 3.1 to 1.0 at June 30, 2012.

A key financial metric utilized in the calculation of the first lien leverage ratio is Adjusted EBITDA as defined in Berry Plastics Corporation’s senior secured credit facilities. The following table reconciles Berry Plastics Corporation’s Adjusted EBITDA for fiscal 2011, the twelve months ended and quarterly period ended June 30, 2012 to net loss.

(in millions)	Fiscal 2011	Four Quarters ended June 30, 2012	Quarterly Period Ended June 30, 2012
Adjusted EBITDA	$750	$784	$203
Net interest expense	(327)	(331)	(82)
Depreciation and amortization	(344)	(355)	(86)
Income tax benefit (expense)	47	1	(7)
Business optimization and other expense	(42)	(59)	(11)
8.875% Second Priority Notes extinguishment(a)	(68)	—	—
Restructuring and impairment(b)	(221)	(215)	(4)
Pro forma acquisitions	(55)	(16)	(2)
Unrealized cost savings	(39)	(21)	(2)

Net loss	$(299)	$(212)	$9

Cash flow from operating activities	$327	$400	$123
Additions to property, plant and equipment	(160)	(201)	(61)

Adjusted free cash flow	$167	$199	$62

Cash flow from investing activities	(523)	(610)	(122)
Cash flow from financing activities	90	77	6

(a)	Includes $14 of non-cash write off of deferred financing fees, $17 of non-cash write off of debt discount and $37 of premiums paid for extinguishment of debt.
(b)	Includes: $165 of non-cash goodwill impairment for fiscal 2011 and four quarters ended June 30, 2012.

While the determination of appropriate adjustments in the calculation of Adjusted EBITDA is subject to interpretation under the terms of the Credit Facility, management believes the adjustments described above are in accordance with the covenants in the Credit Facility. Adjusted EBITDA should not be considered in isolation or construed as an alternative to net income (loss) or other measures as determined in accordance with GAAP. In addition, other companies in our industry or across different industries may calculate bank covenants and related definitions differently than we do, limiting the usefulness of our calculation of Adjusted EBITDA as a comparative measure.

Contractual Obligations and Off Balance Sheet Transactions

Our contractual cash obligations at the end of fiscal 2011 are summarized in the following table (and do not give effect to the application of the proceeds from this offering).

	Payments due by period as of the end of fiscal 2011 (in millions)
	Total	< 1 year	1-3 years	4-5 years	> 5 years
Long-term debt, excluding capital leases	$4,542	$24	$279	$2,937	$1,302
Capital leases(a)	120	27	48	33	12
Fixed interest rate payments(b)	1,536	248	473	402	413
Variable interest rate payments(c)	219	56	130	33	—
Operating leases	247	47	63	46	91
Redeemable shares	16	5	9	2	—
Funding of pension and other postretirement obligations(d)	8	8	—	—	—

Total contractual cash obligations(e)	$6,688	$415	$1002	$3,453	$1,818

The table above does not give any effect to the use of proceeds from this offering to redeem long term debt or the effect of the Tax Receivable Agreement.

(a)	Includes anticipated interest of $22 million over the life of the capital leases.
(b)	Includes variable rate debt subject to interest rate swap agreements.
(c)	Based on applicable interest rates in effect at the end of fiscal 2011.
(d)	Pension and other postretirement contributions have been included in the above table for the next year. The amount is the estimated contributions to our defined benefit plans. The assumptions used by the actuary in calculating the projection includes weighted average return on pension assets of approximately 8% for 2011. The estimation may vary based on the actual return on our plan assets.
(e)	Excludes Uncertain Tax Positions as we believe that any potential required payment would reduce the Net Operating Loss Carryforward and not result in a material cash payment by the company.

Cash Flows from Operating Activities

Net cash provided by operating activities increased from $205 million in the Prior YTD to $278 million in the YTD. This increase is primarily attributed to improved operating performance.

Net cash provided by operating activities was $327 million for fiscal 2011 compared to $112 million of cash flows provided by operating activities for fiscal 2010. The change is primarily the result of an improvement in working capital and improved profitability, excluding non-cash charges.

Net cash provided by operating activities was $112 million for fiscal 2010 compared to $413 million of cash flows provided by operating activities for fiscal 2009. The change is primarily the result of a change in working capital and acquisition costs incurred of $22 million in fiscal 2010. The working capital change is primarily attributed to higher volumes and increased raw material costs.

Cash Flows from Investing Activities

Net cash used for investing activities decreased from $126 million in the Prior YTD to $213 million in the YTD primarily as a result of increased capital spending and acquisition of Stopaq. Our capital expenditures are forecasted to be approximately $230 million for fiscal 2012 and will be funded from cash flows from operating activities and existing liquidity.

Net cash used for investing activities was $523 million for fiscal 2011 compared to net cash used of $852 million for fiscal 2010. The change is primarily a result of the acquisitions of Pliant and Superfos and higher capital spending in fiscal 2010 partially offset by the acquisitions of Rexam SBC and Filmco in fiscal 2011.

Net cash used for investing activities was $852 million for fiscal 2010 compared to net cash used of $195 million for fiscal 2009. The change is primarily a result of the acquisition of Pliant and Superfos in fiscal 2010.

Cash Flows from Financing Activities

Net cash used for financing activities was $55 million in the Prior YTD compared to $68 million in the YTD. The change is primarily attributed to the net cash used for repayments on the revolving line of credit in the YTD.

Net cash provided by financing activities was $90 million for fiscal 2011 compared to net cash provided by financing activities of $878 million for fiscal 2010. This change is primarily attributed to the issuance of the 9 3/4% Second Priority Notes in fiscal 2010 partially offset by borrowing on the existing line of credit to fund the Rexam SBC acquisition in fiscal 2011.

Net cash provided by financing activities was $878 million for fiscal 2010 compared to net cash used for financing activities of $398 million for fiscal 2009. This change is primarily attributed to the $620 million debt issued in November 2009 in order to fund the Pliant acquisition and $500 million of 9 1/2% Second Priority Notes in April 2010.

We will enter into an income tax receivable agreement with our existing stockholders and option holders that will provide for the payment of 85% of the cash savings, if any, in U.S. Federal, foreign, state and local net operating loss carryforwards. Assuming our initial public offering occurred as of June 30, 2012, we expect to pay between $310 million and $350 million in cash related to this agreement, based on our current taxable income estimates, and will record a liability on our consolidated balance sheet for 85% of our net operating losses upon consummation of our initial public offering. Based on our current taxable income projections, we would pay a majority of this obligation by the end of Fiscal 2016. We plan to fund the payments under the income tax receivable agreement with cash flow from operations and borrowings under our revolving line of credit. See “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Party Transactions—Income Tax Receivable Agreement.”

Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our senior secured credit facilities, will be adequate to meet our short-term liquidity needs over the next twelve months. We base such belief on historical experience and the funds available under the senior secured credit facilities. In addition, we believe that we have the business strategy and resources to generate free cash flow from operations in the long-term. We do not expect this free cash flow to be sufficient to cover all long-term debt obligations and intend to refinance these obligations prior to maturity. This will require market conditions to allow for such refinancing (see under the heading “Risk Factors” for further disclosure. However, we cannot predict our future results of operations and our ability to meet our obligations involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in this prospectus. In particular, increases in the cost of resin which we are unable to pass through to our customers on a timely basis or significant acquisitions could severely impact our liquidity. At June 30, 2012, our cash balance was $38 million, and we had unused borrowing capacity of $394 million under our revolving line of credit.

Critical Accounting Policies

We disclose those accounting policies that we consider to be significant in determining the amounts to be utilized for communicating our consolidated financial position, results of operations and cash flows in the first note to our consolidated financial statements included elsewhere herein. Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with these principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results are likely to differ from these estimates, but management does not believe such differences will materially affect our financial position or results of operations. We believe that the following accounting policies are the most critical because they have the greatest impact on the presentation of our financial condition and results of operations.

Revenue Recognition. Revenue from the sales of products is recognized at the time title and risks and rewards of ownership pass to the customer (either when the products reach the free-on-board shipping point or destination depending on the contractual terms), there is persuasive evidence of an arrangement, the sales price is fixed and determinable and collection is reasonably assured.

Accrued Rebates. We offer various rebates to our customers in exchange for their purchases. These rebate programs are individually negotiated with our customers and contain a variety of different terms and conditions. Certain rebates are calculated as flat percentages of purchases, while others include tiered volume incentives. These rebates may be payable monthly, quarterly, or annually. The calculation of the accrued rebate balance involves significant management estimates, especially where the terms of the rebate involve tiered volume levels that require estimates of expected annual sales. These provisions are based on estimates derived from current program requirements and historical experience. We use all available information when calculating these reserves. Our accrual for customer rebates was $60 million and $50 million as of fiscal year-end 2011 and 2010, respectively.

Impairments of Long-Lived Assets. In accordance with the guidance from the FASB for the impairment or disposal of long-lived assets we review long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. We recognized non-cash asset impairment of long-lived assets of $35 million, $19 million and $8 million in fiscal 2011, fiscal 2010 and fiscal 2009, respectively, related to our facility rationalization programs.

Goodwill and Other Indefinite Lived Intangible Assets. We are required to perform a review for impairment of goodwill and other indefinite lived intangibles to evaluate whether events and circumstances have occurred that may indicate a potential impairment, or on an annual basis. Goodwill is considered to be impaired if we determine that the carrying value of the reporting unit exceeds its fair value. Other indefinite lived intangibles are considered to be impaired if the carrying value exceeds the fair value.

In accordance with our policy, we completed our most recent annual evaluation for impairment of goodwill as of the first day of the fourth fiscal quarter of 2011. We utilized a six year discounted cash flow analysis with a terminal year in combination with a comparable company market approach to determine the fair value of our reporting units. As of October 2, 2011, we had four operating segments, Rigid Open Top, Rigid Closed Top, Specialty Films and Tapes, Bags & Coatings. Each of the operating segments has goodwill with the exception of the Tapes, Bags & Coatings segment. For purposes of conducting our annual goodwill impairment test, we have determined that our operating segments are the same as our reporting units. We determined that each of the components within each of our respective operating segments have similar economic characteristics and therefore should be aggregated into one reporting unit. We reached this conclusion because within each of our operating segments, we have similar products and production processes which allow us to share assets and resources across the product lines. We regularly re-align our production equipment and manufacturing facilities in order to take advantage of cost savings opportunities, obtain synergies and create manufacturing efficiencies. In addition, we utilize our research and development centers, design center, tool shops, and graphics center which all provide benefits to each of the operating segments and work on new products that can not only benefit one product line, but can benefit multiple product lines. We also believe that the goodwill is recoverable from the overall operations of the segment given the similarity in production processes, synergies from leveraging the combined resources, common raw materials, common research and development, similar margins and similar distribution methodologies.

The company’s goodwill, fair value and carrying value of our reporting units are as follows:

			Goodwill as of
(in millions)	Fair Value as of July 2, 2011	Carrying Value as of July 2, 2011	October 1, 2011	October 2, 2010
Rigid Open Top	$2,110	$1,719	$690	$691
Rigid Closed Top	1,800	1,542	819	771
Specialty Films	865	982	86	238

			$1,595	$1,700

In connection with our annual impairment test in fiscal 2011, despite generating positive free cash flow in fiscal 2011, we determined that the estimated carrying value of the Specialty Films reporting unit calculated as part of the Step 1 impairment test declined by approximately $225 million resulting in the reporting unit’s estimated carrying value exceeding its fair value. This determination required us to perform a Step 2 impairment analysis under ASC 350. Based on our valuation on the Step 2 impairment test, we recorded a goodwill impairment charge of $165 million. Following our impairment charge, the carrying value of our Specialty Films reporting unit was $817 million.

In fiscal 2011, we experienced a base volume decline of 11% in our Specialty Films segment. This base volume decline of 11% occurred because of a pricing strategy that we implemented in our second fiscal quarter and continued throughout the remainder of fiscal 2011. This base volume decline of 11% compares to base volume growth of 4% used in our fiscal 2010 annual impairment test. The volume declines we experienced impacted most of our product lines, which included products acquired as part of the Pliant acquisition and integrated into our combined Specialty Films product lines. These price increases drove declines in our overall volumes when comparing fiscal 2011 to fiscal 2010. Since Pliant was acquired out of bankruptcy in the first quarter of fiscal 2010, we did not have a full year of operating results in fiscal 2010 and this resulted in an increase in our 2011 segment net sales of 12% due to the full year impact which offset this 11% loss in volume. We assumed a 2011 net sales growth rate of 4% for Pliant within our fiscal 2010 annual impairment test compared to a 2% decline in Pliant’s actual net sales on a pro forma basis. This volume decline resulted in net sales of $1.5 billion for fiscal 2011 (as adjusted for selling price changes, primarily due to the fluctuation in the cost of plastics resins, our primary raw material input, which is largely passed through to customers) compared to the projected net sales of $1.7 billion used in our 2010 annual impairment test. This decline in net sales volume resulted in our assuming a lower sales volume base to grow future earnings during year one through year six of our discounted cash flow model, as we do not anticipate recovering the volume lost to competition as a result of the strategy mentioned above. As a result, the estimated carrying value of the Specialty Films Segment was reduced by approximately $65 million.

In addition, as a result of a more complete understanding of the Pliant business post integration and the focus on higher margin business noted above, we believe a higher level of capital investment is required in order to achieve desired segment margins. In our fiscal 2011 annual impairment test we estimated a required level of capital investment of 3-4% of sales in years one through six and a terminal year capital investment rate of 4% of sales compared to 2-3% of sales in years one through six and a terminal year capital investment rate of 3% of sales assumed in our fiscal 2010 annual impairment test. When comparing our fiscal 2010 annual impairment test to our fiscal 2011 annual impairment test the increased levels of capital investment assumed in years one through six of our discounted cash flow model resulted in an estimated carrying value decline of approximately $85 million.

When comparing our fiscal 2010 annual impairment test to our fiscal 2011 annual impairment test the increased level of capital investment coupled with a lower sales base to grow future earnings mentioned above resulted in a terminal year reduction in the segment’s discounted future cash flows of approximately $75 million.

We expect to grow our Specialty Films segment in the future at 2-3% through the terminal year, where we have estimated that our terminal growth rate will remain at 3%. We believe the volume declines experienced in fiscal 2011 are primarily attributed to the pricing strategy mentioned above and are not an accurate reflection of the reporting unit’s long term growth rates. The goodwill in our Specialty Films segment consisted of goodwill from our Pliant acquisition ($226 million) and other previous flexible film acquisitions. If we continue to experience significant volume declines in future years, this could result in additional impairment charges to goodwill in our Specialty Films segment. In addition, if we are unable to maintain or improve our operating margin for our Specialty Films segment, this could also lead to additional impairment charges. A volume decline of greater than 3% in our Specialty Films segment could result in a future impairment.

We also completed our annual impairment test for our Rigid Open Top and Rigid Closed Top reporting units. The fair value of our Rigid Open Top and Rigid Closed Top reporting units substantially exceeded the carrying value of the reporting units by 23% and 17%, respectively for fiscal 2011. Our forecasts for Rigid Open Top and Rigid Closed Top include overall growth of 3-4% through and including the terminal year, which is 3%. Growth by reporting unit varies from year-to-year between segments. A significant decline in our revenue and earnings could result in an impairment charge; however, our Rigid Open Top and Rigid Closed Top reporting units have historically provided consistent operating cash flows excluding the restructuring charges and acquisition integrations that we have undertaken. We also performed our annual impairment test for fiscal 2011 of our indefinite lived intangible assets, which primarily relate to our Rigid Packaging business. The cash flow assumptions, growth rates and risks to these cash flows are similar to those used in our analysis to determine the fair value of our combined Rigid Packaging businesses. The annual impairment test did not result in any impairment as the fair value exceeded the carrying value. A decline of greater than 10% in the fair value of our trademarks could result in future impairments.

Given the uncertainty in economic trends, revenue and earnings growth, the cost of capital and other risk factors discussed under the heading “Risk Factors”, there can be no assurance that when we complete our future annual or other periodic reviews for impairment of goodwill that an additional material impairment charge will not be recorded as a result. In addition, historically we have grown our business by acquiring and integrating companies into our existing operations. We may not, however, achieve the expected benefits of integrating such acquisitions into our business that we anticipated at the time of the transaction or at the time that we performed our annual impairment tests, which may impact the overall recoverability of our goodwill and indefinite lived intangible assets in future periods. We believe based on our current forecasts and estimates that we will not recognize any future impairment charge, but given the current uncertainty in the economic trends, our forecasts and estimates could change quickly and materially in future periods and differ substantially from actual results. Goodwill totaled $1,595 million and $1,700 million at the end of fiscal 2011 and 2010, respectively. Indefinite lived trademarks totaled $220 at the end of fiscal 2011 and 2010, respectively. Effective with our segment realignment on January 1, 2012, goodwill was allocated to the new operating segments based on an estimated fair value. We considered whether any potential impairment existed after the operations were realigned into their new reporting structure and no additional impairment was determined due to this reorganization. Goodwill as of June 30, 2012 and October 1, 2011 under the new and old segment reporting structure is as follows:

(in millions)	June 30, 2012	October 1, 2011
Goodwill (New Segments):
Rigid Open Top	$681	$681
Rigid Closed Top	812	819
Engineered Materials	102	55
Flexible Packaging	40	40

	$1,635	$1,595

(in millions)	June 30, 2012	October 1, 2011
Goodwill (Old Segments):
Rigid Open Top	$690	$690
Rigid Closed Top	812	819
Specialty Films	84	86
Tapes, Bags and Coatings	49	—

	$1,635	$1,595

The Company conducted their annual step one evaluation of goodwill and other intangibles as of the first date of the fourth quarter and preliminarily determined no impairment existed for any of our reporting units. The Company has experienced volume declines in certain of our reporting units, however our cost reduction initiatives and profitability in these reporting units have been consistent with our estimated operating plan and previous cash flow estimates and we believe that our long term forecasts are still appropriate. We have utilized a consistent methodology with prior years, which leverages a six year discounted cash flow analysis with a terminal year in combination with a comparable company market approach to determine the fair value of our reporting units.

Deferred Taxes and Effective Tax Rates. We estimate the effective tax rates (“ETR”) and associated liabilities or assets for each legal entity of ours in accordance with authoritative guidance. We use tax planning to minimize or defer tax liabilities to future periods. In recording ETRs and related liabilities and assets, we rely upon estimates, which are based upon our interpretation of United States and local tax laws as they apply to our legal entities and our overall tax structure. Audits by local tax jurisdictions, including the United States Government, could yield different interpretations from our own and cause the company to owe more taxes than originally recorded. For interim periods, we accrue our tax provision at the ETR that we expect for the full year. As the actual results from our various businesses vary from our estimates earlier in the year, we adjust the succeeding interim periods’ ETRs to reflect our best estimate for the year-to-date results and for the full year. As part of the ETR, if we determine that a deferred tax asset arising from temporary differences is not likely to be utilized, we will establish a valuation allowance against that asset to record it at its expected realizable value. In multiple foreign jurisdictions, the company believes that it will not generate sufficient future taxable income to realize the related tax benefits. The company has provided a full valuation allowance against its foreign net operating losses included within the deferred tax assets in multiple foreign jurisdictions. The company has not provided a valuation allowance on its federal net operating losses in the United States because it has determined that future reversals of its temporary taxable differences will occur in the same periods and are of the same nature as the temporary differences giving rise to the deferred tax assets. Our valuation allowance against deferred tax assets was $43 million and $47 million as of fiscal year-end 2011 and 2010, respectively.

Restructuring. Our restructuring charges consist of four primary costs: workforce reduction or severance, lease termination, non-cash asset impairments and other facility exit costs. We estimate severance costs when we have an established severance policy, statutory requirements dictate the severance amounts, or we have an established pattern of paying by a specific formula. Where we have provided notice of cancellation pursuant to a lease agreement or abandoned space and have no intention of reoccupying it, we recognize a loss. The loss reflects our best estimate of the net present value of the future cash flows associated with the lease at the date we vacate the property or sign a sublease arrangement. To determine the loss, we estimate sublease income based on current market quotes for similar properties. When we finalize definitive agreements with the sublessee, we adjust our sublease losses for actual outcomes. We record non-cash asset impairments on property and equipment that we have no intention of redeploying elsewhere within our company. To determine the loss, we estimate fair value based on market knowledge for similar properties and equipment. We recognize other facility exit costs associated with exit and disposal activities as they are incurred, including moving costs and consulting and legal fees.

Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, we believe that our consolidated financial statements provide a meaningful and fair perspective of the company and its consolidated subsidiaries. This is not to suggest that other risk factors such as changes in economic conditions, changes in material costs, our ability to pass through changes in material costs, and others could not materially adversely impact our consolidated financial position, results of operations and cash flows in future periods.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Sensitivity

We are exposed to market risk from changes in interest rates primarily through our senior secured credit facilities, senior secured first priority notes, second priority senior secured notes and senior unsecured term loan. Our senior secured credit facilities are comprised of (i) a $1,200 million term loan and (ii) a $650 million revolving credit facility. At June 30, 2012, the company had $163 million outstanding on the revolving credit facility. The net outstanding balance of the term loan was $1,137 million at June 30, 2012. Borrowings under our senior secured credit facilities bear interest, at our option, at either an alternate base rate or an adjusted LIBOR rate for a one-, two-, three- or six-month interest period, or a nine- or twelve-month period, if available to all relevant lenders, in each case, plus an applicable margin. The alternate base rate is the mean the greater of (i) in the case of our term loan, Credit Suisse’s prime rate or, in the case of our revolving credit facility, Bank of America’s prime rate and (ii) one-half of 1.0% over the weighted average of rates on overnight Federal Funds as published by the Federal Reserve Bank of New York. Our $681 million of senior secured first priority notes accrue interest at a rate per annum, reset quarterly, equal to LIBOR plus 4.75%. Our second priority senior secured floating rate notes of $210 million bear interest at a rate of LIBOR plus 3.875% per annum, which resets quarterly. Our senior unsecured term loan bears interest based on (1) a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus  1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Credit Suisse as its “prime rate” plus 525 basis points or (2) LIBOR plus 625 basis points.

At June 30, 2012, the LIBOR rate of 0.46% was applicable to the term loan, first priority senior secured floating rate notes second priority senior secured floating rate notes and senior unsecured term loan. If the LIBOR rate increases 0.25% and 0.50%, we estimate an annual increase in our interest expense of $3 million and $6 million, respectively.

In November 2010, the company entered into two separate interest rate swap transactions to protect $1 billion of the outstanding variable rate term loan debt from future interest rate volatility. The first agreement had a notional amount of $500 million and became effective in November 2010. The agreement swaps three-month variable LIBOR contracts for a fixed three-year rate of 0.8925% and expires in November 2013. The second agreement had a notional amount of $500 million and became effective in December 2010. The agreement swaps three-month variable LIBOR contracts for a fixed three-year rate of 1.0235% and expires in November 2013. The counterparties to these agreements are with global financial institutions. In August 2011, the company began utilizing one-month LIBOR contracts for the underlying senior secured credit facility. The company’s change in interest rate selection caused the company to lose hedge accounting on both of the interest rate swaps. The company recorded subsequent changes in fair value in the Consolidated Statement of Operations and will amortize the unrealized losses to Interest expense through the end of the respective swap agreements. A 0.25% change in LIBOR would not have a material impact on the fair value of the interest rate swaps.

Resin Cost Sensitivity

We are exposed to market risk from changes in plastic resin prices that could impact our results of operations and financial condition. Our plastic resin purchasing strategy is to deal with only high-quality, dependable suppliers. We believe that we have maintained strong relationships with these key suppliers and expect that such relationships will continue into the foreseeable future. The resin market is a global market and, based on our experience, we believe that adequate quantities of plastic resins will be available at market prices, but we can give you no assurances as to such availability or the prices thereof. If the price of resin increased or decreased by 5% this would result in a material change to our cost of goods sold.

BUSINESS

General

We believe we are a leading provider of value-added plastic consumer packaging and engineered materials with a 30-year track record of delivering high-quality customized solutions to our customers. Our products utilize our proprietary research and development platform, which includes a continually evolving library of Berry-owned molds, patents, manufacturing techniques and technologies. We sell our solutions predominantly into consumer-oriented end-markets, such as food and beverage, healthcare and personal care, which together represented 76% of our sales in the 12 months ended June 30, 2012. We believe our customers look to us for solutions that have high consumer impact in terms of form, function and branding. Representative examples of our products include thermoform drink cups, thin-wall containers, blow-molded bottles, specialty closures, prescription vials, specialty plastic films, adhesives and corrosion protection materials. We have also been one of the most active acquirers of plastic packaging businesses globally, having acquired more than 30 businesses since 1988, including eleven acquisitions completed in the past six years. We believe our focus on delivering unique and customized solutions to our customers and our ability to successfully integrate strategic acquisitions have enabled us to grow at rates in excess of our industry peers, having achieved a compound annual net sales growth rate over the last eleven and a half years of 24%.

We believe that we have created one of the largest product libraries in our industry, allowing us to be a comprehensive solution provider to our customers. We have more than 13,000 customers, which consist of a diverse mix of leading national, mid-sized regional and local specialty businesses. The size and scope of our customer network allow us to introduce new products we develop or acquire to a vast audience that is familiar with, and we believe partial to, our brand. In fiscal 2011, no single customer represented more than 3% of net sales and our top ten customers represented less than 17% of net sales. We currently supply our customers through 82 strategically located manufacturing facilities throughout the United States (68 locations) and select international locations (14 locations). We believe our manufacturing processes and our ability to leverage our scale to reduce expenses on items, such as raw materials, position us as a low-cost manufacturer relative to our competitors. For example, we believe based on management estimates that we are one of the largest global purchasers of plastic resins, at more than 2.5 billion pounds per year, which gives us both unique insight into this market as well as scale purchasing savings.

We enjoy market leadership positions in many of our markets, with 76% of net sales in markets in which management estimates we held the #1 or #2 market position during the 12 months ended June 30, 2012. We look to build leadership in markets where we have a strategic angle and can achieve attractive profit margins through technology and design leadership and a competitive cost position such as highly decorated plastic containers. We believe that our product and technology development capabilities are best-in-class, supported by a newly built Berry Research and Design Center in Evansville, Indiana and a network of more than 200 engineers and material scientists. We seek to have our product and technology development efforts provide a meaningful impact on sales. An example of our focused new product development is our thermoform plastic drink cup technology. We identified an unfulfilled need in the market with an opportunity for significant return on invested capital and ultimately introduced the technology to the market in 2001. This product line has grown steadily since introduction and generated $400 million of net sales during the 12 months ended June 30, 2012.

Our success is driven by our more than 15,000 employees. Over the past 30 years, we have developed a culture that incorporates both loyalty to best practices and acceptance of new perspectives, which we have often identified from the companies we have acquired. Our employees hold themselves accountable to exceed the expectations of our customers and to create value for our stakeholders. Consistent with this focus on value creation, approximately 375 employees own equity in the company. As of June 30, 2012 and before giving effect to this offering, employees own more than 20% of our fully diluted equity.

We believe the successful execution of our business strategy has enabled us to outperform the growth of our industry over the past decade with Adjusted EBITDA increasing from $80 million in 2000 to $784 million for the 12 months ended June 30, 2012, representing a CAGR of 22%. For the 12 months ended June 30, 2012, Berry had pro forma net sales of $4.8 billion, operating income of $111 million, Adjusted EBITDA of $784 million, net loss of $212 million and Adjusted Free Cash Flow of $199 million. For a reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow, see “—Liquidity and Capital Resources.”

Acquisitions

LINPAC Packaging Filmco, Inc.

In August 2011, we acquired 100% of the common stock of Filmco for a purchase price of $19 million. Filmco is a manufacturer of PVC stretch film packaging for fresh meats, produce, freezer and specialty applications. The business is operated in our Engineered Materials segment. To finance the purchase, we used cash on hand and existing credit facilities. The Filmco acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date.

Rexam Specialty and Beverage Closures

In September 2011, we acquired 100% of the capital stock of Rexam SBC. The aggregate purchase price was $351 million ($340 million, net of cash acquired). Rexam SBC’s primary products include plastic closures, fitments and dispensing closure systems, and jars. The business is operated in our Rigid Packaging business. To finance the purchase, we used cash on hand and existing credit facilities. The Rexam SBC acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date.

STOPAQ®

In June 2012, the Company acquired 100% of the shares of Frans Nooren Beheer B.V. and its operating companies (“Stopaq”) for a purchase price of $65 million ($62 million, net of cash acquired). Stopaq is the inventor and manufacturer of patented visco-elastic technologies for use in corrosion prevention, sealing and insulation applications ranging from pipelines to subsea piles to rail and cable joints. The newly added business is operated in the Company’s Engineered Materials reporting segment. To finance the purchase, the Company used cash on hand and existing credit facilities. The Stopaq acquisition has been accounted for under the purchase method of accounting, and accordingly, the preliminary purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date.

Product Overview

Effective January 1, 2012, we realigned our operating segments to enhance the company’s current product portfolio and leverage our rigid and flexible technologies to serve our customers with innovative packaging solutions. Our new operating segments are aligned into the following four segments: Rigid Open Top, Rigid Closed Top (which together make up our Rigid Packaging business), Engineered Materials and Flexible Packaging.

Rigid Packaging

Our Rigid Packaging business primarily consists of containers, foodservice items, housewares, closures, overcaps, bottles, prescription vials, and tubes. The largest end uses for our packages are consumer-oriented end markets such as food and beverage, retail mass marketers, healthcare, personal care and household chemical. We believe that we offer the broadest rigid packaging product line among industry participants and, according to management estimates, we maintained the #1 or #2 market positions in markets representing approximately 78% of rigid plastic sales for the 12 months ended June 30, 2012. Many of our products are manufactured from proprietary molds that we develop and own, which we believe would result in significant costs to our customers to switch to a different supplier. In addition to a complete product line, we have sophisticated decorating capabilities and in-house graphic arts and tooling departments, which allow us to integrate ourselves into, and, we believe, add significant value to, our customers’ packaging design processes. For the 12 months ended June 30, 2012, our Rigid Packaging business had pro forma net sales, operating income and Adjusted EBITDA of $2.7 billion, $253 million and $532 million, respectively. Our primary competitors include Airlite, Letica, Polytainers, Silgan, Aptar Group and Reynolds. These competitors individually only compete on certain of our products, whereas we offer the entire selection of rigid products described below.

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Containers. We manufacture a collection of nationally branded container products and also seek to develop customized container products for niche applications by leveraging of our state-of-the-art design, decoration and graphic arts capabilities. We believe this mix allows us to both achieve significant economies of scale, while also maintaining an attractive portfolio of specialty products. Our container capacities range from four ounces to five gallons and are offered in various styles with accompanying lids, bails and handles, some of which we produce, as well as a wide array of decorating options. We have long-standing supply relationships with many of the nation’s leading food and consumer products companies, including Dannon, Dean Foods, General Mills, Kraft, Kroger and Unilever.

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Foodservice. We believe that we are one of the largest providers of large size thermoformed polypropylene (“PP”) and injection-molded plastic drink cups in the United States. We believe we are the leading producer of 32 ounce or larger thermoformed PP drink cups and offer a product line with sizes ranging from 12 to 52 ounces. Our thermoform process uses PP instead of more expensive polystyrene (“PS”) or polyethylene terephthalate (“PET”) in producing deep draw drink cups to generate a cup with a competitive cost advantage versus thermoformed PS or PET drink cups. Additionally, we produce injection-molded plastic cups that range in size from 12 to 64 ounces. Primary markets for our plastic drink cups are quick service and family dining restaurants, convenience stores, stadiums and retail stores. Many of our cups are decorated, often as promotional items, and we believe we have a reputation in the industry for innovative, state-of-the-art graphics. Selected drink cup customers and end users include Hardee’s, McDonald’s, Quik Trip, Starbucks, Subway, Wendy’s and Yum! Brands.

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Housewares. Our participation in the housewares market is focused on producing semi-disposable plastic home and party and plastic garden products. Examples of our products include plates, bowls, pitchers, tumblers and outdoor flowerpots. We sell virtually all of our products in this market through major national retail marketers and national chain stores, such as Walmart. PackerWare is our recognized brand name in these markets and PackerWare branded products are often co-branded by our customers. Our strategy in this market has been to provide high value to consumers at a relatively modest price, consistent with the key price points of the retail marketers. We believe outstanding service and the ability to deliver products with timely combination of color and design further enhance our position in this market.

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Closures and Overcaps. We believe we are a leading producer of closures and overcaps across several of our product lines, including continuous-thread and child-resistant closures, as well as aerosol overcaps. We currently sell our closures into numerous end markets, including pharmaceutical, vitamin/nutritional, healthcare, food/beverage and personal care. In addition to traditional closures, we are a provider of a wide selection of custom closure solutions including fitments and plugs for medical applications, cups and spouts for liquid laundry detergent, and dropper bulb assemblies for medical and personal care applications. Further, we believe that we are the leading domestic producer of injection-molded aerosol overcaps. Our aerosol overcaps are used in a wide variety of consumer goods including spray paints, household and personal care products, insecticides and numerous other commercial and consumer products. We believe our technical expertise and manufacturing capabilities provide us a low-cost position that has allowed us to become a leading provider of high-quality closures and overcaps to a diverse set of leading companies. We believe our manufacturing advantage is driven by our position on the forefront of various technologies, including the latest in single- and bi-injection processes, compression molding of thermoplastic and thermoset resins, precise reproduction of colors, automation and vision technology, and proprietary packing technology that minimizes freight cost and warehouse space. A majority of our overcaps and closures are manufactured from proprietary molds, which we design, develop, and own. In addition to these molds, we utilize state-of-the art lining, assembly, and decorating equipment to enhance the value and performance of our products in the market. Our closure and aerosol overcap customers include McCormick, Bayer, Coca-Cola, Diageo, Pepsico, Wyeth, Kraft, Sherwin-Williams and S.C. Johnson.

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Bottles and Prescription Containers. Our bottle and prescription container businesses target markets similar to our closure business. We believe, based on management estimates, that we are the leading supplier of spice containers in the United States and have a leadership position in various food and beverage, vitamin and nutritional markets, as well as selling bottles into prescription and pharmaceutical applications. Additionally, we believe we are a leading supplier in the prescription container market, supplying a complete line of amber containers with both one-piece and two-piece child-resistant closures. We offer an extensive line of stock polyethylene (“PE”) and PET bottles for the vitamin and nutritional markets. Our design capabilities, along with internal engineering strength give us the ability to compete on customized designs to provide desired differentiation from traditional packages. We also offer our customers decorated bottles with hot stamping, silk screening and labeling. We sell these products to personal care, pharmaceutical, food and consumer product customers, including McCormick, Pepsico, Carriage House, Perrigo, CVS, NBTY, Target Stores, John Paul Mitchell and Novartis.

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Tubes. We believe that we are one of the largest suppliers of extruded plastic squeeze tubes in the United States. We offer a complete line of tubes in a wide variety of sizes. We have also introduced laminate tubes to complement our extruded tube business. Our focus and investments are made to ensure that we are able to meet the increasing trend towards large diameter tubes with high-end decoration. We have several proprietary designs in this market that combine tube and closure that we believe are viewed as very innovative both in appearance and functionality, as well as from a sustainability standpoint. The majority of our tubes are sold in the personal care market, focusing on products like facial/cold creams, shampoos, conditioners, bath/shower gels, lotions, sun care, hair gels and anti-aging creams. We also sell our tubes into the pharmaceutical and household chemical markets. We believe that our ability to provide creative package designs, combined with a complementary line of closures, makes us a preferred supplier for many customers in our target markets including Kao Brands, L’Oreal, Avon, and Procter & Gamble.

Engineered Materials

Our Engineered Materials division primarily consists of pipeline corrosion protection solutions, specialty tapes and adhesives, polyethylene based film products and can liners. We believe that we offer one of the broadest product lines among industry participants and, according to management estimates, we maintained the #1 or #2 market position in markets representing approximately 65% of divisional sales for the 12 months ended June 30, 2012. For the 12 months ended June 30, 2012, our Engineered Materials division had revenue, operating loss and Adjusted EBITDA of $1.4 billion, $46 million and $176 million, respectively. Our primary competitors include AEP, Sigma and 3M. The Engineered Materials division primarily includes the following product groups:

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Corrosion Protection Products. We believe we are a leading global producer of anti-corrosion products to infrastructure, rehabilitation and new pipeline projects throughout the world. We believe our products deliver superior performance across all climates and terrains for the purpose of sealing, coupling, rehabilitation and corrosion protection of pipelines. Products include heat-shrinkable coatings, single- and multi-layer sleeves, pipeline coating tapes, anode systems for cathodic protection and epoxy coatings. These products are used in oil, gas and water supply and construction applications. Our customers primarily include contractors managing discrete construction projects around the world as well as distributors and applicators. Our corrosion protection products customers include Tyco Electronics, Northwest Pipe and Midwestern Pipeline Products.

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Tape Products. We believe we are the leading North American manufacturer of cloth and foil tape products. Other tape products include high-quality, high-performance liners of splicing and laminating tapes, flame-retardant tapes, vinyl-coated and carton sealing tapes, electrical, double-faced cloth, masking, mounting, OEM medical and specialty tapes. These products are sold under the National™, Nashua®, and Polyken® brands in the United States. Tape products are sold primarily through distributors and directly to end users and are used predominantly in industrial, HVAC, automotive, construction and retail market applications. In addition to serving our core tape end markets, we believe we are also a leading producer of tapes in the niche aerospace, construction and medical end markets. We believe that our success in serving these additional markets is principally due to a combination of technical and manufacturing expertise leveraged in favor of customized applications. Our tape products customers include Home Depot, Gorilla Glue and RH Elliott.

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Retail Bags. We manufacture and sell a diversified portfolio of PE-based film products to end users in the retail markets. These products are sold under leading brands such as Ruffies® and Film-Gard®. Our products include drop cloths and retail trash bags. These products are sold primarily through wholesale outlets, hardware stores and home centers, paint stores and mass merchandisers. Our retail trash bag customers include Home Depot, Walmart, True Value and ACE.

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FIBC. We manufacture customized PP-based, woven and sewn containers for the transportation and storage of raw materials such as seeds, titanium dioxide, clay and resin pellets. Our FIBC customers include Texene LLC and Pioneer Hi-Bred Intl.

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PVC Films. We believe, based on management estimates, that we are a world leader in PVC films offering a broad array of PVC meat film and agricultural film. Our products are used primarily to wrap fresh meats, poultry and produce for supermarket applications. In addition, we offer a line of boxed products for food service and retail sales. We service many of the leading supermarket chains, club stores and wholesalers including Kroger, Publix, Walmart/Sams, Costco and SuperValu. We believe we are a leading innovator and specialize in lighter gauge sustainable solutions like our recent Revolution™ product line offering.

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Institutional Can Liners. We sell trash-can liners and food bags for offices, restaurants, schools, hospitals, hotels, municipalities and manufacturing facilities. We also sell products under the Big City®, Hospi-Tuff®, Plas-Tuff®, Rhino-X® and Steel-Flex® brands. Our institutional customers include Unisource and Gordon Food Service.

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Stretch Films. We produce both hand and machine-wrap stretch films, which are used by end users to wrap products and packages for storage and shipping. We sell stretch film products to distributors and retail and industrial end users under the MaxTech® and PalleTech® brands. Our stretch films customers include XPEDX and Unisource.

Flexible Packaging

Our Flexible Packaging division consists of high barrier, multilayer film products as well as finished flexible packages such as printed bags and pouches. The largest end uses for our flexible products are consumer-oriented end markets such as food and beverage, medical and personal care. We believe that we offer one of the broadest product lines among industry participants and, according to management estimates, we maintained the #1 or #2 market position in markets representing approximately 89% of divisional sales for the 12 months ended June 30, 2012. For the 12 months ended June 30, 2012, our Flexible Packaging division had net sales, operating loss and Adjusted EBITDA of $753 million, $96 million and $76 million, respectively. Our primary competitors include Printpak, Tredegar and Bemis. The Flexible Packaging division includes the following product groups:

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Barrier/Sealant Films. We manufacture and sell a wide range of highly specialized, made-to-order film products ranging from mono layer to coextruded films having up to nine layers, lamination films sold primarily to flexible packaging converters and used for peelable lid stock, stand-up pouches, pillow pouches and other flexible packaging formats. We also manufacture barrier films used for cereal, cookie, cracker and dry mix packages that are sold directly to food manufacturers like Kraft and

Pepsico. We also manufacture films for specialized industrial applications ranging from lamination film for carpet padding to films used in solar panel construction.

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Personal Care Films. We believe we are a major supplier of component and packaging films used for personal care hygiene applications predominantly sold in North America and Latin America. The end use applications include disposable baby diapers, feminine care, adult incontinence, hospital and tissue and towel products. Our personal care customers include Kimberly Clark, SCA, Johnson and Johnson, First Quality and other leading private label manufacturers. Our “Lifetime of Solutions™” approach promotes an innovation pipeline that seeks to integrate both product and equipment design into leading edge customer and consumer solutions.

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Printed Products. We are a converter of printed bags, pouches and rollstock. Our manufacturing base includes integrated extrusion that combines with printing, laminating, bagmaking, Innolok® and laser-score converting processes. We believe we are a leading supplier of printed film products for the fresh bakery, tortilla and frozen vegetable markets with brands such as SteamQuick® Film, Freshview™ bags and Billboard™ SUPs. Our customers include Mission Foods and Hostess Brands.

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Coated and Laminated Packaging. We manufacture specialty coated and laminated products for a wide variety of packaging applications. The key end markets and applications for our products include food, consumer, healthcare, industrial and military pouches, roll wrap, multi-wall bags and fiber drum packaging. Our products are sold under the MarvelGuard™ and MarvelSeal™ brands and are predominately sold to converters who transform them into finished goods. Our flexible packaging customers include Covidien and Morton Salt.

Marketing and Sales

We reach our large and diversified base of over 13,000 customers through our direct field sales force of dedicated professionals and the strategic use of distributors. Our field sales, production and support staff meet with customers to understand their needs and improve our product offerings and services. Our scale enables us to dedicate certain sales and marketing efforts to particular products, customers or geographic regions, when applicable, which enables us to develop expertise that we believe is valued by our customers. In addition, because we serve common customers across segments, we have the ability to efficiently utilize our sales and marketing resources to minimize costs. Highly skilled customer service representatives are strategically located throughout our facilities to support the national field sales force. In addition, telemarketing representatives, marketing managers and sales/marketing executives oversee the marketing and sales efforts. Manufacturing and engineering personnel work closely with field sales personnel and customer service representatives to satisfy customers’ needs through the production of high-quality, value-added products and on-time deliveries.

We believe that we have differentiated ourselves from competitors by building a reputation for high-quality products, customer service and innovation. Our sales team monitors customer service in an effort to ensure that we remain the primary supplier for our key accounts. This strategy requires us to develop and maintain strong relationships with our customers, including end users as well as distributors and converters. We have a technical sales team with significant knowledge of our products and processes, particularly in specialized products. This knowledge enables our sales and marketing team to work closely with our research and development organization and our customers to co-develop products and formulations to meet specific performance requirements. This partnership approach enables us to further expand our relationships with our existing customer base, develop relationships with new customers and increase sales of new products.

Research, Product Development and Design

We believe our technology base and research and development support are among the best in the plastics packaging industry. Using three-dimensional computer-aided design technologies, our full-time product designers develop innovative product designs and models for the packaging market. We can simulate the molding environment by running unit-cavity prototype molds in small injection-molding, thermoform, compression and blow molding machines for research and development of new products. Production molds are then designed and outsourced for production by various companies with which we have extensive experience and established relationships or built by our in-house tooling division located in Evansville, Indiana. Our engineers oversee the mold-building process from start to finish. Many of our customers work in partnership with our technical representatives to develop new, more competitive products. We have enhanced our relationships with these customers by providing the technical service needed to develop products combined with our internal graphic arts support. We also utilize our in-house graphic design department to develop color and styles for new rigid products. Our design professionals work directly with our customers to develop new styles and use computer-generated graphics to enable our customers to visualize the finished product.

Additionally, at our major technical centers, including the Berry Research and Design Center in Evansville, Indiana, as well as facilities in Lancaster, Pennsylvania; Homer, Louisiana; Chippewa Falls, Wisconsin; Evansville, Indiana; and Perrysburg, Ohio, we prototype new ideas, conduct research and development of new products and processes, and qualify production systems that go directly to our facilities and into production. We also have technical centers, complete product testing and quality laboratories at our Lancaster, Pennsylvania and Perrysburg, Ohio facilities. At our pilot plant in Homer, Louisiana, we are able to experiment with new compositions and processes with a focus on minimizing waste and improving productivity. With this combination of manufacturing simulation and quality systems support we are able to improve time to market and reduce cost. We spent $20 million, $21 million and $16 million on research and development in fiscal 2011, 2010 and 2009, respectively.

Sources and Availability of Raw Materials

The most important raw material purchased by us is plastic resin. Our plastic resin purchasing strategy is to work with only high-quality, dependable suppliers. We believe that we have maintained strong relationships with our key suppliers and expect that such relationships will continue into the foreseeable future. The resin market is a global market and, based on our experience, we believe that adequate quantities of plastic resins will be available at market prices, but we can give you no assurances as to such availability or the prices thereof.

We also purchase various other materials, including natural and butyl rubber, tackifying resins, chemicals and adhesives, paper and packaging materials, polyester staple, raw cotton, linerboard and kraft, woven and non-woven cloth and foil. These materials are generally available from a number of suppliers.

Employees

As of June 30, 2012, we employed over 15,000 employees. Approximately 11% of our employees are covered by collective bargaining agreements. Four of our 12 agreements, covering approximately 1,200 employees, were scheduled for renegotiation in fiscal 2012, and each of them has been renegotiated as of June 30, 2012. The remaining agreements expire after fiscal 2012. Our relations with employees remain satisfactory and there have been no significant work stoppages or other labor disputes during the past three years.

Patents, Trademarks and Other Intellectual Property

We rely on a combination of patents, trade secrets, unpatented know-how, trademarks, copyrights and other intellectual property rights, nondisclosure agreements and other protective measures to protect our proprietary rights. While we consider our intellectual property to be important to our business in the aggregate, we do not believe that any individual item of our intellectual property portfolio is material to our current business. The remaining duration of our patents ranges from one to 17 years.

We employ various methods, including confidentiality and non-disclosure agreements with third parties, employees and consultants, to protect our trade secrets and know-how. We have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to and from third parties.

Environmental Matters and Government Regulation

Our past and present operations and our past and present ownership and operations of real property are subject to extensive and changing federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, handling and disposition of wastes, and cleanup of contaminated soil and ground water, or otherwise relating to the protection of the environment. We believe that we are in substantial compliance with applicable environmental laws and regulations. However, we cannot predict with any certainty that we will not in the future incur liability, which could be significant under environmental statutes and regulations with respect to noncompliance with environmental laws, contamination of sites formerly or currently owned or operated by us (including contamination caused by prior owners and operators of such sites) or the off-site disposal of regulated materials, which could be material.

We may from time to time be required to conduct remediation of releases of regulated materials at our owned or operated facilities. None of our pending remediation projects are expected to result in material costs. Like any manufacturer, we are also subject to the possibility that we may receive notices of potential liability in connection with materials that were sent to third-party recycling, treatment, and/or disposal facilities under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and comparable state statutes, which impose liability for investigation and remediation of contamination without regard to fault or the legality of the conduct that contributed to the contamination, and for damages to natural resources. Liability under CERCLA is retroactive, and, under certain circumstances, liability for the entire cost of a cleanup can be imposed on any responsible party. No such notices are currently pending which are expected to result in material costs.

The Food and Drug Administration (“FDA”) regulates the material content of direct-contact food and drug packages, including certain packages we manufacture pursuant to the Federal Food, Drug and Cosmetics Act. Certain of our products are also regulated by the Consumer Product Safety Commission (“CPSC”) pursuant to various federal laws, including the Consumer Product Safety Act and the Poison Prevention Packaging Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall such products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell our products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals, imposing fines and penalties for noncompliance. Although we use FDA approved resins and pigments in our products that directly contact food and drug products and believe they are in material compliance with all such applicable FDA regulations, and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with such requirements.

The plastics industry, including us, is subject to existing and potential federal, state, local and foreign legislation designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In particular, certain states have enacted legislation requiring products packaged in plastic containers to comply with standards intended to encourage recycling and increased use of recycled materials. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other similar measures. We believe that the legislation promulgated to date and such initiatives to date have not had a material adverse effect on us. There can be no assurance that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on us.

Properties

We lease or own our principal offices and manufacturing facilities. We believe that our property and equipment is well-maintained, in good operating condition and adequate for our present needs. The locations of our principal manufacturing facilities, by country, are as follows: United States—68 locations (38 Rigid Packaging, 19 Engineered Materials, 11 Flexible Packaging); Canada—4 locations (1 Rigid Packaging, 2

Engineered Materials, 1 Flexible Packaging); Mexico—3 locations (2 Engineered Materials, 1 Flexible Packaging); India, The Netherlands and Belgium (Engineered Materials); Germany and Australia (Engineered Materials); and Brazil and Malaysia (Rigid Packaging). The Evansville, Indiana facility serves as our world headquarters.

We lease our facilities in the following locations: Evansville, IN; Louisville, KY; Lawrence, KS; Peosta, IA; Phoenix, AZ; Quad Cities, IA; Phillipsburg, NJ; Bloomington, IN; Chicago, IL; Bowling Green, KY; Syracuse, NY; Jackson, TN; Anaheim, CA; Aurora, IL; Cranbury, NJ; Charlotte, NC; Easthampton, MA; Lathrop, CA; Hanover, MD; Tacoma, WA; Baltimore, MD; Chippewa Falls, WI; Atlanta, GA; Mexico City, Mexico; and Dunkirk, NY.

Legal Proceedings

We are party to various legal proceedings involving routine claims that are incidental to our business. Although our legal and financial liability with respect to such proceedings cannot be estimated with certainty, we believe that any ultimate liability would not be material to the business, financial condition, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

The following table provides information regarding the executive officers and members of the Board of Directors of Berry Plastics Group, Inc.

Name	Age	Title
Jonathan D. Rich(3)	57	Chairman, Chief Executive Officer and Director
Randall J. Becker	56	Chief Operating Officer and President
James M. Kratochvil	56	Chief Financial Officer
B. Evan Bayh	56	Director
Anthony M. Civale(1)(2)	38	Director
Donald C. Graham(1)	79	Director
Steven C. Graham(2)	53	Director
Joshua J. Harris	47	Director
Robert V. Seminara(1)(2)(3)	40	Director
David B. Heller	45	Director Nominee*

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Executive Committee.
*	Appointment effective upon consummation of this offering.

Jonathan D. Rich assumed the role of Chairman and Chief Executive Officer of Berry Plastics Group, Inc. in October 2010. Prior to becoming CEO, Dr. Rich served as President and Chief Executive Officer of Momentive Performance Materials, Inc. from June 2007 until October 2010. Prior to Momentive, Dr. Rich held executive positions at Goodyear Tire and Rubber from 2000 until 2007, including President of Goodyear North American Tire and President of Goodyear Chemical. Dr. Rich began his career at General Electric in 1982, where he was employed for 18 years in a variety of R&D, operational and executive roles. Mr. Rich’s position as Chief Executive Officer, his extensive management experience and his skills in business leadership and strategy qualify him to serve as a director of the company.

Randall J. Becker was named President and Chief Operating Officer of Berry Plastics Group, Inc. in December 2009. Mr. Becker formerly served as an Executive Vice President of Operations and has served in a variety of operational and executive roles over his 22 years of service with the company.

James M. Kratochvil has been Chief Financial Officer of Berry Plastics Group, Inc. since 1991. Mr. Kratochvil was formerly employed by our predecessor company from 1985 to 1991 as Controller.

B. Evan Bayh has been a member of our Board of Directors since 2011. Mr. Bayh is a former U.S. Senator and Indiana Governor. He was a member of the U.S. Senate from the state of Indiana from 1998 until his retirement in 2011. While in the Senate, he served on a variety of committees, including the Banking, Housing and Urban Affairs Committee, and the Committee on Small Business and Entrepreneurship. Prior to serving in the Senate, Mr. Bayh served as Indiana Governor from 1988 to 1997. Mr. Bayh’s many years of service in elected office, including as the chief executive of a large Midwestern state, qualifies him to serve as a director of the company.

Anthony M. Civale has been a member of our Board of Directors since 2006. Mr. Civale is the Lead Partner and Chief Operating Officer of Apollo Capital Management, LLC and co-founded Apollo’s senior credit and structured credit businesses. He joined Apollo in 1999. Prior to that time, Mr. Civale was employed by Deutsche Bank Securities, Inc. in the Financial Sponsors Group within its Corporate Finance Division. Mr. Civale also serves on the board of directors of HFA Holdings Limited, a multi-billion hedge fund of funds operator. In addition to these corporate boards, Mr. Civale also serves on the board of directors of Youth INC, a non-profit organization serving New York City children, and is a member of the Board of Trustees of

Middlebury College. Mr. Civale has previously served on the boards of directors of Harrah’s Entertainment, Goodman Global, Inc. Prestige Cruises and Covalence Specialty materials. Mr. Civale graduated from Middlebury College with a BA in Political Science. Mr. Civale’s extensive financial and business experience qualify him to serve as a director of the company.

Donald C. Graham founded “The Graham Group,” an alliance of independently owned and operated industrial businesses and investment management firms, and has been a member of our Board of Directors since 2006. Over nearly half a century, Mr. Graham built a substantial family industrial concern—founding consumer packaging, capital equipment and building products businesses, and investing in companies serving a wide range of consumer and industrial sectors. Mr. Graham founded Graham Packaging Company, in which he sold a controlling interest in 1998 and retained a minority ownership position until the company was sold in 2011; as of that point, The Graham Group’s three legacy industrial businesses operated in more than 90 locations worldwide. Mr. Graham participates on several advisory boards of The Graham Group’s independently owned and managed investment concerns and continues to provide guidance as an active board member of and investor in many underlying portfolio companies. Mr. Graham is Steven C. Graham’s father. Mr. Graham’s leadership of The Graham Group and his extensive financial and business experience, including in the packaging industry, qualify him to serve as a director of the company.

Steven C. Graham serves as Senior Managing Principal of Graham Partners and has been a member of our Board of Directors since 2006. Prior to founding Graham Partners in 1988, Mr. Graham worked in the Investment Banking Division of Goldman, Sachs & Co. in New York and as an Acquisition Officer for the RAF Group, a private investment firm headquartered in Philadelphia, Pennsylvania. Mr. Graham serves on the boards of over ten portfolio companies of Graham Partners and on the firm’s Investment Committee; he also serves on the Advisory Board of certain unaffiliated private investment funds managed by other general partners. Mr. Graham also serves on the Board of Advisors for the Center for Private Equity and Entrepreneurship at the Tuck School of Business at Dartmouth College, Williams College Endowment’s Non-marketable Assets Advisory Committee, and other charitable and for-profit advisory boards. Mr. Graham earned his B.A. with a double major in Philosophy and English from Williams College in 1982 and his M.B.A. from Dartmouth College’s Amos Tuck School of Business in 1986. Mr. Graham is Donald C. Graham’s son. Mr. Graham’s extensive financial and business experience qualify him to serve as a director of the company.

Joshua J. Harris has been a member of our Board of Directors since 2006. Mr. Harris is a Senior Managing Director of Apollo Global Management, LLC and Managing Partner of Apollo Management, L.P., which he co-founded in 1990. Prior to 1990, Mr. Harris was a member of the Mergers and Acquisitions Group of Drexel Burnham Lambert Incorporated. Mr. Harris also currently serves on the boards of directors of Apollo Global Management, LLC, LyondellBasell Industries, CEVA Group plc, Momentive Performance Materials and the holding company for Constellium. Mr. Harris has previously served on the boards of directors of Verso Paper, Metals USA, Nalco, Allied Waste Industries, Pacer International, General Nutrition Centers, Furniture Brands International, Compass Minerals Group, Alliance Imaging, NRT Inc., Covalence Specialty Materials, United Agri Products, Quality Distribution, Whitmire Distribution, and Noranda Aluminum. Mr. Harris graduated summa cum laude and Beta Gamma Sigma from the University of Pennsylvania’s Wharton School of Business with a Bachelor of Science Degree in Economics and received his MBA from the Harvard School of Business, where he graduated as a Baker and Loeb Scholar. Mr. Harris’ leadership of Apollo and his extensive financial and business experience qualify him to serve as a director of the company.

Robert V. Seminara has been a member of our Board of Directors since 2006. Mr. Seminara joined Apollo Management in 2003. Prior to that time, Mr. Seminara was a member of the Private Equity Group at Evercore Partners from 1996 to 2003. Prior to his tenure at Evercore, Mr. Seminara was employed by Lazard Frères & Co. in the firm’s Media & Communications Group. Mr. Seminara also serves on the board of directors of Skylink Aviation and is a member of the Board of Managers of Momentive Performance Materials Holdings LLC. Mr. Seminara graduated summa cum laude with a B.S. in Economics from the University of Pennsylvania’s Wharton School of Business. Mr. Seminara’s extensive financial and business experience qualify him to serve as a director of the company.

David B. Heller will become a member of our Board of Directors upon the consummation of this offering. Mr. Heller is the former Global Co-Head of the Securities Division at Goldman, Sachs & Co., where he also served on the Management Committee. He joined Goldman Sachs in 1989 in New York and also spent significant time living and working in Tokyo and London during his career with the firm. He retired from Goldman in March of 2012. Currently he serves as a Trustee for the Acumen Fund, the New Museum of Contemporary Art, Project Morry, and Third Way. He earned a B.A. from Harvard College and continues to be involved with the university as Co-Chair of his class fundraising efforts. Mr. Heller’s extensive financial experience qualifies him to serve as a director of the company.

Composition of Board of Directors

The Company currently has seven directors and, upon the appointment of Mr. David B. Heller as an independent director upon the consummation of this offering, will have eight directors. We intend to avail ourselves of the “controlled company” exception under applicable stock exchange rules, which eliminates the requirements that we have a majority of independent directors on our board of directors and that we have compensation and nominating/corporate governance committees composed entirely of independent directors. We will be required, however, to have an audit committee with one independent director during the 90-day period beginning on the date of effectiveness of the registration statement filed with the SEC in connection with this offering and of which this prospectus is part. After such 90-day period and until one year from the date of effectiveness of the registration statement, we will be required to have a majority of independent directors on our audit committee. Thereafter, we will be required to have an audit committee comprised entirely of independent directors.

If at any time we cease to be a “controlled company” under stock exchange rules, the board of directors will take all action necessary to comply with the applicable stock exchange rules, including appointing a majority of independent directors to the board of directors and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Upon consummation of this offering, we intend to divide our board of directors into three classes. The members of each class will serve staggered, three-year terms (other than with respect to the initial terms of the Class I and Class II directors, which will be one and two years, respectively). Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Upon consummation of this offering:

•

Mr. Donald C. Graham and Mr. Heller, whose appointment will be effective upon the consummation of this offering, will be Class I directors, whose initial terms will expire at the 2013 annual meeting of stockholders;

•	Mr. Bayh, Mr. Civale and Mr. Steven C. Graham will be Class II directors, whose initial terms will expire at the 2014 annual meeting of stockholders; and

•	Mr. Rich, Mr. Harris and Mr. Seminara will be Class III directors, whose initial terms will expire at the 2015 annual meeting of stockholders.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control.

At each annual meeting following completion of this offering, our stockholders will elect the successors to our directors. Our executive officers and key employees serve at the discretion of our board of directors. Directors may be removed for cause by the affirmative vote of the holders of a majority of our common stock.

Apollo Approval of Certain Matters

Under the amended and restated stockholders agreement that we have agreed to enter into with Apollo and certain stockholders upon consummation of this offering, until such time as Apollo no longer beneficially owns at least 25% of the total number of shares of our common stock outstanding at any time, the approval of a majority of the members of our board of directors, which must include the approval of a majority of the directors nominated by Apollo voting on the matter, will be required for amendments to our certificate of incorporation and bylaws, certain business combinations, the incurrence of certain indebtedness, certain capital expenditures, the declaration of dividends or other distributions other than intra-company dividends or distributions, changes in the size of the board of directors and to approve certain other matters. See “Certain Relationships and Related Party Transactions—Stockholders Agreement” and “Description of Capital Stock—Composition of Board of Directors; Election and Removal of Directors.”

Director Independence

As a privately held company, none of the current directors are considered independent under the rules of the NYSE. However, our Board of Directors has determined that Mr. Heller, whose appointment will be effective upon the consummation of this offering, is independent under the rules of the NYSE and satisfies the independence standards for the Audit Committee established by the Securities and Exchange Commission and the rules of the NYSE. Mr. Rich is not considered independent under any general listing standards due to his current and past employment relationship with us, and Messrs. Civale, Donald C. Graham, Steven C. Graham, Harris, Bayh and Seminara are not considered independent under any general listing standards due to their relationships with Apollo and Graham Partners, our largest stockholders. As funds affiliated with Apollo will continue to control a majority of our voting stock following the offering, under NYSE listing standards, we expect to qualify as a “controlled company” and, accordingly, be exempt from requirements to have a majority of independent directors and a nominating/corporate governance committee and a compensation committee each composed entirely of independent directors.

Board Committees

Our Board of Directors comprises a Compensation Committee, an Audit Committee and an Executive Committee. Following the completion of this offering, we will also have a Nominating and Governance Committee that will be constituted prior to the completion of the offering.

Audit Committee

Our Audit Committee currently consists of Messrs. Civale, Steven C. Graham and Seminara. Mr. Heller will be appointed to serve on the Audit Committee upon the consummation of this offering, at which time Messrs. Civale and Steven C. Graham will no longer serve on the Audit Committee. Our Board of Directors has determined that Mr. Heller satisfies the requirements for independence and financial literacy under the rules and regulations of the NYSE and the Securities and Exchange Commission, qualifies as an audit committee financial expert as defined under Securities and Exchange Commission rules and regulations, and satisfies the financial sophistication requirements of the NYSE.

The principal duties and responsibilities of our Audit Committee are to oversee and monitor the following:

•	the annual appointment of auditors, including the independence, qualifications and performance of our auditors and the scope of audit and non-audit assignments and related fees;

•	the accounting principles we use in financial reporting;

•	our financial reporting process and internal auditing and control procedures;

•	our risk management policies;

•	the integrity of our financial statements; and

•	our compliance with legal, ethical and regulatory matters.

Compensation Committee

Our Compensation Committee consists of Messrs. Civale, Donald C. Graham and Seminara. The principal duties and responsibilities of our Compensation Committee are the following:

•

approval and recommendation to our Board of Directors of all compensation plans for the CEO of the company, all employees of the company and its subsidiaries who report directly to the CEO, and other members of the Senior Management Group, as well as all compensation for our Board of Directors;

•	approval of short-term compensation of the Senior Management Group and recommendation of short-term compensation for members of our Board of Directors;

•	approval and authorization of grants under the company’s or its subsidiaries’ incentive plans, including all equity plans and long-term incentive plans; and

•	the preparation of any report on executive compensation required by SEC rules and regulations, if any.

Nominating and Governance Committee

Prior to the completion of the offering, our Board of Directors will appoint Messrs. Rich, Seminara and Bayh to serve on the Nominating and Governance Committee. The principal duties and responsibilities of our Nominating and Governance Committee will be the following:

•	implementation and review of criteria for membership on our Board of Directors and its committees;

•	recommendation of proposed nominees for election to our Board of Directors and membership on its committees; and

•	recommendations to our Board of Directors regarding governance and related matters.

Executive Committee

Our Executive Committee consists of Messrs. Rich and Seminara. The principal duties and responsibilities of our Executive Committee are the following:

•	the exercise of the powers and duties of the Board of Directors between board meetings and while the Board is not in session, subject to applicable law and our organizational documents; and

•	the implementation of the policy decisions of our Board of Directors.

Code of Ethics

We have a Code of Business Ethics that applies to all employees, including our Chief Executive Officer and senior financial officers. These standards are designed to deter wrongdoing and to promote the highest ethical, moral and legal conduct of all employees. Our Code of Business Ethics can be obtained, free of charge, at our Corporate Headquarters in our Human Resources Department and is posted on our website.

COMPENSATION DISCUSSION AND ANALYSIS

The company has a Compensation Committee comprised of Messrs. Seminara, Donald Graham and Civale. The Compensation Committee makes all final compensation decisions for our executive officers, including each of our “named executive officers” identified in our Summary Compensation Table and established the annual salaries and bonuses paid to vice presidents and above (which we collectively refer to as the “Senior Management Group”) for fiscal 2012. Below is a discussion of the principles outlining our executive compensation program.

Compensation Philosophy and Analysis

Our goal as an employer is to ensure that our pay practices are equitable as compared to market practice, facilitate appropriate retention, and reward exceptional performance. In the past, we have conducted studies to better understand compensation programs of other manufacturing companies similar in size to the company. Our studies have reviewed base salary, bonus, and a time based option value for one year, and based on such studies, we believe that our compensation levels generally fall at the lower end of other comparable companies.

The company believes that executive compensation should be designed to align closely the interests of its executive officers and stockholders and to attract, motivate, reward and retain superior management talent. The company utilizes the following guidelines pertaining to executive compensation:

•	pay compensation that is competitive with the practices of other manufacturing businesses that are similar in size to the company;

•	wage enhancements aligned with the performance of the company;

•	pay for performance by:

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setting performance goals determined by our CEO and the Board of Directors for our officers and providing a short-term incentive award opportunity through a bonus plan that is based upon achievement of these goals; and

•

providing long-term incentive opportunities in the form of stock options, in order to retain those individuals with the leadership abilities necessary for increasing long-term shareholder value while aligning their interests with those of our investors and stockholders.

Role of Compensation Committee

The Compensation Committee’s specific roles are to:

•

approve and recommend to our Board of Directors all compensation plans for (1) the CEO of the company, (2) all employees of the company and its subsidiaries who report directly to the CEO, and (3) other members of the Senior Management Group, as well as all compensation for our Board of Directors;

•	approve the short-term compensation of the Senior Management Group and to recommend short-term compensation for members of our Board of Directors;

•	approve and authorize grants under the company’s or its subsidiaries’ incentive plans, including all equity plans and long-term incentive plans; and

•	prepare any report on executive compensation required by Securities and Exchange Commission rules and regulations for inclusion in our annual proxy statement, if any.

Role of Executive Officers

Our CEO, COO, CFO and Executive Vice President – HR annually review the performance versus annual goals of each of our executive officers. This information, along with the performance of the company and market data, determines the wage adjustment recommendation presented to the Compensation Committee. All other compensation recommendations with respect to executive officers of the company are made by the CEO pursuant to policies established in consultation with the Compensation Committee and recommendations from the Human Resource Department.

The Compensation Committee evaluates the performance of the CEO and determines the CEO’s compensation in light of the goals and objectives of the compensation program. The Compensation Committee expects to review, on at least an annual basis, the performance of the CEO as compared with the achievement of the company’s goals and any individual goals. The CEO, together with the Human Resource Department, will assess the performance and compensation of the other named executives officers annually. The Human Resource Department, together with the CEO, will review annually the performance of each member of the Senior Management Group as compared with the achievement of the company or operating division goals, as the case may be, together with each executive’s individual goals. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the executives. Both performance and compensation are evaluated to ensure that the company is able to attract and retain high quality executives in vital positions and that their compensation, taken as a whole, is competitive and appropriate compared to that of similarly situated executives in other corporations within the company’s industry.

Executive Compensation Program

The compensation of our executive officers is generally classified into the following three categories: (1) base salary, (2) annual bonus, and (3) long-term equity awards in the form of company stock options. The company has selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of the company’s business. Base salary and bonus targets are set with the goal of motivating our named executive officers and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform. Our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives, retaining key talent and more closely aligning the interests of management with our stockholders.

The compensation program for our named executive officers is reviewed on an annual basis. In setting individual compensation levels for a particular executive, the total compensation package is considered along with the executive’s past and expected future contributions to our business.

Base Salary

Our executive officers’ base salaries depend on their position within the company and its subsidiaries, the scope of their responsibilities, the period during which they have been performing those responsibilities and their overall performance. Base salaries are reviewed annually and are generally adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Annual Bonus

The company has a long history of sharing profits with employees. This philosophy is embedded in our corporate culture and is one of many practices that has enabled the company to continually focus on improvement and be successful.

Our named executive officers participate in our Executive Profit Sharing Bonus Program, which is subject to approval by our Board of Directors every year. Depending on our overall business performance, which for calendar year 2012 was specifically related to our attainment of Adjusted EBITDA (excluding the impact of current-year acquisitions) and our growth, each named executive officer is eligible to receive a bonus ranging from zero to 108% of his or her annual base salary. These target ranges are the same for all members of the Senior Management Group and are subject to change at the discretion of the Compensation Committee.

Performance objectives are generally set on an annual basis. The applicable performance period is the calendar year in which the bonus award opportunity is granted.

In determining the amount each named executive officer earns under the Executive Profit Sharing Bonus Program, 75% of the target value of the award is earned based on attaining 100% of the applicable annual Adjusted EBITDA target, and 25% is based on attaining a pre-established level of growth in the equity value of the company. By meeting both targets, named executive officers qualify to earn 68.5% of their annual base Salary. Bonus payments are thus directly tied to the performance of the company. Upon approval by our Board of Directors, bonuses are, to the extent earned, generally paid on an annual basis on a date determined by the Compensation Committee.

New Annual Bonus Plan

In connection with the consummation of this offering, we intend to adopt the Berry Plastics Group, Inc. Executive Bonus Plan. The Executive Bonus Plan is intended to provide an incentive for superior work and to motivate covered key executives toward even greater achievement and business results, to tie their goals and interests to those of ours and our stockholders and to enable us to attract and retain highly qualified executives. Under the Executive Bonus Plan, we may pay bonuses (including, without limitation, discretionary bonuses) to key executives, including executive officers, based upon such terms and conditions as our board of directors or compensation committee may in its discretion determine. The Executive Bonus Plan will be administered by our board of directors and/or Compensation Committee. We may amend or terminate the Executive Bonus Plan at any time in our sole discretion. Any amendments to the Executive Bonus Plan will require stockholder approval only to the extent required by applicable law, rule or regulation.

Equity Compensation Plan

In 2006, we adopted the 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan permits us to grant stock options, stock appreciation rights, and rights to purchase shares to employees, directors or consultants of the company or any of its subsidiaries. The 2006 Equity Incentive Plan is administered by our Board of Directors or, if designated by our Board of Directors, by the Compensation Committee. It is expected that approximately 12.3 million shares of our common stock will be reserved for issuance under the 2006 Equity Incentive Plan after our Board of Directors or Compensation Committee adjusts the number of shares reserved for issuance under the 2006 Equity Incentive Plan (currently, approximately one million shares) pursuant to its terms to give effect to the 12.25-for-one stock split that will take effect upon the consummation of the offering.

As discussed below, we have awarded stock options to members of our management, including our named executive officers. However, the Compensation Committee has not established any formal program or practice regarding the amount or timing of equity award grants to our employees. We do not have any program, plan or practice for selecting grant dates for awards under the 2006 Equity Incentive Plan in coordination with the release of material nonpublic information. Under the 2006 Equity Incentive Plan, the exercise price for option awards is the fair market value of our common stock on the date of grant. Historically, the fair market value of a share of our common stock was determined by the Board of Directors by applying industry-appropriate multiples to our then-current EBITDA. This valuation took into account a level of net debt that excluded cash required for working capital purposes. After the consummation of this offering, we expect that the fair market value of a share of our common stock will be determined for this purpose by reference to the public trading price of a share of our common stock on the date of grant of the option (e.g., using a weighted average or closing price). The Compensation Committee is not prohibited from granting awards at times when it is in possession of material nonpublic information. However, no inside information was taken into account in determining the number of options previously awarded or the exercise price for those awards, and we did not “time” the release of any material nonpublic information to affect the value of those awards.

From time to time, we grant management participants stock options or stock appreciation rights under the 2006 Equity Incentive Plan. In connection with the grants, we enter into stock option or stock appreciation right award agreements with management participants. The Compensation Committee believes that the granting of awards under the 2006 Equity Incentive Plan promotes, on a short- and long-term basis, an enhanced personal interest for our executives and an alignment of those interests with the goals and strategies of the company and the interests of our stockholders. The Compensation Committee also believes that the equity grants provide not only financial rewards to such executives for achieving company goals but also provide additional incentives for executives to remain with the company.

Generally, options granted under the 2006 Equity Incentive Plan become vested and exercisable over a five- year period. Unless set forth otherwise in the applicable award agreement, time-based options generally vest in 20% increments on each of the first five anniversaries of the grant date, performance-based options generally vest upon achievement of certain EBITDA or IRR targets, and all options granted and outstanding under the plan vest on the ninth anniversary of the date of grant. In each case, the vesting of options is generally subject to the grantee’s continued employment at the company or at one of its subsidiaries as of the applicable vesting date.

The 2006 Equity Incentive Plan (as supplemented by a side letter) provides for payment to holders of vested outstanding stock options and stock appreciation rights of special dividends and a pro rata share of transaction fees that may be paid to Apollo and Graham Partners in connection with certain extraordinary transactions. Absent an agreement otherwise, dividends and transaction fees in respect of unvested options and stock appreciation rights are credited to an account (and funded through the use of a “rabbi” trust) and paid to the option or stock appreciation right holder upon the earlier of the second anniversary of the date of payment of dividends or transaction fees generally (as the case may be), the holder’s death, disability, retirement, termination without cause or resignation for good reason or a change of control of us (as such terms are defined in the 2006 Equity Incentive Plan). The above terms and conditions regarding payments and credits in the event of special dividends will expire upon the consummation of the offering.

The maximum term of options granted under the 2006 Equity Incentive Plan is ten years. Subject to certain exceptions set forth in the applicable stock option award agreement, unvested options will automatically be forfeited upon termination (in the case of a termination for cause, vested options are also forfeited), and all vested options held by the participant upon a termination of employment (other than for cause) will expire 90 days after termination (or one year after termination in the case of termination due to death or disability). In the case of a termination of employment due to death or disability, an additional 20% of an individual’s options will vest. Twenty percent of each grantee’s option grants becomes vested upon a “change in control” of us, and 40% of each grantee’s option grants becomes vested if such change in control results in the achievement of a targeted internal rate of return. In the case of Dr. Jonathan Rich, our Chief Executive Officer, different vesting terms and conditions apply to his unvested stock options in the event his employment is terminated under certain circumstances or there is a change of control of us. After the consummation of the offering, we expect that the terms and conditions of the 2006 Equity Incentive Plan, and the terms and conditions of the new equity plan we anticipate adopting prior to the offering, will provide for different treatment of outstanding options and other equity-based awards upon a change in control of us.

Shares of company common stock acquired under the 2006 Equity Incentive Plan are subject to restrictions on transfer, repurchase rights, and other limitations as set forth in award agreements adopted under the 2006 Equity Plan and the company’s stockholder’s agreement. As set forth in the award agreements adopted under the 2006 Equity Plan and the company’s stockholder’s agreement, upon the consummation of the offering, these transfer restrictions will no longer apply (subject to certain exceptions) because our shares of common stock will be publicly traded.

New Equity Compensation Plan

In connection with the consummation of this offering, we intend to adopt the Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan, which we refer to as the “2012 Plan.” The following is a description of the material terms of the 2012 Plan.

Purpose. The purposes of the 2012 Plan are to further the growth and success of Berry Plastics Group, Inc. and to reward and incentivize the outstanding performance of our key employees, directors, consultants and other service providers by aligning their interests with those of stockholders through equity-based compensation and enhanced opportunities for ownership of shares of our common stock.

Administration. The 2012 Plan will be administered by our board of directors and/or the compensation committee thereof, or such other committee of the board of directors as the board of directors may from time to time designate (the committee administering the 2012 Plan is referred to in this description as the “committee”). Among other things, the committee will have the authority to select individuals to whom awards may be granted, to determine the type of awards, to determine the terms and conditions of any such awards, to interpret the terms and provisions of the 2012 Plan and awards granted thereunder and to otherwise administer the plan.

Eligibility. Persons who serve or agree to serve as employees of, directors of, consultants to or other service providers of Berry Plastics Group, Inc. on the date of the grant will be eligible to be granted awards under the 2012 Plan.

Shares Available. Subject to adjustment, the 2012 Plan authorizes the issuance of up to 9,297,750 shares of common stock pursuant to the grant or exercise of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards. The maximum number of shares of common stock pursuant to incentive stock options will be 929,775 shares of common stock.

If any award is forfeited or if any stock option or other stock award terminates without being exercised, or if any shares of common stock are not actually purchased pursuant to such stock awards, shares of common stock subject to such awards will be available for subsequent distribution of awards under the 2012 Plan. If the option price of any stock option granted under the 2012 Plan will be satisfied by delivering shares of common stock to us (by actual delivery or attestation), only the number of shares of common stock issued net of the shares of common stock delivered or attested to will be deemed delivered for purposes of determining the maximum number of shares of common stock available for delivery under the 2012 Plan. To the extent any shares are not delivered to a participant because such shares are used to satisfy any applicable tax-withholding obligation, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of common stock available for delivery under the 2012 Plan.

Change in Capitalization or Change in Control. In the event of certain extraordinary corporate transactions, the committee or the board of directors may make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the 2012 Plan, (ii) the various maximum limitations set forth in the 2012 Plan, (iii) the number and kind of shares or other securities subject to outstanding awards; and (iv) the exercise price of outstanding options and stock appreciation rights, among others.

The committee may, in its discretion, provide for the acceleration of vesting or exercisability of awards either (i) upon a change in control of Berry Plastics Group, Inc., (ii) upon a specified date following a change in control of Berry Plastics Group, Inc., or (iii) upon specified terminations of employment following a change in control of Berry Plastics Group, Inc. The committee may provide for such treatment as a term of an award or may provide for such treatment following the granting of an award.

Types of Awards. As indicated above, several types of awards will be available for grant under the 2012 Plan. A summary of the types of awards available under the 2012 Plan is set forth below.

Stock Options and Stock Appreciation Rights. Stock options granted under the 2012 Plan may either be incentive stock options or nonqualified stock options. Stock appreciation rights granted under the plan may either be granted alone or in tandem with a stock option. The exercise price of options and stock appreciation rights cannot be less than 100% of the fair market value of the stock underlying the options or stock appreciation rights on the date of grant. Optionees may pay the exercise price in cash or, if approved by the committee, in common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The term of options and stock appreciation rights shall be as determined by the committee, but an incentive stock option, which we refer to as “ISO,” may not have a term longer than ten years from the date of grant. The committee will determine the vesting and exercise schedule of options and stock appreciation rights and the extent to which they will be exercisable after the award holder’s employment terminates. Generally, and subject to the terms of the applicable award agreement, unvested options and stock appreciation rights terminate upon the termination of employment and vested options and stock appreciation rights will remain exercisable for 90 days after the award holder’s termination for any other reason. Vested options and stock appreciation rights also will terminate upon the optionee’s termination for “cause” (as defined in the 2012 Plan). Stock options and stock appreciation rights are transferable only by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order or in the case of nonqualified stock options or stock appreciation rights, as otherwise expressly permitted by the committee including, if so permitted, pursuant to a transfer to the participant’s family members, to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

Restricted Stock. Restricted stock may be granted with such restriction periods as the committee may designate. The committee may provide at the time of grant that the vesting of restricted stock will be contingent upon the achievement of applicable performance goals and/or continued service. The terms and conditions of restricted stock awards (including any applicable performance goals) need not be the same with respect to each participant. During the restriction period, the committee may require that the stock certificates evidencing restricted shares be held by Berry Plastics Group, Inc. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the committee. Other than such restrictions on transfer and any other restrictions the committee may impose, the participant will have all the rights of a stockholder with respect to the restricted stock award.

Restricted Stock Units. The committee may grant restricted stock units payable in cash or shares of Berry Plastics Group, Inc. common stock, conditioned upon continued service and/or the attainment of performance goals determined by the committee. The terms and conditions of restricted stock unit awards (including any applicable performance goals) need not be the same with respect to each participant.

Other Stock-Based Awards. Under the 2012 Plan, the committee will be able to grant other types of equity-based awards based upon our common stock, including unrestricted stock, convertible debentures and dividend equivalent rights.

Transferability. The 2012 Plan will provide that awards generally will not be assignable or otherwise transferable, except by will, by designation of a beneficiary, and the laws of descent and distribution or to the extent otherwise permitted by the committee.

Duration of the Plan. We intend that the 2012 Plan will have a term of ten years from the date of its adoption by our board of directors.

Amendment and Discontinuance. The board of directors may amend, alter or discontinue the 2012 Plan, but no amendment, alteration or discontinuance may materially impair the rights of an optionee under an option or a recipient of a stock appreciation right, restricted stock award or restricted stock unit award previously granted without the optionee’s or recipient’s consent. The 2012 Plan expressly permits the committee to increase or decrease the exercise price of any or all outstanding awards under the 2012 Plan, to grant new options or stock appreciation rights in exchange for the surrender and cancellation of any or all outstanding stock options or stock appreciation rights, and to buy from a participant a stock option or stock appreciation right previously granted with payment in cash, securities or other consideration. Amendments to the 2012 Plan require stockholder approval to the extent such approval is required by applicable law or the listing standards of any applicable exchange.

Tax Considerations

This paragraph is intended only as a brief summary of the federal income tax rules that are generally relevant to nonqualified options. The laws governing the tax aspects of awards are highly technical and such laws are subject to change. Upon the grant of a nonqualified option under the 2012 Plan, the optionee will not recognize any taxable income and we will not be entitled to a deduction. Upon the exercise of such an option, the excess of the fair market value of the shares acquired on the exercise of the option over the exercise price will constitute compensation taxable to the optionee as ordinary income. In computing our U.S. federal income tax, we will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee. As discussed more fully below, Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation paid to a company’s chief executive officer or any of its other three most highly compensated executive officers, other than the chief financial officer, in excess of $1 million in any year, but nonqualified options generally qualify for an exception to this limitation. In any case, as discussed below, we expect a “grandfathering” exception to this limitation to apply to the 2012 Plan until (a) the first material modification of such plan or agreement; (b) the first meeting of our stockholders held to elect directors that occurs after 2015; or (c) such other date required by Section 162(m) of the Code.

Expected Grants Following this Offering

We currently expect to grant under the new equity plan described above awards with respect to approximately 2.8 million shares in the aggregate at the offering price to employees, officers and non-employee directors, including our named executive officers, immediately following the consummation of this offering. It is currently expected that such awards will be in the form of options to purchase shares of common stock of the Company, which options will have an exercise price equal to the price of shares sold in this offering and be subject to time-based vesting conditions, except for non-employee directors, whose options will be fully vested upon grant.

Compensation Programs and Risk Management

We have determined that any risks arising from our compensation programs and policies are not reasonably likely to have a material adverse effect on the company. Our compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to the company and its stockholders. The combination of performance measures applicable to annual bonuses and equity compensation awards granted to our executive officers and the multi-year vesting schedules applicable to equity awards granted to our executives encourages our executives to maintain both a short- and long-term view with respect to company performance.

Post-Employment Compensation

We provide post-employment compensation to our employees, including our named executive officers, as a continuance of the post-retirement programs sponsored by prior owners of the company. The Compensation Committee believes that offering such compensation allows us to attract and retain qualified employees and executives in a highly competitive marketplace and rewards our employees and executives for their contribution to the company during their employment.

A principal component of our post-employment executive officer compensation program is a qualified defined contribution 401(k) plan and a retirement health plan, which plans apply to all of our employees generally. Additionally, as described in more detail below, each of our named executive officers is party to employment agreements with us that provide for termination rights and benefits. Under the 401(k) plan, the company awards a $200 lump sum contribution annually for participating in the plan and matches dollar-for-dollar the first $300 contributed by participants, with an additional match equal to 10% of the applicable participant’s elective deferrals made during the plan year (subject to the limits set forth under the Internal Revenue Code). Participants who contribute at least $1,000 will also receive an additional $150 lump sum deposit at the end of the year. Company matching contributions are immediately vested upon contribution.

Perquisites and Other Personal Benefits

The Compensation Committee periodically reviews the perquisites provided to our executive officers to ensure that they are reasonable, competitive and consistent with the overall compensation program. Such perquisites include for certain of our executive officers (as set forth in more detail in the Summary Compensation Table and accompanying footnotes) use of a company-provided car and financial planning and tax assistance.

Section 162(m) of the Internal Revenue Code

From and after the time that our compensation programs become subject to Section 162(m) of the Internal Revenue Code, we intend to consider the structure of base salary, bonus and equity award compensation in order to maintain the deductibility of compensation under Section 162(m), to the extent we believe it is in the best interests of our stockholders to do so. However, the Board of Directors will take into consideration other factors, together with Section 162(m) considerations, in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible. Transition provisions under Section 162(m) may apply for a period of approximately three to four years following the consummation of this offering to certain compensation arrangements that were entered into by us because we were not publicly held.

Compensation Program Following the Offering

The design of our compensation program following this offering is an ongoing process. We believe that, following the offering, we will have more flexibility in designing compensation programs to attract, motivate and retain our executives, including permitting us to regularly compensate executives with non-cash compensation reflective of our stock performance in relation to a comparative group in the form of publicly traded equity. Accordingly, as described above, we intend to adopt the Berry Plastics Group, Inc. Executive Bonus Plan and the 2012 Plan in connection with the offering.

We currently anticipate that our named executive officers (other than Messrs. Kratochvil and Becker, whose agreements expired in December 2011) will continue to be subject to employment agreements that are substantially similar to their existing employment agreements that are described herein. It is also currently anticipated that our current named executive officers will hold substantially similar positions following the offering.

While we are still in the process of determining specific details of the compensation program that will take effect following the offering, it is currently anticipated that our compensation program following the offering will be based on the same principles and designed to achieve the same objectives as our current compensation program.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, no officer or employee served as a member of the Compensation Committee. Messrs. Seminara, Donald Graham and Civale, members of our Compensation Committee, have relationships with our equity sponsors, Apollo and Graham Partners. We may pay fees to our equity sponsors for providing management, consulting, or other advisory services. As such, Messrs. Seminara, Donald Graham and Civale may be indirect beneficiaries of the relationship between our equity sponsors and us. For more information about these relationships, see “Certain Relationships and Related Party Transactions.”

Summary Compensation Table

(in dollars)

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards		All Other Compensation		Total
Jonathan D. Rich	2012	$864,716	$776,687	$—		$5,560		$1,646,963
Chairman and Chief Executive Officer	2011	834,329	30,740	733,239	(1)	25,993		1,624,301
	2010	—	—	—		—		—

Randall J. Becker	2012	$516,113	$456,875	$—		$9,468		$982,456
Chief Operating Officer	2011	522,729	75,000	—		2,325		600,054
	2010	422,617	143,331	—		2,736		568,684

James M. Kratochvil	2012	$503,809	$443,225	$—		$22,513	(2)	969,547
Chief Financial Officer	2011	512,552	72,759	—		14,171		599,482
	2010	448,688	313,864	—				762,552

Thomas E. Salmon	2012	$429,066	$429,988	$—		$13,430	(3)	$872,484
President—Engineered Materials Division	2011	408,910	60,633	—		2,263		471,806
	2010	376,595	261,553	—		12,449		650,597

G. Adam Unfried	2012	$358,134	$311,749	$—		$4,426		$674,309
President—Rigid Packaging—Open Top	2011	357,032	51,176	—		2,333		410,541
	2010	312,609	204,705	—		2,185		519,499

(1)	Equals the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, of the grants of nonqualified stock options to Mr. Rich under the 2006 Equity Incentive Plan. For a description of the assumptions used to value these options, please refer to Note 1 to the “Notes to Consolidated Financial Statements.”
(2)	Equals the sum of (1) $13,163 in costs incurred by the company for the executive’s use of a company-provided vehicle, (2) $1,871 in costs of group life insurance coverage provided to the executive, (3) $4,430 in costs incurred by the company for the executive’s tax return preparation, (4) $229 in costs of individual disability coverage provided to the executive and (5) $2,820 in matching contributions made by the company to the executive’s account under the company 401(k) plan.
(3)	Equals the sum of (1) $10,585 in costs incurred by the company for the executive’s use of a company provided vehicle, (2) $543 in costs of group life insurance coverage provided to the executive, and (3) $2,302 in matching contributions made by the company to the executive’s account under the company 401(k) plan.

Employment and Consulting Agreements

Messrs. Becker and Kratochvil were party to employment agreements with the company that expired in December 2011 (although the severance provisions of such agreements remain in effect, as described below), and Messrs. Unfried and Salmon are party to agreements that remain in effect unless terminated according to their terms. The employment agreements provide for base salary as disclosed in the “Summary Compensation Table” above. Salaries are subject in each case to annual adjustment at the discretion of the company. The employment agreements generally entitle each executive to participate in all incentive compensation and welfare plans established for executive officers.

The company may terminate the employment agreements for “cause” or due to a “disability” (as such terms are defined in the agreements). Specifically, if Mr. Salmon or Mr. Unfried is terminated by the company without “cause” (as such term is defined in their respective agreements), each is entitled to: (1) a pro rata portion of the annual bonus awarded to the executive for the year in which termination occurs, and (2) (A) if terminated prior to January 1, 2015, continuation of base salary for one year after termination, and (B) if terminated on or after January 1, 2015, severance benefits pursuant to the provisions of the Berry Plastics Corporation Severance Pay Plan in effect on the date of termination. Notwithstanding the termination of their employment agreements on December 31, 2011, if Mr. Kratochvil or Mr. Becker is terminated without “cause,” which, in the case of Mr. Kratochvil, includes a termination by reason of death or “disability” (as such terms are defined in their respective agreements), each is entitled to: (1) the greater of (A) continuation of base salary for one year after termination or (B) 1/12 of one year’s base salary for each year of employment (subject to a maximum of 30 years) with the company and its predecessors, and (2) a pro rata portion of the annual bonus awarded to him for the year in which termination occurs. Each employment agreement also includes customary noncompetition, nondisclosure and nonsolicitation provisions.

In October 2010, the company and Jonathan Rich entered into an employment agreement. The employment agreement provides for base salary as disclosed in the “Summary Compensation Table” above. Salary is subject to annual adjustment at the discretion of the Compensation Committee of the Board of Directors. The agreement generally entitles Dr. Rich to an annual performance-based target bonus equal to 68.5% of his then-current annual base salary and to participate in all welfare plans established for executive officers. If Dr. Rich’s employment is terminated by the company without “cause,” if Dr. Rich resigns for “good reason,” or if his employment is terminated by reason of death or disability, in each case (other than death) subject to his execution of a release of claims and compliance with the restrictive covenants set forth in his agreement, he is entitled to (1) cash severance equal to 18 months’ base salary, payable in monthly installments, (2) a prorated bonus based on actual performance for the year in which termination occurs and (3) for the severance continuation period, a monthly amount equal to the amount by which the monthly COBRA continuation coverage premium exceeds the active employee monthly premium under the company’s group medical plans. The employment agreement also includes customary noncompetition, nondisclosure and nonsolicitation provisions.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the number of outstanding equity awards held by each of our named executive officers as of September 29, 2012.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/sh)	Option Expiration Date
Jonathan Rich	102,085	1,122,914	(1)	6.12	10/04/20
James M. Kratochvil	255,558	—		8.16	9/20/16
Randall J. Becker	127,779	—		8.16	9/20/16
Randall J. Becker	23,951	39,919	(2)	6.18	1/01/20
G. Adam Unfried	167,580	—		8.16	9/20/16
Thomas E. Salmon	26,814	6,702	(3)	8.16	6/04/17
Thomas E. Salmon	62,215	29,953	(4)	9.21	1/01/18

(1)	The executive’s unvested options vest as follows: (i) with respect to 306,256 options, 25% vest on October 4 of each of 2012, 2013, 2014 and 2015, and (ii) 816,658 options vest upon the attainment of certain performance criteria.
(2)

The executive’s unvested options vest as follows: (i) with respect to 14,371 options, approximately 1,597 vest at the end of each calendar quarter beginning with the calendar quarter ending December 31, 2012, (ii) with respect to 19,161 options, approximately 6,387 vest at the end of each calendar year beginning with the

2012 calendar year based on the attainment of performance criteria, and (iii) approximately 6,387 options vest on January 1, 2019.
(3)	The executive’s unvested options vest on June 4, 2016.
(4)	The executive’s unvested options vest as follows: (i) approximately 2,303 options vest at the end of the calendar quarter ending December 31, 2012, (ii) 9,216 options vest at the end of calendar year 2012 based on the attainment of performance criteria, and (iii) approximately 18,434 options vest on January 1, 2017.

Option Exercises for the 2012 Fiscal Year

No options were exercised by our named executive officers in fiscal 2012.

Potential Payments Upon Termination or Change-in-Control

As discussed above, Messrs. Unfried, Salmon and Dr. Rich are party to employment agreements with the company. Messrs. Becker and Kratochvil were party to employment agreements with the company that expired in December 2011 that, notwithstanding their termination, provide the severance benefits described below. If Mr. Becker or Mr. Kratochvil is terminated without “cause,” which, in the case of Mr. Kratochvil, includes a termination by reason of death or “disability” (as such terms are defined in their respective agreements), each is entitled to: (1) the greater of (A) continuation of base salary for one year after termination and (B) 1/12 of one year’s base salary for each year of employment (subject to a maximum of 30 years) with the company and its predecessors, and (2) a pro rata portion of the annual bonus awarded to him for the year in which termination occurs. If Mr. Salmon or Mr. Unfried is terminated by the company without “cause” (as such term is defined in their respective agreements), the executive is entitled to: (1) a pro rata portion of the annual bonus awarded to the executive for the year in which termination occurs, and (2) (A) if terminated prior to January 1, 2015, continuation of base salary for one year after termination, and (B) if terminated on or after January 1, 2015, severance benefits pursuant to the provisions of the Berry Plastics Corporation Severance Pay Plan in effect on the date of termination. If Dr. Rich is terminated by the company without “cause,” he resigns for “good reason” or if his employment is terminated by reason of death or disability, in each case (other than death) subject to his execution of a release of claims and compliance with the restrictive covenants set forth in his agreement, he is entitled to (1) cash severance equal to 18 months’ base salary, payable in monthly installments, (2) a prorated bonus based on actual performance for the year in which termination occurs, and (3) for the severance continuation period, a monthly amount equal to the amount by which the monthly COBRA continuation coverage premium exceeds the active employee monthly premium under the company’s group medical plans.

Under the company’s form of option award agreements, as described above, unvested options will automatically be forfeited upon a termination without cause (in the case of a termination for cause, vested options are also forfeited). In the case of a termination of employment due to death or disability, an additional 20% of an executive’s options will vest. Twenty percent of each executive’s option grants becomes vested upon a “change in control” of us, and 40% becomes vested if such change in control results in the achievement of a targeted internal rate of return. In the case of Dr. Rich, different vesting terms and conditions apply to his unvested stock options in the event his employment is terminated under certain circumstances or there is a change of control of us. Assuming an initial public offering price of $17.00 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and that the employment of each of our named executive officers had been terminated without “cause” on September 29, 2012, the “in the money” value of any vested options held by Messrs. Kratochvil, Becker, Salmon, Unfried and Dr. Rich as of such date would have been approximately $2,259,133, $1,388,716, $721,691, $1,481,407 and $1,110,685, respectively.

If each of our named executive officers had been terminated without “cause” on September 29, 2012, Messrs. Kratochvil, Becker, Salmon, Unfried and Dr. Rich would have received cash severance amounts of approximately $1,392,000, $1,254,000, $650,000, $542,000 and $1,741,000, respectively.

Compensation for Directors

Non-employee directors receive $12,500 per quarter plus $2,000 for each meeting they attend and are reimbursed for out-of-pocket expenses incurred in connection with their duties as directors. For fiscal 2012, we paid non-employee directors’ fees on a combined basis as shown in the following table.

Name	Fees Earned or Paid	Option Awards	Total
Anthony M. Civale	$60,000	$—	$60,000
Patrick J. Dalton(1)	52,000	—	52,000
Donald C. Graham	58,000	—	58,000
Steven C. Graham	64,000	—	64,000
B. Evan Bayh	58,000	—	58,000
Joshua J. Harris	56,000	—	56,000
Robert V. Seminara	68,000	—	68,000

(1)	Mr. Dalton resigned from the Board of Directors effective February 8, 2012.

Equity Compensation Plan Information

The following table provides information as of the end of our 2012 fiscal year regarding shares of common stock of Berry Plastics Group, Inc. that may be issued under our existing equity compensation plan, the 2006 Equity Incentive Plan, which is the only plan under which equity awards have been granted.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
	(a)	(b)	(c)
Equity compensation plans not approved by security holders(1)(2)	10,741,090	7.76	1,597,240
Total	10,741,090	7.76	1,597,240

(1)	Includes the 2006 Equity Incentive Plan, which our Board of Directors adopted in September 2006, and for which there were 7,327,612 options exercisable at the end of our 2012 fiscal year.
(2)	Does not include shares of Berry Plastics Group, Inc. Common Stock already purchased as such shares are already reflected in the company’s outstanding shares.

2006 Equity Incentive Plan

In 2006, we adopted the 2006 Equity Incentive Plan. The purpose of the 2006 Equity Incentive Plan is to further our growth and success, to enable our directors, executive officers and employees to acquire shares of our common stock, thereby increasing their personal interest in our growth and success, and to provide a means of rewarding outstanding performance by such persons. Options granted under the 2006 Equity Incentive Plan may not be assigned or transferred, except to us or by will or the laws of descent or distribution. The 2006 Equity Incentive Plan terminates ten years after adoption and no options may be granted under the plan thereafter. The 2006 Equity Incentive Plan allows for the issuance of non-qualified options, options intended to qualify as “incentive stock options” within the meaning of the Internal Revenue Code, stock appreciation rights and other rights to purchase shares of our common stock.

The employees participating in the 2006 Equity Incentive Plan receive options and stock appreciation rights under the 2006 Equity Incentive Plan pursuant to individual option and stock appreciation rights agreements, the terms and conditions of which (subject to certain exceptions) are substantially identical. Each option agreement provides for the issuance of options to purchase common stock of the company.

At the end of the 2012 fiscal year, there were outstanding options to purchase 10,697,823 shares of our common stock and stock appreciation rights with respect to 43,267 shares of our common stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of September 18, 2012, regarding the beneficial ownership of the common stock of Berry Plastics Group, Inc. with respect to:

•	each person that is a beneficial owner of more than 5% of its outstanding common stock;

•	each director and each executive officer named in the Summary Compensation Table; and

•	all directors and executive officers as a group.

Upon the completion of this offering, investment funds affiliated with Apollo will own, in the aggregate, approximately 59.43% of our common stock, assuming the underwriters do not exercise their option to purchase additional shares of our common stock. As a result, we will qualify as a “controlled company” within the meaning of the corporate governance rules of the NYSE.

	Upon Completion of the Offering
Name and Address of Owner(1)	Number of Shares of Common Stock(1)	Percent of Class
Apollo Funds(2)	66,915,476	59.43%
Graham Berry Holdings, L.P.(3)	6,125,000	5.44%
James M. Kratochvil(4)	1,085,949	*
Jonathan Rich(4)	571,670	*
Randall J. Becker(4)	466,540	*
G. Adam Unfried(4)	316,025	*
Thomas E. Salmon(4)	195,595	*
B. Evan Bayh(5)(6)	24,500	*
Anthony M. Civale(5)(6)	43,254	*
Donald C. Graham(5)(7)	24,500	*
Steven C. Graham(5)(7)	24,500	*
Joshua J. Harris(5)(6)	43,254	*
Robert V. Seminara(5)(6)	43,254	*
David B. Heller(4) (director nominee)	—	*
All directors and executive officers as a group (12 persons, including director nominee)	2,839,041	2.50%

*	Less than 1% of common stock outstanding.
(1)	The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
(2)

The amount reported includes shares held of record by Apollo V Covalence Holdings, L.P. (“Covalence V”), Apollo Investment Fund V, L.P. (“AIF V”), Covalence Co-Investment Holdings LLC (“Covalence Co-Invest”), Apollo Investment Fund VI, L.P. (“AIF VI”), AP Berry Holdings, L.P. (“AP Holdings”) and BPC Co-Investment Holdings LLC (“BPC Co-Investment LLC,” and together with Covalence V, AIF V, Covalence Co-Invest, AIF VI and AP Holdings, the “Funds”). Apollo V Covalence Holdings, LLC (“Covalence LLC”) is the general partner of Covalence V, Apollo Advisors V, L.P. (“Advisors V”) is the general partner of AIF V, AP Berry Holdings, LLC (“AP Holdings LLC”) is the general partner of AP Holdings and the fiduciary of Apollo Overseas Partners (Germany) VI, L.P.

(“Overseas Germany”) with respect to Overseas Germany’s investment in our common stock. Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI and the managing general partner of Overseas Germany. Apollo Capital Management V, Inc. (“ACM V”) is the general partner of Advisors V, and Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI. Apollo Principal Holdings I, L.P. (“Principal I”) is the sole stockholder of ACM V and the sole member of ACM VI. Apollo Principal Holdings I GP, LLC (“Principal I GP”) is the general partner of Apollo Principal.

Apollo Management V, L.P. (“Management V”) is the manager of Covalence LLC and Covalence Co-Invest, and the investment manager of AIF V, and as such has voting and investment power over the shares of our common stock held by AIF V, Covalence V and Covalence Co-Invest. Apollo Management VI, L.P. (“Management VI”) is the manager of AP Holdings LLC, BPC Co-Investment LLC and Overseas Germany, and the investment manager of AIF VI, and as such has voting and investment power over the shares of our common stock held by AP Holdings, BPC Co-Investment LLC and AIF VI. AIF V Management, LLC (“AIF V LLC”) is the general partner of Management V and AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF V LLC and AIF VI LLC, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Apollo Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers of Principal I GP, and the managers, as well as executive officers, of Management Holdings GP.

Covalence V, AIF V, Covalence Co-Invest, AIF VI, AP Holdings and BPC Co-Investment LLC each disclaims beneficial ownership of all of the shares of our common stock held by any of the other Funds. Each of Covalence LLC, AP Holdings, LLC, Overseas Germany, Advisors V, Advisors VI, ACM V, ACM VI, Principal I, Principal I GP, Management V, Management VI, AIF V LLC, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of all shares of our common stock held or beneficially owned by any of the Funds, except to the extent of any pecuniary interest therein. The address of Covalence V, AP Holdings, AIF V, AIF VI, Covalence LLC, AP Holdings LLC, Advisors V, Advisors VI, ACM V, ACM VI, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of Overseas Germany is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands. The address of each of Covalence Co-Invest and BPC Co-Investment LLC is c/o Apollo Management VI, L.P., 9 West 57th Street, New York, New York 10019. The address of Management V, Management VI, AIF V LLC, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(3)	Graham Partners II, L.P., as the sole member of the general partner of Graham Berry Holdings, L.P., has the voting and investment power over the shares held by Graham Berry Holdings, L.P. Each of Messrs. Steven Graham and Donald Graham, who have relationships with Graham Partners II, L.P. and/or Graham Berry Holdings, L.P., disclaim beneficial ownership of any shares of Berry Plastics Group, Inc. that may be deemed beneficially owned by Graham Partners II, L.P. or Graham Berry Holdings, L.P. except to the extent of any pecuniary interest therein. Each of Graham Partners II, L.P. and its affiliates disclaims beneficial ownership of any such shares in which it does not have a pecuniary interest. The address of Graham Partners II, L.P. and Graham Berry Holdings, L.P. is 3811 West Chester Pike, Building 2, Suite 200, Newtown Square, Pennsylvania 19073.
(4)	The address of Messrs. Kratochvil, Becker, Unfried, Salmon, Heller and Dr. Rich is c/o Berry, 101 Oakley Street, Evansville, Indiana 47710. Total includes underlying options that are vested or scheduled to vest within 60 days.
(5)	Total represents underlying options that are vested or scheduled to vest within 60 days for each of Messrs. Bayh, Civale, Donald Graham, Steven Graham, Harris and Seminara. Options for 24,500 shares beneficially owned by Steven Graham are held of record by Graham Partners Inc.
(6)	The address of Messrs. Bayh, Civale, Harris and Seminara is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.
(7)	The address of Messrs. Steven Graham and Donald Graham is c/o Graham Partners, Inc. is 3811 West Chester Pike, Building 2, Suite 200, Newtown Square, Pennsylvania 19073.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

Apollo, Graham Partners and certain of our employees who invested in Berry Plastics Group, Inc. entered into a stockholders agreement in 2007 that we have agreed to amend and restate upon consummation of this offering. The amended and restated stockholders agreement will provide for, among other things, a restriction on the transferability of the equity ownership of the company of each employee and certain other stockholders that are parties thereto, certain restrictions on each such person’s ability to compete with us or solicit our employees or customers, piggyback registration rights, repurchase rights by the company and Apollo in certain circumstances, demand registration rights for Apollo and Graham and board and information rights for Apollo.

In addition, the amended and restated stockholders agreement will provide that, except as otherwise required by applicable law, if Apollo continues to hold (a) at least 50% of our outstanding common stock, it will have the right to designate no fewer than that number of directors that would constitute a majority of our Board of Directors, (b) at least 30% but less than 50% of our outstanding common stock, it will have the right to designate up to five director nominees, (c) at least 20% but less than 30% of our outstanding common stock, it will have the right to designate up to four director nominees, and (d) at least 10% but less than 20% of our outstanding common stock, it will have the right to designate up to three director nominees. The agreement will also provide that if the size of the Board of Directors is increased or decreased at any time, Apollo’s nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number, except that if the Board of Directors increases its size within 180 days of the date of the agreement, Apollo will have the right to designate director nominees to fill each newly created directorship. The amended and restated stockholders agreement will provide that, except as otherwise required by applicable law, the company will take all action within its power to cause all persons nominated by Apollo pursuant to the provisions described above to be included in the slate of nominees recommended by the Board of Directors to our stockholders for election as directors at each annual meeting of our stockholders and will use all reasonable efforts to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees. In addition, except as otherwise required by applicable law, Apollo will have the right to designate a replacement to fill a vacancy on our Board of Directors that was designated by Apollo and we will be required to take all action within our power to cause such vacancy to be filled by the replacement designated by Apollo (including by promptly appointing such designee to the board of directors). Once Apollo owns less than 10% of our outstanding common stock, it will have no right to designate director nominees under the amended and restated stockholders agreement. See “Description of Capital Stock—Composition of Board of Directors; Election and Removal of Directors.”

Under the amended and restated stockholders agreement, the approval of a majority of the members of our board of directors, which must include the approval of a majority of the directors nominated by Apollo voting on the matter, will be required under certain circumstances. These include, as to us and, to the extent applicable, each of our subsidiaries:

•	the amendment, modification or repeal of any provision of our certificate of incorporation and bylaws or similar organizational documents in a manner that adversely affects Apollo;

•

the issuance of additional shares of any class of our capital stock (other than any award under any stockholder approved equity compensation plan or any intra-company issuance among us and our subsidiaries);

•

a merger or consolidation of us with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to another entity, the entry into or agreement to undertake any transaction that would constitute a “Change of Control” as defined in our or our subsidiaries’ principal credit facilities or note indentures;

•

the consummation of any acquisition of the stock or assets of any other entity (other than any of our subsidiaries), in a single transaction or a series of related transactions, involving consideration in excess of $75.0 million in the aggregate, or the entry into any joint venture requiring a capital contribution in excess of $75.0 million;

•

the incurrence of indebtedness, in a single transaction or a series of related transactions, aggregating to more than $75.0 million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing of this offering;

•	making a single or series of related capital expenditures in excess of $25.0 million in any fiscal year;

•	the declaration of any dividends or other distributions (other than intra-company dividends or distributions of any of our subsidiaries);

•	the termination of the Chief Executive Officer or designation of a new Chief Executive Officer;

•	a change in the size of the board of directors; and

•	the creation of any non-wholly owned subsidiary of us or any of our subsidiaries.

These approval rights will terminate at such time as Apollo no longer beneficially owns at least 25% of our outstanding common stock. See “Management—Apollo Approval of Certain Matters and Rights to Nominate Certain Directors” and “Description of Capital Stock—Composition of Board of Directors; Election and Removal of Directors.”

The amended and restated stockholders agreement will provide that Apollo may make one or more written demands of us to require us to register the shares of our common stock owned by Apollo, and Graham may make up to three such demands with respect to the shares of common stock owned by Graham. In addition, Apollo, Graham and the stockholders that are parties to the agreement will have piggyback rights entitling them to require us to register shares of our common stock owned by them in connection with any registration statements filed by us after the completion of this offering, subject to certain exceptions. We have agreed to indemnify Apollo and such stockholders (to the extent they are selling stockholders in any such registration) against losses suffered by them in connection with any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, except insofar as the same may be caused by or contained in any information furnished in writing to us by such selling stockholder for use therein.

Management and Transaction Fees

Prior to this offering, the company has been charged a management fee by Apollo Management VI, L.P., an affiliate of its principal stockholder and Graham Partners, for the provision of management consulting and advisory services provided each year. The management fee is the greater of $3 million or 1.25% of Adjusted EBITDA per year. The company paid $9 million of total management fees to Apollo and Graham Partners in fiscal 2011.

In connection with this offering, the management services agreement with Apollo and Graham Partners will be terminated.

In connection with the Rexam SBC acquisition, our management and the sponsors received a transaction fee of $5 million, including $3.5 million paid to Apollo and $329,000 paid to Graham Partners.

In connection with the reorganization of Pliant, our management and the sponsors received a structuring fee of $7 million, including $5.0 million paid to Apollo, $475,000 paid to Graham and $148,000 paid to Ira Boots. Our sponsors also received approximately 17.5 cents per dollar of principal amount with respect to the interests they held in Pliant’s existing second lien notes, or approximately $20.3 million in cash in the aggregate for

Apollo and $1.7 million in cash in the aggregate for Graham Partners, such 17.5 cents upon Pliant’s exit from bankruptcy being equal to the amount received by all other holders of Pliant’s existing second lien notes upon Pliant’s exit from bankruptcy.

Income Tax Receivable Agreement

Following our initial public offering, we expect to be able to utilize net operating losses that arose prior to the initial public offering and are therefore attributable to our existing stockholders, option holders and holders of stock appreciation rights (i.e., Apollo, management and other investors). These net operating loss carryforwards will reduce the amount of tax that we and our subsidiaries would otherwise be required to pay in the future.

We will enter into an income tax receivable agreement and thereby distribute to our existing stockholders, option holders and holders of our stock appreciation rights the right to receive payment by us of 85% of the amount of cash savings, if any, in U.S. federal, state, local, and foreign income tax that we and our subsidiaries actually realize (or are deemed to realize in the case of a change of control and certain subsidiary dispositions, as discussed below) as a result of the utilization of our and our subsidiaries’ net operating losses attributable to periods prior to this offering.

For purposes of the income tax receivable agreement, cash savings in income tax will be computed by reference to the reduction in the liability for income taxes resulting from the utilization of the tax benefits subject to the income tax receivable agreement. The term of the income tax receivable agreement will commence upon consummation of this offering and will continue until all relevant tax benefits have been utilized or have expired.

Our counterparties under the income tax receivable agreement will not reimburse us for any payments previously made if such tax benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in such circumstances we could make payments under the income tax receivable agreement that are greater than our actual cash tax savings.

While the actual amount and timing of any payments under the income tax receivable agreement will vary depending upon a number of factors, including the amount and timing of the taxable income we and our subsidiaries generate in the future, and our and our subsidiaries’ use of net operating loss carryforwards, we expect that during the term of the income tax receivable agreement, the payments that we may make could be material. Assuming no material changes in the relevant tax law and that we and our subsidiaries earn sufficient taxable income to realize the full tax benefits subject to the income tax receivable agreement, we would expect that future payments under the income tax receivable agreement will aggregate to approximately $310 to $350 million.

If we had completed our initial public offering as of June 30, 2012, we would have recorded a liability of $310 million, which represents the full obligation for our recognized deferred tax assets, with an offset to Additional Paid in Capital if the income tax receivable agreement had been executed. We expect to record a stock compensation charge in connection with our initial public offering related to the income tax receivable agreement for the payments to option holders and holders of our stock appreciation rights. Any future changes in the realizability of our net operating loss carry forwards that were generated prior to our initial public offering, will impact the amount of the liability that will be paid to our shareholders, option holders and holders of our stock appreciation rights. Changes in the realizability of these tax assets will be recorded in income tax expense (benefit) and any changes in the obligation under the income tax receivable agreement will be recorded in other income (expense). Based on our current taxable income estimates, we expect to repay the majority of this obligation by the end of our 2016 fiscal year. We expect to pay between $310 million and $350 million in cash related to this agreement, based on our current taxable income estimates. We plan to use cash flow from operations and availability under our line of credit to fund this obligation.

If we undergo a change of control, the income tax receivable agreement will terminate and we will be required to make a payment equal to the present value of future payments under the income tax receivable agreement, which payment would be based on certain assumptions, including those relating to our and our subsidiaries’ future taxable income. Additionally, if we sell or otherwise dispose of any of our subsidiaries in a transaction that is not a change of control, we will be required to make a payment equal to the present value of future payments under the income tax receivable agreement attributable to the tax benefits of such subsidiary that is sold or disposed of, applying the assumptions described above. Under limited circumstances, payments in connection with stock options and stock appreciation rights may, for tax reasons, need to be deferred following a change of control until the fifth anniversary of this offering.

The income tax receivable agreement provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under it or by operation of law as a result of the rejection of it in a case commenced under the United States Bankruptcy Code or otherwise, then all our payment and other obligations under the income tax receivable agreement will be accelerated and will become due and payable applying the same assumptions described above. Such payments could be substantial and could exceed our actual cash tax savings under the income tax receivable agreement.

Because we are a holding company with no operations of our own, our ability to make payments under the income tax receivable agreement is dependent on the ability of our subsidiaries to make distributions to us. Our credit agreement and Berry Plastics Corporation’s outstanding notes restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the income tax receivable agreement. To the extent that we are unable to make payments under the income tax receivable agreement for any reason, such payments will be deferred and will accrue interest at a rate of LIBOR plus 5.00% per annum until paid.

Other Related Party Transactions

Certain of our management, stockholders and related parties and their affiliates have independently acquired and held financial debt instruments of the company as of June 30, 2012. During fiscal 2011, interest expense included $1.3 million related to this debt.

Review and Approval of Related Party Transactions

Upon consummation of this offering, we intend to adopt a formal written policy for the review, approval or ratification of transactions with related persons.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facilities

Berry Plastics Corporation is a party to senior secured credit facilities that include a term loan in the principal amount of $1,200 million and a revolving credit facility which provides borrowing availability equal to the lesser of (a) $650 million or (b) the borrowing base, which is a function, among other things, of Berry Plastics Corporation’s and certain of its subsidiaries’ accounts receivable and inventory. The term loan matures on April 3, 2015 and the revolving credit facility matures on the earlier of June 28, 2016 and the date that is 45 days prior to the earliest scheduled maturity of Berry Plastics Corporation’s first lien notes, second lien notes (other than the second priority floating rate notes in certain circumstances) or term loan, except to the extent such debt is refinanced according to certain requirements.

The borrowing base is, at any time of determination, an amount (net of reserves) equal to the sum of:

•	85% of the net amount of eligible accounts receivable; and

•	85% of the net orderly liquidation value of eligible inventory.

The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.

At June 30, 2012, we had unused borrowing capacity of $394 million under the revolving credit facility after giving effect to outstanding letters of credit and borrowing base reserve.

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at our option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Credit Suisse, Cayman Islands Branch, as administrative agent, in the case of the term loan facility or Bank of America, N.A., as administrative agent, in the case of the revolving credit facility and (2) the U.S. federal funds rate plus  1/2 of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for LIBOR rate borrowings under the revolving credit facility as amended on June 28, 2011 was 1.75% to 2.25% and under the term loan is 2.00%. The initial applicable margin for base rate borrowings under the revolving credit facility as amended was 0.00% and under the term loan was 1.00%. The applicable margin for such borrowings under the revolving credit facility is adjusted depending on quarterly average daily unused borrowing capacity under the revolving credit facility.

The term loan facility requires minimum quarterly principal payments of $3 million for the first eight years, commencing in June 2007, with the remaining amount payable on April 3, 2015. In addition, Berry Plastics Corporation must prepay the outstanding term loan, subject to certain exceptions, with:

•	50% (which percentage is subject to a minimum of 0% upon the achievement of certain leverage ratios) of excess cash flow (as defined in the term loan credit agreement); and

•

100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if Berry Plastics Corporation does not reinvest or commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 15 months, subject to certain limitations.

In addition to paying interest on outstanding principal under the senior secured credit facilities, Berry Plastics Corporation is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.375% to 0.50% per annum depending on the average daily available unused borrowing capacity. Berry Plastics Corporation also pays a customary letter of credit fee, including a fronting fee of 0.125% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

Berry Plastics Corporation may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.

The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, Berry Plastics Corporation’s ability and the ability of its subsidiaries to:

•	sell assets;

•	incur additional indebtedness;

•	repay other indebtedness;

•	pay dividends and distributions or repurchase our capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness;

•	amend organizational documents;

•	change the business conducted by Berry Plastics Corporation and its subsidiaries;

•	change Berry Plastics Corporation’s fiscal year end; and

•	enter into agreements that restrict dividends from subsidiaries.

In addition, the revolving credit facility requires Berry Plastics Corporation to maintain a minimum fixed charge coverage ratio at any time when the aggregate unused revolver capacity falls below either 10% of the lesser of the revolving credit facility commitments and the borrowing base (and for ten consecutive days following the date upon which availability exceeds such threshold) or during the continuation of an event of default. In that event, Berry Plastics Corporation must satisfy a minimum fixed charge coverage ratio requirement of 1.0:1.0. The term loan facility also requires Berry Plastics Corporation to use commercially reasonable efforts to maintain corporate ratings from each of Moody’s and S&P for the term loan facility. The senior secured credit facilities also contain certain other customary affirmative covenants and events of default.

All obligations under the senior secured credit facilities are unconditionally guaranteed by Berry Plastics Group, Inc. and, subject to certain exceptions, each of Berry Plastics Corporation’s existing and future direct and indirect domestic subsidiaries. The guarantees of those obligations are secured by substantially all of Berry Plastics Corporation’s assets and those of each domestic subsidiary guarantor as well as the equity interests in Berry Plastics Corporation held by Berry Plastics Group, Inc.

First Priority Senior Secured Notes

In April 2008, Berry Plastics Corporation issued $681 million in aggregate principal amount of first priority floating rate senior secured notes due 2015 (the “existing first priority floating rate notes”). In November 2009, certain subsidiaries of Berry Plastics Corporation issued $370 million in aggregate principal amount of 8 1/4% first priority senior secured notes due 2015 (the “existing first priority fixed rate notes,” and together with the existing first priority floating rate notes, the “existing first priority senior secured notes”), and in December 2009, Berry Plastics Corporation assumed the obligations in respect of the existing first priority fixed rate notes.

The existing first priority senior secured notes are secured senior obligations of Berry Plastics Corporation and are guaranteed on a first priority senior secured basis by each of Berry Plastics Corporation’s subsidiaries that guarantees our senior secured credit facilities. The existing first priority floating rate notes mature on February 15, 2015. Interest on the existing first priority floating rate notes accrues at a rate per annum, reset quarterly, equal to LIBOR plus 4.75%. The existing first priority fixed rate notes mature on November 15, 2015. Interest on the existing first priority fixed rate notes accrues at 8 1/4% per annum.

On or after April 15, 2010, Berry Plastics Corporation may redeem some or all of the existing first priority floating rate notes at the redemption prices set forth in the indenture relating to the existing first priority floating rate notes.

Berry Plastics Corporation’s existing first priority fixed rate notes may be redeemed, at its option, prior to November 15, 2012, at a price equal to 100% of the principal amount of the existing first priority fixed rate notes redeemed plus an applicable premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date. On or after November 15, 2012, Berry Plastics Corporation may redeem some or all of the existing first priority fixed rate notes at the redemption prices set forth in the indenture relating to the existing first priority fixed rate notes. In addition, on or prior to November 15, 2012, Berry Plastics Corporation may redeem in the aggregate up to 35% of the original aggregate principal amount of the existing first priority senior secured notes issued as of the time of such redemptions, with the net cash proceeds of one or more equity offerings at specified redemption prices.

Upon the occurrence of a change of control, Berry Plastics Corporation is required to offer to repurchase all of the existing first priority senior secured notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

The indentures relating to the existing first priority senior secured notes contain a number of covenants that, among other things and subject to certain exceptions, restrict the ability of Berry Plastics Corporation and its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, enter into agreements restricting dividends or other payments from subsidiaries and enter into certain transactions with affiliates.

The indentures relating to the existing first priority senior secured notes provide that Berry Plastics Corporation may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not Berry Plastics Corporation is the surviving person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person unless certain requirements in the applicable Indenture are met.

Each indenture relating to the existing first priority senior secured notes also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding existing first priority senior secured notes outstanding under such indenture to be due and payable immediately.

Second Priority Senior Secured Notes

In September 2006, Berry Plastics Corporation issued $225 million in aggregate principal amount of floating rate notes (the “second priority floating rate notes”) and $525 million in fixed rate notes (the “2006 second priority fixed rate notes”). In November 2009, certain subsidiaries of Berry Plastics Corporation issued $250 million in aggregate principal amount of 8 7/8% second priority senior secured notes due 2014 (the “2009 second priority fixed rate notes”), and in December 2009, Berry Plastics Corporation assumed the obligations in respect of such notes. In connection with the issuance of $800 million of second priority notes (the “November 2010 second priority notes”) in November 2010, Berry Plastics Corporation conducted tender offers to purchase for cash any and all of the outstanding 2006 second priority fixed rate notes and 2009 second priority fixed rate notes. Berry Plastics Corporation also redeemed all such notes not validly tendered in the tender offers, and satisfied and discharged the indenture relating to the 2009 second priority fixed rate notes. Berry Plastics Corporation used the proceeds from the issuance of the November 2010 second priority notes along with cash on hand to fund the repurchase of the 2006 second priority fixed rate notes and the 2009 second priority fixed rate notes pursuant to the tender offers and subsequent redemption of such notes.

In April 2010, Berry Plastics Corporation issued $500 million in aggregate principal amount of 9 1/2% second priority senior secured notes due 2018 (the “April 2010 second priority fixed rate notes,” and together with the November 2010 second priority notes and the second priority floating rate notes, the “existing second priority senior secured notes”). The second priority floating rate notes will mature on September 15, 2014; the April 2010 second priority fixed rate notes will mature on May 15, 2018; and the November 2010 second priority notes will mature on January 15, 2021. All of Berry Plastics Corporation’s existing second priority senior secured notes are secured, senior obligations and are guaranteed on a second priority secured, senior basis by each of Berry Plastics Corporation’s subsidiaries that guarantees its senior secured credit facilities. No principal payments are required with respect to the existing second priority senior secured notes prior to maturity.

The April 2010 second priority fixed rate notes may be redeemed, at Berry Plastics Corporation’s option, prior to May 15, 2014, at a price equal to 100% of the principal amount of the April 2010 second priority fixed rate notes redeemed, plus accrued and unpaid interest and additional interest, if any, to the redemption date, plus an applicable premium. On or after May 15, 2014, Berry Plastics Corporation may redeem some or all of the April 2010 second priority fixed rate notes at redemption prices set forth in the indenture relating to the April 2010 second priority fixed rate notes. The November 2010 second priority notes may be redeemed, at Berry Plastics Corporation’s option, prior to January 15, 2016, at a price equal to 100% of the principal amount of the 2010 second priority fixed rate notes redeemed, plus accrued and unpaid interest and additional interest, if any, to the redemption date, plus an applicable premium. On or after January 15, 2016, Berry Plastics Corporation may redeem some or all of the November 2010 second priority notes at redemption prices set forth in the indenture relating to the November 2010 second priority notes. The second priority floating rate notes may be redeemed, at Berry Plastics Corporation’s option, at redemption prices set forth in the indenture relating to such notes. If a change of control occurs, Berry Plastics Corporation must give holders of the existing second priority senior secured notes an opportunity to sell their notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest.

The indentures relating to the existing second priority senior secured notes contain a number of covenants that, among other things and subject to certain exceptions, restrict the ability of Berry Plastics Corporation and its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, enter into agreements restricting dividends or other payments from subsidiaries, enter into certain transactions with affiliates and consolidate, merge or sell all or substantially all of its assets.

The indentures relating to the existing second priority senior secured notes provide that Berry Plastics Corporation may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not Berry Plastics Corporation is the surviving person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person unless certain requirements in the applicable indenture are met.

Each indenture relating to the existing second priority senior secured notes also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then-outstanding existing second priority senior secured notes under such indenture to be due and payable immediately.

Senior Subordinated Notes

Berry Plastics Corporation issued, in a private placement exempt from the Securities Act, $425 million of 11% Senior Subordinated Notes due September 15, 2016 (the “11% senior subordinated notes”). The 11% senior subordinated notes are senior subordinated obligations of Berry Plastics Corporation and rank junior to all other senior indebtedness of Berry Plastics Corporation that does not contain similar subordination provisions. No principal payments are required with respect to the 11% senior subordinated notes prior to maturity.

Berry Plastics Corporation also issued $265 million of 10 1/4% Senior Subordinated Notes due March 1, 2016 (the “10 1/4% senior subordinated notes,” and together with the 11% senior subordinated notes, the “senior subordinated notes”). The currently outstanding 10 1/4% senior subordinated notes are senior subordinated obligations of Berry Plastics Corporation and rank junior to all other senior indebtedness of Berry Plastics Corporation that does not contain similar subordination provisions. No principal payments are required with respect to the 10 1/4% senior subordinated notes prior to maturity.

The senior subordinated notes may be redeemed at Berry Plastics Corporation’s option under circumstances and at redemption prices set forth in the applicable indenture. Upon the occurrence of a change of control, Berry Plastics Corporation is required to offer to repurchase all of the senior subordinated notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest.

The indentures relating to the senior subordinated notes each contain a number of covenants that, among other things and subject to certain exceptions, restrict the ability of Berry Plastics Corporation and its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, enter into agreements restricting dividends or other payments from subsidiaries, enter into certain transactions with affiliates and consolidate, merge or sell all or substantially all of its assets.

The indentures relating to the senior subordinated notes provide that Berry Plastics Corporation may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not Berry Plastics Corporation is the surviving person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person unless certain requirements in the Indenture are met.

Each indenture relating to the senior subordinated notes also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the senior subordinated notes then outstanding under such indenture to be due and payable immediately, subject to certain exceptions and qualifications.

Covenant Compliance

Berry Plastics Corporation’s fixed charge coverage ratio, as defined in the revolving credit facility, is calculated based on a numerator consisting of Adjusted EBITDA less income taxes paid in cash and capital expenditures, and a denominator consisting of scheduled principal payments in respect of indebtedness for borrowed money, interest expense and certain distributions. Berry Plastics Corporation’s fixed charge coverage ratio, as defined in the indentures relating to the existing first priority senior secured notes, existing second priority senior secured notes and senior subordinated notes, is calculated based on a numerator consisting of Adjusted EBITDA, and a denominator consisting of interest expense and certain distributions. Berry Plastics Corporation is required, under its debt incurrence covenant, to use a rolling four quarter Adjusted EBITDA in its calculations.

Berry Plastics Corporation is required to maintain a minimum fixed charge coverage ratio of 1.0:1.0 under the revolving credit facility at any time when the aggregate unused capacity under the revolving credit facility is less than either 10% of the lesser of the revolving credit facility commitments and the borrowing base (and for

10 consecutive days following the date upon which availability exceeds such threshold) or during the continuation of an event of default. At June 30, 2012, Berry Plastics Corporation had unused borrowing capacity of $394 million under the revolving credit facility subject to a borrowing base.

Failure to maintain a first lien secured indebtedness ratio of 4.0 to 1.0 under the term loan facility, a fixed charge coverage ratio of 2.0:1.0 under the indentures relating to the senior subordinated notes, the existing first priority senior secured notes and the existing second priority senior secured notes, and unused borrowing capacity under the revolving credit facility of at least 15% of the lesser of the borrowing base and the aggregate revolving commitments (the “minimum amount”), or, if between $45 million and such minimum amount, a fixed charge coverage ratio of 1.0:1.0 under the revolving credit facility, can result in limiting our long-term growth prospects by hindering Berry Plastics Corporation’s ability to incur additional indebtedness, effect acquisitions, enter into certain significant business combinations, make distributions or redeem indebtedness.

Berry Plastics Group, Inc. Term Loan Credit Agreement

Berry Plastics Group, Inc. entered into a term loan credit facility on June 5, 2007, providing for term loans of $500 million in original principal amount. The term loans mature on June 5, 2014, are unsecured senior obligations of Berry Plastics Group, Inc. and are not guaranteed by any of its subsidiaries.

The borrowings under the Berry Plastics Group, Inc. term loan facility bear interest at a rate equal to an applicable margin plus, as determined at Berry Plastics Group, Inc.’s option, either (a) a base rate (“Base Rate”) determined by reference to the higher of (1) the prime rate of Credit Suisse, Cayman Islands Branch, as administrative agent, and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) a eurodollar rate (“LIBOR”) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for a three-month interest period, adjusted for certain additional costs. The initial applicable margin for LIBOR borrowings under the Berry Plastics Group, Inc. term loan facility was 6.25% per annum, and the initial applicable margin for base rate borrowings was 5.25% per annum.

For any interest period ending on or prior to June 5, 2012, Berry Plastics Group, Inc. may, at its option, elect to pay interest on the term loans (a) in cash, (b) by increasing the outstanding principal amount of the term loans by the amount of interest accrued during such interest period (a “PIK Election”) or (c) by paying 50% of the interest accrued during such period in cash and 50% by PIK Election. Any portion of interest subject to a PIK Election shall be payable at LIBOR plus the applicable margin plus an additional 0.75% per annum. With respect to any interest period ending after June 5, 2012, interest will be payable in cash.

If the term loans would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) from time to time and the regulations promulgated and the rulings issued thereunder, then at the end of each interest period ending after June 5, 2012, Berry Plastics Group, Inc. must repay in cash a portion of each term loan then outstanding equal to the portion of a term loan required to be repaid to prevent such term loan from being treated as an “applicable high yield discount obligation.” In other words, Berry Plastics Group, Inc. expects that it will have to repay in cash $12 million, which is recorded in current portion of long-term debt on the Consolidated Balance Sheet at the end of the first interest period ending after June 5, 2012 (and at the end of each subsequent interest period) a principal amount of Berry Plastics Group, Inc. term loans sufficient to cause the accrued and unpaid interest (including interest paid by PIK election) not to exceed the amount of interest that accrued on the term loans during the one-year period beginning on June 5, 2007.

Berry Plastics Group, Inc. may repay some or all of the term loans, at its option, at 100% of the principal amount of the term loans repaid, plus accrued and unpaid interest.

Upon the occurrence of a change of control of Berry Plastics Group, Inc., lenders of Berry Plastics Group, Inc. term loans have the right to have their loans repaid at 101% of the principal amount thereof plus accrued and unpaid interest.

The credit agreement relating to the Berry Plastics Group, Inc. term loans contains a number of covenants that, among other things and subject to certain exceptions, restrict the ability of Berry Plastics Group, Inc. and its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, enter into agreements restricting dividends or other payments from subsidiaries, enter into certain transactions with affiliates and consolidate, merge or sell all or substantially all of their assets. The outstanding balance of the Senior Unsecured Term Loan was $54 million as of June 30, 2012.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws as each will be in effect as of the consummation of this offering, except as otherwise indicated by reference to our current certificate of incorporation and current bylaws, and of specific provisions of Delaware law.

General

We will amend and restate our certificate of incorporation, to be effective upon consummation of the offering, at which time our capital stock will consist of a total of 450 million authorized shares, of which 400 million shares, par value $0.01 per share, will be designated as common stock and 50 million shares, par value $0.01, will be designated as preferred stock. Immediately following the completion of this offering, we will have 112,600,136 shares of common stock outstanding. There will be no shares of preferred stock outstanding immediately following this offering.

Common Stock

Voting Rights. Holders of common stock will be entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock will not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of common stock will be entitled to receive ratably dividends if, as and when dividends are declared from time to time by our Board of Directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below, if any. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation Rights. Upon liquidation, dissolution or winding up, the holders of common stock will be entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Matters. The common stock will have no preemptive or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock will be fully paid and non-assessable, and the shares of our common stock offered in this offering, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, shares of preferred stock will be issuable from time to time, in one or more series, with the designations of the series, the voting rights of the shares of the series (if any), the powers, preferences and relative, participation, optional or other special rights (if any), and any qualifications, limitations or restrictions thereof as our Board of Directors from time to time may adopt by resolution (and without further stockholder approval), subject to certain limitations. Each series will consist of that number of shares as will be stated and expressed in the certificate of designations providing for the issuance of the stock of the series.

Composition of Board of Directors; Election and Removal of Directors

In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, the number of directors comprising our Board of Directors will be determined from time to time by our Board of Directors, and only a majority of the Board of Directors may fix the number of directors. We intend to avail ourselves of the “controlled company” exception under applicable national securities exchange corporate governance rules, which exempts us from certain requirements, including the requirements that we have a majority of independent directors on our Board of Directors and that we have compensation and nominating and corporate governance committees composed entirely of independent directors. We will, however, remain subject to the requirement that we have an audit committee composed entirely of independent members.

We currently have seven directors and, upon the appointment of Mr. Heller upon the consummation of this offering, will have eight directors. Our amended and restated bylaws will provide that our Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors will be elected at the annual meeting of stockholders, with such elections decided by plurality vote, each year, except as provided in the amended and restated stockholders agreement that we have agreed to enter into upon consummation of this offering. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. Each director will hold office until his successor is duly elected and qualified or until his earlier death, resignation or removal. Any vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum, except as provided in the amended and restated stockholders agreement, as described below. Our amended and restated certificate of incorporation will provide that stockholders do not have the right to cumulative votes in the election of directors. At any meeting of our Board of Directors, except as otherwise required by law, a majority of the total number of directors that the company would have if there were no vacancies will constitute a quorum for all purposes.

The amended and restated stockholders agreement the company has agreed to enter into with Apollo and certain stockholders upon consummation of this offering will provide that, except as otherwise required by applicable law, if Apollo continues to hold (a) at least 50% of our outstanding common stock, it will have the right to designate no fewer than that number of directors that would constitute a majority of our Board of Directors, (b) at least 30% but less than 50% of our outstanding common stock, it will have the right to designate up to five director nominees, (c) at least 20% but less than 30% of our outstanding common stock, it will have the right to designate up to four director nominees, and (d) at least 10% but less than 20% of our outstanding common stock, it will have the right to designate up to three director nominees. The agreement will provide that if the size of the Board of Directors is increased or decreased at any time, Apollo’s nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number, except that if the Board of Directors increases its size within 180 days of the date of the agreement, Apollo will have the right to designate director nominees to fill each newly created directorship. The amended and restated stockholders agreement will provide that, except as otherwise required by applicable law, the company will take all action within its power to cause all persons nominated by Apollo pursuant to the provisions described above to be included in the slate of nominees recommended by the Board of Directors to our stockholders for election as directors at each annual meeting of our stockholders and will use all reasonable efforts to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees. In addition, except as otherwise required by applicable law, Apollo will have the right to designate a replacement to fill a vacancy on our Board of Directors that was designated by Apollo and we will be required to take all action within our power to cause such vacancy to be filled by the replacement designated by Apollo (including by promptly appointing such designee to the board of directors). Once Apollo owns less than 10% of our outstanding common stock, it will have no right to designate director nominees under the amended and restated stockholders agreement. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

In addition, the amended and restated stockholders agreement will provide that until such time as Apollo no longer beneficially owns at least 25% of the total number of shares of our common stock outstanding at any time, the approval of a majority of the members of our board of directors, which must include the approval of a majority of the directors nominated by Apollo voting on the matter, will be required for amendments to our certificate of incorporation and bylaws, certain business combinations, the incurrence of certain indebtedness, certain capital expenditures, the declaration of dividends or other distributions other than intra-company dividends or distributions, changes in the size of the board of directors and to approve certain other matters. See

“Management—Apollo Approval of Certain Matters and Rights to Nominate Certain Directors” and “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Special Meetings of Stockholders

Our amended and restated bylaws will provide that special meetings of the stockholders may be called only by the Board of Directors or chairman, and only proposals included in the company’s notice or otherwise brought before the meeting by or at the direction of the Board may be considered at such special meetings.

Section 203 of the DGCL

In our amended and restated certificate of incorporation, we will elect not to be subject to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in the manner prescribed therein. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation’s voting stock.

Certain Corporate Anti-Takeover Provisions

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our amended and restated certificate of incorporation will contain provisions that permit our Board of Directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. See “—Preferred Stock.”

Classified Board; Number of Directors

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and the number of directors on our Board of Directors may be fixed only by the majority of our Board of Directors, as described above in “—Composition of Board of Directors; Election and Removal of Directors.”

Removal of Directors, Vacancies

Our amended and restated certificate of incorporation will provide that stockholders will be able to remove directors only by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors and only for cause. Vacancies on our Board of Directors may be filled only by a majority of our Board of Directors then in office, although less than a quorum, except as provided in the amended and restated stockholders agreement that we have agreed to enter into upon consummation of this offering, which will provide that except as otherwise required by applicable law, Apollo will have the right to designate a replacement to fill a vacancy on our Board of Directors that was designated by Apollo. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

No Cumulative Voting

Our amended and restated certificate of incorporation will provide that stockholders do not have the right to cumulative votes in the election of directors. Cumulative voting rights would be available to the holders of our common stock if our amended and restated certificate of incorporation did not negate cumulative voting.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

Our amended and restated certificate of incorporation will not permit stockholder action without a meeting by consent if less than 50.1% of our outstanding common stock is owned by affiliates of Apollo. Our amended and restated bylaws also will provide that special meetings of the stockholders may be called only by the Board or chairman, and only proposals included in the company’s notice or otherwise brought before the meeting by or at the direction of the Board may be considered at such special meetings.

Advance Notice Requirements for Stockholders Proposals and Director Nominations

Our amended and restated bylaws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally will have to be delivered to and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely will have to be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or, if the first public announcement of the date of such meeting is less than 100 days prior to the date of such meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. Our amended and restated bylaws will also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Delaware Takeover Statute

In our amended and restated certificate of incorporation we will elect not to be subject to Section 203 of the DGCL, which would have imposed additional requirements regarding certain mergers and other business combinations.

All the foregoing proposed provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. In addition, under the amended and restated stockholders agreement that we have agreed to enter into upon consummation of this offering, until such time as Apollo no longer beneficially owns at least 25% of the total number of shares of our common stock outstanding at any time, the approval of a majority of the members of our board of directors, which must include the approval of a majority of the directors nominated by Apollo voting on the matter, will be required for certain business combinations and to approve certain other matters. See “Management—Apollo Approval of Certain Matters and Rights to Nominate Certain Directors” and “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These same provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest. In addition, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Corporate Opportunity

Our amended and restated certificate of incorporation will provide that no officer or director of us who is also an officer, director, employee, managing director or other affiliate of Apollo or Graham will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Apollo or Graham, as applicable, instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director or other affiliate has directed to Apollo or Graham, as applicable.

Amendment of Our Certificate of Incorporation

Under Delaware law, our amended and restated certificate of incorporation will provide that it may be amended only with the affirmative vote of a majority of the outstanding stock entitled to vote in the election of directors; provided that Apollo’s prior written consent is required for any amendment, modification or repeal of the provisions discussed above regarding the ability of Apollo-related directors to direct or communicate corporate opportunities to Apollo.

Amendment of Our Bylaws

Our amended and restated bylaws will provide that except as provided in the amended and restated stockholders agreement that we have agreed to enter into in connection with the consummation of this offering, they can be amended by the vote of a majority of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote or by the vote of a majority of the Board.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation will limit the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.

However, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our amended and restated certificate of incorporation will not adversely affect any right or protection of a director existing at the time of such modification or repeal.

Our amended and restated certificate of incorporation will provide that we will, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We will also indemnify any person who, at our request, is or was serving as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. We may, by action of our Board of Directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.

The right to be indemnified will include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified.

Our Board of Directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our Board of Directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment nor the repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Listing

We have applied to list our shares of common stock on the NYSE under the symbol “BERY.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and no predictions can be made about the effect, if any, that market sales of shares of our common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, our common stock in the public market may have an adverse effect on the market price for the common stock and could impair our ability to raise capital through future sales of our securities. See “Risk Factors—Risks Related to an Investment in our Common Stock and this Offering—Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.”

Sale of Restricted Shares

Upon completion of this offering, we will have an aggregate of 112,600,136 shares of our common stock outstanding. Of these shares, the 29,411,764 shares of our common stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares which may be acquired by any of our “affiliates” as that term is defined in Rule 144 under the Securities Act, which will be subject to the resale limitations of Rule 144. The remaining 83,188,372 shares of our common stock outstanding will be restricted securities, as that term is defined in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.

We have granted Apollo and Graham demand and incidental registration rights with respect to the shares of our common stock owned by it after this offering, and we have also granted certain employees and others who own equity in the company incidental registration rights with respect to the shares of our common stock owned by them after this offering. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Equity Incentive Plan

We intend to file one or more registration statements on Form S-8 under the Securities Act following this offering to register our shares of common stock that are issuable pursuant to the 2012 Plan. These registration statements are expected to become effective upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to any applicable lock-up agreements and to Rule 144 limitations applicable to affiliates.

Lock-up Agreements

The company and its executive officers, directors and significant stockholders, including Apollo and Graham, have agreed not to directly or indirectly, sell or dispose of any shares of our common stock for a period of 180 days from the date of this prospectus, subject to certain exceptions, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. See “Underwriting” for a description of these lock-up provisions.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), will be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year will be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then-outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act, an employee, consultant or advisor who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of the registration statement of which this prospectus forms a part in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period restriction, contained in Rule 144.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income tax considerations with respect to the ownership and disposition of our common stock applicable to non-U.S. holders who acquire such shares in this offering. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, a partnership or any of the following:

•	a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our common stock should consult their tax advisors.

This discussion assumes that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, and holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or U.S. state, local or non-U.S. taxes. Accordingly, prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. WE RECOMMEND THAT PROSPECTIVE HOLDERS OF OUR COMMON STOCK CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if an income tax treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated as first reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such shares.

Dividends effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment) of a non-U.S. holder generally will not be subject to U.S. withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.

Gain on Sale or Other Disposition of our Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income or, subject to the discussion below under the heading “Information Reporting and Backup Withholding,” withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder;

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

•

we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period and certain other conditions are satisfied. We believe that we currently are not, and we do not anticipate becoming, a USRPHC.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

U.S. backup withholding tax (currently, at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker that is:

•	a U.S. person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•

a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

information reporting will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no knowledge or reason to know to the contrary). Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

New Legislation

Under recently enacted legislation and administrative guidance, a 30% withholding tax would be imposed on dividends paid after December 31, 2013 and the gross proceeds from the sale of stock paid after December 31, 2014 to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting and certain other requirements in respect of their direct and indirect U.S. stockholders and/or U.S. accountholders. Such payments would include dividends and the gross proceeds from the sale or other disposition of our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Robert W. Baird & Co. Incorporated
Lazard Capital Markets LLC
Wells Fargo Securities, LLC
SunTrust Robinson Humphrey, Inc.
Lebenthal & Co., LLC
Apollo Global Securities, LLC

Total	29,411,764

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

There is no established trading market for shares of our common stock and a liquid trading market may not develop. It is also possible that the shares will not trade at or above the initial offering price following the offering.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $         per share to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the underwriting discounts and expenses we will pay to the underwriters. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at approximately $4.7 million and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters to purchase up to 4,411,764 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any options to purchase additional shares. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Lock-Up Agreements

We, all of our directors and executive officers and certain of our other existing stockholders, including affiliates of Apollo, have agreed that, subject to certain exceptions, for 180 days after the date of this prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., we and they will not directly or indirectly, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of our common stock, whether any such swap or transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the restricted period referred to above we issue an earnings release or material news or a material event relating to us occurs; or

•

prior to the expiration of the restricted period referred to above, we announce that we will issue an earnings release or we become aware that material news or a material event relating to us will occur during the 16-day period beginning on the last day of the restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day restricted period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless such extension is waived in writing by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., in their sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release our common stock and other securities from the lock-up agreements, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of our common stock and other securities for which the release is being requested and market conditions at the time.

Listing

We have applied to list our shares of common stock on the NYSE under the symbol “BERY.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Determination of Offering Price

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the representatives of the underwriters. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representative believes to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. “Naked” short sales are sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Reserved Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to some of our employees, officers and directors, and some employees, officers and directors of our subsidiaries. If these persons purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Reserved shares purchased by our officers and directors will be subject to the lock-up provisions described above.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. Certain underwriters or their respective affiliates act as lenders or agents under, and as consideration therefor received customary fees and expenses in connection with, our credit facilities and certain underwriters or their respective affiliates are holders of certain of our outstanding notes.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

An affiliate of Goldman, Sachs & Co. owns 100% of the issued and outstanding 11.0% senior subordinated notes that will be repaid with the proceeds of this offering.

Conflicts of Interest

Apollo Global Securities, LLC, an underwriter of this offering, is an affiliate of Apollo, our controlling stockholder. Since Apollo beneficially owns more than 10% of our outstanding common stock, a “conflict of interest” is deemed to exist under Rule 5121(f)(5)(B) of the Conduct Rules of the Financial Industry Regulatory Authority, or FINRA. In addition, affiliates of Goldman, Sachs & Co., an underwriter of this offering, will receive more than 5% of net offering proceeds by virtue of their ownership of our 11.0% senior subordinated notes outstanding and will have a “conflict of interest” pursuant to Rule 5121(f)(5)(C)(ii) of the Conduct Rules of FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. As such, any underwriter that has a conflict of interest pursuant to Rule 5121 will not confirm sales to accounts in which it exercises discretionary authority without the prior written consent of the customer. Pursuant to Rule 5121, a “qualified independent underwriter” (as defined in Rule 5121) must participate in the preparation of the prospectus and perform its usual standard of due diligence with respect to the registration statement and this prospectus. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as qualified independent underwriter for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act of 1933, specifically including those inherent in Section 11 of the Securities Act.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of                      has been obtained to each such proposed offer or resale.

The company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Notice to Prospective Investors in Japan

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law. The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Wachtell, Lipton, Rosen & Katz, New York, New York, will pass upon for us the validity of the shares of our common stock offered hereby. The underwriters have been represented by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Berry Plastics Group, Inc. as of October 1, 2011 and October 2, 2010 and for each of the three years in the period ended October 1, 2011, appearing in the Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Pliant Corporation at December 31, 2008 and for the year ended December 31, 2008, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Notes 1 and 18 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the United States Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act relating to the common stock that includes important business and financial information about us that is not included in or delivered with this prospectus. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or other documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or the matter involved.

Our subsidiary Berry Plastics Corporation files annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

You may obtain copies of the information and documents incorporated by reference in this prospectus at no charge by writing or telephoning us at the following address or telephone number:

Berry Plastics Group, Inc.

101 Oakley Street

Evansville, IN 47710

Attention: Chief Legal Officer

(812) 424-2904

We also maintain an Internet site at http://www.berryplastics.com. We will, as soon as reasonably practicable after the electronic filing of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports (if applicable), make available such reports free of charge on our website. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or registration statement of which this prospectus forms a part and you should not rely on any such information in making your decision whether to purchase our securities.

Index to Consolidated Financial Statements

UNAUDITED QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS OF BERRY PLASTICS GROUP, INC.

Consolidated Balance Sheets at June 30, 2012 and October 1, 2011	F-2
Consolidated Statements of Operations and Comprehensive Income (Loss) for the Quarterly Period and the Three Quarterly Periods ended June 30, 2012 and July 2, 2011	F-3
Consolidated Statement of Changes in Stockholders’ Equity for the Quarterly Period ended June 30, 2012 and July 2, 2011	F-4
Consolidated Statements of Cash Flows for the Three Quarterly Periods ended June 30, 2012 and July 2, 2011	F-5
Notes to Consolidated Financial Statements	F-6

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF BERRY PLASTICS GROUP, INC.

Report of Independent Registered Public Accounting Firm	F-16
Consolidated Balance Sheets at October 1, 2011 and October 2, 2010	F-17
Consolidated Statements of Operations for the Fiscal Years ending October 1, 2011, October 2, 2010 and September 26, 2009	F-18
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Fiscal Years ending October 1, 2011, October 2, 2010 and September 26, 2009	F-19
Consolidated Statements of Cash Flows	F-20
Notes to Consolidated Financial Statements	F-21

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF PLIANT CORPORATION

Report of Independent Auditors	F-55
Consolidated Balance Sheet at December 31, 2008	F-56
Consolidated Statement of Operations for the year ending December 31, 2008	F-57
Consolidated Statement of Stockholders’ Deficit for the year ending December 31, 2008	F-58
Consolidated Statement of Cash Flows	F-59
Notes to Consolidated Financial Statements	F-60

UNAUDITED QUARTERLY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF PLIANT CORPORATION

Condensed Consolidated Balance Sheets as of September 30, 2009 (Unaudited) and December 31, 2008	F-94
Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2009 and 2008 (Unaudited)	F-95
Condensed Consolidated Statements of Cash Flow for the Nine Months Ended September 30, 2009 and 2008 (Unaudited)	F-96
Condensed Consolidated Statements of Stockholders’ Deficit for the Nine Months Ended September 30, 2009 and 2008 (Unaudited)	F-97
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-98

Berry Plastics Group, Inc.

Consolidated Balance Sheets

(In Millions of Dollars)

	June 30, 2012	October 1, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$38	$42
Accounts receivable (less allowance for doubtful accounts of $3 at June 30, 2012 and $4 at October 1, 2011)	513	543
Inventories:
Finished goods	338	338
Raw materials and supplies	230	240

	568	578
Deferred income taxes	61	62
Prepaid expenses and other current assets	45	30

Total current assets	1,225	1,255

Property, plant and equipment
Land, buildings and improvements	261	268
Equipment and construction in progress	1,998	1,836

	2,259	2,104
Less accumulated depreciation	1,024	854

	1,235	1,250

Goodwill, intangible assets and deferred costs, net	2,641	2,704
Other assets	13	8

Total assets	$5,114	$5,217

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$339	$352
Accrued expenses and other current liabilities	286	286
Current portion of long-term debt	48	46

Total current liabilities	673	684

Long-term debt, less current portion	4,530	4,581
Deferred income taxes	224	233
Other long-term liabilities	159	170

Total liabilities	5,586	5,668

Commitments and contingencies
Redeemable shares	15	16

Stockholders’ equity (deficit):
Common stock; $0.01 par value: 400,000,000 shares authorized; 84,696,218 shares issued as of June 30, 2012 and October 1, 2011 and 83,209,232 and 83,863,047 shares outstanding as of June 30, 2012 and October 1, 2011	1	1
Paid-in capital	138	142
Notes receivable—common stock	(2)	(2)
Non-controlling interest	3	3
Accumulated deficit	(583)	(563)
Accumulated other comprehensive loss	(44)	(48)

Total stockholders’ equity (deficit)	(487)	(467)

Total liabilities and stockholders’ equity (deficit)	$5,114	$5,217

See notes to consolidated financial statements.

Berry Plastics Group, Inc.

Consolidated Statements of Operations and

Comprehensive Income (Loss)

(Unaudited)

(In Millions of Dollars)

	Quarterly Period Ended		Three Quarterly Periods Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net sales	$1,242	$1,187	$3,562	$3,332
Costs and expenses:
Cost of goods sold	1,028	1,000	2,972	2,841
Selling, general and administrative	76	67	227	200
Amortization of intangibles	27	27	81	80
Restructuring and impairment charges	4	5	30	36
Other operating expenses	9	9	34	26

Operating income	98	79	218	149
Other expense (income), net	—	1	(1)	67
Interest expense	82	82	248	243
Interest income	—	—	(1)	—

Net income (loss) before income taxes	16	(4)	(28)	(161)
Income tax expense (benefit)	7	1	(8)	(54)

Net income (loss)	$9	$(5)	$(20)	$(107)

Comprehensive income (loss)	$3	$(13)	$(18)	$(101)

Net income (loss) per share
Basic	0.11	(0.06)	(0.24)	(1.27)
Diluted	0.10	(0.06)	(0.24)	(1.27)

Weighted-average number of shares outstanding: (thousands)
Basic	83,190	83,937	83,508	84,219
Diluted	86,228	83,937	83,508	84,219

See notes to consolidated financial statements.

Berry Plastics Group, Inc.

Consolidated Statement of Changes in Stockholders’ Equity

For the Three Quarterly Periods Ended June 30, 2012 and July 2, 2011

(Unaudited)

(In Millions of Dollars)

	Common Stock	Paid-in Capital	Notes Receivable- Common Stock	Non Controlling Interest	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance at October 2, 2010	$1	$147	$(2)	$—	$(23)	$(264)	$(141)
Redeemable stock	—	(5)	—	—	—	—	(5)
Purchase of common stock	—	1	—	—	—	—	1
Stock compensation expense	—	1	—	—	—	—	1
Derivative amortization	—	—	—	—	1	—	1
Net loss	—	—	—	—	—	(107)	(107)
Interest rate hedges, net of tax	—	—	—	—	(2)	—	(2)
Currency translation	—	—	—	—	8	—	8

Balance at July 2, 2011	1	144	(2)	—	(16)	(371)	(244)

Balance at October 1, 2011	$1	$142	$(2)	$3	$(48)	$(563)	$(467)
Redeemable shares	—	(6)	—	—	—	—	(6)
Stock compensation expense	—	2	—	—	—	—	2
Derivative amortization	—	—	—	—	2	—	2
Net loss	—	—	—	—	—	(20)	(20)
Currency translation	—	—	—	—	2	—	2

Balance at March 31, 2012	$1	$138	$(2)	$3	$(44)	$(583)	$(487)

See notes to consolidated financial statements.

Berry Plastics Group, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In Millions of Dollars)

	Three Quarterly Periods Ended
	June 30, 2012	July 2, 2011
Operating activities
Net loss	$(20)	$(107)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	182	173
Amortization of intangibles	81	80
Non-cash interest expense	18	13
Non-cash interest income	(1)	—
Deferred income tax expense (benefit)	(10)	(55)
Loss on disposal and impairment of assets	20	20
Loss on extinguishment of debt	—	68
Other non-cash expense (income)	3	(3)
Changes in operating assets and liabilities:
Accounts receivable, net	37	(23)
Inventories	4	6
Prepaid expenses and other assets	(5)	14
Accounts payable and other liabilities	(31)	19

Net cash from operating activities	278	205

Investing activities
Additions to property, plant and equipment	(167)	(126)
Proceeds from sale of assets	9	2
Acquisition of businesses, net of cash acquired	(55)	(2)

Net cash from investing activities	(213)	(126)

Financing activities
Proceeds from long-term borrowings	—	800
Repayments on long-term borrowings	(62)	(832)
Debt financing costs	—	(22)
Purchase of common stock	(6)	(1)

Net cash from financing activities	(68)	(55)
Effect of exchange rate changes on cash	(1)	(1)

Net change in cash	(4)	23
Cash and cash equivalents at beginning of period	42	148

Cash and cash equivalents at end of period	$38	$171

See notes to consolidated financial statements.

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

(In Millions of dollars, except as otherwise noted)

1.	Background and Nature of Operations

Berry Plastics Group, Inc. (“Berry” or the “Company”) is one of the world’s leading manufacturers and marketers of plastic packaging products, plastic film products, specialty adhesives and coated products. The Company is primarily owned by affiliates of Apollo Management, L.P. (“Apollo”) and Graham Partners. The Company’s key principal products include containers, drink cups, bottles, closures and overcaps, tubes and prescription containers, trash bags, stretch films, engineered films, printed films and tapes which we sell into a diverse selection of attractive and stable end markets, including food and beverage, healthcare, personal care, quick service and family dining restaurants, custom and retail, agricultural, horticultural, institutional, industrial, construction, aerospace, and automotive.

2.	Basis of Presentation

The accompanying unaudited Consolidated Financial Statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) pursuant to the rules and regulations of the Securities and Exchange Commission for interim reporting. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full fiscal year. The accompanying financial statements include the results of the Company and its wholly and majority owned subsidiaries. For further information, refer to the consolidated financial statements and footnotes included elsewhere in this prospectus. All intercompany transactions have been eliminated. The Company issued financial statements by filing with the Securities and Exchange Commission and has evaluated subsequent events up to the time of the filing.

Stock Split

In September, 2012 the Board of Directors approved a 12.25 for-one stock split of the Company’s common stock, which will become effective prior to the effectiveness of the registration statement for the initial public offering. The effect of the stock split on outstanding shares and earnings per share has been retroactively applied to all periods presented.

Related Party Transactions and Allocations

The Company has recorded management fees of $2 and $2 for the quarterly period ended and $7 and $6 for the three quarterly periods ended June 30, 2012 and July 2, 2011, charged by Apollo and other investors to the Company.

3.	Acquisitions

Rexam Specialty and Beverage Closures

In September 2011, the Company acquired 100% of the capital stock of Rexam Closures Kentucky Inc., Rexam Delta Inc., Rexam Closures LLC, Rexam Closure Systems LLC, Rexam de Mexico S. de R.L. de C.V., Rexam Singapore PTE Ltd., Rexam Participacoes Ltda. and Rexam Plasticos do Brasil Ltda. (collectively, “Rexam SBC”) pursuant to an Equity Purchase Agreement by and among Rexam Inc., Rexam Closures and Containers Inc., Rexam Closure Systems Inc., Rexam Plastic Packaging Inc., Rexam Brazil Closure Inc., Rexam Beverage

Can South America S.A. and the Company. The aggregate purchase price was $351 ($340, net of cash acquired and working capital settlement during 2012). Rexam SBC’s primary products include plastic closures, fitments and dispensing closure systems, and jars. The newly added business is operated in the Company’s Rigid Closed Top reporting segment. To finance the purchase, the Company used cash on hand and existing credit facilities. The Rexam SBC acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date.

The Company is finalizing its allocation of the purchase price to deferred income taxes. The Company has recognized goodwill on this transaction as a result of expected synergies. A portion of the goodwill will not be deductible for tax purposes. The following table summarizes the preliminary allocation of the net purchase price and the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition:

Working capital	$69
Property and equipment	199
Intangible assets	43
Goodwill	42
Other long-term liabilities	(13)

Net assets acquired	$340

Pro forma net sales and pro forma net loss was $1,316 and $4 for the quarterly period ended July 2, 2011 and pro forma net sales and pro forma net loss was $3,686 and $101 for the three quarterly periods ended July 2, 2011, respectively. The pro forma net sales and net loss assume that the Rexam SBC acquisition had occurred as of the beginning of the respective period. The pro forma information presented above is for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Rexam SBC acquisition been consummated at the beginning of the respective period, nor is it necessarily indicative of future operating results. Further, the information reflects only pro forma adjustments for additional interest expense, amortization and closing expenses, net of the applicable income tax effects.

STOPAQ®

In June 2012, the Company acquired 100% of the shares of Frans Nooren Beheer B.V. and its operating companies (“Stopaq”) for a purchase price of $65 ($62, net of cash acquired). Stopaq is the inventor and manufacturer of patented visco-elastic technologies for use in corrosion prevention, sealing and insulation applications ranging from pipelines to subsea piles to rail and cable joints. The newly added business is operated in the Company’s Engineered Materials reporting segment. To finance the purchase, the Company used cash on hand and existing credit facilities. The Stopaq acquisition has been accounted for under the purchase method of accounting, and accordingly, the preliminary purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The Company has not finalized the purchase price allocation and it is subject to change. The Company has recognized goodwill on this transaction as a result of expected synergies. A portion of the goodwill will not be deductible for tax purposes.

4.	Restructuring and Impairment Charges

The Company incurred restructuring costs related to severance, asset impairment and facility exit costs of $4 and $5 for the quarterly period ended and $30 and $36 for the three quarterly periods ended as of June 30, 2012 and July 2, 2011, respectively. The tables below set forth the significant components of the restructuring charges recognized for the quarterly period ended June 30, 2012 and July 2, 2011, by segment:

	Quarterly Period Ended		Three Quarterly Periods Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Rigid Open Top
Severance and termination benefits	$—	$—	$—	$1

Total	$—	$—	$—	$1

Rigid Closed Top
Severance and termination benefits	$1	$—	$3	$2
Facility exit costs and other	1	—	2	—
Asset impairment	—	—	4	—

Total	$2	$—	$9	$2

Engineered Materials
Severance and termination benefits	$1	$—	$3	$2
Facility exit costs and other	1	1	2	6
Asset impairment	—	2	16	16

Total	$2	$3	$21	$24

Flexible Packaging
Severance and termination benefits	$—	$1	$—	$5
Facility exit costs and other	—	1	—	2
Asset impairment	—	—	—	2

Total	$—	$2	$—	$9

Consolidated
Severance and termination benefits	$2	$1	$6	$10
Facility exit costs and other	2	2	4	8
Asset impairment	—	2	20	18

Total	$4	$5	$30	$36

The table below sets forth the activity with respect to the restructuring accrual at October 1, 2011 and June 30, 2012:

	Severance and termination benefits	Facilities exit costs and other	Non-cash	Total
Balance at fiscal year end 2010	$3	$3	$—	$6
Charges	11	10	35	56
Non-cash asset impairment	—	—	(35)	(35)
Cash payments	(10)	(10)	—	(20)

Balance at October 1, 2011	4	3	—	7
Charges	6	4	20	30
Non-cash asset impairment	—	—	(20)	(20)
Cash payments	(6)	(4)	—	(10)

Balance at June 30, 2012	$4	$3	$—	$7

During the first fiscal quarter the Company made the decision to exit operations in the Engineered Materials division. This decision resulted in non-cash impairment charges of $17 recorded in Restructuring and impairment charges on the Consolidated Statement of Operations. The exited operations were immaterial to the Company and Engineered Materials segment.

5.	Accrued Expenses, Other Current Liabilities and Other Long-Term Liabilities

The following table sets forth the totals included in Accrued expenses and other current liabilities on the Consolidated Balance Sheets.

	June 30, 2012	October 1, 2011
Employee compensation, payroll and other taxes	$76	$101
Interest	65	63
Rebates	68	60
Other	77	62

	$286	$286

The following table sets forth the totals included in Other long-term liabilities on the Consolidated Balance Sheets.

	June 30, 2012	October 1, 2011
Lease retirement obligation	$20	$20
Sale-lease back deferred gain	33	35
Pension liability	73	79
Other	33	36

	$159	$170

6.	Long-Term Debt

Long-term debt consists of the following:

	Maturity Date	June 30, 2012	October 1, 2011
Term loan	April 2015	$1,137	$1,146
Revolving line of credit	June 2016	163	195
First Priority Senior Secured Floating Rate Notes	February 2015	681	681
8 1/4% First Priority Senior Secured Notes	November 2015	370	370
Second Priority Senior Secured Floating Rate Notes	September 2014	210	210
9 1/2% Second Priority Senior Secured Notes	May 2018	500	500
9 3/4% Second Priority Senior Secured Notes	January 2021	800	800
Senior Unsecured Term Loan	June 2014	54	56
10 1/4% Senior Subordinated Notes	March 2016	127	127
11% Senior Subordinated Notes	September 2016	455	455
Debt discount, net		(10)	(13)
Capital leases and other	Various	91	100

		4,578	4,627
Less current portion of long-term debt		(48)	(46)

		$4,530	$4,581

The current portion of long-term debt consists primarily of $12 of principal payments on the term loan, $12 applicable high yield discount obligation and $23 of principal payments related to capital lease obligations. The Company was in compliance with its covenants as of June 30, 2012.

BP Parallel LLC, a non-guarantor subsidiary of the Company, invested $4 to purchase assignments of $5 of Berry Group’s senior unsecured term loan (“Senior Unsecured Term Loan”) during the first fiscal quarter 2012.

7.	Financial Instruments and Fair Value Measurements

As part of the overall risk management, the Company uses derivative instruments to reduce exposure to changes in interest rates attributed to the Company’s floating-rate borrowings. For those derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge, or a hedge of a net investment in a foreign operation. To the extent hedging relationships are found to be effective, as determined by FASB guidance, changes in fair value of the derivatives are offset by changes in the fair value of the related hedged item are recorded to Accumulated other comprehensive loss. Management believes hedge effectiveness is evaluated properly in preparation of the financial statements.

Cash Flow Hedging Strategy

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of Accumulated other comprehensive loss and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period or periods during which the hedged transaction affects earnings.

In November 2010, the Company entered into two separate interest rate swap transactions to manage cash flow variability associated with $1 billion of the outstanding variable rate term loan debt (the “2010 Swaps”). The first agreement had a notional amount of $500 and became effective in November 2010. The agreement swaps three month variable LIBOR contracts for a fixed three year rate of 0.8925% and expires in November 2013. The second agreement had a notional amount of $500 and became effective in December 2010. The agreement swaps three month variable LIBOR contracts for a fixed three year rate of 1.0235% and expires in November 2013. In August 2011, the Company began utilizing 1-month LIBOR contracts for the underlying senior secured credit facility. The Company’s change in interest rate selection caused the Company to lose hedge accounting on both of the interest rate swaps. The Company recorded subsequent changes in fair value in the Consolidated Statement of Operations and will amortize the unrealized losses to Interest expense through the end of the respective swap agreements.

	Liability Derivatives
Derivatives not designated as hedging instruments under FASB guidance	Balance Sheet Location	June 30, 2012	October 1, 2011
Interest rate swaps—2010 Swaps	Other long-term liabilities	$7	$8

The effect of the derivative instruments on the Consolidated Statement of Operations for the quarterly period ended June 30, 2012 and July 2, 2011, are as follows:

		Quarterly Period Ended		Three Quarterly Periods Ended
Derivatives not designated as hedging instruments under FASB guidance	Statement of Operations Location	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Interest rate swaps—2010 Swaps	Other expense (income)	$—	$—	$—	$(1)
	Interest expense	$1	$—	$2	$1

The Fair Value Measurements and Disclosures section of the Accounting Standards Codification (“Codification” or “ASC”) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a framework for measuring fair value. This section also establishes a three-level hierarchy (Level 1, 2 or 3) for fair value measurements based upon the observability of inputs to the valuation of an asset or liability as of the measurement date. This section also requires the consideration of the counterparty’s or the Company’s nonperformance risk when assessing fair value.

The Company’s interest rate swap fair values were determined using Level 2 inputs as other significant observable inputs were not available.

The Company’s financial instruments consist primarily of cash and cash equivalents, investments, long-term debt, interest rate swap agreements and capital lease obligations. The fair value of the Company’s investments and long-term debt were determined using Level 2 inputs, which include using quoted prices in inactive markets or significant other observable inputs for identical or comparable assets or liabilities. The fair value of our investments exceeded book value at June 30, 2012 and October 1, 2011, by $93 and $159, respectively. The following table summarizes our long-term indebtedness for which the book value was in excess of the fair value:

	June 30, 2012	October 1, 2011
First Priority Senior Secured Floating Rate Notes	$3	$61
9 1/2% Second Priority Notes	—	83
9 3/4% Second Priority Notes	—	140
Second Priority Senior Secured Floating Rate Notes	5	38
Senior Unsecured Term Loan	8	8
11% Senior Subordinated Notes	—	64
10 1/4% Senior Subordinated Notes	—	18

Non-recurring Fair Value Measurements

The Company has certain assets that are measured at fair value on a non-recurring basis when impairment indicators are present. The assets are adjusted to fair value only when the carrying values exceed the fair values. The categorization of the framework used to price the assets is considered a Level 3, due to the subjective nature of the unobservable inputs used to determine the fair value. These assets include primarily our definite lived and indefinite lived intangible assets, including Goodwill and our property plant and equipment. The Company conducted our annual step one evaluation of goodwill and other intangibles as of the first date of the fourth quarter and preliminarily determined no impairment existed for any of our reporting units. The Company has experienced volume declines in certain of our reporting units, however our cost reduction initiatives and profitability in these reporting units have been consistent with our estimated operating plan and previous cash flow estimates and we believe that our long term forecasts are still appropriate. We have utilized a consistent methodology with prior years, which leverages a six year discounted cash flow analysis with a terminal year in combination with a comparable company market approach to determine the fair value of our reporting units.

Included in the following table are the major categories of assets measured at fair value on a non-recurring basis as of June 30, 2012, along with the impairment loss recognized on the fair value measurement during the period:

Valuation of Property, Plant and Equipment and Definite Lived Intangible Assets

The Company periodically realigns their manufacturing operations which results in facilities being closed and shut down and equipment transferred to other facilities or equipment being scrapped. The Company utilizes appraised values to corroborate the fair value of the facilities and has utilized a scrap value based on prior facility shut downs to estimate the fair value of the equipment, which has approximated the actual value that was received. When impairment indicators exist, the Company will also perform an undiscounted cash flow analysis to determine the recoverability of the Company’s long lived assets. The Company wrote-down their property, plant, and equipment with a carrying value of $1,238 to its fair value of $1,235, which resulted in an impairment charge of $3 for the three quarterly periods ended June 30, 2012. The Company wrote-down their definite lived intangible assets with a carrying value of $803 to their fair value of $786, which resulted in an impairment charge of $17 for the three quarterly periods ended June 30, 2012. These charges were due to their decision to exit certain operations that were immaterial to the Company’s consolidated operations. The Company also wrote-down their property, plant, and equipment with a carrying value of $1,104 to its fair value of $1,086, which resulted in an impairment charge of $18 for the three quarterly periods ended July 2, 2011.

	As of June 30, 2012
	Level 1	Level 2	Level 3
	Quoted Prices in Active Markets for Identical Assets or Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs	Total	Quarter Ended June 30, 2012 Impairment Loss	Three Quarterly Periods Ended June 30, 2012 Impairment Loss
Definite lived intangible assets	$—	$—	$786	$786	$—	$17
Property, plant, and equipment	—	—	1,235	1,235	—	3

Total	$—	$—	$2,021	$2,021	$—	$20

	As of July 2, 2011
	Level 1	Level 2	Level 3
	Quoted Prices in Active Markets for Identical Assets or Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs	Total	Quarter Ended July 2, 2011 Impairment Loss	Three Quarterly Periods Ended July 2, 2011 Impairment Loss
Property, plant, and equipment	—	—	$1,086	$1,086	$2	$18

Total	$—	$—	$1,086	$1,086	$2	$18

8.	Income Taxes

The effective tax rate from continuing operations was 26% and 33% for the three quarterly periods ended June 30, 2012 and July 2, 2011, respectively. A reconciliation of income tax benefit, computed at the federal statutory rate, to income tax expense (benefit), as provided for in the financial statements, is as follows:

	Quarterly Period Ended		Three Quarterly Periods Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Income tax expense (benefit) computed at statutory rate	$5	$(1)	$(10)	$(56)
State income tax expense (benefit), net of federal taxes	—	—	—	(1)
Change in valuation allowance	—	1	1	3
Other	2	1	1	—

Income tax expense (benefit)	$7	$1	$(8)	$(54)

9.	Operating Segments

Effective January 1, 2012 the Company reorganized its flexible films businesses, which included the Tapes, Bags and Coatings and Specialty Films divisions, into two new operating divisions; Flexible Packaging and Engineered Materials. The Company’s operations are organized into four reporting segments: Rigid Open Top, Rigid Closed Top, Engineered Materials, and Flexible Packaging. The prior year amounts have been restated for the new operating segments. The Company has manufacturing and distribution centers in the United States, Canada, Mexico, Belgium, Australia, Brazil, Malaysia, Germany and India. The United States operation represents 93% of the Company’s net sales and 94% of the long-lived assets. The Canadian operations represent 2% of net sales and 2% of long-lived assets. Mexican operations represent 1% of net sales and 2% of long-lived assets. Belgium operations represent 2% of net sales. All other jurisdictions represent less than 1% of net sales or long-lived assets. Selected information by reportable segment is presented in the following table:

	Quarterly Period Ended		Three Quarterly Periods Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net sales:
Rigid Open Top	$329	$340	$912	$905
Rigid Closed Top	374	266	1,085	746
Engineered Materials	345	378	1,010	1,083
Flexible Packaging	194	203	555	598

Total net sales	$1,242	$1,187	$3,562	$3,332
Operating income (loss):
Rigid Open Top	$46	$47	$122	$102
Rigid Closed Top	31	20	58	57
Engineered Materials	19	15	39	14
Flexible Packaging	2	(3)	(1)	(24)

Total operating income	$98	$79	$218	$149
Depreciation and amortization:
Rigid Open Top	$24	$25	$70	$74
Rigid Closed Top	31	23	99	69
Engineered Materials	16	17	50	55
Flexible Packaging	15	18	44	55

Total depreciation and amortization	$86	$83	$263	$253

	June 30, 2012	October 1, 2011
Total assets:
Rigid Open Top	$1,835	$1,818
Rigid Closed Top	1,909	1,963
Engineered Materials	837	841
Flexible Packaging	533	595

Total assets	$5,114	$5,217

Goodwill:
Rigid Open Top	$681	$681
Rigid Closed Top	812	819
Engineered Materials	102	55
Flexible Packaging	40	40

Total goodwill	$1,635	$1,595

10.	Contingencies and Commitments

The Company is party to various legal proceedings involving routine claims which are incidental to the business. Although the legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to the business, financial condition, results of operations or cash flows of the Company.

11.	Recent Financial Accounting Standards

In May 2011, the FASB issued Accounting Standards Update No. 2011-04: Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS’s (“ASU 2011-04”). ASU 2011-04 amends the fair value measurement and disclosure guidance in ASC 820, Fair Value Measurement, to converge US GAAP and IFRS requirements for measuring amounts at fair value as well as disclosures about these requirements. Many of the amendments clarify existing concepts and are generally not expected to result in significant changes to how many companies currently apply the fair value principles. In certain instances, however, the FASB changed a principle to achieve convergence, and while limited, these amendments have the potential to significantly change practice for some companies. The adoption of this standard on January 1, 2012 did not have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05: Comprehensive Income (“ASU 2011-05”). ASU 2011-05 amends current presentation guidance by eliminating the option for an entity to present the components of comprehensive income as part of the statement of changes in stockholder’s equity and requires presentation of comprehensive income in a single continuous financial statement or in two separate but consecutive financial statements. The amendments in ASU 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The Company adopted this standard on January 1, 2012 and has included the comprehensive income in a single continuous financial statement within its consolidated financial statements.

In September 2011, the FASB issued Accounting Standards Update No. 2011-08: Testing for Goodwill Impairment (“ASU 2011-08”). ASU 2011-08 amends current goodwill impairment testing guidance by providing entities with an option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. ASU 2011-08 will be effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of ASU 2011-08 is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2011, the FASB issued Accounting Standards Update No. 2011-12: Comprehensive Income (Topic 220), Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”). This ASU 2011-12 defers the ASU 2011-05 requirement that companies present reclassification adjustments for each component of accumulated other comprehensive income (AOCI) in both net income and other comprehensive income (OCI) on the face of the financial statements. Companies are still required to present reclassifications out of AOCI on the face of the financial statements or disclose those amounts in the notes to the financial statements. The ASU also defers the requirement to report reclassification adjustments in interim periods. The Company adopted this standard on January 1, 2012 and has included the comprehensive income in a single continuous financial statement within its consolidated financial statements.

12.	Basic and Diluted Net Income (Loss) per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the corresponding weighted average number of common shares, including redeemable shares, outstanding for the period. Diluted net income (loss) per share reflects the potential dilution that could occur if securities or contracts to issue common stock were exercised or converted. The following tables and discussion provide a reconciliation of the numerator and denominator of the basic and diluted net income (loss) per share computations. The calculation below provides net income or loss on both a basic and diluted basis for quarter and three quarters ended June 30, 2012 and July 2, 2011 (in thousands).

	Quarterly Period Ended		Three Quarterly Periods Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net income (loss)	$9	$(5)	$(20)	$(107)
Weighted average shares of common stock outstanding—basic	83,190	83,937	83,508	84,219
Weighted average shares of common stock outstanding	83,190	83,937	83,508	84,219
Other common stock equivalents	3,038	—	—	—

Weighted average shares of common stock outstanding—diluted	86,228	83,937	83,508	84,219

Basic net income (loss) per share
Basic net income (loss) per share available to common shareholders	$0.11	$(0.06)	$(0.24)	$(1.27)

Diluted net income (loss) per share
Basic net income (loss) per share available to common shareholders	$0.10	$(0.06)	$(0.24)	$(1.27)

The conversion of stock options is not included in the calculation of diluted net loss per common share for the three quarterly periods ended June 30, 2012 or the quarterly and three quarterly periods ended July 2, 2011 as the effect of these conversions would be antidilutive to the net loss available to common shareholders. Thus, the weighted average common equivalent shares used for purposes of computing diluted EPS are the same as those used to compute basic EPS for these periods. Shares excluded from the calculation as the effect of their conversion into shares of our common stock would be antidilutive were 10,684,156 and 10,749,926 as of June 30, 2012 and July 2, 2011, respectively.

13.	Redeemable Shares

The Company has common stock outstanding to former employees that will be repurchased by the Company. Redemption of this common stock will be based on the fair value of the stock on the fixed redemption date and this redemption is out of the control of the Company. The redemption dates range from three to five years per agreement, and require the shares to be bought back in equal increments at each anniversary date through the end of the agreement. The Company has repurchase commitments through FY15 and will repurchase 731,252; 481,156; and 292,518 during the fiscal years 2013, 2014 and 2015, respectively. This redeemable common stock is recorded at its fair value in temporary equity and changes in the fair value are recorded in additional paid in capital each period. The total number of redeemable shares outstanding as of June 30, 2012 and October 1, 2011 are 1,504,925 and 2,170,137, respectively. Upon completion of a successful IPO, the redemption requirement terminates and the Company is no longer required to repurchase these shares.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Berry Plastics Group, Inc.

We have audited the accompanying consolidated balance sheets of Berry Plastics Group, Inc. as of October 1, 2011 and October 2, 2010, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the three years in the period ended October 1, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Berry Plastics Group, Inc. at October 1, 2011 and October 2, 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 1, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Indianapolis, Indiana

March 23, 2012, except for the “Stock Split” section of Note 1,

as to which the date is                     , 2012

The foregoing report is in the form in which it will be signed upon completion of the “Stock Split” as described in Note 1 to the consolidated financial statements

Berry Plastics Group, Inc.

Consolidated Balance Sheets

(In Millions of Dollars)

	October 1, 2011	October 2, 2010
Assets
Current assets:
Cash and cash equivalents	$42	$148
Accounts receivable (less allowance for doubtful accounts of $4 at fiscal year-end 2011 and 2010)	543	485
Inventory	578	583
Deferred income taxes	62	53
Prepaid expenses and other current assets	30	46

Total current assets	1,255	1,315

Property, plant and equipment	1,250	1,146
Goodwill, intangible assets and deferred costs	2,704	2,872
Other assets	8	11

Total assets	$5,217	$5,344

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$352	$362
Accrued expenses and other current liabilities	286	271
Current portion of long-term debt	46	29

Total current liabilities	684	662

Long-term debt, less current portion	4,581	4,397
Deferred income taxes	233	255
Other long-term liabilities	170	160

Total liabilities	5,668	5,474

Commitments and contingencies
Redeemable shares	16	11

Stockholders’ deficit:
Common stock; $0.01 par value: 400,000,000 shares authorized; 84,696,218 shares issued as of October 1, 2011 and October 2, 2010 and 83,863,047 and 84,172,580 shares outstanding as of October 1, 2011 and October 2, 2010	1	1
Paid-in capital	142	147
Notes receivable—common stock	(2)	(2)
Non controlling interest	3	—
Accumulated deficit	(563)	(264)
Accumulated other comprehensive loss	(48)	(23)

Total stockholders’ deficit	(467)	(141)

Total liabilities and stockholders’ equity	$5,217	$5,344

See notes to consolidated financial statements

Berry Plastics Group, Inc.

Consolidated Statements of Operations

(In Millions of Dollars)

	Fiscal years ended
	October 1, 2011	October 2, 2010	September 26, 2009
Net sales	$4,561	$4,257	$3,187
Costs and expenses:
Cost of goods sold	3,878	3,667	2,641
Selling, general and administrative	275	272	229
Amortization of intangibles	106	107	96
Restructuring and impairment charges	221	41	11
Other operating expenses	39	46	24

Operating income	42	124	186

Gain on repurchase of debt	(4)	(13)	(368)
Other expense (income)	65	(14)	(5)
Interest expense	327	313	304

Net income (loss) from continuing operations before income taxes	(346)	(162)	255
Income tax expense (benefit)	(47)	(49)	99

Net income (loss) from continuing operations	(299)	(113)	156
Discontinued operations, net of tax	—	—	4

Net income (loss)	$(299)	$(113)	$152

Basic net income (loss) per share:
Continuing operations	$(3.55)	$(1.34)	$1.84
Loss on discontinued operations	—	—	(0.04)

Total	$(3.55)	$(1.34)	$1.80

Diluted net income (loss) per share:
Continuing operations	$(3.55)	$(1.34)	$1.84
Loss discontinued operations	—	—	(0.05)

Total	$(3.55)	$(1.34)	$1.79

Weighted-average common shares outstanding:
(thousands)
Basic	84,121	84,525	84,635
Diluted	84,121	84,525	84,746

See notes to consolidated financial statements

Berry Plastics Group, Inc.

Consolidated Statements of Changes in Stockholders’

Equity (Deficit) and Comprehensive Loss

(In Millions of Dollars Excluding Share Data)

	Common Stock	Paid-in Capital	Notes Receivable- Common Stock	Non Controlling Interest	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total	Comprehensive Income (Loss)
Balance at September 27, 2008	$1	$160	$(2)	$—	$(12)	$(303)	$(156)
Stock compensation expense	—	1	—	—	—	—	1
Management investment	—	(1)	—	—	—	—	(1)
Interest rate hedge amortization	—	—	—	—	8	—	8
Net income	—	—	—	—	—	152	152	$152
Currency translation	—	—	—	—	(16)	—	(16)	(16)
Defined benefit pension and retiree health benefit plans, net of tax	—	—	—	—	(4)	—	(4)	(4)
Interest rate hedges, net of tax	—	—	—	—	(4)	—	(4)	(4)

Balance at September 26, 2009	1	160	(2)	—	(28)	(151)	(20)	128

Stock compensation expense	—	1	—	—	—	—	1
Interest rate hedge amortization	—	—	—	—	4	—	4
Fair value adjustment of redeemable stock	—	(14)	—	—	—	—	(14)
Treasury stock, net	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(113)	(113)	(113)
Currency translation	—	—	—	—	6	—	6	6
Defined benefit pension and retiree health benefit plans, net of tax	—	—	—	—	(5)	—	(5)	(5)

Balance at October 2, 2010	1	147	(2)	—	(23)	(264)	(141)	(112)

Stock compensation expense	—	2	—	—	—	—	2
Non controlling interest	—	—	—	3	—	—	3
Fair value adjustment of redeemable stock	—	(7)	—	—	—	—	(7)
Treasury stock, net	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	(299)	(299)	(299)
Currency translation	—	—	—	—	(10)	—	(10)	(10)
Interest rate hedges, net of tax	—	—	—	—	(6)	—	(6)	(6)
Defined benefit pension and retiree health benefit plans, net of tax	—	—	—	—	(9)	—	(9)	(9)

Balance at October 1, 2011	$1	$142	$(2)	$3	$(48)	$(563)	$(467)	$(324)

See notes to consolidated financial statements

Berry Plastics Group, Inc.

Consolidated Statements of Cash Flows

(In Millions of Dollars)

	Fiscal years ended
	October 1, 2011	October 2, 2010	September 26, 2009
Operating Activities:
Net income (loss)	$(299)	$(113)	$152
Adjustments to reconcile net cash from operating activities:
Depreciation	238	210	158
Amortization of intangibles	106	107	96
Non-cash interest expense	21	31	79
Write-off of deferred financing fees and loss on extinguishment of debt	68	1	8
Non-cash gain on debt repurchase	(4)	(13)	(376)
Deferred income taxes (benefit) expense	(51)	(52)	97
Impairment of fixed assets and goodwill	200	19	8
Discontinued operations, net of income taxes	—	—	4
Stock compensation	2	1	12
Other non-cash items	(5)	(15)	(9)
Changes in operating assets and liabilities:
Restricted cash	—	—	33
Accounts receivable, net	(11)	(41)	85
Inventory	59	(118)	123
Prepaid expenses and other assets	25	12	17
Accounts payable and other liabilities	(22)	83	(74)

Net cash from operating activities	327	112	413

Investing Activities:
Additions to property, plant and equipment	(160)	(223)	(194)
Proceeds from disposal of assets	5	29	4
Acquisitions of business, net of cash acquired	(368)	(658)	(5)

Net cash from investing activities	(523)	(852)	(195)

Financing Activities:
Proceeds from long-term borrowings	995	1,097	4
Repayment of long-term debt	(880)	(178)	(402)
Purchase of common stock	(2)	(3)	1
Debt financing costs	(23)	(38)	(1)

Net cash from financing activities	90	878	(398)

Effect of currency translation on cash	—	—	—
Net increase (decrease) in cash and cash equivalents	(106)	138	(180)
Cash and cash equivalents at beginning of period	148	10	190

Cash and cash equivalents at end of period	$42	$148	$10

See notes to consolidated financial statements.

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements

(In millions of dollars, except as otherwise noted)

1.	Basis of Presentation and Summary of Significant Accounting Policies

Background

Berry Plastics Group, Inc. (“Berry Group” or the “Company”) through its wholly-owned subsidiary Berry Plastics Corporation (“Berry”) is one of the world’s leading manufacturers and marketers of plastic packaging products, plastic film products, specialty adhesives and coated products. The Company’s key principal products include containers, drink cups, bottles, closures and overcaps, tubes and prescription containers, trash bags, stretch films and tapes which we sell into a diverse selection of attractive and stable end markets, including food and beverage, healthcare, personal care, quick service and family dining restaurants, custom and retail, agricultural, horticultural, institutional, industrial, construction, aerospace, and automotive.

In September, 2012 the Board of Directors approved a 12.25 for-one stock split of the Company’s common stock, which will become effective prior to the effectiveness of the registration statement for the initial public offering. The effect of the stock split on outstanding shares and earnings per share has been retroactively applied to all periods presented.

Basis of Presentation

Berry Group is primarily owned by affiliates of Apollo Management, L.P. (“Apollo”) and Graham Partners. Periods presented in these financial statements include fiscal periods ending October 1, 2011 (“fiscal 2011”), October 2, 2010 (“fiscal 2010”), and September 26, 2009 (“fiscal 2009”). Berry Group, through its wholly-owned subsidiaries operates in four primary segments: Rigid Open Top, Rigid Closed Top, Specialty Films, and Tapes, Bags and Coatings. Effective January 1, 2012, the Company realigned their operating segments into four new reportable segments: Rigid Open Top, Rigid Closed Top, Flexible Packaging and Engineered Materials. The Company’s customers are located principally throughout the United States, without significant concentration in any one region or with any one customer. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. The Company’s fiscal year is based on fifty-two or fifty three week periods. Fiscal 2010 represents a fifty three week period. The Company has evaluated subsequent events through the date the financial statements were issued.

Consolidation

The consolidated financial statements include the accounts of Berry Group and its subsidiaries, all of which includes our wholly owned and majority owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. Where our ownership of consolidated subsidiaries is less than 100% the non controlling interests are reflected in stockholders equity.

Revenue Recognition

Revenue from the sales of products is recognized at the time title and risks and rewards of ownership pass to the customer (either when the products reach the free-on-board shipping point or destination depending on the contractual terms), there is persuasive evidence of an arrangement, the sales price is fixed and determinable and collection is reasonably assured. Provisions for certain rebates, sales incentives, trade promotions, coupons, product returns and discounts to customers are accounted for as reductions in gross sales to arrive at net sales. In accordance with the Revenue Recognition standards of the ASC, the Company provides for these items as reductions of revenue at the later of the date of the sale or the date the incentive is offered. These provisions are based on estimates derived from current program requirements and historical experience.

Shipping, handling, purchasing, receiving, inspecting, warehousing, and other costs of distribution are presented in cost of goods sold in the statements of operations. The Company classifies amounts charged to its customers for shipping and handling in Net sales in the Consolidated Statement of Operations.

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

Vendor Rebates, Purchases of Raw Materials and Concentration of Risk

The Company receives consideration in the form of rebates from certain vendors. The Company accrues these as a reduction of inventory cost as earned under existing programs, and reflects as a reduction of cost of goods sold at the time that the related underlying inventory is sold to customers.

The largest supplier of the Company’s total resin material requirements represented 31% of purchases in fiscal 2011. The Company uses a variety of dependable suppliers to meet its resin requirements.

Research and Development

Research and development costs are expensed when incurred. The Company incurred research and development expenditures of $20, $21, and $16 in fiscal 2011, 2010, and 2009, respectively.

Stock-Based Compensation

The compensation guidance of the FASB requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on alternative fair value models. The share-based compensation cost is measured based on the fair value of the equity or liability instruments issued. At fiscal year-end 2011, the Company has one share-based compensation plan, the 2006 Equity Incentive Plan, which is more fully described in footnote 12. During fiscal 2007 a one-time dividend was paid. Holders of vested stock options received $14, while an additional $35 was paid to nonvested option holders on the second anniversary of the dividend grant date. In December 2008, the Executive Committee of Berry Group modified the vesting provisions related to the amounts held in escrow. This resulted in the immediate vesting and accelerating the recognition of the remaining unrecorded stock compensation expense of $11 in fiscal 2009. The Company recorded total stock compensation expense of $2, $1, and $12 for fiscal years 2011, 2010, and 2009, respectively.

The Company utilizes the Black-Scholes option valuation model for estimating the fair value of the stock options. The model allows for the use of a range of assumptions. Expected volatilities utilized in the Black-Scholes model are based on implied volatilities from traded stocks of peer companies. Similarly, the dividend yield is based on historical experience and the estimate of future dividend yields. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The expected lives of the grants are derived from historical experience and expected behavior. The fair value for options granted have been estimated at the date of grant using a Black-Scholes model, with the following weighted average assumptions:

	Fiscal year
	2011	2010	2009
Risk-free interest rate	1.3%	2.6%	1.7-2.5%
Dividend yield	0.0%	0.0%	0.0%
Volatility factor	.32-.34	.33	.36-.37
Expected option life	5 years	5 years	5 years

Foreign Currency

For the non-U.S. subsidiaries that account in a functional currency other than U.S. Dollars, assets and liabilities are translated into U.S. Dollars using period-end exchange rates. Sales and expenses are translated at the average exchange rates in effect during the period. Foreign currency translation gains and losses are included as a component of Accumulated other comprehensive income (loss) within stockholders’ equity. Gains and losses resulting from foreign currency transactions, the amounts of which are not material in any period presented are included in the Consolidated Statements of Operations.

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

Cash and Cash Equivalents

All highly liquid investments purchased with a maturity of three months or less from the time of purchase are considered to be cash equivalents.

Allowance for Doubtful Accounts

The Company’s accounts receivable and related allowance for doubtful accounts are analyzed in detail on a quarterly basis and all significant customers with delinquent balances are reviewed to determine future collectibility. The determinations are based on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of the credit representatives. Reserves are established in the quarter in which the Company makes the determination that the account is deemed uncollectible. The Company maintains additional reserves based on its historical bad debt experience. The following table summarizes the activity for the fiscal years 2011, 2010 and 2009 for the allowance for doubtful accounts:

	2011	2010	2009
Allowance for doubtful accounts, beginning	4	3	4
Bad debt expense	1	2	3
Write-offs against allowance	(1)	(1)	(4)

Allowance for doubtful accounts, ending	4	4	3

Inventories

Inventories are stated at the lower of cost or market and are valued using the first-in, first-out method. Management periodically reviews inventory balances, using recent and future expected sales to identify slow-moving and/or obsolete items. The cost of spare parts inventory is charged to manufacturing overhead expense when incurred. We evaluate our reserve for inventory obsolescence on a quarterly basis and review inventory on-hand to determine future salability. We base our determinations on the age of the inventory and the experience of our personnel. We reserve inventory that we deem to be not salable in the quarter in which we make the determination. We believe, based on past history and our policies and procedures, that our net inventory is salable. Inventory at fiscal year-end 2011 and fiscal year-end 2010 was:

	2011	2010
Inventories:
Finished goods	338	316
Raw materials and supplies	240	267

	578	583

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets ranging from 15 to 25 years for buildings and improvements and two to 10 years for machinery, equipment, and tooling. Leasehold improvements are depreciated over the shorter of the useful life of the improvement or the lease term. Repairs and maintenance costs are charged to expense as incurred. The Company capitalized interest of $3 in 2011 and $2 in fiscal 2010 and 2009. Property, plant and equipment at fiscal year-end 2011 and fiscal year-end 2010 was:

	2011	2010
Property, plant and equipment:
Land, buildings and improvements	268	261
Equipment and construction in progress	1,836	1,546

	2,104	1,807
Less accumulated depreciation	854	661

	1,250	1,146

Long-lived Assets

Long-lived assets, including property, plant and equipment and definite lived intangible assets are reviewed for impairment at the product-line level in accordance with the Property, Plant and Equipment standard of the ASC whenever facts and circumstances indicate that the carrying amount may not be recoverable. Specifically, this process involves comparing an asset’s carrying value to the estimated undiscounted future cash flows the asset is expected to generate over its remaining life. If this process were to result in the conclusion that the carrying value of a long-lived asset would not be recoverable, a write-down of the asset to fair value would be recorded through a charge to operations. Fair value is determined based upon discounted cash flows or appraisals as appropriate. Long-lived assets that are held for sale are reported at the lower of the assets’ carrying amount or fair value less costs related to the assets’ disposition. In connection with our facility rationalizations, we recorded impairment charges totaling $35, $19, and $8 to write-down fixed assets to their net realizable valuables in connection with facility rationalizations during fiscal years 2011, 2010, and 2009 respectively.

Goodwill

The Company follows the principles provided by the Goodwill and Other Intangibles standard of the ASC. Goodwill is not amortized but rather tested annually for impairment. The Company performs their annual impairment test on the first day of the fourth quarter in each respective fiscal year. The Company has four operating segments, Rigid Open Top, Rigid Closed Top, Specialty Films and Tapes, Bags & Coatings. Each of the operating segments has goodwill with the exception of the Tapes, Bags & Coatings segment. For purposes of conducting the annual goodwill impairment test, the Company has determined that the operating segments are the reporting units. Each component within each respective operating segment has similar economic characteristics and therefore have been aggregated into one reporting unit. The Company completed the annual impairment test and determined the carrying value of the Specialty Films division exceeded its fair value. The Company performed the second step of its evaluation to calculate the impairment and as a result recorded a goodwill impairment charge of $165 in Restructuring and impairment charges on the Consolidated Statement of Operations in fiscal 2011. See Note 4 for additional discussion. The changes to fair value that triggered the impairment charge were primarily attributed to base volume declines in our Specialty Films reporting unit that were experienced in fiscal 2011 due to our strategy to increase prices.

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

The changes in the carrying amount of goodwill by reportable segment are as follows (in millions):

	Rigid Open Top	Rigid Closed Top	Specialty Films	Total
Balance at fiscal year-end 2009	$646	$768	$17	$1,431
Adjustment for income taxes	—	—	(2)	(2)
Foreign currency translation adjustment	—	3	—	3
Goodwill from acquisitions	45	—	223	268

Balance at fiscal year-end 2010	$691	$771	$238	$1,700

Adjustment for income taxes	—	6	4	10
Foreign currency translation adjustment	—	(1)	—	(1)
Impairment of goodwill	—	—	(165)	(165)
Goodwill from acquisitions	(1)	43	9	51

Balance at fiscal year-end 2011	$690	$819	$86	$1,595

Deferred Financing Fees

Deferred financing fees are being amortized to interest expense using the effective interest method over the lives of the respective debt agreements.

Intangible Assets

Customer relationships are being amortized using an accelerated amortization method which corresponds with the customer attrition rates used in the initial valuation of the intangibles over the estimated life of the relationships which range from 11 to 20 years. Technology intangibles are being amortized using the straight-line method over the estimated life of the technology which is 11 years. License intangibles are being amortized using the straight-line method over the life of the license which is 10 years. Patent intangibles are being amortized using the straight-line method over the shorter of the estimated life of the technology or the patent expiration date ranging from 10 to 20 years, with a weighted-average life of 15 years. The Company evaluates the remaining useful life of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the remaining useful life. Trademarks that are expected to remain in use, which are indefinite lived intangible assets, are required to be reviewed for impairment annually. We completed the annual impairment test of tradenames and noted no impairment.

	Customer Relationships	Trademarks	Other Intangibles	Accumulated Amortization	Total
Balance at fiscal year-end 2009	$1,032	$265	$53	$(287)	$1,063
Amortization expense	—	—	—	(109)	(109)
Acquisition Intangibles	113	12	23	—	148

Balance at fiscal year-end 2010	$1,145	$277	$76	$(396)	$1,102

Adjustment for income taxes	—	—	(4)	—	(4)
Amortization expense	—	—	—	(106)	(106)
Acquisition Intangibles	33	9	10	—	52

Balance at fiscal year-end 2011	$1,178	$286	$82	$(502)	$1,044

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

Insurable Liabilities

The Company records liabilities for the self-insured portion of workers’ compensation, health, product, general and auto liabilities. The determination of these liabilities and related expenses is dependent on claims experience. For most of these liabilities, claims incurred but not yet reported are estimated by utilizing actuarial valuations based upon historical claims experience.

Income Taxes

The Company accounts for income taxes under the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company’s financial statements or income tax returns. Income taxes are recognized during the period in which the underlying transactions are recorded. Deferred taxes, with the exception of non-deductible goodwill, are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and such amounts as measured by tax laws. If the Company determines that a deferred tax asset arising from temporary differences is not likely to be utilized, the Company will establish a valuation allowance against that asset to record it at its expected realizable value. The Company recognizes uncertain tax positions when it is more likely than not that the tax position will be sustained upon examination by relevant taxing authorities, based on the technical merits of the position. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company’s effective tax rate is dependent on many factors including: the impact of enacted tax laws in jurisdictions in which the Company operates; the amount of earnings by jurisdiction, due to varying tax rates in each country; and the Company’s ability to utilize foreign tax credits related to foreign taxes paid on foreign earnings that will be remitted to the U.S.

Comprehensive Loss

Comprehensive loss is comprised of net loss and other comprehensive losses. Other comprehensive losses include net unrealized gains or losses resulting from currency translations of foreign subsidiaries, changes in the value of our derivative instruments and adjustments to the pension liability.

The accumulated balances related to each component of other comprehensive income (loss) were as follows (amounts below are net of taxes):

	Currency Translation	Defined Benefit Pension and Retiree Health Benefit Plans	Interest Rate Hedges	Accumulated Other Comprehensive Loss
Beginning Balance 10/2/2010	$11	$12	$—	$23
Other Comprehensive Loss	10	9	6	25

Balance as of 10/1/2011	$21	$21	$6	$48

Accrued Rebates

The Company offers various rebates to customers based on purchases. These rebate programs are individually negotiated with customers and contain a variety of different terms and conditions. Certain rebates are calculated as flat percentages of purchases, while others included tiered volume incentives. These rebates may be payable monthly, quarterly, or annually. The calculation of the accrued rebate balance involves significant management estimates, especially where the terms of the rebate involve tiered volume levels that require estimates of expected

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

annual sales. These provisions are based on estimates derived from current program requirements and historical experience. The accrual for customer rebates was $60 and $50 at the end of fiscal 2011 and 2010, respectively and is included in Accrued expenses and other current liabilities.

Pension

Pension benefit costs include assumptions for the discount rate, retirement age, and expected return on plan assets. Retiree medical plan costs include assumptions for the discount rate, retirement age, and health-care-cost trend rates. Periodically, the Company evaluates the discount rate and the expected return on plan assets in its defined benefit pension and retiree health benefit plans. In evaluating these assumptions, the Company considers many factors, including an evaluation of the discount rates, expected return on plan assets and the health-care-cost trend rates of other companies; historical assumptions compared with actual results; an analysis of current market conditions and asset allocations; and the views of advisers.

Net Income (Loss) Per Share

The Company calculates basis net income (loss) per share based on the weighted-average number of outstanding common shares. The Company calculates diluted net income (loss) per share based on the weighted-average number of outstanding common shares plus the effect of dilutive securities.

Use of Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make extensive use of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of sales and expenses. Actual results could differ materially from these estimates. Changes in estimates are recorded in results of operations in the period that the event or circumstances giving rise to such changes occur.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued authoritative guidance that establishes accounting and reporting standards that require (i) noncontrolling interests to be reported as a component of equity; (ii) changes in a parent’s ownership interest while the parent retains its controlling interest to be accounted for as equity transactions; and (iii) any retained noncontrolling equity investment upon the deconsolidation of a subsidiary to be initially measured at fair value. The guidance is to be applied prospectively at the beginning of the first annual reporting period on or after December 15, 2008. We implemented the new standard effective in fiscal 2010. The adoption did not have a material impact on our consolidated financial statements.

In January 2010, the FASB issued an amendment to standard “Fair Value Measurements and Disclosure,” to require reporting entities to separately disclose the amounts and business rationale for significant transfers in and out of Level 1 and Level 2 fair value measurements and separately present information regarding purchase, sale, issuance, and settlement of Level 3 fair value measures on a gross basis. This standard is effective for interim and annual reporting periods beginning after December 15, 2009 with the exception of disclosures regarding the purchase, sale, issuance, and settlement of Level 3 fair value measures which are effective for fiscal years beginning after December 15, 2010. We implemented the new standard effective in fiscal 2011. The adoption did not have an impact on our consolidated financial statements.
In June 2011, the FASB issued Accounting Standards Update No. 2011-05: Comprehensive Income (“ASU 2011-05”). ASU 2011-05 amends current presentation guidance by eliminating the option for an entity to present the components of comprehensive income as part of the statement of changes in stockholder’s equity and requires

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

presentation of comprehensive income in a single continuous financial statement or in two separate but consecutive financial statements. The amendments in ASU 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 will be effective for the Company on January 1, 2012. The Company is currently assessing the impact of ASU 2011-05 to the presentation of its Statement of Comprehensive Income within its consolidated financial statements.

In September 2011, the FASB issued Accounting Standards Update No. 2011-08: Testing for Goodwill Impairment (“ASU 2011-08”). ASU 2011-08 amends current goodwill impairment testing guidance by providing entities with an option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. ASU 2011-08 will be effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of ASU 2011-08 is not expected to have a material impact on the Company’s consolidated financial statements.

2.	Acquisitions

The Company maintains a selective and disciplined acquisition strategy, which is focused on improving our long term financial performance, enhancing our market positions and expanding our product lines or, in some cases, providing us with a new or complementary product line. Most businesses we have acquired had profit margins that are lower than that of our existing business, which resulted in a temporary decrease in our margins. The Company has historically achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, exiting low-margin businesses or product lines, reducing headcount, rationalizing facilities and machinery, applying best practices and capitalizing on economies of scale. In connection with our acquisitions, we have in the past and may in the future incur charges related to these reductions and rationalizations.

The Company has a long history of acquiring and integrating companies. The Company has been able to achieve these synergies by eliminating duplicative costs and rationalizing facilities and integrating the production into the most efficient operating facility. While the expected benefits on earnings are estimated at the commencement of each transaction, once the execution of the plan and integration occur, the Company is generally unable to accurately estimate or track what the ultimate effects on future earnings have been due to systems integrations and movement of activities to multiple facilities. The historical business combinations have not allowed the Company to accurately separate realized synergies compared to what was initially identified during the due diligence phase of each acquisition.

Rexam Specialty and Beverage Closures

In September 2011, the Company acquired 100% of the capital stock of Rexam Closures Kentucky Inc., Rexam Delta Inc., Rexam Closures LLC, Rexam Closure Systems LLC, Rexam de Mexico S. de R.L. de C.V., Rexam Singapore PTE Ltd., Rexam Participacoes Ltda. and Rexam Plasticos do Brasil Ltda. (collectively, “Rexam SBC”) pursuant to an Equity Purchase Agreement by and among Rexam Inc., Rexam Closures and Containers Inc., Rexam Closure Systems Inc., Rexam Plastic Packaging Inc., Rexam Brazil Closure Inc., Rexam Beverage Can South America S.A. and the Company. The aggregate purchase price was $351 ($347, net of cash acquired). Rexam SBC’s primary products include plastic closures, fitments and dispensing closure systems, and jars. The newly added business is operated in the Company’s Rigid Closed Top reporting segment. To finance the purchase, the Company used cash on hand and existing credit facilities. The Rexam SBC acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date.

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

The acquisition was accounted for as a business combination using the purchase method of accounting. The Company has not finalized the purchase price allocation and it is subject to change. The Company is finalizing their allocation of the purchase price to the fair value on property and equipment, intangibles, and reviewing all of the working capital acquired. The Company has recognized goodwill on this transaction as a result of expected synergies. A portion of the goodwill will not be deductible for tax purposes. The following table summarizes the preliminary allocation of purchase price and the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition:

Working capital	$74
Property and equipment	199
Intangible assets	43
Goodwill	50
Other long-term liabilities	(15)

Net assets acquired	$351

LINPAC Packaging Filmco, Inc.

In August 2011, the Company acquired 100% of the common stock of LINPAC Packaging Filmco, Inc. (“Filmco”) from LINPAC USA Holdings, Inc., a subsidiary of the UK-based LINPAC Group for a purchase price of $19. Filmco is a manufacturer of PVC stretch film packaging for fresh meats, produce, freezer and specialty applications. The newly added business is operated in the Company’s Specialty Films reporting segment. To finance the purchase, the Company used cash on hand and existing credit facilities. The Filmco acquisition has been accounted for under the purchase method of accounting, and accordingly, the preliminary purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The Company has primarily allocated the purchase price to property and equipment, intangible assets, working capital and goodwill.

Pliant Corporation

In December 2009, the Company obtained control of 100% of the capital stock of Pliant Corporation (“Pliant”) upon Pliant’s emergence from reorganization pursuant to a proceeding under Chapter 11 of the Bankruptcy Code for a purchase price of $600 ($574, net of cash acquired). Pliant is a leading manufacturer of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications. The newly added business is operated in the Company’s Specialty Films reporting segment. The acquisition was accounted for as a business combination using the purchase method of accounting. The Company has recognized goodwill on this transaction as a result of expected synergies. Goodwill will not be deductible for tax purposes. The following table summarizes the final allocation of purchase price and the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition:

Working capital	$126
Property and equipment	242
Intangible assets	119
Goodwill	226
Other long-term liabilities	(113)

Net assets acquired	$600

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

Superfos Packaging, Inc.

In December 2009, the Company acquired 100% of the outstanding common stock of Superfos Packaging, Inc., a manufacturer of injection molded plastic rigid open top containers and other plastic packaging products primarily for food, industrial and personal care end markets. The newly added business is primarily operated in the Company’s Rigid Open Top reporting segment. The purchase price was $82 ($80, net of cash acquired) and was funded from cash on hand and the revolving line of credit.

Pro forma net sales were $4,996 and $4,943 and pro forma net losses were $307 and $186 for fiscal 2011 and 2010, respectively. The pro forma net sales and net loss assume that the Rexam SBC and Pliant acquisition had occurred as of the beginning of the respective periods.

The pro forma information presented above is for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Rexam SBC and Pliant acquisitions been consummated at the beginning of the respective period, nor is it necessarily indicative of future operating results. Further, the information reflects only pro forma adjustments for additional interest expense, amortization and closing expenses, net of the applicable income tax effects.

3.	Long-Term Debt

Long-term debt consists of the following as of fiscal year-end 2011 and 2010:

	Maturity Date	2011	2010
Term loan	April 2015	$1,146	$1,158
Revolving line of credit	June 2016	195	—
First Priority Senior Secured Floating Rate Notes	February 2015	681	681
8 1/4% First Priority Notes	November 2015	370	370
8 7/8% Second Priority Notes	September 2014	—	773
Second Priority Senior Secured Floating Rate Notes	September 2014	210	212
9 1/2% Second Priority Notes	May 2018	500	500
Senior Unsecured Term Loan	June 5, 2014	56	52
9 3/4% Second Priority Notes	January 2021	800	—
10 1/4% Senior Subordinated Notes	March 2016	127	168
11% Senior Subordinated Notes	September 2016	455	455
Debt discount, net		(13)	(33)
Capital leases and other	Various	100	90

		4,627	4,426
Less current portion of long-term debt		(46)	(29)

		$4,581	$4,397

Senior Secured Credit Facility

In fiscal 2007, the Company entered into senior secured credit facilities that include a term loan in the principal amount of $1,200 term loan and a revolving credit facility (“Credit Facility”), which was amended in June 2011 to increase the commitments under its revolving credit facility by $150 to a total of $650 and extended the maturity to June 2016, subject to certain conditions. The Credit Facility provides borrowing availability equal to the lesser of (a) $650 or (b) the borrowing base, which is a function, among other things, of the Company’s accounts receivable and inventory.

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at the Company’s option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Credit Suisse, Cayman Islands Branch, as administrative agent, in the case of the term loan facility or Bank of America, N.A., as administrative agent, in the case of the revolving credit facility and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) LIBOR (0.37% for the term loan at fiscal year-end 2011) determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing Bank Compliance for certain additional costs. The applicable margin for LIBOR rate borrowings under the revolving credit facility range from 1.75% to 2.25% and for the term loan is 2.00%. The initial applicable margin for base rate borrowings under the revolving credit facility is 0% and under the term loan is 1.00%.

The term loan facility requires minimum quarterly principal payments of $3 for the first eight years, which commenced in June 2007, with the remaining amount payable in April 2015. In addition, the Company must prepay the outstanding term loan, subject to certain exceptions, with (1) beginning with the Company’s first fiscal year after the closing, 50% (which percentage is subject to a minimum of 0% upon the achievement of certain leverage ratios) of excess cash flow (as defined in the credit agreement); and (2) 100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if the Company does not reinvest or commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 15 months, subject to certain limitations.

In addition to paying interest on outstanding principal under the senior secured credit facilities, the Company is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.375% to 0.50% per annum depending on the average daily available unused borrowing capacity. The Company also pays a customary letter of credit fee, including a fronting fee of 0.125% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.

The Company may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans. The senior secured credit facilities contain various restrictive covenants that, among other things and subject to specified exceptions, prohibit the Company from prepaying other indebtedness, and restrict its ability to incur indebtedness or liens, make investments or declare or pay any dividends. All obligations under the senior secured credit facilities are unconditionally guaranteed by Berry Group and, subject to certain exceptions, each of the Company’s existing and future direct and indirect domestic subsidiaries. The guarantees of those obligations are secured by substantially all of the Company’s assets as well as those of each domestic subsidiary guarantor.

The Company’s fixed charge coverage ratio, as defined in the revolving credit facility, is calculated based on a numerator consisting of adjusted EBITDA less pro forma adjustments, income taxes paid in cash and capital expenditures, and a denominator consisting of scheduled principal payments in respect of indebtedness for borrowed money, interest expense and certain distributions. We are obligated to sustain a minimum fixed charge coverage ratio of 1.0 to 1.0 under the revolving credit facility at any time when the aggregate unused capacity under the revolving credit facility is less than 10% of the lesser of the revolving credit facility commitments and the borrowing base (and for 10 business days following the date upon which availability exceeds such threshold) or during the continuation of an event of default. At the end of fiscal 2011, the Company had unused borrowing capacity of $417 under the revolving credit facility subject to a borrowing base and thus was not subject to the minimum fixed charge coverage ratio covenant. The fixed charge ratio was 1.6 to 1.0, at the end of fiscal 2011. Despite not having financial maintenance covenants, our debt agreements contain certain negative covenants. The failure to comply with these negative covenants could restrict our ability to incur additional indebtedness, effect acquisitions, enter into certain significant business combinations, make distributions or redeem

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

indebtedness. The term loan facility contains a negative covenant first lien secured leverage ratio covenant of 4.0 to 1.0 on a pro forma basis for a proposed transaction, such as an acquisition or incurrence of additional first lien debt. Our first lien secured leverage ratio was 3.3 to 1.0 at the end of fiscal 2011.

At fiscal year-end 2011, there was $195 outstanding on the revolving line of credit and $38 in letters of credit outstanding. At fiscal year-end 2011, the Company had unused borrowing capacity of $417 under the revolving line of credit subject to the Company’s borrowing base calculations.

Senior Unsecured Term Loan

On June 5, 2007, the Company entered into a $500 million senior unsecured term loan agreement (“Senior Unsecured Term Loan”) with a syndicate of lenders. The Senior Unsecured Term Loan matures on June 5, 2014 and was sold at a 1% discount, which is being amortized over the life of the loan. Interest on the agreement is payable on a quarterly basis and bears interest at the Company’s option based on (1) a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Credit Suisse as its “prime rate” plus 525 basis points or (2) LIBOR (0.37% at fiscal year-end 2011) plus 625 basis points. The Senior Unsecured Term Loan contains a payment in kind (“PIK”) option which allows the Company to forgo paying cash interest and to add the PIK interest to the outstanding balance of the loan. This option expires on the five year anniversary of the loan. The Company at its election may make the quarterly interest payments in cash, may make the payments by paying 50% of the interest in cash and 50% in PIK interest or 100% in PIK interest for the first five years. The notes are unsecured and there are no guarantees by the Company or any of its subsidiaries. The Company elected to use the PIK option to forgo paying cash interest and have added $4 million and $5 million to the outstanding balance of the loan in fiscal 2011 and fiscal 2010, respectively.

The Company, at its election, may call the notes up to the first anniversary date for 100% of the principal balance plus accrued and unpaid interest and an applicable premium. The Company’s call option for the notes between the one year and two year and two year and three year anniversary dates changes to 102% and 101% of the outstanding principal balance plus accrued and unpaid interest, respectively. The notes also contain a put option which allows the lender to require the Company to repay any principal and applicable PIK interest that has accrued if the Company has an applicable high yield discount obligation (“AHYDO”) within the definition outlined in the Internal Revenue Code, section 163(i)(1) at each payment period subsequent to the five year anniversary date. The Company has estimated a fiscal 2012 AHYDO payment of $12 which is recorded in Current portion of long-term debt on the Consolidated Balance Sheet. The Company was in compliance with all covenants at October 1, 2011.

In fiscal 2010 and 2009, BP Parallel LLC (“BP Parallel”), a non-guarantor subsidiary of the Company, invested $25 million and $166 million to purchase assignments from non-affiliated third parties at then-prevailing market prices of $33 million and $515 million of principal of the Senior Unsecured Term Loan, respectively. We recognized a net gain of $8 million and $343 million on the repurchase of the Senior Unsecured Term Loan in fiscal 2010 and 2009, respectively which is recorded in Other expense (income) in our Consolidated Statements of Operations. BP Parallel did not purchase assignments of the Senior Unsecured Term Loan in 2011.

9 3/4% Second Priority Senior Secured Notes

In November 2010, the Company completed a private placement of $800 aggregate principal amount of 9 3/4% Second Priority Senior Secured Notes due in January 2021. In connection with the private placement we conducted tender offers to purchase, for cash, our 8 7/8% Second Priority Senior Secured Notes due in 2014. The private placement resulted in the Company recording non-cash write offs of $14 for deferred financing fees, $17

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

of debt discounts and cash premiums of $37 included in Other operating expenses on the Consolidated Statement of Operations. The proceeds of this offering were used to fund the repurchase of the 8 7/8% Second Priority Senior Secured Notes pursuant to the tender offers and subsequent redemption of such notes.

The Company’s $800 in aggregate principal amount of 9 3/4% Second Priority Senior Secured Notes mature in January 2021. No principal payments are required prior to maturity. Interest on the notes is due semi-annually on January 15 and July 15, commencing in July 2011. The notes are guaranteed on a second priority secured basis by substantially all of the Company’s existing and future guarantor subsidiaries that secure its obligations under its senior secured credit facilities, subject to certain exceptions and rank equally in right of payment to all existing and future senior secured indebtedness. The Company was in compliance with all covenants at fiscal year-end 2011.

Future maturities of long-term debt as of fiscal year-end 2011 are as follows:

2012	$46
2013	33
2014	284
2015	1,811
2016	1,156
Thereafter	1,310

$4,640

Interest paid was $300 in fiscal 2011, $244 in fiscal 2010, and $236 in fiscal 2009.

In fiscal 2011, BP Parallel purchased $41 of 10 1/4% Senior Subordinated Notes for $38 in cash, plus accrued interest. The repurchase resulted in a net gain, which is recorded in Other income in our Consolidated Statements of Operations. The Company funded the purchases with cash on hand.

BP Parallel purchased $2 and $13 of Second Priority Senior Secured Floating Rate Notes for $1 and $11 in cash, plus accrued interest, in fiscal 2011 and fiscal 2010, respectively. The repurchase resulted in gains which are recorded in Other income in our Consolidated Statements of Operations. The Company funded the purchases with cash on hand.

4.	Financial Instruments and Fair Value Measurements

As part of the overall risk management, the Company uses derivative instruments to reduce exposure to changes in interest rates attributed to the Company’s floating-rate borrowings. For those derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge, or a hedge of a net investment in a foreign operation. To the extent hedging relationships are found to be effective, as determined by FASB guidance, changes in fair value of the derivatives are offset by changes in the fair value of the related hedged item are recorded to Accumulated other comprehensive loss. Management believes hedge effectiveness is evaluated properly in preparation of the financial statements.

Cash Flow Hedging Strategy

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of Accumulated other comprehensive loss and

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

reclassified into earnings in the same line item associated with the forecasted transaction and in the same period or periods during which the hedged transaction affects earnings.

In August 2007, the Company entered into two separate interest rate swap transactions to manage cash flow variability associated with $600 of the outstanding variable rate term loan debt (the “2007 Swaps”). The swap agreements became effective in November 2007. The first agreement had a notional amount of $300 and became effective in November 2007 and swaps three month variable LIBOR contracts for a fixed two year rate of 4.875% and expired in November 2009. The second agreement had a notional amount of $300 and became effective in November 2007 and swaps three month variable LIBOR contracts for a fixed three year rate of 4.920% and expired in November 2010. In 2008, the Company began utilizing 1-month LIBOR contracts for the underlying senior secured credit facility. The Company’s change in interest rate selection caused the Company to lose hedge accounting on both of the interest rate swaps. The Company recorded changes in fair value in the Consolidated Statement of Operations.

In November 2010, the Company entered into two separate interest rate swap transactions to manage cash flow variability associated with $1 billion of the outstanding variable rate term loan debt (the “2010 Swaps”). The first agreement had a notional amount of $500 and became effective in November 2010. The agreement swaps three month variable LIBOR contracts for a fixed three year rate of 0.8925% and expires in November 2013. The second agreement had a notional amount of $500 and became effective in December 2010. The agreement swaps three month variable LIBOR contracts for a fixed three year rate of 1.0235% and expires in November 2013. In August 2011, the Company began utilizing 1-month LIBOR contracts for the underlying senior secured credit facility. The Company’s change in interest rate selection caused the Company to lose hedge accounting on both of the interest rate swaps. The Company recorded changes in fair value in the Consolidated Statement of Operations and will amortize the previously recorded unrealized losses as of fiscal year-end 2011 to Interest expense through the end of the respective swap agreements.

	Liability Derivatives
Derivatives not designated as hedging instruments under FASB guidance	Balance Sheet Location	2011	2010
Interest rate swaps—2007 Swaps	Accrued exp and other current liabilities	$—	$1
Interest rate swaps—2010 Swaps	Other long-term liabilities	$8	$—

The effect of the derivative instruments on the Consolidated Statement of Operations are as follows:

Derivatives not designated as hedging instruments under FASB guidance	Statement of Operations Location	2011	2010
Interest rate swaps—2007 Swaps	Other income	$(1)	$(13)
	Interest expense	$1	$7

Interest rate swaps—2010 Swaps	Other income	$(2)	$—
	Interest expense	$1	$—

The Fair Value Measurements and Disclosures section of the ASC defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a framework for measuring fair value. This section also establishes a three-level hierarchy (Level 1, 2 or 3) for fair value measurements based upon the observability of inputs to the valuation of an asset or liability as of the measurement date. This section also requires the consideration of the counterparty’s or the Company’s nonperformance risk when assessing fair value.

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

The Company’s interest rate swap fair values were determined using Level 2 inputs as other significant observable inputs were not available.

The Company’s financial instruments consist primarily of cash and cash equivalents, investments, long-term debt, interest rate swap agreements and capital lease obligations. The fair value of our investments exceeded book value at fiscal year-end 2011 and 2010, by $159 and $172, respectively. The following table summarizes our long-term indebtedness for which the book value was in excess of the fair value:

	2011	2010
First Priority Senior Secured Floating Rate Notes	61	34
8 7/8% Second Priority Notes	—	17
9 1/2% Second Priority Notes	83	31
9 3/4% Second Priority Notes	140	—
Second Priority Senior Secured Floating Rate Notes	38	32
Senior Unsecured Term Loan	8	12
11% Senior Subordinated Notes	64	34
10 1/4% Senior Subordinated Notes	18	13

Redeemable Common Stock

The Company has common stock outstanding to former employees that will be repurchased by the Company. Redemption of this common stock will be based on the fair value of the stock on the fixed redemption date and this redemption is out of the control of the Company. This redeemable common stock is recorded at its fair value in temporary equity and changes in the fair value are recorded in additional paid in capital each period. Under the 2006 Equity Incentive Plan, the exercise price for option awards is the fair market value of common stock on the date of grant. Historically, the fair market value of a share of common stock was determined by the Board of Directors by applying industry-appropriate multiples to current EBITDA. This valuation took into account a level of net debt that excluded cash required for working capital purposes. The categorization of the framework used to price these liabilities is considered a Level 3, due to the subjective nature of the unobservable inputs used to determine the fair value. Upon completion of a successful IPO, the redemption requirement terminates and the Company is no longer required to repurchase these shares. The fair value as of October 1, 2011 and October 2, 2010 is $16 and $11, respectively.

Non-recurring Fair Value Measurements

The Company has certain assets that are measured at fair value on a non-recurring basis under the circumstances and events described in Note 1 and Note 10. The assets are adjusted to fair value only when the carrying values exceed the fair values. The categorization of the framework used to price the assets is considered a Level 3, due to the subjective nature of the unobservable inputs used to determine the fair value (see Note 1 and 10 for additional discussion).

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

Included in the following table are the major categories of assets measured at fair value on a non-recurring basis as of October 1, 2011, along with the impairment loss recognized on the fair value measurement for the year then ended:

	As of October 1, 2011
	Level 1	Level 2	Level 3	Total	Year Ended October 1, 2011 Impairment Loss
	Quoted Prices in Active Markets for Identical Assets or Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs
Indefinite-lived trademarks	$—	$—	$220	$220	$—
Goodwill	—	—	1,595	1,595	165
Property, plant, and equipment	—	—	1,250	1,250	35

Total	$—	$—	$3,065	$3,065	$200

	As of October 2, 2010
	Level 1	Level 2	Level 3	Total	Year Ended October 2, 2010 Impairment Loss
	Quoted Prices in Active Markets for Identical Assets or Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs
Indefinite-lived trademarks	$—	$—	$220	$220	$—
Goodwill	—	—	1,700	1,700	—
Property, plant, and equipment	—	—	1,146	1,146	19

Total	$—	$—	$3,066	$3,066	$19

	As of September 26, 2009
	Level 1	Level 2	Level 3	Total	Year Ended September 26, 2009 Impairment Loss
	Quoted Prices in Active Markets for Identical Assets or Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs
Indefinite-lived trademarks	$—	$—	$220	$220	$—
Goodwill	—	—	1,431	1,431	—
Property, plant, and equipment	—	—	875	875	8

Total	$—	$—	$2,526	$2,526	$8

Valuation of Goodwill and Indefinite Lived Intangible Assets

ASC Topic 350 requires the Company to test goodwill for impairment at least annually using a two-step process. The first step is a screen for potential impairment, while the second step measures the amount of impairment. The Company conducts the two-step impairment test on the first day of the fourth fiscal quarter, unless indications of impairment exist during an interim period. When assessing its goodwill for impairment, the Company utilizes a discounted cash flow analysis in combination with a comparable company market approach to determine the fair value of their reporting units and corroborate the fair values. The Company utilizes a relief from royalty method

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

to value their indefinite lived trademarks and uses the forecasts that are consistent with those used in the reporting unit analysis. The Company has three reporting units (Rigid Open Top, Rigid Closed Top and Specialty Films) which have goodwill as more fully discussed in Note 1. The Company performed their annual impairment test and determined that the $251 carrying value of the Specialty Films reporting unit exceeded its fair value of $86 and recognized a $165 impairment. The primary driver of the impairment charge related to an 11% sales volume decline in their Specialty Films reporting unit in Fiscal 2011 driven by strategies to increase prices along with higher future capital expenditure estimates to maintain and grow margins. The Company also completed their annual impairment test on their Rigid Open Top and Rigid Closed Top reporting units for Goodwill and their annual impairment test for Trademarks and did not recognize any impairment charges. The Company’s has assumed revenue growth of 2-4% for the various reporting units with a terminal year growth rate of 3%. The Company has also calculated their weighted average cost of capital by using peer companies to determine an appropriate measure. The Company utilizes a comparable company market approach to reconcile and corroborate the discounted cash flow.

Valuation of Property, Plant and Equipment and Definite Lived Intangible Assets

The Company periodically realigns their manufacturing operations which results in facilities being closed and shut down and equipment transferred to other facilities or equipment being scrapped. The Company utilizes appraised values to corroborate the fair value of the facilities and has utilized a scrap value based on prior facility shut downs to estimate the fair value of the equipment, which has approximated the actual value that was received. When impairment indicators exist, the Company will also perform an undiscounted cash flow analysis to determine the recoverability of the Company’s long lived assets. The Company wrote-down their property, plant, and equipment with a carrying value of $1,285 to its fair value of $1,250, which resulted in an impairment charge of $35 during fiscal 2011. The Company wrote-down their property, plant, and equipment with a carrying value of $1,165 to its fair value of $1,146, which resulted in an impairment charge of $19 during fiscal 2010. The Company wrote-down their property, plant, and equipment with a carrying value of $883 to its fair value of $875, which resulted in an impairment charge of $8 during fiscal 2009. The Company did not recognize any impairment charges on the definite lived intangible assets.

5.	Goodwill, Intangible Assets and Deferred Costs

The following table sets forth the gross carrying amount and accumulated amortization of the Company’s goodwill, intangible assets and deferred costs as of the fiscal year-end 2011 and 2010:

	2011	2010	Amortization Period
Deferred financing fees	$104	$110	Respective debt
Accumulated amortization	(39)	(40)

Deferred financing fees, net	65	70
Goodwill	1,595	1,700	Indefinite lived
Customer relationships	1,178	1,145	11 – 20 years
Trademarks (indefinite lived)	220	220	Indefinite lived
Trademarks (definite lived)	66	57	8-15 years
Other intangibles	82	76	10-20 years
Accumulated amortization	(502)	(396)

Intangible assets, net	1,044	1,102

Total Goodwill, Intangible Assets and Deferred Costs	$2,704	$2,872

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

The Company recorded a goodwill impairment charge in the Specialty Films segment in fiscal 2011. See footnote 1 for further discussion. Future amortization expense for definite lived intangibles at fiscal year-end 2011 for the next five fiscal years is $107, $100, $94, $86 and $80 each year for fiscal years ending 2012, 2013, 2014, 2015, and 2016, respectively.

6.	Lease and Other Commitments and Contingencies

The Company leases certain property, plant and equipment under long-term lease agreements. Property, plant and equipment under capital leases are reflected on the Company’s balance sheet as owned. The Company did not enter into any new capital leases during fiscal 2009 and entered into new capital lease obligations totaling $45 and $29 during fiscal 2010 and fiscal 2011, respectively, with various lease expiration dates through 2018. The Company records amortization of capital leases in Cost of goods sold in the Consolidated Statement of Operations. Assets under operating leases are not recorded on the Company’s balance sheet. Operating leases expire at various dates in the future with certain leases containing renewal options. The Company had minimum lease payments or contingent rentals of $14 and $12 and asset retirement obligations of $6 and $7 at fiscal year-end 2011 and fiscal year-end 2010, respectively. Total rental expense from operating leases was $59 in fiscal 2011 and $56 for fiscal 2010 and 2009.

Future minimum lease payments for capital leases and noncancellable operating leases with initial terms in excess of one year as of fiscal year-end 2011, are as follows:

	Capital Leases	Operating Leases
2012	$27	$47
2013	27	36
2014	21	27
2015	23	24
2016	10	22
Thereafter	12	91

	120	$247

Less: amount representing interest	(22)

Present value of net minimum lease payments	$98

The Company is party to various legal proceedings involving routine claims which are incidental to its business. Although the Company’s legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to its financial position, results of operations or cash flows. The Company has various purchase commitments for raw materials, supplies and property and equipment incidental to the ordinary conduct of business.

At the end of fiscal 2011, we employed over 16,000 employees. Approximately 11% of our employees are covered by collective bargaining agreements. Four of our twelve agreements, covering approximately 1,200 employees, are scheduled for renegotiation in fiscal 2012. The remaining agreements expire after fiscal 2012.

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

7.	Accrued Expenses, Other Current Liabilities and Other Long-Term Liabilities

The following table sets forth the totals included in Accrued expenses and other current liabilities as of fiscal year-end 2011 and 2010.

	2011	2010
Employee compensation, payroll and other taxes	$101	$80
Interest	63	56
Rebates	60	50
Other	62	85

	$286	$271

The following table sets forth the totals included in Other long-term liabilities as of fiscal year-end 2011 and 2010.

	2011	2010
Lease retirement obligation	$20	$19
Sale-lease back deferred gain	35	37
Pension liability	79	67
Other	36	37

	$170	$160

8.	Income Taxes

The components of income tax expense (benefit) for the fiscal years ended 2011, 2010 and 2009 are as follows:

	2011	2010	2009
Current
United States
Federal	$—	$—	$—
State	1	3	2
Non-U.S.	3	—	—

Current income tax provision	4	3	2
Deferred:
United States
Federal	(57)	(38)	93
State	7	(11)	5
Non-U.S.	(1)	(3)	(1)

Deferred income tax provision (benefit)	(51)	(52)	97

Expense (Benefit) for income taxes	$(47)	$(49)	$99

U.S. income (loss) from continuing operations before income taxes was $(342), $(140) and $268 for the fiscal years ended 2011, 2010 and 2009, respectively. Non-U.S. loss from continuing operations before income taxes was $(4), $(22) and $(13) for the fiscal years ended 2011, 2010 and 2009, respectively.

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

The reconciliation between U.S. Federal income taxes at the statutory rate and the Company’s benefit for income taxes on continuing operations for the fiscal years ended 2011, 2010, and 2009 are as follows:

	2011	2010	2009
U.S. Federal income tax expense (benefit) at the statutory rate	$(121)	$(57)	$89
Adjustments to reconcile to the income tax provision:
U.S. State income tax expense, net of valuation allowance	8	(8)	6
Impairment of goodwill	58	—	—
Permanent differences	1	2	—
Transaction costs	1	3	—
Changes in Foreign Valuation Allowance	3	3	3
Rate differences between U.S. and Foreign	1	4	1
Other	2	4	—

Expense (benefit) for income taxes	$(47)	$(49)	$99

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax liability at fiscal year-end 2011 and 2010 are as follows:

	2011	2010
Deferred tax assets:
Allowance for doubtful accounts	$4	$4
Deferred gain on sale-leaseback	15	20
Accrued liabilities and reserves	58	51
Inventory	8	7
Net operating loss carryforward	406	380
Alternative minimum tax (AMT) credit carryforward	8	12
Other	15	5

Total deferred tax assets	514	479
Valuation allowance	(43)	(47)

Total deferred tax assets, net of valuation allowance	471	432

Deferred tax liabilities:
Property, plant and equipment	143	152
Intangible assets	347	344
Debt extinguishment	132	131
Other	4	7

Total deferred tax liabilities	626	634

Net deferred tax liability	$(155)	$(202)

In the U.S. the Company had $904 of Federal net operating loss carryforwards. As of fiscal year-end 2011, the Company had foreign net operating loss carryforwards of $33. The Federal net operating loss carryforwards will expire in future years beginning in 2021. AMT credit carryforwards totaling $8 are available to the Company indefinitely to reduce future years’ Federal income taxes.

The Company believes that it will not generate sufficient future taxable income to realize the tax benefits in certain foreign jurisdictions related to the deferred tax assets. The Company also has certain State net operating

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

losses that may expire before they are fully utilized. Therefore, the Company has provided a full valuation allowance against certain of its foreign net operating losses and a valuation allowance against certain of its state net operating losses included within the deferred tax assets.

Prior changes in ownership have created limitations under Sec. 382 of the internal revenue code on annual usage of net operating loss carryforwards. However, the Company’s Federal net operating loss carryforwards are available for immediate use. As part of the effective tax rate calculation, if we determine that a deferred tax asset arising from temporary differences is not likely to be utilized, we will establish a valuation allowance against that asset to record it at its expected realizable value. The Company has not provided a valuation allowance on its Federal net operating loss carryforwards in the United States because it has determined that future rewards of its temporary taxable differences will occur in the same periods and are of the same nature as the temporary differences giving rise to the deferred tax assets. Our valuation allowance against deferred tax assets was $43 and $47 as of fiscal year-end 2011 and 2010, respectively, related to the foreign operating loss carryforwards, U.S. State operating loss carryforwards, and foreign tax credit carryforwards. The Company paid cash taxes of $2, $3 and $4 in fiscal 2011, fiscal 2010 and fiscal 2009, respectively.

Uncertain Tax Positions

We adopted the provisions of the Income Taxes standard of the Codification. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with guidance provided by FASB and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. Our policy to include interest and penalties related to gross unrecognized tax benefits within our provision for income taxes did not change. There was no adjustment to retained earnings upon adoption.

The following table summarizes the activity related to our gross unrecognized tax benefits for fiscal 2011 and fiscal 2010:

	2011	2010
Beginning unrecognized tax benefits	$34	$30
Gross increases—tax positions in prior periods	3	1
Gross decreases— tax positions in prior periods	(4)	—
Gross increases—from acquisitions	2	3
Gross increases—current period tax positions	1	1
Settlements	(2)	—
Lapse of statute of limitations	(1)	(1)

Ending unrecognized tax benefits	$33	$34

The amount of unrecognized tax benefits that, if recognized, would affect our effective tax rate was $9 and $8 for fiscal year-end 2010 and 2011, respectively.

As of fiscal year-end 2011, we have $1 accrued for payment of interest and penalties related to our uncertain tax positions. Our penalties and interest related to uncertain tax positions are included in income tax expense.

We and our subsidiaries are routinely examined by various taxing authorities. Although we file U.S. Federal, U.S. State, and foreign tax returns, our major tax jurisdiction is the U.S. The IRS has completed an examination of our 2003 tax year. Our 2004—2010 tax years remain subject to examination by the IRS for U.S. Federal tax purposes. There are various other on-going audits in various other jurisdictions that are not material to our financial statements.

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

At November 1, 2011, we had unremitted earnings from foreign subsidiaries including earnings that have been or are intended to be permanently reinvested for continued use in foreign operations and that, if distributed, would result in additional income tax expense at approximately the U.S. statutory rate. We have identified non U.S. funds from Germany, Australia, Belgium and India that are not permanently reinvested and have recognized deferred tax liabilities for additional tax expense that we expect to incur upon repatriation of earnings that are not sourced from previously taxed income. We have not recognized a deferred tax liability for temporary differences related to these investments since such determination is not practical nor considered to be material.

9.	Retirement Plan

The Company maintains nine defined benefit pension plans which cover certain manufacturing facilities. The Company also maintains a retiree health plan, which covers certain healthcare and life insurance benefits for certain retired employees and their spouses. Eight of the nine defined benefit plans and the retiree health plan are frozen plans. The Company uses fiscal year-end as a measurement date for the retirement plans.

The Company sponsors two defined contribution 401(k) retirement plans covering substantially all employees. Contributions are based upon a fixed dollar amount for employees who participate and percentages of employee contributions at specified thresholds. Contribution expense for these plans was $6 for fiscal 2011 and 2010 and $1 for fiscal 2009.

The Company participates in one multiemployer plan. Contributions to the plan are based on specific percentages of employee compensation and are immaterial.

The projected benefit obligations of the Company’s plans presented herein are equal to the accumulated benefit obligations of such plans. The tables below exclude the obligations related to the foreign plans as the U.S. plans represent approximately 93% of the total. The net PBO for foreign plans is approximately $5. The net amount of liability recognized is included in Other long-term liabilities on the Consolidated Balance Sheets.

	Defined Benefit Pension Plans		Retiree Health Plan
	2011	2010	2011	2010
Change in Projected Benefit Obligations (PBO)
PBO at beginning of period	$175	$59	$4	$5
Service cost	—	—	—	—
Business combinations	—	107	—	—
Interest cost	8	7	—	—
Actuarial loss (gain)	4	9	—	(1)
Benefits paid	(8)	(7)	—	—

PBO at end of period	$179	$175	$4	$4

Change in Fair Value of Plan Assets
Plan assets at beginning of period	$112	$39	$—	$—
Actual return on plan assets	(2)	7	—	—
Business combinations	—	67	—	—
Company contributions	7	6	—	1
Benefits paid	(8)	(7)	—	(1)

Plan assets at end of period	109	112	—	—

Net amount recognized	$(70)	$(63)	$(4)	$(4)

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

At the end of fiscal 2011 the Company had $38 of net unrealized losses recorded in Accumulated other comprehensive loss on the Consolidated Balance Sheets. The Company expects $2 to be realized in fiscal 2012.

The following table presents significant weighted-average assumptions used to determine benefit obligation and benefit cost for the fiscal years ended:

	Defined Benefit Pension Plans		Retiree Health Plan
(Percents)	2011	2010	2011	2010
Weighted-average assumptions:
Discount rate for benefit obligation	4.42	4.84	4.5	5.0
Discount rate for net benefit cost	4.84	5.25	5.0	5.0
Expected return on plan assets for net benefit costs	8.0	8.0	8.0	8.0

In evaluating the expected return on plan assets, the Company considered its historical assumptions compared with actual results, an analysis of current market conditions, asset allocations, and the views of advisers. The return on plan assets is derived from target allocations and historical yield by asset type. Health-care-cost trend rates were assumed to increase at an annual rate of 7.0% in 2011 and thereafter. A one-percentage-point change in these assumed health care cost trend rates would not have a material impact on our postretirement benefit obligation.

The table below discloses fair values of each pension plan asset category and level within the fair value hierarchy in which it falls. There was no material changes or transfers between level 3 assets and the other levels.

Fiscal 2011 Asset Category	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$4	$—	$—	$4
U.S. large cap comingled equity funds	—	28	—	28
U.S. mid cap equity mutual funds	10	—	—	10
U.S. small cap equity mutual funds	5	—	—	5
International equity mutual funds	11	—	—	11
Real estate equity investment funds	3	—	—	3
Corporate bond mutual funds	30	—	—	30
Guaranteed investment account	—	—	12	12
Other	6	—	—	6

Total	$69	$28	$12	$109

Fiscal 2010 Asset Category	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$3	$—	$—	$3
U.S. large cap comingled equity funds	—	23	—	23
U.S. mid cap equity mutual funds	11	—	—	11
U.S. small cap equity mutual funds	6	—	—	6
International equity mutual funds	11	—	—	11
Real estate equity investment funds	3	—	—	3
Corporate bond mutual funds	37	—	—	37
Guaranteed investment account	—	—	12	12
Other	5	—	1	6

Total	$76	$23	$13	$112

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid for the fiscal years ending as follows:

	Defined Benefit Pension Plans	Retiree Health Plan
2012	$9	$1
2013	9	—
2014	9	—
2015	9	—
2016	10	—
2017-2021	51	1

In fiscal 2012, the Company expects to contribute $8 to its retirement plans to satisfy minimum funding requirements for the year.

Net pension and retiree health benefit expense included the following components as of fiscal 2011 and 2010:

	2011	2010
Defined Benefit Pension Plans
Service cost	$—	$—
Interest cost	9	8
Amortization	1	1
Expected return on plan assets	(9)	(8)

Net periodic benefit cost	$1	$1

Our defined benefit pension plan asset allocations as of fiscal year-end 2011 and 2010 are as follows:

	2011	2010
Asset Category
Equity securities and equity-like instruments	53%	49%
Debt securities	32	40
Other	15	11

Total	100%	100%

The Company’s retirement plan assets are invested with the objective of providing the plans the ability to fund current and future benefit payment requirements while minimizing annual Company contributions. The plans’ asset allocation strategy reflects a long-term growth strategy with approximately 40-50% allocated to growth investments and 40-50% allocated to fixed income investments and 5-10% in other, including cash. The retirement plans held $5 principal of the Company’s 10 1/4% Senior Subordinated Notes at the end of fiscal 2011 and 2010, respectively. The Company re-addresses the allocation of its investments on an annual basis.

10.	Restructuring and Impairment Charges

The Company announced various restructuring plans in the last three fiscal years which included shutting down facilities in all four of the Company’s operating segments.

During fiscal 2009, the Company announced the intention to shut down one manufacturing facility within its Specialty Films division and one manufacturing facility within its Rigid Open Top division. The $8 of non-cash

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

asset impairment costs recognized in fiscal 2009 related to these restructuring plans has been reported as Restructuring and impairment charges in the Consolidated Statements of Operations. The remaining liability has been included within Accrued expenses and other current liabilities on the Consolidated Balance Sheet. The affected business accounted for less than $65 of annual net sales with majority of the operations transferred to other facilities.

During fiscal 2010, the Company announced the intention to shut down three manufacturing facilities within its Tapes, Bags, & Coatings division. The affected Tapes, Bags & Coatings business accounted for $83 of annual net sales with majority of the operations transferred to other facilities. The Company also announced the intention to shut down two manufacturing facilities within its Specialty Films division. The affected Specialty Films business accounted for less than $30 of annual net sales with majority of the operations transferred to other facilities. The Company recorded $19 of non-cash asset impairment costs in fiscal 2010 related to these restructuring plans and has been reported as Restructuring and impairment charges in the Consolidated Statements of Operations. These impairments were for building and equipment that exceeded net realizable value as of the valuation dates.

During fiscal 2011, the Company announced the intention to shut down five facilities within its Specialty Films division. The affected Specialty Films business accounted for approximately $130 of annual net sales with the majority of the operations transferred to other facilities. The Company also announced its intention to shut down a manufacturing location within its Rigid Closed Top division. The affected Rigid Closed Top business accounted for approximately $14 of annual net sales with the majority of the operations transferred to other facilities. The Company recorded $35 of non-cash asset impairment costs in fiscal 2011 related to these restructuring plans and has been reported as Restructuring and impairment charges in the Consolidated Statements of Operations. These impairments were for building and equipment that exceeded net realizable value as of the valuation dates.

The table below sets forth the Company’s estimate of the total cost of the restructuring programs since 2007, the portion recognized through fiscal year-end 2011 and the portion expected to be recognized in a future period:

	Expected Total Costs	Cumulative charges through Fiscal 2011	To be Recognized in Future
Severance and termination benefits	$27	$27	$—
Facility exit costs	49	46	3
Asset impairment	80	80	—
Other	4	4	—

Total	$160	$157	$3

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

The tables below sets forth the significant components of the restructuring charges recognized for the fiscal years ended 2011, 2010 and 2009, by segment:

	Fiscal Year
	2011	2010	2009
Rigid Open Top
Severance & termination benefits	$2	$—	$—
Facility exit costs	—	2	2
Non-cash asset impairment	—	—	5

Total	$2	$2	$7

Rigid Closed Top
Severance & termination benefits	$3	$—	$—
Facility exit costs	1	3	—
Non-cash asset impairment	4	—	—

Total	$8	$3	$—

Specialty Films
Severance & termination benefits	$5	$7	$—
Facility exit costs	4	8	1
Non-cash asset impairment	20	11	3

Total	$29	$26	$4

Tapes, Bags and Coatings
Severance & termination benefits	$1	$—	$—
Facility exit costs	5	2	—
Non-cash asset impairment	11	8	—

Total	$17	$10	$—

Consolidated
Severance & termination benefits	$11	$7	$—
Facility exit costs	10	15	3
Non-cash asset impairment	35	19	8

Total	$56	$41	$11

The table below sets forth the activity with respect to the restructuring accrual at fiscal year-end 2011 and 2010:

	Employee Severance and Benefits	Facilities Exit Costs	Non-cash charges	Total
Balance at fiscal year-end 2009	$—	$3	$—	$3
Charges	8	14	19	41
Non-cash asset impairment	—	—	(19)	(19)
Acquisition liability assumed	1	—	—	1
Cash payments	(6)	(14)	—	(20)

Balance at fiscal year-end 2010	3	3	—	6

Charges	11	10	35	56
Non-cash asset impairment	—	—	(35)	(35)
Cash payments	(10)	(10)	—	(20)

Balance at fiscal year-end 2011	$4	$3	$—	$7

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

The restructuring costs accrued as of fiscal year-end 2011 will result in future cash outflows, which are not expected to be material.

11.	Related Party Transactions

Management Fee

The Company is charged a management fee by an affiliate of its principal stockholder and Graham for the provision of management consulting and advisory services provided throughout the year. The management fee is the greater of $3 or 1.25% of adjusted EBITDA. Total management fees charged by Apollo and Graham were $9 in fiscal 2011, $8 in fiscal 2010 and $6 in fiscal 2009. The management fees are classified in Other Operating Expenses in the Statement of Operations.

In connection with the Rexam SBC acquisition, Berry management and the sponsors received a transaction fee of $5. In connection with the reorganization of Pliant, Berry management and the sponsors received a structuring fee of $7, and our Sponsors also received approximately 17.5 cents per dollar of principal amount with respect to the interests they held in Pliant’s existing second lien notes, or approximately $22 in cash in the aggregate, such 17.5 cents upon Pliant’s exit from bankruptcy being equal to the amount received by all other holders of Pliant’s existing second lien notes upon Pliant’s exit from bankruptcy.

Other Related Party Transactions

Certain of our management, stockholders and related parties and its affiliates have independently acquired and held financial debt instruments of the Company as of October 2, 2010. During fiscal 2010, interest expense includes $8 related to this debt.

12.	Stockholders’ Equity

2006 Equity Incentive Plan

In connection with Apollo’s acquisition of the Company, we adopted an equity incentive plan pursuant to which options to acquire up to 7,071,337 shares of Berry Group’s common stock may be granted. Prior to fiscal 2011, the plan was amended to allow for an additional 5,267,500 options to be granted. Options granted under the 2006 Equity Incentive Plan may not be assigned or transferred, except to Berry Group or by will or the laws of descent or distribution. The 2006 Equity Incentive Plan terminates ten years after adoption and no options may be granted under the plan thereafter. The 2006 Equity Incentive Plan allows for the issuance of non-qualified options, options intended to qualify as “incentive stock options” within the meaning of the Internal Revenue Code of 1986, as amended, and stock appreciation rights. The employees participating in the 2006 Equity Incentive Plan receive options and stock appreciation rights under the 2006 Equity Incentive Plan pursuant to individual option and stock appreciation rights agreements, the terms and conditions of which are substantially identical. Each option agreement provides for the issuance of options to purchase common stock of Berry Group. Options granted under the 2006 Equity Incentive Plan had an exercise price per share that either (1) was fixed at the fair market value of a share of common stock on the date of grant or (2) commenced at the fair market value of a share of common stock on the date of grant and increases at the rate of 15% per year during the term. Some options granted under the plan become vested and exercisable over a five-year period based on continued service. Other options become vested and exercisable based on the achievement by the Company of certain financial targets. Upon a change in control, the vesting schedule with respect to certain options accelerate for a portion of the shares subject to such options. Since Berry Group’s common stock is not highly liquid, except in certain limited circumstances, the stock options may not be redeemable.

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

During fiscal 2007 a one-time dividend was paid. Holders of vested stock options received $14, while an additional $35 was paid to nonvested option holders on the second anniversary of the dividend grant date. In December 2008, the Executive Committee of Berry Group modified the vesting provisions related to the amounts held in escrow. This resulted in the immediate vesting and accelerating the recognition of the remaining unrecorded stock compensation expense of $11 in selling, general and administrative expenses recorded in fiscal 2009.

The Company recognized total stock based compensation of $2, $1, and $12 for fiscal 2011, 2010 and 2009, respectively.

Information related to the 2006 Equity Incentive Plan as of the fiscal year-end 2011 and 2010 is as follows:

	2011		2010
	Number Of Shares	Weighted Average Exercise Price	Number Of Shares	Weighted Average Exercise Price
Options outstanding, beginning of period	10,614,883	$7.78	9,812,287	$8.12
Options granted	1,552,418	6.13	1,558,617	6.15
Options exercised or cash settled	—	—	—	—
Options forfeited or cancelled	(1,341,069)	7.94	(756,021)	8.47

Options outstanding, end of period	10,826,232	$7.70	10,614,883	$7.78

Option price range at end of period	$3.04 - $9.21		$3.04 - $9.21
Options exercisable at end of period	7,318,346		6,055,812
Options available for grant at period end	1,512,606		1,723,955
Weighted average fair value of options granted during period	$1.88		$2.12

The fair value for options granted have been estimated at the date of grant using a Black-Scholes model, generally with the following weighted average assumptions:

	2011	2010	2009
Risk-free interest rate	1.3%	2.6%	1.7 - 2.5%
Dividend yield	0.0%	0.0%	0.0%
Volatility factor	.32 - .34	.33	.36 - .37
Expected option life	5 years	5 years	5 years

The following table summarizes information about the options outstanding at fiscal year-end 2011:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value of Options Outstanding	Number Exercisable
$3.04 - $9.21	10,826,232	5 years	$7.70	$2	7,318,346

As of October 1, 2011, total unrecognized compensation expense related to nonvested awards is $2, and the weighted-average period over which it is expected to be recognized is 3.22 years.

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

Notes Receivable from Management

Berry Group has adopted an employee stock purchase program pursuant to which a number of non-executive employees had the opportunity to invest in Berry Group on a leveraged basis. In the event that an employee defaults on a promissory note used to purchase such shares, Berry Group’s only recourse is to the shares of Berry Group securing the note. In this manner, non-executive management acquired 1,201,137 shares in the aggregate. Certain of these amounts were repaid by the employees in connection with the special one-time dividend. The receivable was $2 at the end of fiscal 2011 and 2010.

Redeemable Common Stock

The Company has common stock outstanding to former employees that will be repurchased by the Company. Redemption of this common stock will be based on the fair value of the stock on the fixed redemption date and this redemption is out of the control of the Company. The redemption dates range from three to five years per agreement. The Company has repurchase commitments through FY15 and will repurchase 709,238; 709,238; 459,142; and 292,518 during the next four fiscal years, respectively. This redeemable common stock is recorded at its fair value in temporary equity and changes in the fair value are recorded in additional paid in capital each period. The total number of redeemable shares outstanding as of October 1, 2011 and October 2, 2010 are 2,170,136 and 1,836,569, respectively.

13.	Segment and Geographic Data

The Company’s operations are organized into four reportable segments: Rigid Open Top, Rigid Closed Top, Specialty Films, and Tapes, Bags and Coatings. The Company has manufacturing and distribution centers in the United States, Canada, Mexico, Belgium, Australia, Germany, Brazil, Malaysia and India. The United States operations represent 92% of net sales and 94% of the long lived assets. The Canadian operations represent 3% of net sales and 2% of long lived assets. Mexican operations represent 2% of net sales and 2% of long lived assets. Belgium operations represent 2% of net sales. All other jurisdictions represent less than 1% of net assets or long lived assets. Selected information by reportable segment is presented in the following table.

	2011	2010	2009
Net Sales
Rigid Open Top	$1,291	$1,192	$1,063
Rigid Closed Top	1,053	970	857
Specialty Films	1,609	1,433	551
Tapes, Bags and Coatings	608	662	716

	$4,561	$4,257	$3,187

Operating income (loss)
Rigid Open Top	$156	$124	$119
Rigid Closed Top	77	73	58
Specialty Films	(187)	(54)	(10)
Tapes, Bags and Coatings	(4)	(19)	19

	$42	$124	$186

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

	2011	2010	2009
Depreciation and amortization
Rigid Open Top	$103	$95	$83
Rigid Closed Top	95	91	93
Specialty Films	104	86	34
Tapes, Bags and Coatings	42	45	44

	$344	$317	$254

	2011	2010
Total Assets
Rigid Open Top	$1,839	$1,951
Rigid Closed Top	1,963	1,593
Specialty Films	1,000	1,290
Tapes, Bags and Coatings	415	510

	$5,217	$5,344

	2011	2010
Goodwill
Rigid Open Top	$690	$691
Rigid Closed Top	819	771
Specialty Films	86	238
Tapes, Bags and Coatings	—	—

	$1,595	$1,700

14.	Net Income (Loss) Per Share

Basic net income or loss per share is calculated by dividing the net income or loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for common stock equivalents. Diluted net income or loss per share is computed by dividing the net income or loss attributable to common stockholders by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method and the if-converted method. For purposes of this calculation, stock options are considered to be common stock equivalents and are only included in the calculation of diluted net income or loss per share when their effect is dilutive. The Company’s redeemable common stock is included in the weighted-average number of common shares outstanding for calculating basic and diluted net income or loss per share.

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

The following tables and discussion provide a reconciliation of the numerator and denominator of the basic and diluted net loss per share computations. The calculation below provides net income or loss on both a basic and diluted basis for Fiscal 2011, 2010 and 2009 (in thousands).

	2011	2010	2009
Net income (loss) from continuing operations	$(299)	$(113)	$156
Net income (loss) from discontinued operations	—	—	(4)

Net income (loss)	(299)	(113)	152
Weighted average shares of common stock outstanding—basic	84,121	84,525	84,635

Weighted average shares of common stock outstanding	84,121	84,525	84,635
Other common stock equivalents	—	—	111

Weighted average shares of common stock outstanding—diluted	84,121	84,525	84,746

Basic net income (loss) per share
Basic net income (loss) per share from continuing operations	$(3.55)	$(1.34)	$1.84
Basic net income (loss) per share from discontinued operations	—	—	(0.04)

Basic net income (loss) per share available to common shareholders	$(3.55)	$(1.34)	$1.80

Diluted net income (loss) per share
Basic net income (loss) per share from continuing operations	$(3.55)	$(1.34)	$1.84
Basic net income (loss) per share from discontinued operations	—	—	(0.05)

Basic net income (loss) per share available to common shareholders	$(3.55)	(1.34)	$1.79

The conversion of stock options is not included in the calculation of diluted net loss per common share as of October 1, 2011 and October 2, 2010 as the effect of these conversions would be antidilutive to the net loss available to common shareholders. Thus, the weighted average common equivalent shares used for purposes of computing diluted EPS are the same as those used to compute basic EPS for these periods. Shares excluded from the calculation as the effect of their conversion into shares of our common stock would be antidilutive were 10,826,232 and 10,614,882 as of October 1, 2011 and October 2, 2010, respectively.

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

15. Condensed Financial Statements of the Registrant, Berry Plastics Group, Inc.

Condensed Balance Sheets of the Registrant (millions)

	October 1, 2011	October 2, 2010
Assets
Current assets
Cash & cash equivalents	$—	$—
Deferred income taxes	62	53

Total current assets	62	53

Deferred costs	5	7
Investment in subsidiary	441	740

Total assets	508	800

Liabilities and Stockholders’ Equity
Accrued interest expense	$12	$12
Current portion of long-term debt	147	—

Total Current Liabilities	159	12

Long-term debt, less current portion	550	647
Deferred income taxes	233	255
Other long-term liabilities	17	16

Total liabilities	959	930

Commitments and contingencies
Redeemable shares	16	11

Total stockholders’ equity (deficit)	(467)	(141)

Total liabilities and stockholders’ equity	$508	$800

See notes to condensed financial statements of the Registrant and notes to consolidated financial statements of Berry Plastics Group, Inc.

Condensed Statement of Operations of the Registrant (millions)

	Fiscal Year Ended
	October 1, 2011	October 2, 2010	September 26, 2009
Interest Expense	$50	$48	$54
Equity in net loss (income) of subs	296	114	(309)

Income (Loss) Before Taxes	(346)	(162)	255
Income Tax (benefit) expense	(47)	(49)	99

Net Income (Loss)	$(299)	$(113)	$156

See notes to condensed financial statements of the Registrant and notes to consolidated financial statements of Berry Plastics Group, Inc.

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

Condensed Statement of Cash Flows of the Registrant (millions)

	Fiscal year ended
	October 1, 2011	October 2, 2010	September 26, 2009
Cash Flows from Operating Activities	$2	$3	$—
Cash Flows from Financing Activities	(2)	(3)	—

Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

See notes to condensed financial statements of the Registrant and notes to consolidated financial statements of Berry Plastics Group, Inc.

Notes to Condensed Financial Statements of the Registrant

Background and Basis of Presentation

These condensed parent company financial statements have been prepared in accordance with Rule 12-04 of Regulation S-X, as the restricted net assets of Berry Plastics Group Inc.’s subsidiaries exceeds 25 percent of the consolidated net assets of Berry Plastics Group, Inc. These statements should be read in conjunction with the Consolidated Statements and notes thereto of Berry Plastics Group, Inc.

We are a holding company and conduct substantially all of our business operations through our subsidiaries We have prepared the financial statements of the registrant using the equity method and all intercompany activity between Berry Plastics Group, Inc. and its subsidiaries has been eliminated.

Long-term debt

Berry Plastics Group, Inc. entered into a $500 million senior unsecured term loan agreement (“Senior Unsecured Term Loan”) with a syndicate of lenders on June 5, 2007. The Senior Unsecured Term Loan matures on June 5, 2014. Interest is due quarterly on the unsecured term loan, and the Company may at its option elect the payment in kind option, which allows Berry Plastics Group, Inc. to forgo paying cash interest and add it to the balance outstanding. The Company at its option, may elect to prepay $147 of the senior unsecured term loan in order to maintain deductibility for income tax purposes. In Fiscal 2009 and 2010, a wholly-owned subsidiary of Berry Plastics Group, Inc., BP Parallel LC repurchased outstanding principal assignments of $33 and $515 for $25 and $166, which resulted in a gain in the consolidated financial statements of Berry Plastics Group, Inc. BP Parallel is the legal holder of the outstanding principal assignments, and they have not been legally extinguished. Please see footnote 3 in the consolidated financial statements of Berry Plastics Group, Inc. for additional discussion of our long-term debt.

Commitments and Contingencies and Redeemable Shares

For a discussion of our commitments and contingencies, please read Note 6—Leases and Other Commitments and Contingencies of our consolidated financial statements. Please read Note 12—Stockholders Equity of our consolidated financial statements for a discussion of our Redeemable Common Stock.

Income Taxes

For a discussion of income taxes, please read Note 8 – Income Taxes of our consolidated financial statements.

Related Party Transactions

For a discussion of our related party transactions, please read Note 11—Related Party Transactions of our consolidated financial statements.

Berry Plastics Group, Inc.

Notes to Consolidated Financial Statements (continued)

(In millions of dollars, except as otherwise noted)

16.	Subsequent Events

Beginning January 1, 2012, the Company will be reorganizing its flexible films businesses, which include the Tapes, Bags and Coatings, and Specialty Films divisions, into two new operating divisions. These new divisions will be named Flexible Packaging and Engineered Materials. The purpose of structuring the businesses in this manner is to significantly enhance the Company’s current product portfolio in the finished flexible packaging space. This move will allow the Company to leverage its unique innovation capabilities at the interface of rigid and flexible technologies and to serve customers with innovative packaging solutions. The following tables highlight what the new segment presentation would have looked like for Fiscal 2011, Fiscal 2010 and Fiscal 2009:

	2011	2010	2009
Net Sales
Rigid Open Top	$1,261	$1,160	$1,028
Rigid Closed Top	1,053	970	857
Engineered Materials	1,451	1,457	1,219
Flexible Packaging	796	670	83

	$4,561	$4,257	$3,187

Operating income (loss)
Rigid Open Top	$155	$124	$114
Rigid Closed Top	77	73	58
Engineered Materials	(71)	4	27
Flexible Packaging	(119)	(77)	(13)

	$42	$124	$186

Depreciation and amortization
Rigid Open Top	$102	$93	$81
Rigid Closed Top	95	91	93
Engineered Materials	72	72	65
Flexible Packaging	75	61	15

	$344	$317	$254

	2011	2010
Total Assets
Rigid Open Top	$1,818	$1,926
Rigid Closed Top	1,963	1,593
Engineered Materials	841	985
Flexible Packaging	595	840

	$5,217	$5,344

	2011	2010
Goodwill
Rigid Open Top	$681	$682
Rigid Closed Top	819	771
Engineered Materials	55	134
Flexible Packaging	40	113

	$1,595	$1,700

Report of Independent Auditors

To the Board of Directors and Shareholders of

Pliant Corporation

We have audited the accompanying consolidated balance sheet of Pliant Corporation and Subsidiaries as of December 31, 2008 and the related consolidated statements of operations, cash flows and changes in stockholders’ deficit for the year ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pliant Corporation and Subsidiaries at December 31, 2008 and the consolidated results of their operations and their cash flows for the year ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Pliant Corporation will continue as a going concern. As more fully described in Note 1 and 18 to the consolidated financial statements, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code and Companies’ Creditors Arrangement Act in Canada on February 11, 2009, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 18. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of the liabilities that may result from the outcome of this uncertainty.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

April 27, 2009

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2008 (Dollars in Thousands, Except per Share Data)

2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,485
Receivables:
Trade accounts, net of allowances of $3,922	114,325
Other	2,784
Inventories	79,923
Prepaid expenses and other	5,890
Income taxes receivable	722
Deferred income taxes	10,705

Total current assets	242,834
PLANT AND EQUIPMENT, net	270,072
GOODWILL	2,422
OTHER INTANGIBLE ASSETS, net	3,869
OTHER ASSETS	13,283

Total assets	$532,480

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current portion of long-term debt and debt in default	$857,881
Trade accounts payable	61,688
Accrued liabilities:
Interest payable	11,944
Customer rebates	9,291
Other	34,502

Total current liabilities	975,306
LONG-TERM DEBT, net of current portion	—
OTHER LIABILITIES	32,255
DEFERRED INCOME TAXES	38,633

Total liabilities	1,046,194

STOCKHOLDERS’ DEFICIT:
Redeemable Preferred Stock—Series AA—335,650 shares authorized, par value $.01 per share, with a redemption and liquidation value of $1,000 per share plus accumulated dividends, 334,894 shares outstanding at December 31, 2008	302,424
Redeemable Preferred Stock—Series M—8,000 shares authorized, par value $.01 per share, 8,000 shares outstanding at December 31, 2008	—
Common stock—par value $.01 per share; 100,050,000 shares authorized, 97,348 shares outstanding at December 31, 2008	1
Paid in capital	155,341
Accumulated deficit	(930,426)
Accumulated other comprehensive loss	(41,054)

Total stockholders’ deficit	(513,714)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$532,480

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2008 (Dollars in Thousands)

2008
NET SALES	$1,127,649
COST OF SALES	1,052,428

Gross profit	75,221

OPERATING EXPENSES:
Selling, general and administrative	67,936
Research and development	6,285
Impairment of goodwill and intangibles	75,066
Impairment of fixed assets	6,604
Restructuring and other costs	20,230
Reorganization and other costs	3,358

Total operating expenses	179,479

OPERATING INCOME (LOSS)	(104,258)
INTEREST EXPENSE—Current and Long Term debt	(93,623)
OTHER INCOME, net	150

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(197,731)

INCOME TAX EXPENSE (BENEFIT):
Current	1,280
Deferred	18,183

Total income tax expense (benefit)	19,463

NET INCOME (LOSS)	$(217,194)

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

For the Year Ended December 31, 2008 (In Thousands)

		Preferred Stock				Common Stock
		Series AA		Series M		Delaware Corporation				Accumulated Other Comprehensive Loss

	Total	Shares	Amount	Shares	Amount	Shares	Amount	Paid In Capital	Accumulated Deficit
BALANCE—December 31, 2007	$(267,944)	335	$247,355	—	$—	100	$1	$155,341	$(658,163)	$(12,478)
Comprehensive loss:
Net Loss	(217,194)								$(217,194)
Change in unrecognized pension benefit costs	(16,035)									(16,035)
Foreign currency translation adjustment	(12,541)									(12,541)

Comprehensive loss:	(245,770)
Preferred stock dividends	—		55,069						(55,069)

BALANCE—December 31, 2008	$(513,714)	335	$302,424	—	$—	100	$1	$155,341	$(930,426)	$(41,054)

PLIANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2008 (Dollars in Thousands)

2008
Cash flows from operating activities:
Net income (loss)	$(217,194)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	44,806
Impairment of fixed assets	17,154
Amortization and write-off of deferred financing costs and accretion of debt discount	7,290
Payment-in-kind interest on debt	41,413
Deferred income taxes	22,122
Provision for losses on accounts receivable	522
Write down of impaired goodwill and intangibles	75,066
(Gain) or loss on disposal of assets	(10)
Changes in operating assets and liabilities:
Trade accounts receivable	4,385
Other receivables	430
Inventories	25,190
Prepaid expenses and other	(2,679)
Intangible assets and other assets	(452)
Trade accounts payable	(28,594)
Accrued liabilities	(988)
Income taxes payable/receivable	381
Other liabilities	(5,228)

Net cash provided by (used in) operating activities	(16,386)

Cash flows from investing activities:
Capital expenditures for plant and equipment	(27,141)
Proceeds from sale of assets	2,959

Net cash used in investing activities	(24,182)

Cash flows from financing activities:
Payment of financing fees	(1,431)
Borrowings under revolver	55,000
Borrowings (payments) under finance and capital leases	9,810

Net cash provided by (used in) financing activities	63,379

Effect of exchange rate changes on cash and cash equivalents	(1,584)

Net increase (decrease) in cash and cash equivalents	21,227
Cash and cash equivalents, beginning of the year	7,258

Cash and cash equivalents, end of the year	$28,485

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$45,546

Income taxes	$507

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Nature of Operations. Pliant Corporation and its subsidiaries (collectively “Pliant” or the “Company”) produce polymer-based (plastic), value-added films for flexible packaging, personal care, medical, agricultural and industrial applications. Our manufacturing facilities are located in the United States, Canada, Mexico, Germany and Australia.

Principles of Consolidation. The consolidated financial statements include the accounts of Pliant Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Bankruptcy Filing. On January 3, 2006, Pliant and ten subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The cases are being jointly administered under the caption “In re: Pliant Corporation, et al., Case No. 06-10001.” Three of Pliant’s subsidiaries with Canadian operations commenced ancillary proceedings in a Canadian court to recognize the bankruptcy proceedings as “foreign proceedings” pursuant to Canada’s Companies’ Creditors Arrangement Act (“CCAA”). Pliant’s subsidiaries in Australia, Germany and Mexico were not included in the filings.

On June 19, 2006, the Company filed with the Bankruptcy Court its Fourth Amended Joint Plan of Reorganization (the “Plan”) which was approved by the Bankruptcy Court on June 23, 2006. On July 18, 2006, the Company consummated its reorganization through a series of transactions contemplated in the Plan. See Note 17 “Reorganization” for further details. On July 18, 2006, the Company filed with the Bankruptcy Court a notice announcing the effectiveness of the Plan and the Company emerged from bankruptcy.

On February 11, 2009, Pliant Corporation and certain of its subsidiaries (collectively, the “Debtors”), filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (the “Chapter 11 Cases”) seeking relief under the provisions of the Bankruptcy Code. The Chapter 11 Cases are being jointly administered under the caption “In re: Pliant Corporation et al.,” Case No. 09-10443. In addition, certain of the Company’s Canadian subsidiaries filed an application commencing recognition proceedings (the “CCAA Proceedings”) under Section 18.6 of the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) with the Ontario Superior Court of Justice (the “Canadian Court”). The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. Pliant’s subsidiaries in Australia, Germany and Mexico were not included in the filings and will continue their business operations without supervision from the Bankruptcy Court and will not be subject to the chapter 11 requirements of the Bankruptcy Code. (See note 18—Subsequent Events, for details on the Chapter 11 Cases.)

American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), applied to the Company’s financial statements in 2006 while the Company operated under the provisions of Chapter 11 and will apply to periods subsequent to February 11, 2009. SOP 90-7 generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization of the business are reported separately as reorganization costs in the statements of operations. Liabilities affected by implementation of a plan of reorganization are reported at amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, reorganization related items that significantly impact cash provided by continuing operations are disclosed separately in the statement of cash flows.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition. Sales revenue is recognized when title transfers, the risks and rewards of ownership have been transferred to the customer, the price is fixed and determinable and collection of the related receivable is probable, which is generally at the time of shipment. Revenue is reduced by rebates made to customers based on an estimate of the amount of the rebate at the time the sale is recorded.

Accounts Receivable. Accounts receivable consist primarily of amounts due to the Company from its normal business activities. Accounts receivable amounts are determined to be past due when the amount is overdue based on contractual terms. The Company maintains an allowance for doubtful accounts to reflect the expected uncollectibility of accounts receivable based on past collection history and specific risks identified among uncollected amounts. Accounts receivable are charged off against the allowance for doubtful accounts when we have determined that the receivable will not be collected. Collateral is generally not required for accounts receivable. One customer represented approximately 6% of consolidated receivables at December 31, 2008.

Inventories. Inventories consist principally of finished film and packaging products and the raw materials necessary to produce them. Inventories are carried at the lower of cost (on a first-in, first-out basis) or market value. Resin costs comprise the majority of our total manufacturing costs. Resin shortages or significant increases in the price of resin could have a significant adverse effect on the Company’s business.

Plant and Equipment. Plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated economic useful lives of the assets as follows:

Land improvements	20 years
Buildings and improvements	20 years
Computer Equipment and Software	3-7 years
Machinery and equipment	7-15 years
Furniture, fixtures and vehicles	3-7 years
Leasehold improvements	Lower of useful life (10-20 years or term of lease agreement	)

Maintenance and repairs are charged to expense as incurred and costs of improvements and betterments are capitalized. Upon disposal, related costs and accumulated depreciation are removed from the accounts and resulting gains or losses are reflected in operations.

Costs incurred in connection with the construction or major rebuild of equipment are capitalized as construction in progress. No depreciation is recognized on these assets until placed in service.

Goodwill and Other Intangible Assets. Goodwill is deemed to have an indefinite life and not amortized, but subject to an annual impairment test based on the fair value of the assets. Amortization of intangible assets is computed using the straight-line method over the estimated economic useful lives of 5-15 years. The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the discounted cash flow method, a variation of the income approach, and the guideline company approach, a variation of the market approach. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.

Impairment of Long-Lived Assets. When events or conditions indicate a potential impairment, the Company evaluates the carrying value of long-lived assets, including amortizable intangible assets, based upon current and expected undiscounted cash flows, and recognizes an impairment when the estimated undiscounted cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between the asset’s carrying value and fair value.

Other Assets. Other assets consist primarily of deferred debt issuance costs, deposits, and spare parts. Deferred debt issuance costs are amortized using a straight line method which approximates the effective yield method.

Cash and Cash Equivalents. For the purpose of the consolidated statements of cash flows, we consider short-term highly liquid investments with maturity when purchased of three months or less to be cash equivalents.

Income Taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. The Company, like other multi-national companies, is regularly audited by federal, state and foreign tax authorities, and tax assessments may arise several years after tax returns have been filed. Accordingly, tax reserves have been recorded when, in management’s judgment, it is not probable that the Company’s tax position will ultimately be sustained. While predicting the outcome of the audits involves uncertainty and requires estimates and informed judgments, the Company believes that the recorded tax liabilities are adequate and appropriate. The judgments and estimates made at a point in time may change based on the outcome of tax audits, as well as changes to or further interpretation of regulations. Income tax expense is adjusted in the period in which these events occur or when the statute of limitations for a specific exposure item has expired.

Foreign Currency Translation. The accounts of the Company’s foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and an average exchange rate for each month for revenues, expenses, gains and losses. Transactions are translated using the exchange rate at each transaction date. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of stockholders’ equity (deficit). Where the U.S. dollar is the functional currency, translation adjustments are recorded in other income within current operations.

Shipping and Handling Costs. Shipping and handling costs are included in cost of sales.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). On January 1, 2008, the Company adopted SFAS 157 which defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. SFAS 157 does not expand or require any new fair value measures; however the application of this statement may change current practice. In February 2008, the Financial Accounting Standards Board (“FASB”) decided that an entity need not apply this standard to nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until 2009. Accordingly, our adoption of this standard in 2008 was limited to financial assets and liabilities and did not have a material effect on our financial condition or results of operations. We are still in the process of evaluating this standard with respect to its effect on nonfinancial assets and liabilities and therefore have not yet determined the impact that it will have on our financial statements upon full adoption in 2009. Nonfinancial assets and liabilities for which we have not applied the provisions of SFAS 157 include those measured at fair value in impairment testing and those initially measured at fair value in a business combination.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The Company adopted this statement as of January 1, 2008 and has elected not to apply the fair value option to any of its financial instruments at this time.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”), which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in acquiree and the goodwill acquired. The Statement also establishes disclosure requirements, which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141(R) will have an impact on accounting for business combinations once adopted, but the effect is dependent upon acquisitions at that time.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of Accounting Research Bulletin No. 51 (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for the Company beginning January 1, 2009. The Company is currently evaluating the impact, if any, of the adoption of SFAS 160 on its consolidated financial position or results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of SFAS No. 133 (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivation instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for the Company’s financial statements issued beginning January 1, 2009, with early application encouraged. SFAS 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is currently evaluating the impact the adoption of SFAS 161 will have on its future disclosures.

2.	Inventories

Inventories consisted of the following at December 31, 2008 (in dollars in thousands):

2008
Finished goods	$42,176
Raw materials and other	28,032
Work-in-process	9,715

Total	$79,923

3.	Restructuring and Other Costs

Restructuring and other costs include plant closing costs (including costs related to relocation of manufacturing equipment), charges for impairment of fixed assets related to plant closures, office closing costs and other costs related to workforce reductions. The following table summarizes restructuring and other costs for the year ended December 31, 2008 (in dollars in thousands):

2008
Plant closing costs
Severance	$3,841
Relocation of production lines	1,147
Leases	55
Other plant closing costs	3,431
Office closing and workforce reduction cost
Severance	484
Leases	—
Other office closure costs	722

Total Plant/Office	9,680
Fixed asset impairments related to plant closures	10,550
Total Restructuring and other costs	$20,230

Restructuring and other costs for the year ended December 31, 2008 includes $4.3 million of severance, $10.6 million of fixed asset impairments and $4.6 million of costs associated with the relocation of product production and equipment between plants in connection with the Company’s April 2008 announced consolidated plant consolidation program. In addition, $0.5 million of severance costs and $0.7 million of other costs were incurred in connection with the Company’s 2008 reduction in workforce program.

The following table summarizes the roll-forward of the reserve from December 31, 2007 to December 31, 2008 (dollars in thousands):

	12/31/2007		Accruals for the Year Ended December 31, 2008							12/31/08
	# Employees Terminated	Accrual Balance	Additional Employees	Severance	Relocated Production Lines	Leases	Other Plant Closure Costs	Total	Payments /Charges	# Employees Terminated	Accrual Balance
Plant Consolidation:
Leases	—	$920	—	$—	$—	$55	$—	$55	$(124)	—	$851
Langley	6	207	—	95	—	—	214	309	(345)	—	171
Barrie	—	19	—	—	—	—	14	14	(33)	—	—
South Deerfield	—	—	74	1,605	395	—	1,227	3,227	(1,629)	74	1,598
Harrington	—	—	46	760	463	—	802	2,025	(1,265)	46	760
Dalton	—	—	79	1,118	34	—	726	1,878	(760)	79	1,118
Newport News	—	—	22	263	255	—	448	966	(717)	22	249

Total Plant Consolidation	6	1,146	221	3,841	1,147	55	3,431	8,474	(4,873)	221	4,747

Office Closing and Workforce Reduction Costs:
Canadian Restructuring	—	$—	—	$—	$—	$—	$5	$5	$(5)	—	$—
2007 Reduction in Workforce	49	463	—	73	—	—	21	94	(488)	—	69
2008 Reduction in Workforce	—	—	30	411	—	—	696	1,107	(1,083)	2	24

Total Office	49	$463	30	$484	$—	$—	$722	$1,206	$(1,576)	2	$93

Total Plant/Office	55	$1,609	251	$4,325	$1,147	$55	$4,153	$9,680	$(6,449)	223	$4,840

Fixed Asset Impairments related to Plant Consolidations:
South Deerfield								$997
Orillia								76
Toronto								633
Harrington								1,844
Dalton								377
McAlester								383
Newport News								5,998
Kent								242

	55	1,609	251	4,325	1,147	55	4,153	20,230	(6,449)	223	4,840

Plant Consolidations:

2008—During 2008, the Company initiated a consolidated plant consolidation program whereby the following four production plants will be closed and their production products and equipment relocated to other existing facilities: South Deerfield, Massachusetts and Dalton, Georgia facilities in our Engineered Films segment, Harrington, Delaware and Newport News, Virginia in our Specialty Films segment. Severance, fixed asset impairments, and product and equipment relocation related costs for these activities totaled $4.3 million, $10.6 million and $4.6 million, respectively. In addition, the Company initiated a reduction in workforce whereby approximately 60 employees were severed for a total cost of $1.2 million, of which $1.1 million was recorded at Corporate and $0.1 million in the Engineered Films segment.

4.	Plant and Equipment

The cost and the related accumulated depreciation at December 31, 2008 is as follows (in thousands):

2008
Land and improvements	$6,805
Buildings and improvements	78,479
Machinery and equipment	511,022
Computer equipment and software	42,534
Furniture, fixtures and vehicles	5,811
Leasehold improvements	5,313
Construction in progress	15,744

665,708
Less accumulated depreciation and amortization	(395,636)

Plant and equipment, net	$270,072

The depreciation expense for the year ended December 31, 2008 was $43.2 million.

During the year ended December 31, 2008, the Company recorded an impairment charge of $6.6 million mainly related to computer software; $6.4 million in Corporate, and $0.2 million Engineered Films. In addition, the Company recorded an impairment charge of $10.5 million in restructuring and other costs in 2008 in connection with the Company’s plant consolidation program; $6.0 million in Corporate, $2.2 million in its Specialty Films segment, $1.5 million in its Engineered Films segment, $0.6 million in its Industrial segment, and $0.2 million in its Printed Products segment.

5.	Goodwill and Intangible Assets

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets.” SFAS 142, effective for fiscal years beginning after December 15, 2001, requires that ratable amortization of goodwill be replaced with periodic tests of goodwill impairment and that intangible assets, other than goodwill, which have determinable useful lives, be amortized over their useful lives. As required by SFAS 142, the Company stopped amortizing goodwill effective January 1, 2002 and evaluates goodwill for impairment under SFAS 142 guidelines. The Company’s annual impairment test is conducted on October 1 of each year based on a methodology including prices of comparable businesses and discounted cash flows. See Note 1 “Summary of Significant Accounting Policies” for further details. Based on our 2008 annual impairment test, goodwill was impaired in our Specialty Films and Engineered Films segments and intangible assets were impaired in our Engineered Films segment. Goodwill write downs totaling $69.8 million and write downs of intangible assets totaling $5.3 million were recorded as the implied fair values of these reporting units were estimated to be below their respective carrying values. This impairment was triggered by a reduction in profitability and increased carrying values of inventories and receivables, coupled with reductions in accounts payable due to credit term reductions, resulting in increased carrying values of net assets in excess of the calculated implied fair value.

The Company has four operating segments, all of which have goodwill. The changes in the carrying value of goodwill for the year ended December 31, 2008 was as follows (in thousands):

	Specialty Films	Printed Products	Industrial Films	Engineered Films	Corporate/ Other	Total
Balance as of December 31, 2007	$21,595	$—	$2,715	$48,217	$—	$72,527
Foreign exchange rate adjustment	—	—	(293)	—	—	(293)
Goodwill impairment	(21,595)	—	—	(48,217)	—	(69,812)

Balance as of December 31, 2008	$—	$—	$2,422	$—	$—	$2,422

Other intangible assets, are as follows as of December 31, 2008 (in thousands):

	2008
	Gross Carrying Value	Accumulated Amortization
Other intangible assets:
Customer lists	$18,412	$(15,018)
Other	22,728	(22,253)

Total	$41,140	$(37,271)

The weighted average remaining amortization periods for customer lists is 4.5 years for 2008. The weighted average remaining amortization periods for other intangibles is 0.2 years for 2008.

The estimated amortization for each of the next five years on the other intangible assets included above is as follows (in thousands):

Year Ending December 31
2009	$664
2010	588
2011	566
2012	412
2013	409

Amortization expense for other intangible assets was approximately $1.6 million for the year ended December 31, 2008.

6.	Long-Term Debt

Long-term debt as of December 31, 2008 consists of the following (in thousands):

2008
Credit Facilities:
Revolver, variable interest, 5.9% as of December 31, 2008	$173,579
Senior secured discount notes at 11.35% (formerly 11 1/8%) (2004 Notes)	7,843
Senior secured notes, interest at 11 1/8% (2003 Notes)	250,000
Senior secured notes, interest at 11.85% (formerly 11 5/8%) (Amended 2004 Notes)	380,671
Senior subordinated notes, interest at 18.0% (2007 Notes)	24,000
Obligations under capital leases	21,788

Total	857,881
Less current portion	(857,881)

Long-term portion	$—

On February 11, 2009, the Company and certain of its subsidiaries (collectively, the “Debtors”), filed Chapter 11 Petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and certain of the Company’s Canadian subsidiaries filed an application commencing the CCAA Proceedings. The filing of the Chapter 11 Petition and the Canadian Petition constituted an event of default under the Company’s debt obligations, and those debt obligations became automatically and immediately due and payable, although any actions to enforce such payment obligations are stayed as a result of the filing of the Chapter 11 Petition and the Canadian Petition. As a result, the Company’s outstanding debt is classified as current in the accompanying consolidated balance sheet as of December 31, 2008. (See Note 18.)

Current Credit Facilities

On July 18, 2006, the Company and/or certain of its subsidiaries entered into (i) a Working Capital Credit Agreement, among the Company, certain of its subsidiaries, the lenders party thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager (the “Working Capital Credit Agreement”), and (ii) a Fixed Asset Credit Agreement, among Pliant Corporation Pty Ltd., Pliant Corporation of Canada Ltd., Pliant Film Products GmbH and Aspen Industrial, S.A. de C.V., as borrowers, the lenders party thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager (the “Fixed Asset Credit Agreement,” and together with the Working Capital Credit Agreement, the “Revolving Credit Facilities”). The Revolving Credit Facilities provide up to $200 million of total commitments, subject to the previously disclosed borrowing base. The Working Capital Credit Agreement includes a $20 million letter of credit sub-facility, with letters of credit reducing availability thereunder, and each of the Revolving Credit Facilities includes sub-limits for loans to certain of the foreign subsidiaries of the Company which are borrowers under the Revolving Credit Facilities.

The Revolving Credit Facilities will mature on the earlier of (a) July 18, 2011 or (b) one month prior to the respective maturity dates of the Company’s senior notes if these senior notes have not been refinanced in full: May 15, 2009 with respect to the Company’s 2004 Notes and Amended 2004 Notes, and August 15, 2009 with respect to the Company’s 2003 Notes. The interest rates for all loans other than those made to the Company’s German subsidiary range from, in the case of alternate base rate loans, the alternate base rate (either prime rate or .50% over the Federal Funds Rate) plus 1.75% to the alternate base rate plus 2.00% and, in the case of Eurodollar loans, LIBOR plus 2.75% to LIBOR plus 3.00%, in each case depending on the amount of available credit. The interest rates for loans made in connection with the loans to the Company’s German subsidiary are, in the case of alternate base rate loans, the alternate base rate plus 5.00% and, in the case of Eurodollar loans, LIBOR plus 6.00%. The commitment fee for the unused portion of the Revolving Credit Facilities is 0.375% per annum.

The Revolving Credit Facilities contain covenants that will limit the ability of Pliant and its subsidiaries, subject to certain exceptions, to, among other things, incur or guarantee additional indebtedness, issue preferred stock or become liable in respect of any obligation to purchase or redeem stock, create liens, merge or consolidate with other companies, change lines of business, make certain types of investments, sell assets, enter into certain sale and lease-back and swap transactions, pay dividends on or repurchase stock, make distributions with respect to certain debt obligations, enter into transactions with affiliates, restrict dividends or other payments from the Company’s subsidiaries, modify corporate and certain material debt documents, cancel certain debt, or change its fiscal year or accounting policies. The Revolving Credit Facilities also require the Company to comply with a fixed charge coverage ratio of 1.00 to 1.00 for the first year of the facility and of 1.10 to 1.00 thereafter; provided, that such coverage ratio shall only apply during periods in which the amount of availability is and remains less than $20 million for a specified number of days. Once the amount of availability increases and remains above $20 million for a specified number of days, such coverage ratio becomes inapplicable. In addition, the amount of availability under the Revolving Credit Facilities must not be less than $10 million at any time. The loans will automatically become immediately due and payable without notice upon the occurrence of an event of default involving insolvency or bankruptcy of the Company or any of its subsidiaries. Upon the occurrence and during the continuation of any other event of default under the Revolving Credit Facilities, by notice given to the Company, the administrative agent of the Revolving Credit Facilities may, and if directed by the Required Lenders (as defined in the Revolving Credit Facilities) must, terminate the commitments and/or declare all outstanding loans to be immediately due and payable.

The Working Capital Credit Agreement is secured by a first-priority security interest in substantially all our inventory, receivables and deposit accounts, capital stock of, or other equity interests in, our existing and future domestic subsidiaries and first-tier foreign subsidiaries, investment property and certain other assets of the Company and its subsidiaries and a second-priority security interest in fixed assets of the Company and its subsidiaries party to the Working Capital Credit Agreement. The Fixed Asset Credit Agreement is secured by a first-priority security interest in the fixed assets of certain foreign subsidiaries of the Company and a second-priority security interest in capital stock of the fixed asset borrowers and their subsidiaries.

As of December 31, 2008, the Company had borrowings of $173.6 million under the Revolving Credit Facilities, along with $28.5 million in cash and cash equivalents, of which $3.6 million is a compensating balance associated with our Canadian operations’ borrowings.

2007 Notes

On June 14, 2007, the Company entered into the 2007 Note Indenture among the Company and Pliant Corporation International, Uniplast U.S., Inc. and Uniplast Industries Co., as guarantors (collectively, the “2007 Note Guarantors”), and the Bank of New York Trust Company, N.A., as trustee (the “2007 Note Trustee”) with respect to the issuance on such date of the Company’s 18% Senior Subordinated Notes due 2012 (the “2007 Notes”) in an aggregate principal amount of $24 million (the “2007 Notes Indenture”). The 2007 Note Indenture provides that interest will accrue on the 2007 Notes from the date of issuance at the rate of 18% per annum until maturity on July 15, 2012 and will be payable semi-annually on each January 15 and July 15, commencing July 15, 2007, to holders of record of the 2007 Notes on the immediately preceding January 1 or July 1. Pursuant to the 2007 Note Indenture, the Company may redeem the 2007 Notes in whole or in part at the applicable redemption price, which in each of the first four years is equal to a de-escalating premium over par, plus accrued and unpaid interest to the redemption date, as set forth in the 2007 Notes. The 2007 Note Indenture provides the holders of the 2007 Notes with the right to require the Company to repurchase the 2007 Notes at a repurchase price equal to the then applicable redemption price plus accrued and unpaid interest upon a change of control of the Company (as defined in the 2007 Note Indenture). The 2007 Note Indenture does not provide for a sinking fund with respect to the 2007 Notes. The 2007 Notes Indenture contains customary provisions that may result in an event of default, after notice and expiration of a cure period in certain circumstances, and acceleration of the indebtedness thereunder, including failure to timely pay principal and interest on the 2007 Notes or comply with the covenants set forth in the 2007 Note Indenture.

The 2007 Note Indenture contains various covenants including, among other things, covenants limiting the incurrence of indebtedness and restricting certain payments, limiting restrictions on the ability of subsidiaries to make distributions to the Company, limiting sales of assets and subsidiary stock and the entry into affiliate transactions, as well as provisions governing merger and change of control transactions. The Company may be required under certain circumstances to offer to repurchase 2007 Notes with the proceeds of certain asset sales. Upon a change of control transaction, holders of 2007 Notes may require the Company (subject to certain exceptions) to repurchase 2007 Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest. In addition, upon the occurrence and during the continuation of any other event of default under the 2007 Note Indenture, by notice given to the Company, the 2007 Note Trustee or holders of at least 25% in principal amount of the 2007 Notes may declare the principal of and accrued and unpaid interest on all the 2007 Notes to be immediately due and payable.

Amended 2004 Notes

As of December 31, 2008, the Company had $380.7 million aggregate principal amount of 11.85% (formerly 11 5/8%) Senior Secured Notes due 2009 (the “Amended 2004 Notes”) outstanding. The Amended 2004 Notes accrued payment-in-kind interest at the rate of 11 5/8% from the date of issuance until July 18, 2006, on which date the interest rate was increased by .225% to 11.85% in accordance with the Plan. Such incremental interest rate increase of .225% also accrues as payment-in-kind interest. The Amended 2004 Notes mature on June 15, 2009 and interest is payable semi-annually on each June 15 and December 15.

The Amended 2004 Notes are secured on a first-priority basis by a security interest in our real property, fixtures, equipment, intellectual property and other assets other than the second-priority collateral and on a second-priority basis by a security interest in substantially all our inventory, receivables and deposit accounts, 100% of the capital stock of or other equity interests in existing and future domestic subsidiaries and foreign subsidiaries that are note guarantors, 65% of the capital stock of or other equity interests in existing and future first-tier foreign subsidiaries that are not note guarantors, investment property and certain other assets of the Company and the note guarantors. The Amended 2004 Notes are guaranteed by the Company’s existing and future domestic restricted subsidiaries and certain foreign subsidiaries.

On or after December 15, 2007, the Company may redeem some or all of the Amended 2004 Notes at the following redemption prices (expressed as percentages of the sum of the principal amount plus accrued and unpaid interest); 102.906% if redeemed on or after December 15, 2008 and prior to June 15, 2009; and 100.000% if redeemed on June 15, 2009.

2004 Notes

As of December 31, 2008, the Company had $7.8 million of 11.35% (formerly 11 1/8%) Senior Secured Discount Notes due 2009 (the “2004 Notes”) outstanding. The 2004 Notes accreted at the rate of 11 1/8% from the date of issuance until July 18, 2006, on which date the interest rate was increased by .225% to 11.35% in accordance with the Plan. The 2004 Notes accreted at the rate of 11.35% until December 15, 2006 to an aggregate principal amount of $1,000.88 per $1,000 stated principal amount. Commencing on December 15, 2006, interest on the 2004 Notes began accruing at the rate of 11.35% with such incremental interest rate increase of .225% accruing as payment-in-kind interest and the remaining 11 1/8% payable in cash semiannually on June 15 and December 15, commencing on June 15, 2007. The 2004 Notes mature on June 15, 2009.

The 2004 Notes are secured by a first-priority security interest in the first-priority note collateral and a second-priority security interest in the second-priority note collateral. The 2004 Notes are guaranteed by the Company’s existing and future domestic restricted subsidiaries and certain foreign subsidiaries.

On or after June 15, 2007, the Company may redeem some or all of the 2004 Notes at the following redemption prices (expressed as percentages of the sum of the principal amount plus accrued and unpaid interest): 102.781% if redeemed on or after June 15, 2008 and prior to June 15, 2009; and 100.00% if redeemed on June 15, 2009.

2003 Notes

As of December 31, 2008, the Company had $250 million of 11 1/8% Senior Secured Notes due 2009 (the “2003 Notes”) outstanding. The 2003 Notes accrued interest from the date of issuance through September 30, 2006 at the rate of 11 1/8% and will continue to accrue interest at such rate through the date of maturity. The 2003 Notes mature on September 1, 2009 and interest is payable in cash semiannually on each March 1 and September 1.

The 2003 Notes rank equally with the Company’s existing and future senior debt and rank senior to its existing and future subordinated indebtedness, including the 2006 Notes. The 2003 Notes are secured by a second priority security interest in both the first priority note collateral and the second priority note collateral. The 2003 Notes are guaranteed by some of the Company’s subsidiaries.

On or after June 1, 2007, the Company may redeem some or all of the 2003 Notes at the following redemption prices (expressed as a percentage of the sum of the principal amount plus accrued and unpaid interest): 102.781% if redeemed on or after June 1, 2008 and prior to June 1, 2009; and 100% if redeemed on or after June 1, 2009.

Interest Expense

Interest expense—current and long-term debt in the statement of operations for 2008 is as follows (in thousands):

2008
Interest expense accrued, net	$86,333
Recurring amortization of financing fees	7,290

TOTAL	$93,623
Cash interest payments	$45,546

The Company capitalized interest on capital projects of $1.2 million in 2008.

7.	Leases

Capital Leases. The Company has acquired certain land, building, machinery and equipment under capital lease arrangements that expire at various dates through 2022. At December 31, 2008 the gross amounts of plant and equipment and related accumulated depreciation recorded under capital leases were as follows (in thousands):

2008
Land and building	$7,551
Machinery and equipment	25,230

Total assets held under capital leases	32,781
Less: accumulated depreciation	(9,247)

$23,534

In July 2008, the Company refinanced production equipment for $12.1 million in its Macedon, New York facility in its Printed Products segment.

Amortization expense associated with capital leases is included in depreciation expense.

Operating Leases. The Company has non-cancelable operating leases, primarily for vehicles, equipment, warehouse, and office space that expire through 2015, as well as month-to-month leases. The total expense recorded under all operating lease agreements in the accompanying consolidated statements of operations is approximately $4.3 million for the year ended December 31, 2008. Future minimum lease payments under operating leases and the present value of future minimum capital lease payments (with interest rates between 8.9% and 37%) as of December 31, 2008 are as follows (in thousands):

Year Ending December 31	Operating Leases	Capital Leases
2009	$4,786	$3,125
2010	3,426	3,152
2011	2,771	2,994
2012	2,391	1,941
2013	1,992	1,918
Thereafter	225	8,452

Total minimum lease payments	$15,591	$21,582
Amounts representing interest		(10,770)

Present value of net minimum capital lease payments		$10,812

8.	Income Taxes

The components of income (loss) from continuing operations before income taxes for the year ended December 31, 2008 are as follows (in thousands):

2008
United States	$(192,493)
Foreign	(5,238)

Total	$(197,731)

The following is a summary of domestic and foreign provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate.

The provisions (benefits) for income taxes for the year ended December 31, 2008 are as follows (in thousands):

2008
Current:
Federal	$—
State	288
Foreign	992

Total current	1,280

Deferred:
Federal	21,614
State	793
Foreign	(4,224)

Total deferred	18,183

Total income tax expense (benefit)	$19,463

The effective income tax rate reconciliations for the year ended December 31, 2008 are as follows (in thousands):

2008
Income (loss) from continuing operations before income taxes	$(197,731)
Expected income tax provision (benefit) at U.S. statutory rate of 35%	(69,206)
Increase (decrease) resulting from:
Financial reorganization expenses	828
Goodwill	21,102
State taxes	(1,313)
Change in valuation allowances	69,723
Foreign rate difference	(549)
Other, net	(1,122)

Total income tax expense	$19,463

Effective income tax rate	9.8%

Components of net deferred income tax assets and liabilities as of December 31, 2008 are as follows (in thousands):

2008
Deferred income tax assets:
Net operating loss carry forwards	$129,804
AMT and foreign tax credit carry forwards	4,713
Accrued pension costs	7,686
Accrued employee benefits	5,768
Accrued plant closing costs	1,772
Allowance for doubtful trade accounts receivable	1,038
Inventory related costs	1,137
Deferred tax asset related to FIN48	2,247
Other	1,041

155,206
Valuation Allowance	(132,809)

Total deferred income tax assets	22,397

Deferred income tax liabilities:
Tax depreciation in excess of book depreciation	(46,140)
Amortization of intangibles	825
Other	(5,010)

Total deferred income tax liabilities	(50,325)

Net deferred income tax liability	$(27,928)

As reported on consolidated balance sheets:
Net current deferred income tax asset	$10,705
Net non-current deferred income tax liability	(38,633)

Net deferred income tax liability	$(27,928)

In 2007, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes” which clarifies the application of FAS 109 by prescribing the minimum threshold a tax position must meet before being recognized in the financial statements. Under FIN 48, the financial statement effect of a tax position is initially recognized when it is more likely than not the position will be sustained upon examination. A tax position that meets the “more likely than not” recognition threshold is initially and subsequently measured as the largest amount of benefit, determined on a cumulative probability basis, that is more likely than not to be realized upon ultimate settlement with the taxing authority.

A reconciliation of the total of unrecognized tax benefits at the beginning and end of the year is as follows:

(DOLLARS IN THOUSANDS)	2008
Balance of unrecognized benefits at Beginning of Year	$2,763
Gross amount of increases in unrecognized tax benefits as a result of positions taken during the current year	178
The amounts of decreases in unrecognized benefits relating to settlements with taxing authorities	(584)
Reduction in unrecognized tax benefits due to the lapse of applicable statute of limitation	—
The amount of change in unrecognized tax benefits due to exchange rate variation	(555)

Balance of unrecognized tax benefits at End of Year	$1,802

All of our unrecognized tax benefits at December 31, 2008 would affect the effective tax rate if recognized. The tax years 2005-2008 remain open to examination by major United States taxing jurisdictions to which we are subject. In addition, for all tax years prior to 2005 generating an NOL, tax authorities can adjust the amount of the NOL to the extent it is utilized or reported in an open year.

Also as a result of FIN 48 we recognized a deferred tax asset of approximately $2.2 million. Due to uncertainty regarding realization a valuation allowance of approximately $2.2 million has been recorded to deferred tax asset related of FIN 48.

We recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. At December 31, 2008, we had accrued approximately $0.6 million of interest and $0.3 million of penalties related to certain tax positions, respectively.

The net operating loss carry forwards for federal tax purposes are approximately $315.3 million. These losses expire in 2021 through 2028. Due to uncertainty regarding realization, valuation allowances of approximately $98.6 in 2008 have been recorded to offset the deferred tax asset related to the federal net operating losses.

The net operating loss carry forward for state tax purposes are approximately $13.7 million. These losses expire in 2010 through 2028. Due to uncertainty regarding realization, a valuation allowance of approximately $10.2 million ($6.6 million, net of federal income tax) in 2008 has been recorded to offset the deferred tax asset related to the net operating losses.

As a result of a Section 382 ownership change in December 2008, certain federal and state net operating losses are permanently limited for future use. A full valuation has been recorded for those net operating losses that are permanently limited. These permanently limited net operating losses may be used to offset cancellation of debt income that may arise out of subsequent bankruptcy proceedings.

The net operating loss carry forwards for Canadian tax purposes are approximately $0.8 million. These losses expire in 2028. Due to uncertainty regarding realization, a valuation allowance of approximately $0.1 million has been recorded to offset the deferred tax asset related to the net operating loss in Canada.

The alternative minimum tax credit carry forwards for federal tax purposes are approximately $1.2 million. These credits do not expire but are limited to the extent that the regular tax liability for a future year exceeds the tentative minimum tax for the year. Due to uncertainty regarding realization, a valuation allowance of approximately $1.2 million has been recorded to offset the deferred tax asset related to the alternative minimum tax credit.

The charitable contributions deduction carry forwards for federal and state tax purposes are approximately $0.5 million. Due to uncertainty regarding realization, a valuation allowance of approximately $0.2 million has been recorded to offset the deferred tax asset related to the charitable contributions deductions.

U.S. pension expenses of approximately $25.2 million net of deferred tax assets of approximately $9.8 million have been charged to Other Comprehensive Income. Due to uncertainty regarding realization of the deferred tax assets, a valuation allowance of approximately $9.8 million has been recorded to Other Comprehensive Income to offset the deferred tax asset.

The net operating loss carry forwards for Mexican tax purposes are approximately $34.9 million. These losses expire in 2012 through 2018. Due to uncertainty regarding realization, a valuation allowance of approximately $10.0 million has been recorded to offset the deferred tax asset related to the net operating losses in Mexico.

The foreign tax credit carry forwards for federal tax purposes are approximately $3.6 million expiring in 2010 through 2011. Due to uncertainty regarding realization, valuation allowances of approximately $3.6 million for 2008 has been recorded to offset the deferred tax asset related to the foreign tax credits.

Undistributed earnings of foreign subsidiaries amounted to approximately $28.7 million as of December 31, 2008. Approximately $16.9 million is considered to be permanently invested and $11.8 million may be distributed in future years. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes, subject to an adjustment for foreign tax credits, and withholding taxes payable to foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability, related to the amount considered permanently invested, is not practicable because of the complexities associated with the calculation.

9.	Employee Benefit Plans

Defined Contribution Plan. The Company sponsors a salary deferral plan covering substantially all of its non-union domestic employees. Plan participants may elect to make voluntary contributions to this plan up to 15% of their compensation. The Company matches employee contributions up to 3% of the participants’ compensation. The Company expensed approximately $2.6 million as its contribution to this plan for the year ended December 31, 2008. In addition, the Company sponsors salary deferral plans for its Canadian employees consistent with local practices and regulations. The Company expensed $0.1 million in 2008 as its contributions to these plans.

Defined Benefit Plans. The Company sponsors three noncontributory defined benefit pension plans (the “United States Plans”) covering domestic employees with 1,000 or more hours of service. The Company funds its plans in amounts to fulfill the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Contributions are intended to not only provide for benefits attributed to service to date but also for those expected to be earned in the future. In the second quarter of 2004, the Company redesigned its retirement programs which led to the curtailment and “freeze” of the pension plan for U.S. salaried employees effective June 30, 2004. The Company also sponsors two defined benefit plans in Canada (“Canadian Plans”) and one defined benefit plan in Germany (the “Germany Plan”).

Total net periodic benefit cost for the year ended December 31, 2008 includes the following components (in thousands):

2008
United States Plans
Service cost-benefits earned during the period	$244
Interest cost on projected benefit obligation	5,231
Expected return on assets	(6,653)
Curtailment loss	507
Other	128

Net periodic benefit cost	$(543)

Canadian Plans
Service cost-benefits earned during the period	$145
Interest cost on projected benefit obligation	314
Expected return on assets	$(438)
Special termination benefits	199
Curtailment gain	(329)

Net periodic benefit cost	$(109)

Germany Plan
Service cost-benefits earned during the period	$167
Interest cost on projected benefit obligation	193
Actuarial loss	(285)

Net periodic benefit cost	$75

Employer Contributions
2009 Expected to plan trusts	$2,781

Expected Benefit Payments
2009	$6,473
2010	3,879
2011	4,082
2012	4,362
2013	4,678
2014-2018	27,853

Weighted-Average Assumptions Used to Determine Net Periodic Benefit Cost
Discount rate:
U.S. Plans	6.29%
Canadian Plans	5.20%
Germany Plan	6.25%
Expected rate of return on plan assets:
U.S. Plans	9.00%
Canadian Plans	6.50%
Rate of compensation increase (non-union plans):
U.S. Plans	—
Canadian Plans	—
Germany Plan	3.00%

Expected Rate of Return Assumption

The rate of investment return assumption was developed through analysis of historical market returns, current market conditions, and the fund’s past experience. Estimates of future market returns by asset category are lower than actual long-term historical returns in order to generate a conservative forecast.

Investment Strategy

The Company’s investment portfolio contains a diversified blend of equity and debt securities. Furthermore, equity investments are diversified across domestic and international stocks as well as large and small capitalizations. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews. The target allocation of equity securities is 58% of the plan assets. The target allocation of debt and other securities is 42% of the plan assets. As of December 31, 2008 the actual allocations of plan assets are as follows:

2008
Equity Securities	46%
Debt Securities	45%
Other	9%

100%

Measurement date

Pliant uses a measurement date of December 31 for its pension plans. The following tables set forth the funded status of the United States Plans, the Canadian Plans, and the Germany Plan as of December 31, 2008 and the amounts recognized in the consolidated balance sheets at those dates (in thousands):

United States Plans:

2008
Change in benefit obligation:
Obligation at January 1	$85,074
Service cost	244
Interest cost	5,230
Actuarial gain	(3,826)
Benefits paid	(3,454)

Obligation at December 31	$83,268

Change in plan assets:
Fair value of assets at January 1	$73,704
Actual return on plan assets	(13,822)
Employer contributions	3,317
Benefit payments	(3,454)

Fair value of plan assets at December 31	$59,745

Underfunded status at December 31	$23,523

Amounts recognized in the balance sheet consist of (in thousands):

2008
Other liabilities	$23,523
Accumulated other comprehensive income, net of taxes of $0	(24,917)

The projected benefit obligation, accumulated benefit obligation, and fair value of assets for plans with an accumulated benefit obligation in excess of plan assets were as follows (in thousands):

2008
Projected benefit obligation	$83,268
Accumulated benefit obligation	83,268
Fair value of Assets	59,745
Weighted-Average Assumptions Used to Determine Benefit Obligations as of December 31
Discount rate	6.53%
Rate of Compensation increase	—%

Canadian Plans:

2008
Change in benefit obligation:
Obligation at January 1	$6,633
Service cost	145
Interest cost	314
Actuarial (gain) loss	(1,045)
Benefits paid	(199)
Special termination benefits	199
Curtailments	(376)
Changes due to exchange rate	(1,095)

Obligation at December 31	$4,576

Change in plan assets:
Fair value of assets at January 1	$6,993
Actual return on plan assets	(1,350)
Employer contributions	601
Benefit payments	(199)
Changes due to exchange rate	(1,162)
Fair value of plan assets at December 31	$4,883

Overfunded status at December 31	$307

Amounts recognized in the balance sheet consist of (in thousands):

2008
Other assets	$586
Other liabilities	(280)
Accumulated other comprehensive income	(125)

The projected benefit obligation, accumulated benefit obligation, and fair value of assets for plans with an accumulated benefit obligation in excess of plan assets were as follows (in thousands):

2008
Projected benefit obligation	$2,744
Fair value of Assets	2,465
Weighted-Average Assumptions Used to Determine Benefit Obligations as of December 31
Discount rate	6.50%
Rate of Compensation increase	3.50%

Germany Plan:

2008
Change in benefit obligation:
Obligation at January 1	$3,676
Service cost	167
Interest cost	193
Benefits paid	(67)
Actuarial (gain)/loss	(285)
Change due to exchange rate	(347)
Obligation at December 31	$3,337

Fair value of plan assets at December 31	$—

Underfunded status at December 31	$3,337

Amounts recognized in the balance sheet consist of (in thousands):

2008
Other liabilities	$3,337
Accumulated other comprehensive income	113

2008
Weighted-Average Assumptions Used to Determine Benefit Obligations as of December 31
Discount rate	6.25%
Rate of Compensation increase	3.00%

The cash surrender value of life insurance policies for Germany Plan participants included in other assets in the consolidated balance sheet is approximately $1.3 million as of December 31, 2008.

Other Foreign Plans. Employees in Australia and Mexico are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are not significant and are included in the consolidated financial statements in other liabilities.

Other Domestic Plans. As part of the acquisition of Blessings Corporation in 1998, the Company assumed two supplemental retirement plans covering certain former employees of Blessings Corporation. The liability for these plans at December 31, 2008 was approximately $1.7 million, of which $0.2 million is in current liabilities at and $1.5 million in other liabilities at December 31, 2008. This liability was frozen at the time of the acquisition. The amount of unrecognized actuarial losses for these plans included in accumulated other comprehensive income at December 31, 2008 was $0.3 million.

Accumulated Other Comprehensive Income. The following summarizes the changes in net unrecognized pension benefit costs included in accumulated other comprehensive income as of December 31,2008.

2008
Change in unrecognized pension benefit costs:
Net unrecognized actuarial losses at January 1	$(8,589)
Actuarial gains (losses) in current period	(16,793)
Amortization of net actuarial losses	74
Changes due to exchange rates	113

Net unrecognized actuarial losses at December 31	(25,195)
Net unrecognized prior service cost at January 1	(571)
Prior service cost in current period	—
Amortization of prior service costs	64
Curtailment effects	507

Net unrecognized prior service cost at December 31	—

Net unrecognized pension benefit costs	$(25,195)

The actuarial loss included in accumulated other comprehensive income and expected to be recognized in net periodic pension cost during 2009 is $0.6 million.

10.	Redeemable Stock

Among the transactions effected pursuant to the Plan, as of July 18, 2006 the Company (i) extinguished its Series B Redeemable Preferred Stock, no par value (“Series B Preferred Stock”), (ii) issued 335,592 shares of Series AA Redeemable Preferred Stock, par value $.01 per share (“Series AA Preferred Stock”) and 100,003 shares of Common Stock, par value $.01 per share (“Common Stock”) and (iii) entered into a Stockholders Agreement dated July 18, 2006 (the “Stockholders’ Agreement”) with respect to the Common Stock and a Registration Rights Agreement dated July 18, 2006 (the “Registration Rights Agreement”) with respect to the Series AA Preferred Stock. In addition, on July 18, 2006, the Company’s Deferred Cash Incentive Plan (the “Cash Plan”) and 2006 Restricted Stock Incentive Plan (the “Stock Plan”) became effective.

The Stockholders’ Agreement provides for certain restrictions on transfer of the Common Stock and requires that all transferees of Common Stock become a party to the Stockholders’ Agreement. The Stockholders’ Agreement also grants to certain holders of Common Stock the right to purchase their pro rata share of any new equity securities issued by the Company, subject to exceptions for acquisitions, management equity and certain other transactions. The Stockholders’ Agreement also contains “drag-along rights” that require all holders of Common Stock to participate in and vote in favor of certain sales of the Company approved by the Board of Directors and certain holders of Common Stock.

Common Stock. In connection with the Plan, on July 18, 2006, the Company issued 100,003 shares of Common Stock.

Series AA Preferred Stock. In connection with the Plan, on July 18, 2006, the Company issued approximately 335,600 shares of Series AA Preferred Stock. Except for certain circumstances which require their consent, the holders of Series AA Preferred Stock do not have voting rights, but do have the right to elect 2 out of the 7 members of the Company’s Board of Directors.

Holders of shares of the Series AA Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, dividends at the rate of 13% per year on the Stated Value (as hereinafter defined) of each share of Series AA Preferred Stock. Dividends on the Series AA Preferred Stock are cumulative from the date of issue, accrue, whether or not they have been declared, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. The “Stated Value” of each share of Series AA Preferred Stock is equal to $1,000 per share plus accumulated and unpaid dividends for quarterly periods ending on or prior to the date of determination minus any distributions (other than dividends not otherwise added to the Stated Value) made with respect to such Series AA Preferred Stock.

The Company may not declare, pay or set aside for payment any dividends on the Common Stock unless it has paid or declared and set aside for payment full cumulative dividends on the shares of Series AA Preferred Stock.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series AA Preferred Stock will be entitled to a liquidation preference over the holders of Common Stock equal to the Stated Value of each share of Series AA Preferred Stock plus accrued and unpaid dividends thereon. The Series AA Preferred Stock is redeemable at the option of the Company at any time, in whole or in part, at an amount equal to the Stated Value thereof plus accrued and unpaid dividends thereon. The Series AA Preferred Stock is convertible into the Company’s other equity securities. If the Series AA Preferred Stock has not been redeemed or repurchased by July 18, 2011, the holders of at least 40% of the outstanding shares of Series AA Preferred Stock shall have the right to cause all of the outstanding class of Series AA Preferred Stock to be converted into a number of shares of Common Stock equal to 99.9% of the number of fully diluted shares of Common Stock after giving effect to such conversion (excluding shares, if any, of Common Stock issued to stockholders of the other party to a merger qualifying for the “Merger Exception” as defined in our Amended and Restated Certificate of Incorporation).

Series M Preferred Stock. On February 20, 2007, the Company issued 8,000 shares of Series M Preferred Stock, par value $.01 per share (“Series M Preferred Stock”) to certain employees pursuant to the Company’s Stock Plan. The Series M Preferred Stock, participates in the enterprise value of the Company upon a “liquidation event” or upon an 80% “redemption” of the shares of Series AA Preferred Stock or upon a public offering, to the extent the proceeds exceed $224.8 million. A participant’s restricted Series M Preferred Stock vests monthly over a 36 month period beginning with the July 18, 2006 emergence from bankruptcy, or upon a liquidation event, redemption, or public offering; or upon certain terminations of employment within a limited period before an accelerated vesting event.

Upon receiving their awards in February 2007, participants purchased their shares of Series M Preferred Stock for $20 per share. The shares were issued for an aggregate purchase price of $160,000. At that time, the fair market value of the shares of Series M Preferred Stock (as determined by an appraisal by an independent appraisal firm), was $103 per share. Each participant made an election under Section 83(b) of the Internal Revenue Code to pay tax at that time on the $83 difference between those amounts; and the Company paid a bonus of $138 per share (the tax-grossed-up amount of the $83 difference) to each participant to enable the participant to pay such taxes. If a participant’s employment terminates, his restricted shares that are not vested are forfeited (that is, repurchased by the company for the $20 per share that the participant paid for it). The Company may repurchase (other than from Mr. Bevis) restricted shares that were vested upon termination. Repurchase is at fair market value as of the date of termination if the repurchase occurs within 180 days of the termination of employment, otherwise at fair market value as of the date of the repurchase. Fifty percent of the repurchase price may be paid on a deferred basis in certain circumstances.

Dividends on the Series M Preferred Stock are paid only under certain circumstances, including redemption of shares of Series AA Preferred Stock, described in the Certificate of Incorporation. If those circumstances exist, dividends are required to be paid on the Series M Preferred Stock regardless of whether full cumulative dividends on the Series AA Preferred Stock have been paid or declared and set aside for payment.

Otherwise, upon a liquidation event or redemption of shares of Series AA Preferred Stock, the Series M Preferred Stock is redeemed for an amount equivalent to the participants’ share of the Stock Plan’s 8% share of the proceeds in excess of the $224.8 million hurdle amount (subject to certain adjustments). Upon a public offering the Series M Preferred Stock is converted to common stock.

11.	Commitments and Contingencies

Environmental Contingencies. The Company’s operations are subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters, and the generation, handling, storage, transportation, treatment, and disposal of waste materials, as adopted by various governmental authorities in the jurisdictions in which it operates. The Company makes every reasonable effort to remain in full compliance with existing governmental laws and regulations concerning the environment.

Litigation. The Company is involved in ongoing litigation matters from time to time in the ordinary course of its business. In the Company’s opinion, none of such litigation is material to its financial condition or results of operations.

On February 11, 2009, Pliant and certain of its subsidiaries filed voluntary petitions in the Bankruptcy Code seeking relief under Chapter 11 of the Bankruptcy Code. The cases are being jointly administered under the caption “In re: Pliant Corporation, et al., Case No. 09-10443.” Certain of Pliant’s subsidiaries with Canadian operations commenced ancillary proceedings in a Canadian court to recognize the Chapter 11 bankruptcy proceedings as “foreign proceedings.” The Company’s operations in Mexico, Germany, and Australia were not included in the Chapter 11 filing. As a consequence of the Company’s commencement of these bankruptcy proceedings, substantially all pending claims and litigation against it in the United States and Canada were automatically stayed.

12.	Operating Segments

Operating segments are components of the Company’s business for which separate financial information is available that is evaluated regularly by its chief operating decision maker in deciding how to allocate resources and in assessing performance. This information is reported on the basis that it is used internally for evaluating segment performance.

The Company has four operating segments: Specialty Films, which manufactures personal care, medical and agricultural films; Printed Products, which produces printed rollstock, bags and sheets used to package food and consumer goods; Industrial Films segment, which manufactures stretch film used to bundle, unitize and protect palletized loads during shipping and storage and PVC films used by supermarkets, delicatessens and restaurants to wrap meat, cheese and produce; Engineered Films segment, which manufactures film for sale to converters of flexible packaging and a variety of barrier and custom films for smaller niche flexible packaging and industrial markets.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. Sales and transfers between our segments are eliminated in consolidation. The Company evaluates the performance of its operating segments based on net sales (excluding intercompany sales) and segment profit. The segment profit reflects income from continuing operations adjusted for interest expense, income taxes, depreciation, amortization, restructuring and other costs and other non-cash charges (principally the impairment of goodwill, intangible assets and fixed assets). The Company’s operating segments are managed separately with separate management teams, because each segment has differing products, customer requirements, technology and marketing strategies.

Segment profit and segment assets as of and for the year ended December 31, 2008 are presented in the following table (in thousands). Certain reclassifications have been made to the prior year amounts to be consistent with the 2008 presentation.

	Specialty Films	Printed Products	Industrial Films	Engineered Films	Corporate/ Other	Total
2008
Net sales to customers	$228,218	$226,212	$331,732	$336,807	$4,680	$1,127,649
Intersegment sales	9,338	9	3,332	27,786	(40,465)	—

Total net sales	237,556	226,221	335,064	364,593	(35,785)	1,127,649
Depreciation and amortization	9,776	10,805	6,935	12,757	4,533	44,806
Interest expense	72	3,229	563	1,679	88,080	93,623
Segment profit (loss)	15,914	12,391	21,307	20,640	(24,296)	45,956
Segment total assets	108,264	128,548	92,317	144,359	58,992	532,480
Capital expenditures	3,615	10,107	1,487	10,245	1,687	27,141

A reconciliation of the totals reported for the operating segments to the totals reported in the consolidated financial statements is as follows (in thousands):

2008
Profit or Loss
Total segment profit	$45,956
Depreciation and amortization	(44,806)
Impairment of fixed assets	(6,604)
Impairment of goodwill and intangible assets	(75,066)
Reorganization costs	(3,358)
Restructuring and other costs	(20,230)
Interest expense	(93,623)
Gain on extinguishment of debt	—

Income (loss) from continuing operations before income taxes	$(197,731)

Assets
Total assets for reportable segments	$473,488
Other unallocated assets	58,992

Total consolidated assets	$532,480

There were no sales to a single customer in 2008 that was more than 10% of consolidated net sales. Net sales and long-lived assets of our US and foreign operations are as follows:

2008
Net Sales
United States	$933,582
Foreign countries(1)	194,067

Total	$1,127,649

Long-lived assets
United States	240,541
Foreign countries	29,531

Total	$270,072

Total Assets
United States	443,449
Foreign countries	89,031

Total	$532,480

(1)	Foreign countries include Australia, Canada, Germany and Mexico, none of which individually represents 10% of consolidated net sales or long-lived assets.

13.	Estimated Fair Value of Financial Instruments

The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. In the case of cash and cash equivalents, accounts receivable and accounts payable, the carrying amount is considered a reasonable estimate of fair value. The fair value of fixed debt in 2008 was obtained from market quotes. Fair value estimates are made at a specific point in time. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, interest rate levels, and other factors. These estimates are subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined or relied on with any degree of certainty. Changes in assumptions could significantly affect the estimates.

Below is a summary of the Company’s financial instruments’ carrying amounts and estimated fair values as of December 31 2008, (in thousands):

	2008
	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$28,485	$28,485
Accounts receivable	$114,325	$114,325

Total financial assets	$142,810	$142,810

Financial liabilities:
Floating rate debt	$173,579	$173,579
Fixed rate debt	684,302	221,555
Accounts payable	61,688	61,688

Total financial liabilities	$919,569	$456,822

14.	Accumulated Other Comprehensive Income/(Loss)

The components of accumulated other comprehensive income/(loss) as of December 31, 2008, were as follows (in thousands):

2008
Net unrecognized pension benefit costs, net of taxes of $0	$(25,195)
Foreign currency translation adjustments	(15,859)

Accumulated other comprehensive income/(loss)	$(41,054)

15.	Condensed Consolidating Financial Statements

The following condensed consolidating financial statements present, in separate columns, financial information for (i) Pliant (on a parent only basis) with its investment in its subsidiaries recorded under the equity method, (ii) guarantor subsidiaries (as specified in the Indenture dated as of May 30, 2003, as amended (the “2003 Indenture”) relating to the 2003 Notes, the First Supplemental Indenture with respect to the Amended and Restated Indenture relating to the 2004 Notes and the Amended 2004 Notes and the 2007 Notes Indenture relating to the 2007 Notes (the 2003 Indenture, the Amended and Restated Indenture, as amended by the First Supplemental Indenture, and the 2007 Notes Indenture, collectively, the “Indentures”) on a combined basis, with any investments in non-guarantor subsidiaries specified in the Indentures recorded under the equity method, (iii) direct and indirect non-guarantor subsidiaries on a combined basis, (iv) the eliminations necessary to arrive at the information for Pliant and its subsidiaries on a consolidated basis, and (v) Pliant on a consolidated basis, in each case as of December 31, 2008 and for the year ended December 31, 2008. The 2003 Notes, the 2004 Notes, the Amended 2004 Notes and the 2007 Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary and each guarantor subsidiary is 100% owned, directly or indirectly, by Pliant, except that the 2003 Notes are not guaranteed by Uniplast Industries Co. and the Amended 2004 Notes are not guaranteed by Pliant Solutions Corporation (“Pliant Solutions”). Substantially all of the assets of Pliant Solutions were sold on September 30, 2004, the remainder disposed prior to December 31, 2005 and Pliant Solutions dissolved as of December 27, 2007. There are no contractual restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to Pliant. The condensed consolidating financial statements are presented herein, rather than separate financial statements for each of the guarantor subsidiaries, because management believes that separate financial statements relating to the guarantor subsidiaries are not material to investors.

Condensed Consolidating Balance Sheet

As of December 31, 2008 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated Pliant Corporation
ASSETS
Current assets:
Cash and cash equivalents	$23,996	$924	$3,565	$—	$28,485
Receivables	88,428	4,130	24,551	—	117,109
Inventories	66,065	2,301	11,557	—	79,923
Prepaid expenses and other	2,951	378	2,561	—	5,890
Income taxes receivable	(228)	359	591	—	722
Deferred income taxes	10,690	14	1	—	10,705

Total current assets	191,902	8,106	42,826	—	242,834
Plant and equipment, net	240,541	6,505	23,026	—	270,072
Goodwill	1,118	—	1,304	—	2,422
Intangible assets, net	475	3,394	—	—	3,869
Investment in subsidiaries	(22,237)	—	—	22,237	—
Other assets	9,416	—	3,867	—	13,283

Total assets	$421,215	$18,005	$71,023	$22,237	$532,480

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt and debt in default	$815,631	$16,700	$25,550	$—	$857,881
Trade accounts payable	48,930	2,212	10,546	—	61,688
Accrued liabilities	52,981	(291)	3,047	—	55,737
Due to (from) affiliates	(47,344)	60,638	(13,294)	—	—

Total current liabilities	870,198	79,259	25,849	—	975,306
Long-term debt, net of current portion	—	—	—	—	—
Other liabilities	25,788	657	5,810	—	32,255
Deferred income taxes	38,943	14	(324)	—	38,633

Total liabilities	934,929	79,930	31,335	—	1,046,194

Stockholders’ (deficit):
Preferred Stock	302,424	—	—	—	302,424
Common stock	1	—	11,916	(11,916)	1
Paid in capital	155,341	14,020	78,144	(92,164)	155,341
Retained earnings (deficit)	(930,426)	(79,049)	(36,688)	115,737	(930,426)
Accumulated other comprehensive loss	(41,054)	3,104	(13,684)	10,580	(41,054)

Total stockholders’ (deficit)	(513,714)	(61,925)	39,688	22,237	(513,714)

Total liabilities and stockholders’ (deficit)	$421,215	$18,005	$71,023	$22,237	$532,480

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2008 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated Pliant Corporation
Net sales	$974,062	$40,829	$153,238	$(40,480)	$1,127,649
Cost of sales	911,636	41,186	140,086	(40,480)	1,052,428

Gross profit	62,426	(357)	13,152	—	75,221
Total operating expenses	151,393	19,833	8,253	—	179,479

Operating income (loss)	(88,967)	(20,190)	4,899	—	(104,258)
Interest expense	(89,898)	(422)	(3,303)	—	(93,623)
Equity in earnings of subsidiaries	(20,358)	—	—	20,358	—
Other income (expense), net	4,959	(1,462)	(3,347)	—	150

Income (loss) from continuing operations before income taxes	(194,264)	(22,074)	(1,751)	20,358	(197,731)
Income tax (benefit) expense	22,930	(1,466)	(2,001)	—	19,463

Net income (loss)	$(217,194)	$(20,608)	$250	$20,358	$(217,194)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2008 (In Thousands)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non- Guarantors	Eliminations	Consolidated Pliant Corporation
Cash flows from operating activities	$(15,381)	$(1,751)	$746	$—	$(16,386)

Cash flows from investing activities:
Capital expenditures for plant and equipment	(25,744)	(944)	(453)	—	(27,141)
Asset transfers	995	(27)	(968)	—	—
Proceeds from sale of assets	2,959	—	—	—	2,959

Net cash provided by (used in) investing activities	(21,790)	(971)	(1,421)	—	(24,182)

Cash flows from financing activities:
Payment of capitalized fees	(1,431)	—	—	—	(1,431)
Borrowing under revolver	50,000	—	5,000	—	55,000
Loans (to)/from affiliates	5,000	—	(5,000)	—	—
Borrowings/(Payments) of capital lease obligations	9,863	—	(53)	—	9,810

Net cash provided by financing activities	63,432	—	(53)	—	63,379

Effect of exchange rate changes on cash and cash equivalents	(2,272)	37	651	—	(1,584)

Net (decrease)/increase in cash and cash equivalents	23,989	(2,685)	(77)	—	21,227
Cash and cash equivalents at beginning of the year	7	3,609	3,642	—	7,258

Cash and cash equivalents at end of the year	$23,996	$924	$3,565	$—	$28,485

16.	OTHER INCOME (EXPENSE)

Other income for the year ended December 31, 2008 included $0.1 million of interest income and other less significant items.

17.	REORGANIZATION

On January 3, 2006, Pliant and ten subsidiaries filed voluntary petitions in the Bankruptcy Court seeking relief under the Bankruptcy Code. Three of the Company’s subsidiaries with Canadian operations commenced ancillary proceedings in a Canadian court to recognize the Chapter 11 bankruptcy proceedings as “foreign proceedings.” The Company’s operations in Mexico, Germany, and Australia were not included in the Chapter 11 filing.

On June 19, 2006, the Company filed with the Bankruptcy Court the Plan which was approved by the Bankruptcy Court on June 23, 2006. On July 18, 2006, the Company consummated its reorganization through a series of transactions contemplated in the Plan and filed with the Bankruptcy Court a notice announcing the effectiveness of the Plan.

On July 18, 2006, pursuant to the Plan, the Company changed its state of incorporation from Utah to Delaware; issued (i) an aggregate principal amount of $34.97 million of 2006 Notes, (ii) 335,592 shares of Series AA Preferred Stock, and (iii) 100,003 shares of Common Stock in exchange for (A) all of its 2000/2002 Notes, (B) all of its Series A Cumulative Exchangeable Redeemable Preferred Stock, no par value (the “Series A Preferred Stock”), (C) all of its Old Common Stock and (D) warrants to purchase its Old Common Stock; made cash payments to the applicable trustee of (A) $3.2 million for further distribution to the holders of the 2000/2002 Notes and (B) $18.53 million ($4 million of which was a consent fee and the balance of which was the missed March 1, 2006 interest payment and the interest owed on that interest payment) for further distribution to the holders of its 2003 Notes and reinstated the 2003 Notes; reinstated its 2004 Notes and its Amended 2004 Notes and increased the interest rate on the 2004 Notes and the Amended 2004 Notes by ..225%; entered into Revolving Credit Facilities to replace the Amended and Restated Credit Agreement and DIP Credit Facility; and entered into the Stockholders’ Agreement with respect to the Common Stock and the Registration Rights Agreement with respect to the Series AA Preferred Stock.

As referenced above, the Company completed a debt for equity exchange whereby 100% of its outstanding $320 million of 2000/2002 Notes and $24.3 million in accrued interest were exchanged for 265,123 shares or 79% of its new Series AA Preferred Stock, approximately 30,000 shares or 30% of its Common Stock, $3.2 million in cash consideration and approximately $35 million in 2006 Notes. Pursuant to SFAS 15, Accounting by Debtors and Creditors for Troubled Debt Restructuring, these $35 million of 2006 Notes were recorded at aggregate principal plus interest to maturity of $20.1 million or a total of $55.1 million. In addition, 100% of the $298.0 million of shares subject to mandatory redemption, including the Company’s Series A Preferred Stock were also exchanged for shares of its new Series AA Preferred Stock and shares of its Common Stock. The fair market value of equity received in connection with these exchanges was approximately $182.3 million. Taking into account the $3.2 million of cash consideration bondholders received and collectability reserves of $4.9 million established in connection with outstanding stockholders’ notes receivable, this resulted in a gain on extinguishment of debt of $393.7 million on a combined exchange of $642.3 million of debt and accrued interest.

On July 18, 2006, the Company entered into the Stockholders Agreement that is binding on all parties receiving shares of Common Stock, pursuant to the terms of the Plan. The Stockholders’ Agreement provides for certain restrictions on transfer of the Common Stock and requires that all transferees of Common Stock become a party to the Stockholders’ Agreement. The Stockholders’ Agreement also grants to certain holders of Common Stock the right to purchase their pro rata share of any new equity securities issued by the Company, subject to exceptions for acquisitions, management equity and certain other transactions. The Stockholders’ Agreement contains “drag-along rights” that require all holders of Common Stock to participate in and vote in favor of certain sales of the Company approved by the Board of Directors and certain holders of Common Stock. It further provides that the 5 (out of a total of 7) members of the Board of Directors to be elected by the holders of Common Stock will consist of the Chief Executive Officer of the Company and 4 members appointed by the holders of a majority of the Common Stock held by persons defined as “permitted holders” under the indentures for the 2003 Notes, 2004 Notes and Amended 2004 Notes. Finally, the Stockholders’ Agreement provides that certain holders of Common Stock will have demand registration rights after July 18, 2009 and additional demand and piggyback registration rights following an initial public offering of the Common Stock.

On July 18, 2006, the Company also entered into the Registration Rights Agreement that is binding on all parties receiving shares of Series AA Preferred Stock, pursuant to the terms of the Plan. The Registration Rights Agreement requires the Company to take all actions reasonably required to permit the Series AA Preferred Stock to be quoted on the NASDAQ OTC Bulletin Board as soon as practicable.

The Company adopted the Stock Plan on July 18, 2006, which provides for the issuance to the Chief Executive Officer and other officers of the Company of Series M Preferred Stock that, when combined with awards under the Cash Plan, will entitle such officers to a maximum of 8% of the equity value of the Company, in the aggregate. Participants in the Stock Plan and Cash Plan will only receive distributions upon the occurrence of certain extraordinary corporate transactions, such as a sale of all or substantially all of the Company’s assets or a change in control of the Company. The Stock Plan and Cash Plan will be administered by the Company’s Board or a committee composed of non-employee directors.

On February 20, 2007, the Company issued 8,000 shares of Series M Preferred Stock to certain employees pursuant to the Stock Plan. Upon receiving their awards in February 2007, participants purchased their shares of Series M Preferred Stock for $20 per share. The shares were issued for an aggregate purchase price of $160,000. At that time, the fair market value of the shares of Series M Preferred Stock (as determined by an appraisal by an independent appraisal firm), was $103 per share. Each participant made an election under Section 83(b) of the Internal Revenue Code to pay tax at that time on the $83 difference between those amounts; and the Company paid a bonus of approximately $138 per share (the tax-grossed-up amount of the $83 difference) to each participant to enable the participant to pay such taxes.

In addition, the Company recognized the fair market of $103 per share, less par value of $.01 per share, as additional paid in capital of approximately $824,000 and included the cost of the tax-gross-up of $437,000 and the difference between fair market value and purchase price of $664,000 in reorganization and other costs in the accompanying condensed consolidated statement of operations.

On April 17, 2007 we awarded certain participants rights to purchase an additional 220 shares of Series M Preferred Stock, also for $20 per share, after re-purchasing those additional shares from a former named executive officer.

The Company incurred professional fees and other expenses directly associated with the bankruptcy proceedings. In addition, the Company has made certain adjustments to the carrying values of certain pre-petition assets and liabilities. Such costs and adjustments are classified as reorganization costs in the accompanying consolidated statements of operations and consist of the following (in thousands):

2008
Professional fees(1)	$3,358

Reorganization costs	$3,358

(1)	The professional fees and other costs in 2008 include $1,815 associated with our 2006 Chapter 11 filings and $1,543 associated with our 2009 Chapter 11 filings discussed in further detail in footnote 18 Subsequent Events.

18.	SUBSEQUENT EVENTS

Chapter 11 Bankruptcy Filings

On February 10, 2009, in anticipation of the filing of the Chapter 11 Petitions, the Company entered into a Restructuring and Lockup Agreement (the “Lockup Agreement”) with the holders of more than 66 2/3% in principal amount of its Amended 2004 Notes and 2004 Notes, in the aggregate, pursuant to which such holders agreed, subject to the terms and conditions contained in the Lockup Agreement, to support the Company’s proposed financial restructuring described in the plan of reorganization (the “2009 Plan”). Under the terms of the 2009 Plan, the holders of the Company’s Amended 2004 Notes and 2004 Notes will exchange their Notes for 100% of the reorganized Company’s common stock (subject to dilution by equity issued upon the exercise of warrants and equity that may be granted pursuant to a management incentive plan). The Plan also provides that, to the extent classes containing the Company’s 2003 Notes, 2007 Notes and general unsecured claims vote to accept the Plan, the holders of claims in such classes will receive a pro rata distribution of new warrants to be issued pursuant to the Plan. Completion of the proposed financial restructuring described in the Plan is subject to a number of conditions, including Bankruptcy Court approval of the Plan.

On February 11, 2009, the Company and certain of its subsidiaries (collectively, the “Debtors”), filed Chapter 11 Petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and the Company’s Canadian subsidiaries and one U.S. subsidiary filed an application commencing the CCAA Proceedings. The Chapter 11 Petitions are being jointly administered under the caption “In re Pliant Corporation, et. al.” Case No. 09 10443. The CCAA Proceedings are being administered under the caption “In the matter of Pliant Corporation of Canada Ltd., and Uniplast Industries Co. (Ontario S.C.J. Court File No. 09-LL-8007).” The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. Pliant’s subsidiaries in Australia, Germany and Mexico were not included in the filings and will continue their business operations without supervision from the Bankruptcy Court and will not be subject to the chapter 11 requirements of the Bankruptcy Code.

The filing of the Chapter 11 Petitions constitutes or may constitute an event of default or otherwise triggers or may trigger repayment obligations under the express terms of certain instruments and agreements relating to direct financial obligations of the Debtors (the “Debt Documents”). In addition, various interest and/or principal payments may become due under the Debt Documents during the pendency of the proceedings in the Bankruptcy Court or the CCAA Proceedings, and payments under the Debt Documents will not be made unless otherwise ordered by the Bankruptcy Court or the Canadian Court. As a result of such events of default or triggering events, all obligations under the Debt Documents would, by the terms of the Debt Documents, have or may become due and payable. The Debtors believe that any efforts to enforce such payment obligations against the Debtors under the Debt Documents are stayed as a result of the filing of the Chapter 11 Petitions in the Bankruptcy Court. The material Debt Documents are as follows:

•

The Amended and Restated Indenture, dated as of February 17, 2004 (as amended and restated as of May 6, 2005, and supplemented as of July 18, 2006) pursuant to which the Company issued (a) its Amended 2004 Notes and (b) 2004 Notes (collectively, the “First Lien Notes”). The aggregate principal amount of First Lien Notes outstanding at February 10, 2009 was approximately $393.6 million.

•

Indenture, dated as of May 30, 2003, pursuant to which the Company issued its 2003 Notes (the “Second Lien Notes”). The aggregate principal amount of Second Lien Notes outstanding at February 10, 2009 was approximately $250.0 million.

•

Indenture, dated as of June 14, 2007, pursuant to which the Company issued its 2007 Notes (the “Subordinated Notes”). The aggregate principal amount of Subordinated Notes outstanding as of February 10, 2009 was approximately $24.0 million.

•

Working Capital Credit Agreement, dated as of January 18, 2006. The aggregate principal amount outstanding under the Working Capital Credit Agreement as of February 10, 2009 was approximately $158.2 million exclusive of letters of credit, and approximately $16.0 million of this amount is attributable to certain foreign subsidiaries of the Company that are not Debtors.

•	Fixed Asset Credit Agreement, the aggregate principal amount outstanding under the Fixed Asset Credit Agreement as of February 10, 2009 was approximately $3.1 million.

Debtor-In-Possession (“DIP”) Financing

On February 13, 2009, the Bankruptcy Court entered an order (the “Interim Order”) granting interim approval of a Secured Super-Priority Debtor-In-Possession Multiple Draw Term Loan Agreement (the “DIP Credit Agreement”) with The Bank of New York Mellon, as administrative agent, and the Lenders from time to time party thereto, as well as other documents relating thereto. The Company’s Canadian subsidiaries received similar relief under the CCAA. Also on February 13, 2009 (the “Closing Date”), the Debtors entered into the DIP Credit Agreement. On March 20, 2009, the Bankruptcy Court granted final approval of the DIP Credit Agreement.

The DIP Credit Agreement provides for borrowings up to an aggregate committed amount of $75,000,000, consisting of (i) an initial $25,000,000 term loan borrowing on the Closing Date, (ii) up to three additional term loan borrowings after the Closing Date in an aggregate amount not to exceed $25,000,000, and (iii) subject to the satisfaction of certain conditions, one additional $25,000,000 term loan borrowing for the purpose of paying debt of foreign subsidiaries (the borrowing described in this clause (iii), the “Debt Repayment Borrowing”). The outstanding principal amount of the loans under the DIP Credit Agreement, plus interest accrued and unpaid thereon, will be due and payable in full at maturity, which is, subject to an earlier maturity date under certain circumstances, no later than the nine-month anniversary of the Closing Date (subject to a one-month extension if a plan of reorganization is confirmed by the Bankruptcy Court and recognized by the Canadian Court).

Borrowings under the DIP Credit Agreement are guaranteed by the Debtors, and are secured by (i) first priority liens in certain presently owned and hereafter acquired assets of the Debtors not subject to a lien in and security interest on the date of the Chapter 11 Petitions, (ii) junior liens in all property of the Debtors that is subject to a lien in or security interest on the date of the Chapter 11 Petitions (other than priming liens described in the next sentence) and (iii) first priority senior priming liens in all property of the Debtors that is subject to a lien in or security interest on the date of the Chapter 11 Petitions securing the Pre-Petition Secured Facilities and the Second Lien Notes (other than the liens of the Prepetition Working Capital Agent and Prepetition Working Capital Lenders in the Prepetition Working Capital First Priority Collateral, the Postpetition Working Capital First Priority Collateral, and the liens of the Fixed Asset Agent and the Fixed Asset Lenders under the Prepetition Fixed Asset Credit Agreement), in each case subject to certain permitted liens. Subject to certain exceptions, the DIP Credit Agreement requires certain mandatory prepayments of borrowings from the net proceeds of certain asset dispositions, casualty or condemnation payments and equity or debt issuances. In addition, the DIP Loan Agreement requires a mandatory prepayment of any proceeds of the Debt Repayment Borrowing not used to pay down pre-petition debt as set forth in the DIP Loan Agreement.

The DIP Credit Agreement includes affirmative, negative and financial covenants that impose substantial restrictions on the financial and business operations of the Company and certain of its subsidiaries, including their ability to incur or secure debt, make investments, sell assets, pay dividends or make acquisitions. The DIP Credit Agreement contains events of default customary for debtor-in-possession financings of this type.

Reorganization Process

The Bankruptcy Courts have approved payment of certain of the Company’s pre-petition obligations, including employee wages, salaries and benefits, and the payment of certain vendors and other providers and other business-related payments necessary to maintain the operation of the Company’s business. The Bankruptcy

Code authorizes the Company to pay vendors and other service providers in the ordinary course for goods and services received after the filing of the Chapter 11 Petitions and Canadian Petitions. The Company has retained legal and financial professionals to advise it on the bankruptcy proceedings. From time to time, the Company may seek the Bankruptcy Court’s approval for the retention of additional professionals.

Immediately after filing the Chapter 11 Petition and Canadian Petition, the Company began notifying all known current or potential creditors of the bankruptcy filings. Subject to certain exceptions under the Bankruptcy Code and the CCAA, the Company’s bankruptcy filings automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Company or our property to recover, collect or secure a claim arising prior to the filing of the Chapter 11 Petition and Canadian Petition. Thus, for example, most creditor actions to obtain possession of property from the Company, or to create, perfect or enforce any lien against its property, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim are enjoined unless and until the Bankruptcy Court or the Canadian Court, as applicable, lifts the automatic stay.

As required by the Bankruptcy Code, the United States Trustee for the District of Delaware appointed an official committee of unsecured creditors (the “Creditors’ Committee”). The Creditors’ Committee and its legal representatives have a right to be heard on all matters that come before the Bankruptcy Court with respect to the Company. A monitor has been appointed by the Canadian Court with respect to proceedings before the Canadian Court.

Under Section 365 and other relevant sections of the Bankruptcy Code, the Company may assume, assume and assign, or reject certain executory contracts and unexpired leases, including leases of real property and equipment, subject to the approval of the Bankruptcy Court and certain other conditions. Any description of an executory contract or unexpired lease in this report, including where applicable our express termination rights or a quantification of our obligations, must be read in conjunction with, and is qualified by, any overriding rejection rights we have under Section 365 of the Bankruptcy Code.

In order to successfully exit chapter 11, the Company will need to propose and obtain confirmation by the Bankruptcy Court and the Canadian Court of a plan of reorganization that satisfies the requirements of the Bankruptcy Code and the CCAA. A plan of reorganization would resolve the Company’s pre-petition obligations, set forth the revised capital structure of the newly reorganized entity and provide for corporate governance subsequent to the Company’s exit from bankruptcy.

The Company has the exclusive right for 120 days after the filing of the Chapter 11 Petition to file a plan of reorganization. The Company will likely file one or more motions to request extensions of this exclusivity period, which are routinely granted up to 18 months in bankruptcy cases of this size and complexity. If the Company’s exclusivity period lapsed, any party in interest would be able to file a plan of reorganization. In addition to being voted on by holders of impaired claims and equity interests, a plan of reorganization must satisfy certain requirements of the Bankruptcy Code and the CCAA and must be approved, or confirmed, by the Bankruptcy Courts in order to become effective.

The timing of filing a plan of reorganization by the Company will depend on the timing and outcome of numerous other ongoing matters in the Chapter 11 proceedings. There can be no assurance at this time that a plan of reorganization will be confirmed by the Bankruptcy Court and the Canadian Court or that any such plan will be implemented successfully.

Under the priority scheme established by the Bankruptcy Code and the CCAA, unless creditors agree otherwise, pre-petition liabilities and post-petition liabilities must be satisfied in full before stockholders are entitled to receive any distribution or retain any property under a plan of reorganization. The ultimate recovery to creditors and/or stockholders, if any, will not be determined until confirmation of a plan or plans of reorganization. No assurance can be given as to what values, if any, will be ascribed to each of these constituencies or what types or amounts of distributions, if any, they would receive. A plan of reorganization could result in holders of the Company’s liabilities and/or securities, including its common stock, receiving no distribution on account of their interests and cancellation of their holdings. Because of such possibilities, the value of the Company’s liabilities and securities, including its common stock, is highly speculative. Appropriate caution should be exercised with respect to existing and future investments in any of the Company’s liabilities and/or securities. At this time there is no assurance the Company will be able to restructure as a going concern or successfully propose or implement a plan of reorganization.

For periods subsequent to the chapter 11 bankruptcy filings, the Company will apply the American Institute of Certified Public Accountants Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), in preparing the consolidated financial statements. SOP 90-7 requires that the financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain revenues, expenses (including professional fees), realized gains and losses and provisions for losses that are realized or incurred in the bankruptcy proceedings will be recorded in reorganization items on the consolidated statements of operations. In addition, pre-petition obligations that may be impacted by the bankruptcy reorganization process will be classified on the consolidated balance sheet in liabilities subject to compromise. These liabilities will be reported at the amounts expected to be allowed by the Courts, even if they may be settled for lesser amounts.

Going Concern Matters

The consolidated financial statements and related notes have been prepared assuming that the Company will continue as a going concern, although its chapter 11 bankruptcy filings raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded assets or to the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern. The Company’s ability to continue as a going concern is dependent on many factors, including, but not limited to, market conditions and the Company’s ability to improve profitability, obtain alternative financing to replace the DIP Credit Agreement and prepetition Credit Agreement and restructure its obligations in a manner that allows it to obtain confirmation of a plan of reorganization by the Bankruptcy Court and the Canadian Court.

In order to improve profitability, management is taking actions to further reduce corporate and operational expenses and is continuing to align manufacturing capacity to meet market demands and standardize manufacturing processes throughout all operations. These actions will result in the closure of manufacturing facilities, consolidation of production equipment and product manufacturing into existing facilities and reductions in headcount during 2009.

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2009 (Unaudited) and December 31, 2008 (Dollars in Thousands)

	September 30, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,683	$28,485
Receivables, net of allowances of $4,032 and $3,922, respectively	114,007	117,109
Inventories	89,756	79,923
Prepaid expenses and other	12,937	5,890
Income taxes receivable, net	268	722
Deferred income taxes	11,169	10,705

Total current assets	263,820	242,834
PLANT AND EQUIPMENT, net	252,390	270,072
GOODWILL	2,600	2,422
INTANGIBLE ASSETS, net	3,888	3,869
OTHER ASSETS	7,947	13,283

TOTAL ASSETS	$530,645	$532,480

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Debtor-In-Possession Financing	$40,000	$—
Current portion of long-term debt and debt in default	23,653	857,881
Trade accounts payable	61,461	61,688
Accrued liabilities:
Interest payable	1,618	11,944
Customer rebates	5,542	9,291
Other	39,761	34,502

Total current liabilities	172,035	975,306
OTHER LIABILITIES	38,603	32,255
DEFERRED INCOME TAXES	22,775	38,633
LIABILITIES SUBJECT TO COMPROMISE	868,700	—

Total Liabilities	1,102,113	1,046,194
STOCKHOLDERS’ DEFICIT:
Redeemable Preferred Stock—Series AA—335,650 shares authorized, par value $.01 per share, with a redemption and liquidation value of $1,000 per share plus accumulated dividends, 334,894 shares outstanding at September 30, 2009 and December 31, 2008	309,166	302,424
Redeemable Preferred Stock—Series M—8,000 shares authorized, par value $.01 per share, 8,000 shares outstanding at September 30, 2009 and December 31, 2008	—	—
Common stock—par value $.01 per share; 100,050,000 shares authorized, 97,348 shares outstanding at September 30, 2009 and December 31, 2008	1	1
Paid in capital	155,341	155,341
Accumulated deficit	(993,280)	(930,426)
Accumulated other comprehensive loss	(42,696)	(41,054)

Total stockholders’ deficit	(571,468)	(513,714)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$530,645	$532,480

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For The Nine Months Ended September 30, 2009 and 2008 (in Thousands) (Unaudited)

	Nine Months Ended September 30,
	2009	2008
NET SALES	$686,941	$881,019
COST OF SALES	617,147	820,995

Gross Profit	69,794	60,024
OPERATING EXPENSES:
Sales, General and Administrative	42,165	49,746
Research and Development	4,630	5,019
Restructuring and Other Costs	3,402	10,485
Reorganization Cost	28,163	159
Fixed Asset Impairments	5,623	112
Total operating expenses	83,983	65,521

OPERATING LOSS	(14,189)	(5,497)
INTEREST EXPENSE	(56,591)	(68,596)
OTHER INCOME (EXPENSE)—Net	585	283

LOSS BEFORE INCOME TAXES	(70,195)	(73,810)
INCOME TAX BENEFIT	(14,070)	(78)

NET LOSS	$(56,125)	$(73,732)

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

For The Nine Months Ended September 30, 2009 and 2008 (in Thousands) (Unaudited)

	Nine Months Ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(56,125)	$(73,732)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities:
Depreciation and amortization	32,374	33,179
Fixed asset impairment	8,214	5,953
Amortization of deferred financing costs and accretion of debt discount	5,301	4,427
Payment-in-kind interest on debt	34,455	30,710
Provision for losses on accounts receivable	(369)	—
Deferred income taxes	(16,276)	(85)
Loss on disposal of assets	—	75
Changes in assets and liabilities:
Receivables	5,508	(25,537)
Inventories	(8,825)	1,053
Prepaid expenses and other	(1,389)	(745)
Income taxes payable/receivable	368	(727)
Other assets	4,677	(477)
Trade accounts payable	12,646	14,731
Accrued liabilities	7,260	(13,588)
Other liabilities	(126)	(4,701)

Net cash provided by/(used in) operating activities	27,693	(29,464)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for plant and equipment	(20,168)	(21,981)
Proceeds from sale of assets	—	2,959

Net cash used in investing activities	(20,168)	(19,022)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under DIP facilities	40,000	—
Payment of financing fees	(6,713)	—
Borrowings under capital leases and other, net	1,787	10,533
Borrowings under (repayment of) revolving credit facility	(34,629)	55,000

Net cash provided by financing activities	445	65,533
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(772)	(87)

NET INCREASE IN CASH AND CASH EQUIVALENTS	7,198	16,960
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	28,485	7,258
CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$5,683	$4,218
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	11,618	41,923
Income taxes	1,073	1,083

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

For The Nine Months Ended September 30, 2009 and 2008 (in Thousands) (Unaudited)

		Preferred Stock				Common Stock
		Series AA		Series M
	Total	Shares	Amount	Shares	Amount	Shares	Amount	Paid In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss
BALANCE- December 31, 2008	$(513,714)	335	$302,424	8	$—	97	$1	$155,341	$(930,426)	$(41,054)
Comprehensive loss:
Net loss	(56,125)	—	—	—	—	—	—	—	(56,125)	—
Change in unrecognized pension benefit costs	(5,642)	—	—	—	—	—	—	—	13	(5,655)
Foreign currency translation adjustment	4,013	—	—	—	—	—	—	—	—	4,013
Comprehensive loss	(57,754)	—	—	—	—	—	—	—	—	—
Preferred stock dividends		—	(6,742)	—	—	—	—	—	(6,742)	—

	$(571,468)	335	$309,166	8	$—	97	$1	$155,341	$(993,280)	$(42,696)

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Basis of Presentation

The unaudited interim condensed consolidated financial statements of Pliant Corporation and its subsidiaries (collectively “Pliant”, the “Company” or “we”) were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The information reflects all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the financial position, results of operations and cash flows of Pliant as of the dates and for the periods presented.

These statements should be read in conjunction with the Company’s Consolidated Financial Statements for the year ended December 31, 2008.

In June 2009, the Financial Accounting Standards Board (the “FASB”) issued FASB Statement 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles, which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in conformity with GAAP. This new standard requires that the FASB’s Accounting Standards Codification (“ASC”) become the sole source of GAAP principles recognized by the FASB for nongovernmental entities and is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this standard has changed how we reference various elements of GAAP when preparing our financial statement disclosures, but did not have an impact on the Company’s financial position, results of operations or cash flows or its accounting policies.

Effective January 1, 2009, the Company adopted the provisions of the FASB’s changes to ASC 810 Consolidation (formerly, SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements: An Amendment of ARB No. 51). ASC 810 changes the accounting for non-controlling (minority) interests in consolidated financial statements, requires non-controlling interests to be reported as part of equity and changes the income statement presentation of income or losses attributable to non-controlling interests. ASC 810 did not have a material impact on the Company’s consolidated financial statements.

Effective June 15, 2009, the Company adopted the provisions of the FASB’s changes to ASC 855, Subsequent Events (SFAS No. 165, Subsequent Events). ASC 855 requires entities to disclose the date through which subsequent events have been evaluated and the basis for such date. As of December 11, 2009, the date the financial statements were issued, the Company has determined that no material subsequent events have occurred, other than those discussed in Note 13.

Reorganization Process

On February 11, 2009, Pliant Corporation and certain of its subsidiaries (collectively, the “Debtors”), filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (the “Chapter 11 Cases”) seeking relief under the provisions of the Bankruptcy Code. The Chapter 11 Cases are being jointly administered under the caption “In re: Pliant Corporation et al.,” Case No. 09-10443. In addition, certain of the Company’s Canadian subsidiaries filed an application commencing recognition proceedings (the “CCAA Proceedings”) under Section 18.6 of the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) with the Ontario Superior Court of Justice (the “Canadian Court”). The Debtors have continued to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. Pliant’s subsidiaries in Australia, Germany and Mexico were not included in the filings and have continued their business operations without supervision from the Bankruptcy Court and are not subject to the Chapter 11 requirements of the Bankruptcy Code. (See note 13 – Subsequent Events, for details on the Chapter 11 Cases.) On October 6,

2009, the Bankruptcy Court entered an order confirming the “Joint Plan” as herein after defined. The plan of reorganization has not yet gone effective and its effectiveness remains subject to the satisfaction of certain conditions precedent.

ASC 852, Reorganizations, (formerly, American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“ASC 852”), applies to the Company’s financial statements for periods subsequent to February 11, 2009. ASC 852 generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business are reported separately as reorganization costs in the statements of operations. The balance sheet also distinguishes prepetition liabilities subject to compromise from those prepetition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization are reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, cash provided by reorganization items is disclosed separately in the statement of cash flows.

Going Concern Matters

The consolidated financial statements and related notes have been prepared assuming that the Company will continue as a going concern, although its Chapter 11 bankruptcy filings raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded assets or to the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern. The Company’s ability to continue as a going concern is dependent on many factors, including, but not limited to, market conditions and the Company’s ability to improve profitability, obtain alternative financing to replace the DIP Credit Agreement and prepetition Credit Agreement and restructure its obligations in a manner that allows it to execute a plan of reorganization confirmed by the Bankruptcy Court and the Canadian Court.

In order to improve profitability, management has taken and will continue to take actions to further reduce corporate and operational expenses and its continuing to align manufacturing capacity to meet market demands and standardize manufacturing processes throughout all operations. These actions will result in the closure of manufacturing facilities, consolidation of production equipment and product manufacturing into existing facilities and reductions in headcount during 2009 and will continue into 2010.

2. Liabilities Subject to Compromise, Reorganization Items and Debtors’ Financial Statements

Liabilities subject to compromise represent unsecured obligations that will be accounted for under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-Chapter 11 or CCAA liabilities are stayed. SOP 90-7 requires pre-petition liabilities that are subject to compromise to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. These liabilities represent the amounts expected to be allowed on known or potential claims to be resolved through the Chapter 11 and CCAA process, and remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Courts, rejection of executory contracts and unexpired leases, the determination as to the value of collateral securing the claims, proofs of claim, or other events. Liabilities subject to compromise also include certain items that may be assumed under the plan of reorganization, and as such, may be subsequently reclassified to liabilities not subject to compromise.

The Bankruptcy Courts have approved payment of certain pre-petition obligations, including employee wages, salaries and benefits, and the payment of vendors and other providers in the ordinary course for goods and services received after the filing of the Chapter 11 Petitions and the Canadian Petition and other business-related payments necessary to maintain the operation of the Company’s business. Obligations associated with these matters are not classified as liabilities subject to compromise.

In accordance with ASC 852, debt issuance cost should be viewed as valuations of the related debt. Issuance costs associated with unsecured debt is included as a valuation adjustment within the liabilities subject to compromise.

The Company has rejected certain pre-petition executory contracts and unexpired leases with respect to the Company’s operations with the approval of the Bankruptcy Courts. Damages resulting from rejection of executory contracts and unexpired leases are included in reorganization costs.

The filing of the Chapter 11 Petitions constitutes or may constitute an event of default or otherwise trigger or may trigger repayment obligations under the express terms of certain instruments and agreements relating to direct financial obligations of the Debtors (the “Debt Documents”). In addition, various interest and/or principal payments may become due under the Debt Documents during the pendency of the proceedings in the Bankruptcy Court or the CCAA Proceedings, and payments under the Debt Documents will not be made unless otherwise ordered by the Bankruptcy Court or the Canadian Court. As a result of such events of default or triggering events, all obligations under the Debt Documents would, by the terms of the Debt Documents, have or may become due and payable. The Debtors believe that any efforts to enforce such payment obligations against the Debtors under the Debt Documents are stayed as a result of the filing of the Chapter 11 Petitions in the Bankruptcy Court. The material Debt Documents are as follows:

•

The Amended and Restated Indenture, dated as of February 17, 2004 (as amended and restated as of May 6, 2005, and supplemented as of July 18, 2006) pursuant to which the Company issued (a) its Amended 2004 Notes and (b) 2004 Notes (collectively, the “First Lien Notes”). The aggregate principal amount of First Lien Notes outstanding at February 10, 2009 was approximately $393.6 million.

•

Indenture, dated as of May 30, 2003, pursuant to which the Company issued its 2003 Notes (the “Second Lien Notes”). The aggregate principal amount of Second Lien Notes outstanding at February 10, 2009 was approximately $250.0 million.

•

Indenture, dated as of June 14, 2007, pursuant to which the Company issued its 2007 Notes (the “Subordinated Notes”). The aggregate principal amount of Subordinated Notes outstanding as of February 10, 2009 was approximately $24.0 million.

•

Working Capital Credit Agreement, dated as of July 18, 2006. The aggregate principal amount outstanding under the Working Capital Credit Agreement as of February 10, 2009 was approximately $158.2 million exclusive of letters of credit, and approximately $16.0 million of this amount is attributable to certain foreign subsidiaries of the Company that are not Debtors.

•	Fixed Asset Credit Agreement dated as of July 18, 2006, the aggregate principal amount outstanding under the Fixed Asset Credit Agreement as of February 10, 2009 was approximately $3.1 million.

In addition, the Company’s pre-petition debt liabilities subject to compromise reflects the Debtors’ other liabilities incurred prior to commencement of the bankruptcy proceedings. Those amounts represent the Company’s best estimate of known or potential claims to be resolved in connection with the bankruptcy proceedings. Such claims remain subject to future adjustments, based on such things as (i) negotiations, (ii) actions taken by the Bankruptcy Court, (iii) further developments with respect to disputed claims, (iv) the determination of the value of collateral securing claims, (v) filing of proof of claims or (vi) other events.

Liabilities subject to compromise as of September 30, 2009 consist of the following:

($ Thousands)
Debt
Revolver, variable interest, 5.4% as of September 30, 2009	$144,097
Senior secured discount notes at 11.35% (formerly 11.125%) (2004 Notes)	7,856
Senior secured notes, interest at 11.125% (2003 Notes)	249,118
Senior secured notes, interest at 11.85% (formerly 11.625%) (Amended 2004 Notes)	414,029
Senior subordinated notes, interest at 18.0% (2007 Notes)	22,898

Total Debt	837,998
Accrued interest on debt subject to compromise	14,954
Prepetition Accounts Payable subject to compromise	14,126
Other accrued liabilities subject to compromise	1,622

Total Liabilities Subject to Compromise	$868,700

The Debtors have incurred professional fees and other expenses directly associated with the bankruptcy proceedings. In addition, the Debtors have made certain adjustments to the carrying values of certain pre-petition assets and liabilities. Such costs and adjustments are classified as reorganization items in the accompanying condensed consolidated statement of operations for the nine months ended September 30, 2009 and consist primarily of professional fees of $25.1 million and legal and other fees associated with unsuccessful financing activities of $2.4 million.

The Company’s bankruptcy filing included Pliant and eight subsidiaries, collectively referred to as the “Debtors.” Presented below are the condensed combined financial statements of the Debtors. These financial statements reflect the financial position, results of operations and cash flows of the combined Debtors, including certain transactions and resulting asset and liabilities between the Debtor and non-Debtor subsidiaries of the Company, which are eliminated in the Company’s consolidated financial statements. Net cash paid for reorganization items for the nine months ended September 30, 2009 totaled $19.4 million related to professional fees.

DEBTORS (FILING SUBSIDIARIES ONLY) CONDENSED COMBINED BALANCE SHEETS AS OF SEPTEMBER 30, 2009 (DOLLARS IN THOUSANDS) (UNAUDITED)

September 30, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,611
Receivables, net of allowances	89,778
Inventories	80,258
Prepaid expenses and other	10,650
Deferred income taxes	10,552
Total current assets	221,849
PLANT AND EQUIPMENT, net	236,517
GOODWILL AND INTANGIBLE ASSETS	6,488
INVESTMENT IN SUBSIDIARIES	28,581
OTHER ASSETS	5,172

TOTAL ASSETS	$498,607

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Debtor-In-Possession Financing	$40,000
Debt in default	20,492
Trade accounts payable	52,450
Accrued liabilities:
Interest payable	1,618
Customer rebates	5,542
Other	36,740
Due to (from) affiliates	(12,502)
Total current liabilities	144,340
OTHER LIABILITIES	33,297
DEFERRED INCOME TAXES	23,644
LIABILITIES SUBJECT TO COMPROMISE	868,794

Total Liabilities	1,070,075
STOCKHOLDERS’ DEFICIT:
Preferred stock	309,166
Common stock	1
Paid in Capital	155,341
Accumulated deficit	(993,280)
Accumulated other compensation loss	(42,696)

Total stockholders’ deficit	(571,468)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$498,607

DEBTORS (FILING SUBSIDIARIES ONLY)

CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

(UNAUDITED)

September 30, 2009
NET SALES	$638,460
COST OF SALES	576,492

Gross Profit	61,968
OPERATING EXPENSES:
Selling, General and Administrative	37,120
Research and Development	4,594
Restructuring and Other Costs	3,402
Reorganization Costs	28,163
Fixed Asset Impairments	5,463

Total Operating Expenses	78,742
OPERATING INCOME (LOSS)	(16,774)
INTEREST EXPENSE—Current and Long-term debt	(55,881)
EQUITY IN EARNINGS OF SUBSIDIARIES	880
OTHER INCOME—Net	634

LOSS BEFORE INCOME TAXES	(71,141)
INCOME TAX BENEFIT	(15,016)

NET LOSS	$(56,125)

DEBTORS (FILING SUBSIDIARIES ONLY)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

(IN THOUSANDS) (UNAUDITED)

September 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(56,125)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities:
Depreciation and amortization	29,413
Fixed asset impairment	8,054
Amortization of deferred financing costs and accretion of debt discount	5,301
Payment-in-kind interest on debt	34,455
Provision for losses on accounts receivable	(271)
Deferred income taxes	(16,163)
Changes in assets and liabilities:
Receivables	5,824
Inventories	(9,375)
Prepaid expenses and other	(1,965)
Income taxes payable/receivable	598
Other assets	4,439
Trade accounts payable	12,109
Accrued liabilities	6,771
Due to affiliates	(3,685)
Other liabilities	(261)

Net cash (used in)/provided by operating activities	19,119

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for plant and equipment	(19,212)

Net cash used in investing activities	(19,212)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under DIP facilities	40,000
Payment of financing fees	(6,713)
Borrowings under capital leases and other, net	1,875
Repayments of revolving credit facility	(18,629)
Loans to affiliates	(10,000)

Net cash provided by financing activities	6,533
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(785)

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,655
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	25,168

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$30,823

See notes to condensed consolidated financial statements.

3. Inventories

Inventories are valued at the lower of cost (using the first-in, first-out method) or market value. Inventories as of September 30, 2009 and December 31, 2008 consisted of the following (in thousands):

	September 30, 2009	December 31, 2008
Finished goods	$46,884	$42,176
Raw materials	33,787	28,032
Work-in-process	9,085	9,715

Total	$89,756	$79,923

4. Restructuring and Other Costs

Restructuring and other costs include plant closing costs (including costs related to relocation of manufacturing equipment), office closing costs and other costs related to workforce reductions.

The following table summarizes restructuring and other costs for the nine months ended September 30 (in thousands):

	Nine Months Ended September 30,
	2009	2008
Plant closing costs:
Severance	$(1,038)	$910
Other plant closure costs	1,695	2,081
Office closing and workforce reduction costs:
Severance	48	686
Other	106	967
Fixed asset impairments related to plant closing	2,591	5,841

Total Restructuring and other costs	$3,402	$10,485

The following table summarizes the roll-forward of the accruals from December 31, 2008 to September 30, 2009 (in thousands, except for employees):

	Accruals for the nine months ended September 30, 2009
	12/31/2008							9/30/2009
	# Employees Terminated	Accrual Balance	Additional Employees	Severance	Other Plant Closure Costs	Total	Payments/ Charges	# Employees Terminated	Accrual Balance
Plant Closing Costs:
Leases	—	851	—	—	—	—	(851)	—	—
Langley	—	171	—	25	—	25	(196)	—	—
South Deerfield	74	1,598	(53)	(55)	1,104	1,049	(2,512)	21	135
Harrington	46	760	(6)	(61)	368	307	(375)	40	692
Dalton	79	1,118	(79)	(918)	30	(888)	(230)	—	—
Newport News	22	249	(8)	(30)	194	164	(203)	14	210

	221	$4,747	(146)	(1,039)	1,696	$657	$(4,367)	75	$1,037
Office Closing/Workforce Reduction Costs:
2007 Workforce Reduction	—	69	—	—	—	—	(69)	—	—
2008 Workforce Reduction	2	24	(2)	48	106	154	(176)	—	2

	2	$93	(2)	$48	106	$154	$(245)	—	$2
Fixed Asset Impairments related to Plant Consolidation Activities:
Toronto	—	—	—	—	—	76	—	—	—
Harrington	—	—	—	—	—	2,515	—	—	—

Total Fixed Asset Impairments	—	—	—	—	—	2,591	—	—	—
Total Plant & Office closing	223	$4,840	(148)	$(991)	$1,802	$3,402	$(4,612)	75	$1,039

Plant Closing Costs

2009—During the first nine months of 2009, the Company incurred $3.4 million of plant closure costs of which $3.1 million were associated with the four previously announced plant closures: $2.8 million related to Harrington, including $2.5 million of a fixed asset impairment, which is in our Specialty Films segment; $1.0 million related to South Deerfield which is in our Engineered Films segment; and $0.2 million is associated with our Newport News technology center which is part of the Corporate/Other segment. During this period, management decided not to proceed with the previously announced closure of our Dalton, Georgia plant, which is in our Engineered Films segment and for which the Company reversed severance reserves of $0.9 million.

2008—During the second quarter of 2008, we announced the planned closures of four of the Company’s facilities: South Deerfield, MA and Dalton, GA in our Engineered Films segment, and Harrington, DE and Newport News, VA in our Specialty Films segment. These closings will improve operating scale at the remaining plants and reduce fixed costs. Furthermore, these plant closures are anticipated to reduce annual operating costs by $8.9 million following completion of all plant closures. During the nine months ended September 30, 2008, we incurred $8.6 million in connection with the four plant closures: $2.1 million in our Engineered segment, of which $0.9 million related to severance, $0.8 million related to relocation of equipment and $0.4 million related to fixed asset impairments; and $1.7 million in our Specialty Films segment, of which $0.8 million related to equipment relocation and product line consolidation and $0.9 million related to fixed asset impairments. Also during the second quarter of 2008, we announced a reduction in workforce at other facilities and corporate planned to reduce operating costs by an additional $6.1 million on an annual basis. During the nine months ended September 30, 2008, the Company incurred $6.1 million in connection with this program including $0.6 million in severance, $0.9 million related to relocation of equipment and $4.5 million in fixed asset impairments, the cost of which are reflected in the corporate operating results.

5. Debt

Debt as of September 30, 2009 and December 31, 2008 consists of the following (in thousands):

	September 30, 2009	December 31, 2008
DIP Credit Agreement	$40,000	$—
Revolving credit facilities	144,097	173,579
Senior Secured Notes, interest at 11.85% (Amended 2004 Notes)	414,029	380,671
Senior Secured Discount Notes, interest at 11.35% (2004 Notes)	7,856	7,843
Senior Secured Notes, interest at 11.125% (2003 Notes)	249,118	250,000
Senior Subordinated Notes, interest at 18% (2007 Notes)	22,898	24,000
Obligations under capital leases	23,653	21,788

Total	901,651	857,881
Less current portion and debt in default	(901,651)	(857,881)

Long-term portion	$—	$—

On February 11, 2009, the Company and certain of its subsidiaries (collectively, the “Debtors”), filed Chapter 11 Petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court and certain of the Company’s Canadian subsidiaries filed an application commencing the CCAA Proceedings. The filing of the Chapter 11 Petitions and the Canadian Petition constituted an event of default under the Company’s debt obligations, and those debt obligations became automatically and immediately due and payable, although any actions to enforce such payment obligations are stayed as a result of the filing of the Chapter 11 Petitions and the Canadian Petition. As a result, the Company’s outstanding debt is classified as current in the accompanying consolidated balance sheets. As previously disclosed in the 2008 financial statements the consolidated balance sheet as of December 31, 2008 includes a reclassification of $857.8 million to current maturities of long-term debt from long-term debt. Due to the filing of the bankruptcy petitions, the Company’s unsecured long-term debt of $838.0 million is included in liabilities subject to compromise at September 30, 2009 (See Note 2). Contractual interest expense represents amounts due under the contractual terms of outstanding debt, including debt subject to compromise for which interest expense is not recognized in accordance with the provisions of SOP 90-7. The Company did not record contractual interest expense on certain unsecured prepetition debt during the nine months ended September 30, 2009. See Note 6 for further details.

Debtor-In-Possession (“DIP”) Financing

On February 13, 2009, the Bankruptcy Court entered an order (the “Interim Order”) granting interim approval of a Secured Super-Priority Debtor-In-Possession Multiple Draw Term Loan Agreement (the “DIP Credit Agreement”) with The Bank of New York Mellon, as administrative agent, and the Lenders from time to time party thereto, as well as other documents relating thereto. The Company’s Canadian subsidiaries received similar relief under the CCAA. Also on February 13, 2009 (the “Closing Date”), the Debtors entered into the DIP Credit Agreement. On March 20, 2009, the Bankruptcy Court granted final approval of the DIP Credit Agreement.

The DIP Credit Agreement provides for borrowings up to an aggregate committed amount of $75,000,000, consisting of (i) an initial $25,000,000 term loan borrowing on the Closing Date, (ii) up to three additional term loan borrowings after the Closing Date in an aggregate amount not to exceed $25,000,000, and (iii) subject to the satisfaction of certain conditions, one additional $25,000,000 term loan borrowing for the purpose of paying debt of foreign subsidiaries (the borrowing described in this clause (iii), the “Debt Repayment Borrowing”). The outstanding principal amount of the loans under the DIP Credit Agreement, plus interest accrued and unpaid thereon, will be due and payable in full at maturity, which is, subject to an earlier maturity date under certain circumstances, no later than the nine-month anniversary of the Closing Date (subject to a one-month extension if a plan of reorganization is confirmed by the Bankruptcy Court and recognized by the Canadian Court).

Borrowings under the DIP Credit Agreement are guaranteed by the Debtors, and are secured by (i) first priority liens in certain presently owned and hereafter acquired assets of the Debtors not subject to a lien in and security interest on the date of the Chapter 11 Petitions, (ii) junior liens in all property of the Debtors that is subject to a lien in or security interest on the date of the Chapter 11 Petitions (other than priming liens described in the next sentence) and (iii) first priority senior priming liens in all property of the Debtors that is subject to a lien in or security interest on the date of the Chapter 11 Petitions securing the Pre-Petition Secured Facilities and the Second Lien Notes (other than the liens of the Prepetition Working Capital Agent and Prepetition Working Capital Lenders in the Prepetition Working Capital First Priority Collateral, the Postpetition Working Capital First Priority Collateral, and the liens of the Fixed Asset Agent and the Fixed Asset Lenders under the Prepetition Fixed Asset Credit Agreement), in each case subject to certain permitted liens. Subject to certain exceptions, the DIP Credit Agreement requires certain mandatory prepayments of borrowings from the net proceeds of certain asset dispositions, casualty or condemnation payments and equity or debt issuances. In addition, the DIP Loan Agreement requires a mandatory prepayment of any proceeds of the Debt Repayment Borrowing not used to pay down pre-petition debt as set forth in the DIP Loan Agreement.

The DIP Credit Agreement includes affirmative, negative and financial covenants that impose substantial restrictions on the financial and business operations of the Company and certain of its subsidiaries, including their ability to incur or secure debt, make investments, sell assets, pay dividends or make acquisitions. The DIP Credit Agreement contains events of default customary for debtor-in-possession financings of this type. As of September 30, 2009, we had $40.0 million of borrowings outstanding under the DIP Credit Agreement with remaining availability of $35.0 million and were in compliance with the covenants of this agreement.

Current Credit Facilities

On July 18, 2006, the Company and/or certain of its subsidiaries entered into (i) a Working Capital Credit Agreement, among the Company, certain of its subsidiaries, the lenders party thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager (the “Working Capital Credit Agreement”), and (ii) a Fixed Asset Credit Agreement, among Pliant Corporation Pty Ltd., Pliant Corporation of Canada Ltd., Pliant Film Products GmbH and Aspen Industrial, S.A. de C.V., as borrowers, the lenders party thereto, Merrill Lynch Bank USA, as administrative agent, and Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager (the “Fixed Asset Credit Agreement,” and together with the Working Capital Credit Agreement, the “Revolving Credit Facilities”). The Revolving Credit Facilities provide up to $200 million of total commitments, subject to the previously disclosed borrowing base. The Working Capital Credit Agreement includes a $20 million letter of credit sub-facility, with letters of credit reducing availability thereunder, and each of the Revolving Credit Facilities includes sub-limits for loans to certain of the foreign subsidiaries of the Company which are borrowers under the Revolving Credit Facilities.

The Revolving Credit Facilities matured one month prior to the respective maturity dates of the Company’s senior notes: May 15, 2009 with respect to the Company’s 2004 Notes and Amended 2004 Notes, and August 15, 2009 with respect to the Company’s 2003 Notes. The interest rates for all loans other than those made to the Company’s German subsidiary range from, in the case of alternate base rate loans, the alternate base rate (either prime rate or .50% over the Federal Funds Rate) plus 1.75% to the alternate base rate plus 2.00% and, in the case of Eurodollar loans, LIBOR plus 2.75% to LIBOR plus 3.00%, in each case depending on the amount of available credit. The interest rates for loans made in connection with the loans to the Company’s German subsidiary are, in the case of alternate base rate loans, the alternate base rate plus 5.00% and, in the case of Eurodollar loans, LIBOR plus 6.00%. The commitment fee for the unused portion of the Revolving Credit Facilities is 0.375% per annum.

On February 6, 2009, Pliant Corporation (the “Company”) received a notice (the “WCCA Default Notice”) from Merrill Lynch Bank USA, as Administrative Agent under the Working Capital Credit Agreement, dated as of July 18, 2006, among the Company, certain subsidiaries of the Company, the Lenders party thereto, and Merrill Lynch Bank USA, as Administrative Agent (the “Working Capital Credit Agreement”) stating that the Company incorrectly calculated the Domestic Borrowing Base (as defined in the Working Capital Credit Agreement) in the Borrowing Base Certificate (as defined in the Working Capital Credit Agreement) that the Company delivered to the Administrative Agent on February 2, 2009. The WCCA Default Notice provided that an incorrect calculation of the Domestic Borrowing Base is an Event of Default pursuant to Section VII(o) of the Working Capital Credit Agreement. The WCCA Default Notice also stated that the Company failed to prepay a portion of the outstanding loans as required by Section 2.10(b)(i) of the Working Capital Credit Agreement, which constituted an Event of Default pursuant to Section VII(a) of the Working Capital Credit Agreement. The WCCA Default Notice indicated that, as a result of the occurrence of such Events of Default, the interest rate applicable to all outstanding loans under the Working Capital Credit Agreement would be increased by 2.50% and demanded that the Company deposit approximately $6.3 million as additional cash collateral. Prior to the Company’s receipt of the WCCA Default Notice, the interest rate applicable to outstanding loans made to the Company and the Company’s U.S. subsidiaries under the Working Capital Credit Agreement was, in the case of alternate base rate loans, 5.00% and, in the case of Eurodollar loans, 3.13625%. Prior to the Company’s receipt of the WCCA Default Notice, the interest rate applicable to the other outstanding loans under the Working Capital Credit Agreement was, in the case of loans made to the Company’s Mexican subsidiary, 3.136250%, in the case of loans made to the Company’s Canadian subsidiaries, 3.38625% and, in the case of loans made to the Company’s German subsidiary, 6.38625%. The aggregate principal amount outstanding under the Working Capital Credit Agreement is approximately $158.2 million exclusive of letters of credit.

Also on February 6, 2009, Pliant Corporation of Canada Ltd., a subsidiary of the Company, received a notice (the “FACA Default Notice”) from the Administrative Agent under the Fixed Asset Credit Agreement, dated as of July 18, 2006, among certain subsidiaries of the Company, the Lenders party thereto, and Merrill Lynch Bank USA, as Administrative Agent (the “Fixed Asset Credit Agreement”) stating that the occurrence of an Event of Default under the Working Capital Credit Agreement constituted an Event of Default pursuant to Section VII(p) of the FACA. The FACA Default Notice indicated that, as a result of the occurrence of such Event of Default, the interest rate applicable to all outstanding loans under the Fixed Asset Credit Agreement would be increased by 2.50%. Prior to the Company’s receipt of the FACA Default Notice, the interest rate applicable to all outstanding loans under the Fixed Asset Credit Agreement was 3.38625%. No aggregate principal amount is outstanding under the Fixed Asset Credit Agreement.

The Revolving Credit Facilities contain covenants that will limit the ability of Pliant and its subsidiaries, subject to certain exceptions, to, among other things, incur or guarantee additional indebtedness, issue preferred stock or become liable in respect of any obligation to purchase or redeem stock, create liens, merge or consolidate with other companies, change lines of business, make certain types of investments, sell assets, enter into certain sale and lease-back and swap transactions, pay dividends on or repurchase stock, make distributions with respect to certain debt obligations, enter into transactions with affiliates, restrict dividends or other payments from the Company’s subsidiaries, modify corporate and certain material debt documents, cancel certain debt, or change its fiscal year or accounting policies. The Revolving Credit Facilities also require the Company to comply with a fixed charge coverage ratio of 1.00 to 1.00 for the first year of the facility and of 1.10 to 1.00 thereafter; provided, that such coverage ratio shall only apply during periods in which the amount of availability is and remains less than $20 million for a specified number of days. Once the amount of availability increases and remains above $20 million for a specified number of days, such coverage ratio becomes inapplicable. In addition, the amount of availability under the Revolving Credit Facilities must not be less than $10 million at any time. The loans will automatically become immediately due and payable without notice upon the occurrence of an event of default involving insolvency or bankruptcy of the Company or any of its subsidiaries. Upon the occurrence and during the continuation of any other event of default under the Revolving Credit Facilities, by notice given to the Company, the administrative agent of the Revolving Credit Facilities may, and if directed by the Required Lenders (as defined in the Revolving Credit Facilities) must, terminate the commitments and/or declare all outstanding loans to be immediately due and payable.

The Working Capital Credit Agreement is secured by a first-priority security interest in substantially all our inventory, receivables and deposit accounts, capital stock of, or other equity interests in, our existing and future domestic subsidiaries and first-tier foreign subsidiaries, investment property and certain other assets of the Company and its subsidiaries and a second-priority security interest in fixed assets of the Company and its subsidiaries party to the Working Capital Credit Agreement. The Fixed Asset Credit Agreement is secured by a first-priority security interest in the fixed assets of certain foreign subsidiaries of the Company and a second-priority security interest in capital stock of the fixed asset borrowers and their subsidiaries.

As of September 30, 2009, the Company had borrowings of $144.1 million under the Revolving Credit Facilities, along with $35.7 million in cash and cash equivalents.

Amended 2004 Notes

As of September 30, 2009, the Company had $415.1 million aggregate principal amount of 11.85% (formerly 11 5/8%) Senior Secured Notes due 2009 (the “Amended 2004 Notes”) outstanding. The Amended 2004 Notes accrued payment-in-kind interest at the rate of 11 5/8% from the date of issuance until July 18, 2006, on which date the interest rate was increased by .225% to 11.85% in accordance with the Plan. Such incremental interest rate increase of .225% also accrues as payment-in-kind interest. The Amended 2004 Notes matured on June 15, 2009 and interest is payable semi-annually on each June 15 and December 15.

The Amended 2004 Notes are secured on a first-priority basis by a security interest in our real property, fixtures, equipment, intellectual property and other assets other than the second-priority collateral and on a second-priority basis by a security interest in substantially all our inventory, receivables and deposit accounts, 100% of the capital stock of or other equity interests in existing and future domestic subsidiaries and foreign subsidiaries that are note guarantors, 65% of the capital stock of or other equity interests in existing and future first-tier foreign subsidiaries that are not note guarantors, investment property and certain other assets of the Company and the note guarantors. The Amended 2004 Notes are guaranteed by the Company’s existing and future domestic restricted subsidiaries and certain foreign subsidiaries.

2004 Notes

As of September 30, 2009, the Company had $7.9 million of 11.35% (formerly 11 1/8%) Senior Secured Discount Notes due 2009 (the “2004 Notes”) outstanding. The 2004 Notes accreted at the rate of 11 1/8% from the date of issuance until July 18, 2006, on which date the interest rate was increased by .225% to 11.35% in accordance with the Plan. The 2004 Notes accreted at the rate of 11.35% until December 15, 2006 to an aggregate principal amount of $1,000.88 per $1,000 stated principal amount. Commencing on December 15, 2006, interest on the 2004 Notes began accruing at the rate of 11.35% with such incremental interest rate increase of .225% accruing as payment-in-kind interest and the remaining 11 1/8% payable in cash semiannually on June 15 and December 15, commencing on June 15, 2007. The 2004 Notes were due on June 15, 2009.

The 2004 Notes are secured by a first-priority security interest in the first-priority note collateral and a second-priority security interest in the second-priority note collateral. The 2004 Notes are guaranteed by the Company’s existing and future domestic restricted subsidiaries and certain foreign subsidiaries.

2003 Notes

As of December 31, 2008, the Company had $250 million of 11 1/8% Senior Secured Notes due 2009 (the “2003 Notes”) outstanding. The 2003 Notes accrued interest from the date of issuance through September 30, 2006 at the rate of 11 1/8% and will continue to accrue interest at such rate through the date of maturity. The 2003 Notes matured on September 1, 2009 and interest is payable in cash semiannually on each March 1 and September 1.

The 2003 Notes rank equally with the Company’s existing and future senior debt and rank senior to its existing and future subordinated indebtedness, including the 2006 Notes. The 2003 Notes are secured by a second priority security interest in both the first priority note collateral and the second priority note collateral. The 2003 Notes are guaranteed by some of the Company’s subsidiaries.

2007 Notes

On June 14, 2007, the Company entered into the 2007 Note Indenture among the Company and Pliant Corporation International, Pliant Solutions Corporation, Uniplast Holdings, Inc., Uniplast U.S., Inc. and Uniplast Industries Co., as guarantors (collectively, the “2007 Note Guarantors”), and the Bank of New York Trust Company, N.A., as trustee (the “2007 Note Trustee”) with respect to the issuance on such date of the Company’s 18% Senior Subordinated Notes due 2012 (the “2007 Notes”) in an aggregate principal amount of $24 million (the “2007 Notes Indenture”). The 2007 Note Indenture provides that interest will accrue on the 2007 Notes from the date of issuance at the rate of 18% per annum until maturity on July 15, 2012 and will be payable semi-annually on each January 15 and July 15, commencing July 15, 2007, to holders of record of the 2007 Notes on the immediately preceding January 1 or July 1. Pursuant to the 2007 Note Indenture, the Company may redeem the 2007 Notes in whole or in part at the applicable redemption price, which in each of the first four years is equal to a de-escalating premium over par, plus accrued and unpaid interest to the redemption date, as set forth in the 2007 Notes. The 2007 Note Indenture provides the holders of the 2007 Notes with the right to require the Company to repurchase the 2007 Notes at a repurchase price equal to the then applicable redemption price plus accrued and unpaid interest upon a change of control of the Company (as defined in the 2007 Note Indenture). The 2007 Note Indenture does not provide for a sinking fund with respect to the 2007 Notes. The 2007 Notes Indenture contains customary provisions that may result in an event of default, after notice and expiration of a cure period in certain circumstances, and acceleration of the indebtedness thereunder, including failure to timely pay principal and interest on the 2007 Notes or comply with the covenants set forth in the 2007 Note Indenture.

6. Interest Expense—Current and Long-term debt

Interest expense—current and long-term debt in the statements of operations for the nine months ended September 30, 2009 and 2008 is as follows (in thousands):

	Nine Months Ended September 30,
	2009	2008
Interest expense, net
Debtor-In-Possession Financing	$3,704	$—
Revolving Credit Facilities	6,507	7,131
2007 Notes(a)	489	3,240
Amended 2004 Notes	34,442	30,696
2004 Notes	668	666
2003 Notes(a)	3,145	20,859
Other, net	2,335	1,577
Interest expense accrued, net	51,290	64,169
Recurring amortization of financing fees	5,301	4,427

TOTAL	$56,591	$68,596

Cash interest payments
Debtor-In-Possession Financing	$3,704	$—
Revolving Credit Facilities	6,418	7,200
2004 Notes	—	435
2003 Notes	—	27,813
2007 Notes	—	4,320
Other, net	1,496	2,155

TOTAL	$11,618	$41,923

(a)	Interest expenses for 2009 includes only interest through February 10, 2009 as the 2003 Notes and 2007 Notes are impaired for bankruptcy proceedings. Interest expense for these notes for the period of February 11, 2009 through September 30, 2009 would have been $17,714 and $2,751, respectively.

7. Income Taxes

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With a few exceptions, the Company is no longer subject to U.S. federal, state and local, or Non-U.S. income tax examinations by tax authorities for the years prior to 2000. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as income tax expense. Accrued interest and penalties are insignificant at September 30, 2009. The Company believes that it has appropriate support for income tax positions taken or to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter.

There was a change in control for tax purposes in December 2008.

For the nine months ended September 30, 2009, income tax benefits of $14.1 million were recorded on pretax losses from operations of $70.2 million as compared to an income tax benefit of $0.1 million on pretax loss from operations of $73.8 million for the nine months ended September 30, 2008. Income tax benefits related to net operating losses in the United States for 2008 and prior years are offset by a valuation allowance as the realization of these tax benefits is not certain. Therefore, the income tax expense in the statements of operations for the nine months ended September 30, 2008 primarily reflects foreign income taxes. The income tax benefit for the nine months ended September 30, 2009 reflects the future tax benefit of the current year net operating loss in the United States.

8. Other Comprehensive Income (Loss)

Other comprehensive income (loss) for the nine months ended September 30, 2009 and 2008 was ($57.8) million and ($76.1) million, respectively. The components of other comprehensive loss are net income (loss), changes in unrecognized pension benefit costs, and foreign currency translation.

9. Operating Segments

Operating segments are components of our business for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. This information is reported on the basis that it is used internally for evaluating segment performance.

The Company has four operating segments: Specialty Films, which manufactures personal care, medical and agricultural films; Printed Products, which produces printed rollstock, bags and sheets used to package food and consumer goods; Industrial Films, which manufactures stretch film used to bundle, unitize and protect palletized loads during shipping and storage and PVC films used by supermarkets, delicatessens and restaurants to wrap meat, cheese and produce; and Engineered Films, which manufactures film for sale to converters of flexible packaging and a variety of barrier and custom films for smaller niche flexible packaging and industrial markets.

We evaluate the performance of our operating segments based on net sales (excluding inter-company sales) and segment profit. Sales and transfers between our segments are eliminated in consolidation. The segment profit reflects income before interest expense, income taxes, depreciation, amortization, restructuring costs and other non-cash charges and net adjustments for certain unusual items. Our reportable segments are managed separately with separate management teams, because each segment has differing products, customer requirements, technology and marketing strategies.

Segment profit and segment assets as of and for the periods ended September 30, 2009 and September 30, 2008 are presented in the following table (in thousands):

	Engineered Films	Industrial Films	Specialty Films	Printed Products	Corporate /Other	Total
Nine months ended Sept. 30, 2009
Net sales to customers	$201,677	$191,479	$135,273	$155,459	$3,053	$686,941
Intersegment sales	14,511	995	7,314	604	(23,424)	—
Total net sales	216,188	192,474	142,587	156,063	(20,371)	686,941
Depreciation and amortization	9,067	5,077	6,654	9,138	2,438	32,374
Interest expense	1,145	190	34	1,884	53,338	56,591
Segment profit	23,578	21,942	15,852	11,289	(10,317)	62,344
Capital expenditures	7,885	808	3,391	7,195	889	20,168
As of Sept. 30, 2009

Segment assets	$147,443	$93,082	$103,114	$126,592	$60,414	$530,645
Nine months ended Sept. 30, 2008
Net sales to customers	$262,757	$264,131	$177,928	$172,263	$3,940	$881,019
Intersegment sales	22,466	3,101	6,995	6	(32,568)	—
Total net sales	285,223	267,232	184,923	172,269	(28,628)	881,019
Depreciation and amortization	9,616	5,273	7,366	7,613	3,311	33,179
Interest expense	1,254	425	52	2,533	64,332	68,596
Segment profit	14,808	18,372	12,341	10,151	(16,951)	38,721
Capital expenditures	6,983	1,265	2,899	9,493	1,341	21,981
As of December 31, 2008

Segment assets	$144,359	$92,317	$108,264	$128,548	$58,992	$532,480

A reconciliation of the totals reported for the operating segments to the totals reported in the consolidated financial statements for the nine months ended September 30, 2009 and September 30, 2008 and as of September 30, 2009 and December 31, 2008 is as follows (in thousands) (unaudited):

	Nine Months Ended September 30,
	2009	2008
Profit or Loss
Total segment profit	$62,344	$38,721
Depreciation and amortization	(32,374)	(33,179)
Restructuring and other costs	(3,402)	(10,485)
Plant consolidation costs in cost of sales	(6,386)	—
Reorganization costs	(28,163)	(159)
Fixed asset impairments	(5,623)	(112)
Interest expense	(56,591)	(68,596)

Loss before income taxes	$(70,195)	$(73,810)

	September 30, 2009	December 31, 2008
Assets
Total assets from reportable segments	$470,230	$473,488
Other unallocated assets	60,415	58,992

Total consolidated assets	$530,645	$532,480

Net sales and long-lived assets of our U.S. and foreign operations are as follows:

	Nine Months Ended September 30,
	2009	2008
Net Sales
United States	$564,520	$726,511
Foreign countries(a)	122,421	154,508

Total	$686,941	$881,019

	September 30, 2009	December 31, 2008
Long-lived assets
United States	$223,728	$240,541
Foreign countries	28,662	29,531

Total	$252,390	$270,072

Total assets
United States	$436,872	$443,449
Foreign countries	93,773	89,031

Total	$530,645	$532,480

(a)	Foreign countries include Australia, Canada, Germany and Mexico, none of which individually represents 10% of consolidated net sales or long-lived assets.

10. Defined Benefit Plans

The Company sponsors three noncontributory defined benefit pension plans in the United States covering domestic employees with 1,000 or more hours of service. The Company funds these in accordance with the funding requirements of the Employee Retirement Income Security Act of 1974. Contributions are intended to not only provide for benefits attributed to service to date but also for those expected to be earned in the future. We also sponsor two defined benefit plans in Canada and one defined benefit plan in Germany.

The consolidated net periodic pension expense (benefit) for the nine months ended September 30, 2009 and 2008 includes the following components (in thousands):

	Nine Months Ended September 30,
	2009	2008
Service cost-benefits earned during the period	$76	$443
Interest cost on projected benefit obligation	4,200	4,265
Expected return on assets	(4,247)	(5,265)
Other	449	96

Net periodic pension expense (benefit)	$478	$(461)

11. Contingencies

Litigation. We are involved in various litigation matters from time to time in the ordinary course of our business, including matters described in previous filings. In our opinion, none of such litigation is material to our financial condition or results of operations.

12. Condensed Consolidating Financial Statements

The following condensed consolidating financial statements present, in separate columns, financial information for (i) Pliant (on a parent only basis) with its investment in its subsidiaries recorded under the equity method, (ii) guarantor subsidiaries (as specified in the Indenture dated as of May 30, 2003, as amended (the “2003 Indenture”) relating to the 2003 Notes, the First Supplemental Indenture with respect to the Amended and Restated Indenture relating to the 2004 Notes and the Amended 2004 Notes, and the 2007 Note Indenture (the 2003 Indenture, the Amended and Restated Indenture, as amended by the First Supplemental Indenture, and the 2007 Note Indenture, collectively, the “Indentures”) on a combined basis, with any investments in non-guarantor subsidiaries specified in the Indentures recorded under the equity method, (iii) direct and indirect non-guarantor subsidiaries on a combined basis, (iv) the eliminations necessary to arrive at the information for Pliant and its subsidiaries on a consolidated basis, and (v) Pliant on a consolidated basis, in each case as of September 30, 2009 and December 31, 2008 and for the three and nine months ended September 30, 2009 and September 30, 2008. The 2003 Notes, the 2004 Notes, the Amended 2004 Notes, and the 2007 Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary and each guarantor subsidiary is 100% owned, directly or indirectly, by Pliant, except that the Amended 2004 Notes are not guaranteed by Pliant Solutions Corporation (“Pliant Solutions”). Substantially all of the assets of Pliant Solutions were sold on September 30, 2004, the remainder disposed prior to December 31, 2005 and Pliant Solutions dissolved as of December 27, 2007. There are no contractual restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to Pliant. The condensed consolidated financial statements are presented herein, rather than separate financial statements for each of the guarantor subsidiaries, because management believes that separate financial statements relating to the guarantor subsidiaries are not material to investors.

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF SEPTEMBER 30, 2009

(DOLLARS IN THOUSANDS) (UNAUDITED)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantor	Elimination	Consolidated Pliant Corporation
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,295	$1,309	$5,079	$—	$35,683
Receivables, net of allowances	82,372	5,301	26,334	—	114,007
Inventories	75,779	2,404	11,573	—	89,756
Prepaid expenses and other	9,290	1,246	2,401	—	12,937
Income taxes receivable, net	(202)	362	108	—	268
Deferred income taxes	11,101	68	—	—	11,169

Total current assets	207,635	10,690	45,495	—	263,820
PLANT AND EQUIPMENT, net	223,728	6,413	22,249	—	252,390
GOODWILL	1,118	—	1,482	—	2,600
INTANGIBLE ASSETS, net	342	3,546	—	—	3,888
INVESTMENT IN SUBSIDIARIES	(18,490)	—	—	18,490	—
OTHER ASSETS	4,052	—	3,895	—	7,947

TOTAL ASSETS	$418,385	$20,649	$73,121	$18,490	$530,645

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
CURRENT LIABILITIES:
Debtor-In-Possession Financing	$40,000	$—	$—	$—	$40,000
Current portion of long-term debt	20,492	—	3,161	—	23,653
Trade accounts payable	47,201	2,690	11,570	—	61,461
Accrued liabilities	42,091	691	4,139	—	46,921
Due to (from) affiliates	(16,685)	3,457	13,228	—	—

Total current liabilities	133,099	6,838	32,098	—	172,035
LONG-TERM DEBT, net of current portion	—	—	—	—	—
OTHER LIABILITIES	30,998	773	6,832	—	38,603
DEFERRED INCOME TAXES	23,080	(37)	(268)	—	22,775

LIABILITIES SUBJECT TO COMPROMISE	802,676	77,199	(11,175)	—	868,700

Total liabilities	989,853	84,773	27,487	—	1,102,113

STOCKHOLDERS’ (DEFICIT):
Preferred Stock	309,166	—	—	—	309,166
Common stock	1	—	11,916	(11,916)	1
Paid-in capital	155,341	14,020	78,144	(92,164)	155,341
Retained earnings (deficit)	(993,280)	(80,341)	(33,906)	114,247	(993,280)
Accumulated other comprehensive loss	(42,696)	2,197	(10,520)	8,323	(42,696)

Total stockholders’ (deficit)	(571,468)	(64,124)	45,634	18,490	(571,468)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$418,385	$20,649	$73,121	$18,490	$530,645

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2008

(DOLLARS IN THOUSANDS) (UNAUDITED)

	Pliant Corporation Parent Only	Combined Guarantors	Combined Non-Guarantors	Eliminations	Consolidated Pliant Corporation
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,996	$924	$3,565	$—	$28,485
Receivables	88,428	4,130	24,551	—	117,109
Inventories	66,065	2,301	11,557	—	79,923
Prepaid expenses and other	2,951	378	2,561	—	5,890
Income taxes receivable	(228)	359	591	—	722
Deferred income taxes	10,690	14	1	—	10,705

Total current assets	191,902	8,106	42,826	—	242,834
PLANT AND EQUIPMENT, net	240,541	6,505	23,026	—	270,072
GOODWILL	1,118	—	1,304	—	2,422
INTANGIBLE ASSETS, net	475	3,394	—	—	3,869
INVESTMENT IN SUBSIDIARIES	(22,237)	—	—	22,237	—
OTHER ASSETS	9,416	—	3,867	—	13,283

TOTAL ASSETS	$421,215	$18,005	$71,023	$22,237	$532,480

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current portion of long-term debt	$815,631	$16,700	$25,550	$—	$857,881
Trade accounts payable	48,930	2,212	10,546	—	61,688
Accrued liabilities	52,981	(291)	3,047	—	55,737
Due to (from) affiliates	(47,344)	60,638	(13,294)	—	—

Total current liabilities	870,198	79,259	25,849	—	975,306
LONG-TERM DEBT, net of current portion	—	—	—	—	—
OTHER LIABILITIES	25,788	657	5,810	—	32,255
DEFERRED INCOME TAXES	38,943	14	(324)	—	38,633

Total liabilities	934,929	79,930	31,335	—	1,046,1914

STOCKHOLDERS’ (DEFICIT):
Preferred Stock	302,424	—	—	—	302,424
Common stock	1	—	11,916	(11,916)	1
Paid in capital	155,341	14,020	78,144	(92,164)	155,341
Retained earnings (deficit)	(930,426)	(79,049)	(36,688)	115,737	(930,426)
Accumulated other comprehensive loss	(41,054)	3,104	(13,684)	10,580	(41,054)

Total stockholders’ (deficit)	(513,714)	(61,925)	39,688	22,237	(513,714)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$421,215	$18,005	$71,023	$22,237	$532,480

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING INCOME STATEMENT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

(IN THOUSANDS) (UNAUDITED)

	Pliant Corporation (Parent Only)	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Consolidated	Pliant Eliminations Corporation
NET SALES	$587,957	$25,202	$97,219	$(23,437)	$686,941
COST OF SALES	532,103	23,691	84,790	(23,437)	617,147

GROSS PROFIT	55,854	1,511	12,429	—	69,794
OPERATING EXPENSES	76,171	1,695	6,117	—	83,983

OPERATING INCOME (LOSS)	(20,317)	(184)	6,312	—	(14,189)
INTEREST EXPENSE	(55,546)	(231)	(814)	—	(56,591)
EQUITY IN EARNINGS OF SUBSIDIARIES	1,489	—	—	(1,489)	—
OTHER INCOME (EXPENSE)—Net	2,310	(946)	(779)	—	585

INCOME (LOSS) BEFORE INCOME TAXES	(72,064)	(1,361)	4,719	(1,489)	(70,195)
INCOME TAX EXPENSE (BENEFIT)	(15,939)	(68)	1,937	—	(14,070)

NET INCOME (LOSS)	$(56,125)	$(1,293)	$2,782	$(1,489)	$(56,125)

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING INCOME STATEMENT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

(IN THOUSANDS) (UNAUDITED)

	Pliant Corporation (Parent Only)	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated Pliant Corporation
NET SALES	$759,093	$32,226	$122,283	$(32,583)	$881,019
COST OF SALES	709,861	32,560	111,157	(32,583)	820,995

GROSS PROFIT	49,232	(334)	11,126	—	60,024
OPERATING EXPENSES	58,155	1,461	5,905	—	65,521

OPERATING INCOME (LOSS)	(8,923)	(1,795)	5,221	—	(5,497)
INTEREST EXPENSE	(65,453)	(313)	(2,830)	—	(68,596)
EQUITY IN EARNINGS OF SUBSIDIARIES	(3,225)	—	—	3,225	—
OTHER INCOME (EXPENSE)—Net	3,720	(1,154)	(2,283)	—	283

INCOME (LOSS) BEFORE INCOME TAXES	(73,881)	(3,262)	108	3,225	(73,810)
INCOME TAX EXPENSE (BENEFIT)	(149)	(1,302)	1,373	—	(78)

NET INCOME (LOSS)	$(73,732)	$(1,960)	$(1,265)	$3,225	$(73,732)

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009

(IN THOUSANDS) (UNAUDITED)

	Pliant Corporation (Parent Only)	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated Pliant Corporation
CASH FLOW PROVIDED BY (USED IN) OPERATING ACTIVITIES	$6,294	$6,828	$14,571	$—	$27,693
CASH FLOWS FROM INVESTING ACTIVITIES:
Asset transfers	230	—	(230)	—	—
Capital expenditures for plant and equipment	(18,362)	(776)	(1,030)	—	(20,168)

Net cash used in investing activities	(18,132)	(776)	(1,260)	—	(20,168)
CASH FLOWS FROM FINANCING ACTIVITIES:
Debtor-In-Possession Financing	40,000	—	—	—	40,000
Borrowings under capital leases and other, net	1,876	—	(89)	—	1,787
Loans (to) from affiliates	(10,000)	—	10,000	—	—
Repayments of Revolving Credit Facilities	(9,950)	(2,300)	(22,379)	—	(34,629)
Payment of financing fees	(6,713)	—	—	—	(6,713)

Net cash provided by/(used in) financing activities	15,213	(2,300)	(12,468)	—	445
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,924	(3,367)	671	—	(772)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,299	385	1,514	—	7,198
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	23,996	924	3,565	—	28,485

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	29,295	1,309	5,079	—	35,683

See notes to condensed consolidated financial statements.

PLIANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

(IN THOUSANDS) (UNAUDITED)

	Pliant Corporation (Parent Only)	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated Pliant Corporation
CASH FLOW PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(32,186)	$818	$1,904	$—	$(29,464)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	2,959	—	—	—	2,959
Asset transfers	995	(27)	(968)	—	—
Capital expenditures for plant and equipment	(20,881)	(747)	(353)	—	(21,981)

Net cash used in investing activities	(16,927)	(774)	(1,321)	—	(19,022)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under capital lease	11,369	—	—	—	11,369
Repayment of capital leases and other, net	(783)	—	(53)	—	(836)
Loans (to) from affiliates	5,000	—	(5,000)	—	—
Borrowings under Revolving Credit Facilities	50,000	—	5,000	—	55,000

Net cash provided by/(used in) financing activities	65,586	—	(53)	—	65,533
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	334	(88)	(333)	—	(87)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	16,807	(44)	197	—	16,960
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	7	3,609	3,642	—	7,258

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	16,814	3,565	3,839	—	24,218

See notes to condensed consolidated financial statements.

13. Subsequent Events

On the Petition Date, the Debtors filed a proposed Chapter 11 plan of reorganization (as subsequently amended, the “Debtors’ Plan”) accompanied by a Disclosure Statement for the Debtors’ Plan (as subsequently amended, the “Debtors’ Disclosure Statement”). On the Petition Date, the Debtors also filed a Restructuring & Lockup Agreement (the “Lockup Agreement”) between the Debtors and certain First Lien Noteholders (as defined in the Lockup Agreement) to support the Debtors’ Plan. Under the Debtors’ Plan, as originally proposed, the common equity in the Reorganized Debtors would be distributed to the First Lien Noteholders on account of their claims, and second lien noteholders and general unsecured creditors would receive warrants to purchase common stock of reorganized Pliant in certain circumstances.

The Debtors subsequently revised their plan to provide, among other things, that unsecured creditors, including second lien noteholders, would each receive a pro rata distribution of interests in a creditor trust that will hold: (a) 1.5% of the new common stock that would be issued under the Debtors’ Plan; (b) warrants for the purchase of 7.5% of the number of shares of new common stock that would be issued under the Debtors’ Plan at an exercise price per share that reflects an aggregate market value of equity of $420 million with a term of eight years; and (c) warrants for the purchase of 12.5% of the number of shares of new common stock that would be issued under the Debtors’ Plan at an exercise price per share that reflects an aggregate market value of equity of $500 million with a term of eight years.

On March 17, 2009, Apollo presented the Debtors and the Official Committee of Unsecured Creditors (the “Committee”) with a non-binding term sheet describing the structure of its proposal for a plan of reorganization and, in a term sheet dated April 3, 2009, Apollo furnished additional details concerning its proposal, which was subsequently revised in May 2009.

On May 6, 2009, the Committee filed a motion to terminate the Debtors’ exclusive periods to file a Chapter 11 plan of reorganization and to solicit acceptances thereof. Apollo joined in that motion (the “Exclusivity Termination Motion”). Both the Debtors and ad hoc committee of First Lien Noteholders objected to the Exclusivity Termination Motion.

On June 1, 2009, Apollo presented the Debtors and Committee with a further revised proposal, which included drafts of a disclosure statement, a plan, the indenture governing the new senior secured notes, and the intercompany services agreement. On June 4, 2009, Apollo filed these documents with the Court under seal.

On June 10, 2009, the Debtors filed a motion for an order extending the Debtors exclusive periods within which to file a Chapter 11 plan (the “Exclusivity Extension Motion”). Both Apollo and the Committee objected to the Exclusivity Extension Motion.

On June 29 and 30, 2009, the Bankruptcy Court held an evidentiary hearing on the Exclusivity Termination Motion and the Exclusivity Extension Motion. At the close of the hearing, the Bankruptcy Court ruled that the Debtors’ exclusive periods would be terminated. On July 2, 2009, the Bankruptcy Court entered orders granting the Exclusivity Termination Motion and denying the Exclusivity Extension Motion (the “Exclusivity Orders”). Apollo filed a disclosure statement and plan with the Bankruptcy Court on July 9, 2009. On July 17, 2009, the Debtors filed a motion for a stay pending appeal of the Exclusivity Orders and a request for certification of the Exclusivity Orders for direct appeal to the United States Court of Appeals for the Third Circuit.

On July 31, 2009, the Bankruptcy Court heard motions to approve the Apollo disclosure statement and the Debtors’ disclosure statement, Apollo and the ad hoc committee of First Lien Noteholders reached an agreement whereby the ad hoc committee of First Lien Noteholders would support Apollo’s plan with agreed modifications and withdraw their objections. Apollo agreed to modify its proposal so as to provide the First Lien Noteholders the treatment set forth in the Plan and described elsewhere in the Disclosure Statement.

On August 13, 2009, the Board of Directors of Pliant met and resolved to support Apollo’s proposal and join as co-proponents with Apollo of the Apollo plan (the “Joint Plan”).

On August 17, 2009, the Bankruptcy Court entered an order approving the disclosure statement describing the Joint Plan, the procedures for soliciting and tabulating votes on the Joint Plan, and various dates and deadlines in connection with confirming the Joint Plan. The deadline for voting on the Joint Plan was September 25, 2009. All classes entitled to vote on the Joint Plan accepted the Joint Plan. On October 6, 2009, the Bankruptcy Court held a hearing to consider confirmation of the Joint Plan and entered an order confirming the Joint Plan.

On October 13, 2009, Berry Plastics Corporation (“Berry”), a leading manufacturer and marketer of plastic packaging products, announced that it intended to purchase substantially all of the capital stock of the Company (in excess of 99.99%) upon Pliant’s emergence from bankruptcy.

Berry has announced that it will not operate Pliant as a stand alone business unit. Berry will consolidate certain business units within an existing Berry business unit and will create a new division for the remaining Pliant business units. The majority of Pliant’s administrative functions will be consolidated and synergized with similar Berry functions. On December 3, 2009 Pliant emerged from bankruptcy and Berry purchased substantially all of the capital stock of the Company.

Through and including                     , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

29,411,764 Shares

Berry Plastics Group, Inc.

Common Stock

PROSPECTUS

BofA Merrill Lynch

Citigroup

Barclays

Deutsche Bank Securities

Credit Suisse

Goldman, Sachs & Co.

Baird

Lazard Capital Markets

Wells Fargo Securities

SunTrust Robinson Humphrey

Lebenthal & Co., LLC

Apollo Global Securities

                    , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Berry Plastics Group, Inc. (the “Registrant”) in connection with the issuance and distribution of the securities being registered. All amounts are estimates, except the SEC registration, Financial Industry Regulatory Authority, Inc. and stock exchange filing and listing fees.

SEC registration fee	$69,771
Stock exchange filing fee and listing fee	318,000
Transfer agent and registrar fees	7,000
Printing and engraving expenses	325,000
Legal and accounting fees and expenses	3,750,000
Financial Industry Regulatory Authority, Inc. filing fee	50,500
Miscellaneous	204,729

Total	$4,725,000

Item 14.	Indemnification of Directors and Officers.

The Registrant is a Delaware corporation.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Article X of our amended and restated certificate of incorporation provides for the indemnification of directors, officers, employees or agents to the fullest extent permitted by the DGCL. Article X of our amended and restated certificate of incorporation also provides that, in any action initiated by a person seeking indemnification, we shall bear the burden of proof that the person is not entitled to indemnification.

Section 102(b)(7) of the DGCL provides that a Delaware corporation may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article IX of our amended and restated certificate of incorporation includes such a provision.

Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. Article X of our Amended and Restated Certificate of Incorporation permits us to maintain insurance, at our expense, to protect us or any directors, officers, employees or agents of the company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below in chronological order is certain information regarding securities issued by the Registrant during the three years preceding the filing of this registration statement in transactions that were not registered under the Securities Act of 1933, as amended (the “Securities Act”), including the consideration, if any, received by the Registrant for such issuances. None of these transactions involved any underwriters or any public offerings. Each of these transactions was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act or Regulation D or Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering. With respect to each transaction listed below, no general solicitation was made by either the Registrant or any person acting on its behalf; the recipient of our securities agreed that the securities would be subject to the standard restrictions applicable to a private placement of securities under applicable state and federal securities laws; and appropriate legends were affixed to the certificates issued in such transactions. The numbers included in this Item 15 reflect the 12.25-for-1 stock split that will be effective upon the consummation of the offering contemplated by this registration statement.

On March 25, 2009, the Registrant issued 83,471 shares of its common stock to certain key employees at a purchase price of $3.04 per share.

On May 25, 2009, the Registrant issued 992 shares of its common stock to a certain key employee at a purchase price of $3.65 per share.

On January 1, 2010, the Registrant granted stock options to certain key employees pursuant to its 2006 Equity Incentive Plan to purchase 63,871 shares of its common stock at an exercise price of $6.18 per share.

On March 30, 2010, the Registrant issued 14,038 shares of its common stock to certain key employees at a purchase price of $6.18 per share.

On July 1, 2010, the Registrant granted stock options to certain key employees pursuant to its 2006 Equity Incentive Plan to purchase 23,667 shares of its common stock at an exercise price of $6.12 per share.

On October 4, 2010, the Registrant granted stock options to an executive officer pursuant to its 2006 Equity Incentive Plan to purchase 1,224 shares of its common stock at an exercise price of $6.12 per share.

On December 20, 2010, the Registrant issued 408,329 shares of its common stock to a certain key employee at a purchase price of $6.12 per share.

On January 1, 2011, the Registrant granted stock options to certain key employees pursuant to its 2006 Equity Incentive Plan to purchase 1,484,553 shares of its common stock at an exercise price of $6.12 per share.

On April 26, 2011, the Registrant issued 57,158 shares of its common stock to a certain key employee at a purchase price of $6.12 per share.

On April 28, 2011, the Registrant issued 32,658 shares of its common stock to a certain key employee at a purchase price of $6.12 per share.

On July 1, 2011, the Registrant granted stock options to certain key employees pursuant to its 2006 Equity Incentive Plan to purchase 60,760 shares of its common stock at an exercise price of $6.53 per share.

On October 1, 2011, the Registrant granted stock options to certain key employees pursuant to its 2006 Equity Incentive Plan to purchase 190,218 shares of its common stock at an exercise price of $7.22 per share.

On November 28, 2011, the Registrant issued 44,026 shares of its common stock to a certain key employee at a purchase price of $7.22 per share.

On January 1, 2012, the Registrant granted stock options to certain key employees pursuant to its 2006 Equity Incentive Plan to purchase 149,131 shares of its common stock at an exercise price of $8.16 per share.

On March 1, 2012, the Registrant issued 49,000 shares of its common stock to a certain key employee at a purchase price of $8.16 per share.

On May 1, 2012, the Registrant issued 24,500 shares of its common stock to a certain key employee at a purchase price of $8.16 per share and 21,572 shares of its common stock to a certain key employee at a purchase price of $6.18 per share.

On May 15, 2012, the Registrant issued 1,911 shares of its common stock to a certain key employee at a purchase price of $8.16 per share, 18,166 shares of its common stock to a certain key employee at a purchase price of $8.48 per share, and 4,361 shares of its common stock to a certain key employee at a purchase price of $9.21 per share.

On May 17, 2012, the Registrant issued 612 shares of its common stock to a certain key employee at a purchase price of $4.37 per share and 1,457 shares of its common stock to a certain key employee at a purchase price of $9.21 per share.

On June 1, 2012, the Registrant granted stock options to certain key employees pursuant to its 2006 Equity Incentive Plan to purchase 176,130 shares of its common stock at an exercise price of $10.24 per share.

On July 9, 2012, the Registrant issued 21,572 shares of its common stock to a certain key employee at a purchase price of $6.18 per share.

On August 8, 2012, the Registrant issued 10,265 shares of its common stock to a certain key employee at a purchase price of $6.18 per share.

On August 15, 2012, the Registrant issued 1,898 shares of its common stock to a certain key employee at a purchase price of $4.37 per share, 1,960 shares of its common stock to a certain key employee at a purchase price of $8.16 per share, 4,361 shares of its common stock to a certain key employee at a purchase price of $9.21 per share, and 4,532 shares of its common stock to a certain key employee at a purchase price of $9.21 per share.

On August 22, 2012, the Registrant issued 12,462 shares of its common stock to a certain key employee at a purchase price of $8.16 per share.

On August 25, 2012, the Registrant issued 1,335 shares of its common stock to a certain key employee at a purchase price of $8.48 per share and 1,335 shares of its common stock to a certain key employee at a purchase price of $8.48 per share.

On August 31, 2012, the Registrant issued 11,760 shares of its common stock to a certain key employee at a purchase price of $8.16 per share.

On September 13, 2012, the Registrant issued 1,911 shares of its common stock to a certain key employee at a purchase price of $8.16 per share and 4,189 shares of its common stock to a certain key employee at a purchase price of $9.21 per share.

Item 16.	Exhibits, Financial Statements and Financial Statement Schedules.

(a)	Exhibits

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

(b)	Financial Statement Schedules

See the Index to Financial Statements included on page F-1 for a list of the financial statements included in this registration statement. All schedules not identified above have been omitted because they are not required, are inapplicable, or the information is included in the consolidated financial statements or notes contained in this registration statement.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on the 1st day of October, 2012.

BERRY PLASTICS GROUP, INC.

By:	/s/ Jonathan D. Rich
Name: Jonathan D. Rich
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Jonathan D. Rich Jonathan D. Rich	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	October 1, 2012

/s/ James M. Kratochvil James M. Kratochvil	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 1, 2012

* B. Evan Bayh	Director	October 1, 2012

* Anthony M. Civale	Director	October 1, 2012

* Donald C. Graham	Director	October 1, 2012

* Steven C. Graham	Director	October 1, 2012

* Joshua J. Harris	Director	October 1, 2012

* Robert V. Seminara	Director	October 1, 2012

*By /s/ James M. Kratochvil James M. Kratochvil	Attorney-in-Fact	October 1, 2012

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement.**

2.1	Agreement and Plan of Merger and Corporate Reorganization, dated as of March 9, 2007, between Covalence Specialty Materials Holding Corp. and Berry Plastics Group, Inc. (incorporated herein by reference to Berry Plastics Corporation’s Registration Statement Form S-4 (Reg. No. 333-142602) filed on May 4, 2007).

2.2	Equity Purchase Agreement, dated June 19, 2011, by and among Rexam Inc., Rexam Closures and Containers Inc., Rexam Closure Systems Inc., Rexam Plastic Packaging Inc., Rexam Brazil Closure Inc., Rexam Beverage Can South America S.A. and Berry Plastics Corporation (incorporated herein by reference to Exhibit 2.1 to Berry Plastics Corporation’s Current Report on Form 8-K filed on June 23, 2011).

2.3	Stock Purchase Agreement, by and between LINPAC USA Holdings, Inc. and Berry Plastics Corporation, dated as of August 19, 2011 (incorporated herein by reference to Exhibit 2.1 to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on September 2, 2011).

3.1	Form of Amended and Restated Certificate of Berry Plastics Group, Inc.**

3.2	Form of Bylaws, as amended, of Berry Plastics Group, Inc.**

4.1	Supplemental Indenture, dated November 19, 2010, to the Indenture dated as of September 20, 2006, respecting the 8 7/8% Second Priority Senior Secured Fixed Rate Notes due 2014, among Berry Plastics Corporation, the guarantors party thereto and U.S. Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.01 to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on November 19, 2010).

4.2	Supplemental Indenture, dated November 19, 2010, to the Indenture dated as of November 12, 2009, respecting the 8 7/8% Second Priority Senior Secured Notes due 2014, among Berry Plastics Corporation, the guarantors party thereto and U.S. Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.02 to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on November 19, 2010).

4.3	Indenture, by and among Berry Plastics Corporation, each Subsidiary of Berry Plastics Corporation identified therein and U.S. Bank National Association, as Trustee, relating to 9.75% second priority senior secured notes due 2021, dated November 19, 2010 (incorporated herein by reference to Exhibit 4.03 to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on November 19, 2010).

4.4	Additional Secured Creditor Consent, by and between Berry Plastics Corporation, each Subsidiary of Berry Plastics Corporation signatory thereto and U.S. Bank National Association, as Authorized Representative and Collateral Agent, relating to 9.75% second priority senior secured notes due 2021, dated November 19, 2010 (incorporated herein by reference to Exhibit 4.04 to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on November 19, 2010).

4.5	Registration Rights Agreement, by and between Berry Plastics Corporation, each Subsidiary of Berry Plastics Corporation identified therein and Credit Suisse Securities (USA) LLC, as representatives of the Initial Purchasers, relating to 9.75% second priority senior secured notes due 2021, dated November 19, 2010 (incorporated herein by reference to Exhibit 4.05 to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on November 19, 2010).

4.6	Indenture, by and among Berry Plastics Corporation, each Subsidiary of Berry Plastics Corporation identified therein and U.S. Bank National Association, as Trustee, relating to 9 1/2% second priority senior secured notes due 2018, dated April 30, 2010 (incorporated herein by reference to Exhibit 4.01 to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on May 4, 2010).

Exhibit No.	Description of Exhibit

4.7	Additional Secured Creditor Consent, by and between Berry Plastics Corporation, each Subsidiary of Berry Plastics Corporation signatory thereto and U.S. Bank National Association, as Authorized Representative and Collateral Agent, relating to 9 1/2% second priority senior secured notes due 2018, dated April 30, 2010 (incorporated herein by reference to Exhibit 4.02 to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on May 4, 2010).

4.8	Indenture, by and between Berry Plastics Escrow Corporation and Berry Plastics Escrow LLC, as Issuers, and U.S. Bank National Association, as Trustee, relating to 8 1/4% first priority senior secured notes due 2015, dated November 12, 2009 (incorporated herein by reference to Exhibit 4.01 to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on December 8, 2009).

4.9	First Supplemental Indenture, dated as of December 3, 2009, by and between Berry Plastics Corporation, the subsidiaries of Berry Plastics Corporation party thereto, Berry Plastics Escrow LLC, Berry Plastics Escrow Corporation, and U.S. Bank National Association, as Trustee, relating to the Indenture, by and between Berry Plastics Escrow Corporation and Berry Plastics Escrow LLC, as Issuers, and U.S. Bank National Association, as Trustee, relating to 8 1/4% first priority senior secured notes due 2015, dated November 12, 2009 (incorporated herein by reference to Exhibit 4.02 to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on December 8, 2009).

4.10	Indenture, by and between Berry Plastics Escrow Corporation and Berry Plastics Escrow LLC, as Issuers, and U.S. Bank National Association, as Trustee, relating to 8 7/8% second priority senior secured notes due 2014, dated November 12, 2009 (incorporated herein by reference to Exhibit 4.03 to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on December 8, 2009).

4.11	First Supplemental Indenture, dated as of December 3, 2009, by and between Berry Plastics Corporation, the subsidiaries of Berry Plastics Corporation party thereto, Berry Plastics Escrow LLC, Berry Plastics Escrow Corporation, and U.S. Bank National Association, as Trustee, relating to the Indenture, by and between Berry Plastics Escrow Corporation and Berry Plastics Escrow LLC, as Issuers, and U.S. Bank National Association, as Trustee, relating to 8 7/8% second priority senior secured notes due 2014, dated November 12, 2009 (incorporated herein by reference to Exhibit 4.04 to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on December 8, 2009).

4.12	Collateral Agreement, by and between Berry Plastics Corporation, each Subsidiary of Berry Plastics Corporation identified therein and U.S. Bank National Association, as Collateral Agent, relating to 8 1/4% first priority senior secured notes due 2015, dated December 3, 2009 (incorporated herein by reference to Exhibit 4.05 to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on December 8, 2009).

4.13	Additional Secured Creditor Consent, by and between Berry Plastics Corporation, each Subsidiary of Berry Plastics Corporation signatory thereto and U.S. Bank National Association, as Authorized Representative and Collateral Agent, relating to 8 7/8% second priority senior secured notes due 2014, dated December 3, 2009 (incorporated herein by reference to Exhibit 4.06 to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on December 8, 2009).

4.14	Indenture, by and between Berry Plastics Corporation, as Issuer, certain Guarantors and Wells Fargo Bank, National Association, as Trustee, relating to first priority floating rate senior secured notes due 2015, dated as of April 21, 2008 (incorporated herein by reference to Exhibit 4.1 to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on April 22, 2008).

4.15	Collateral Agreement, by and between Berry Plastics Corporation, each Subsidiary of Berry Plastics Corporation identified therein and Wells Fargo Bank, National Association, as Collateral Agent, dated as of April 21, 2008 (incorporated herein by reference to Exhibit 4.2 to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on April 22, 2008).

Exhibit No.	Description of Exhibit

4.16	Indenture, by and between BPC Acquisition Corp. (and following the merger of BPC Acquisition Corp. with and into BPC Holding Corporation, BPC Holding Corporation, as Issuer, and certain Guarantors) and Wells Fargo Bank, National Association, as Trustee, relating to 11% Senior Subordinated Notes due 2016, dated as of September 20, 2006 (incorporated herein by reference to Exhibit 10.4 to Berry Plastics Corporation’s Registration Statement Form S-4 (Reg. No. 333-138380) filed on November 2, 2006).

4.17	First Supplemental Indenture, by and among BPC Holding Corporation, certain Guarantors, BPC Acquisition Corp., and Wells Fargo Bank, National Association, as Trustee, dated as of September 20, 2006 (incorporated herein by reference to Exhibit 10.5 to Berry Plastics Corporation’s Registration Statement Form S-4 (Reg. No. 333-138380) filed on November 2, 2006).

4.18	Indenture, dated as of February 16, 2006, among Covalence Specialty Materials Corp., the Guarantors named therein and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 10.1(e) to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on April 10, 2007).

4.19	First Supplemental Indenture, dated as of April 3, 2007, among Covalence Specialty Materials Corp. (or its successor), the Guarantors identified on the signature pages thereto and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 10.1(f) to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on April 10, 2007).

4.20	Second Supplemental Indenture, dated as of April 3, 2007, among Covalence Specialty Materials Corp. (or its successor), Berry Plastics Holding Corporation, the Guarantors identified on the signature pages thereto and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 10.1(g) to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on April 10, 2007).

4.21	Second Supplemental Indenture, dated as of April 3, 2007, among Berry Plastics Holding Corporation (or its successor), the existing Guarantors identified on the signature pages thereto, the new Guarantors identified on the signature pages thereto and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 10.1(h) to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on April 10, 2007).

4.22	Second Supplemental Indenture dated as of April 3, 2007, among Berry Plastics Holding Corporation (or its successor), the existing Guarantors identified on the signature pages thereto, the new Guarantors identified on the signature pages thereto and Wells Fargo Bank, National Association, as trustee (incorporated herein by reference to Exhibit 10.1(i) to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on April 10, 2007).

4.23	Supplement No. 1, dated as of April 3, 2007, to the Collateral Agreement dated as of September 20, 2006 among Berry Plastics Holding Corporation, each subsidiary identified therein as a party and Wells Fargo Bank, National Association, as collateral agent (incorporated herein by reference to Exhibit 10.1(j) to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on April 10, 2007).

4.24	Indenture, by and between BPC Acquisition Corp. (and following the merger of BPC Acquisition Corp. with and into BPC Holding Corporation, BPC Holding Corporation, as Issuer, and certain Guarantors) and Wells Fargo Bank, National Association, as Trustee, relating to $525,000,000 8 7/8% Second Priority Senior Secured Fixed Rate Notes due 2014 and $225,000,000 Second Priority Senior Secured Floating Rate Notes due 2014, dated as of September 20, 2006 (incorporated herein by reference to Exhibit 4.1 to Berry Plastics Corporation’s Registration Statement Form S-4 (Reg. No. 333-138380) filed on November 2, 2006).

4.25	First Supplemental Indenture, by and among BPC Holding Corporation, certain Guarantors, BPC Acquisition Corp., and Wells Fargo Bank, National Association, as Trustee, dated as of September 20, 2006 (incorporated herein by reference to Exhibit 4.2 to Berry Plastics Corporation’s Registration Statement Form S-4 (Reg. No. 333-138380) filed on November 2, 2006).

Exhibit No.	Description of Exhibit

4.26	Collateral Agreement, by and among BPC Acquisition Corp., as Borrower, each Subsidiary of the Borrower identified therein and Wells Fargo Bank, N.A., as Collateral Agent, dated as of September 20, 2006 (incorporated herein by reference to Exhibit 4.4 to Berry Plastics Corporation’s Registration Statement Form S-4 (Reg. No. 333-138380) filed on November 2, 2006).

4.27	Form of common stock certificate of Berry Plastics Group, Inc.**

5.1	Opinion of Wachtell, Lipton, Rosen & Katz.

10.1	U.S. $400,000,000 Amended and Restated Credit Agreement, dated as of April 3, 2007, by and among Covalence Specialty Materials Corp., Berry Plastics Group, Inc., certain domestic subsidiaries party thereto from time to time, Bank of America, N.A., as collateral agent and administrative agent, the lenders party thereto from time to time, and the financial institutions party thereto (incorporated herein by reference to Exhibit 10.1(a) to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on April 10, 2007).

10.2	U.S. $1,200,000,000 Second Amended and Restated Credit Agreement, dated as of April 3, 2007, by and among Covalence Specialty Materials Corp., Berry Plastics Group, Inc., Credit Suisse, Cayman Islands Branch, as collateral and administrative agent, the lenders party thereto from time to time, and the other financial institutions party thereto (incorporated herein by reference to Exhibit 10.1(b) to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on April 10, 2007).

10.3	Amended and Restated Intercreditor Agreement, by and among Berry Plastics Group, Inc., Covalence Specialty Materials Corp., certain subsidiaries identified as parties thereto, Bank of America, N.A. and Credit Suisse, Cayman Islands Branch as first lien agents, and Wells Fargo Bank, N.A., as trustee (incorporated herein by reference to Exhibit 10.1(d) to Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on April 10, 2007).

10.4	Management Agreement, among Berry Plastics Corporation, Berry Plastics Group, Inc., Apollo Management VI, L.P., and Graham Partners, Inc., dated as of September 20, 2006 (incorporated herein by reference to Exhibit 10.7 to Berry Plastics Corporation’s Registration Statement Form S-4 (Reg. No. 333-138380) filed on November 2, 2006).

10.5	Termination Agreement, by and among Covalence Specialty Materials Holding Corp., Covalence Specialty Materials Corp., and Apollo Management V, L.P., dated as of April 3, 2007 (incorporated herein by reference to Exhibit 10.7 to Berry Plastics Corporation’s Registration Statement Form S-4 (Reg. No. 333-142602) filed on May 4, 2007).

10.6	2006 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.8 to Berry Plastics Corporation’s Registration Statement Form S-4 (Reg. No. 333-138380) filed on November 2, 2006).

10.7	Form of Performance-Based Stock Option Agreement of Berry Plastics Group, Inc. (incorporated herein by reference to Exhibit 10.9 to Berry Plastics Corporation’s Registration Statement Form S-4 (Reg. No. 333-138380) filed on November 2, 2006).

10.8	Form of Accreting Stock Option Agreement of Berry Plastics Group, Inc. (incorporated herein by reference to Exhibit 10.10 to Berry Plastics Corporation’s Registration Statement Form S-4 (Reg. No. 333-138380) filed on November 2, 2006).

10.9	Form of Time-Based Stock Option Agreement of Berry Plastics Group, Inc. (incorporated herein by reference to Exhibit 10.11 to Berry Plastics Corporation’s Registration Statement Form S-4 (Reg. No. 333-138380) filed on November 2, 2006).

10.10	Form of Performance-Based Stock Appreciation Rights Agreement of Berry Plastics Group, Inc. (incorporated herein by reference to Exhibit 10.12 to Berry Plastics Corporation’s Registration Statement Form S-4 (Reg. No. 333-138380) filed on November 2, 2006).

Exhibit No.	Description of Exhibit

10.11	Employment Agreement, dated September 20, 2006, between Berry Plastics Corporation and
Ira G. Boots (incorporated herein by reference to Exhibit 10.13 to Berry Plastics Corporation’s Registration Statement Form S-4 (Reg. No. 333-138380) filed on November 2, 2006).

10.12	Employment Agreement, dated September 20, 2006, between Berry Plastics Corporation and James M. Kratochvil (incorporated herein by reference to Exhibit 10.14 to Berry Plastics Corporation’s Registration Statement Form S-4 (Reg. No. 333-138380) filed on November 2, 2006).

10.13	Employment Agreement, dated September 20, 2006, between Berry Plastics Corporation and R. Brent Beeler (incorporated herein by reference to Exhibit 10.15 to Berry Plastics Corporation’s Registration Statement Form S-4 (Reg. No. 333-138380) filed on November 2, 2006).

10.14	Employment Agreement, dated November 22, 1999, between Berry Plastics Corporation and G. Adam Unfried (incorporated herein by reference to Exhibit 10.23 of Berry Plastics Corporation’s (File No. 033-75706-01) Annual Report on Form 10-K filed with the SEC on March 22, 2006).

10.15	Amendment No. 1 to Employment Agreement, dated November 22, 1999, between Berry Plastics Corporation and G. Adam Unfried, dated November 23, 2004 (incorporated herein by reference to Exhibit 10.24 of Berry Plastics Corporation’s (File No. 033-75706-01) Annual Report on Form 10-K filed with the SEC on March 22, 2006).

10.16	Amendment No. 2 to Employment Agreement, dated November 22, 1999, between Berry Plastics Corporation and G. Adam Unfried, dated March 10, 2006 (incorporated herein by reference to Exhibit 10.25 of Berry Plastics Corporation’s (File No. 033-75706-01) Annual Report on Form 10-K filed with the SEC on March 22, 2006).

10.17	Amendment No. 3 to Employment Agreement, dated November 22, 1999, between Berry Plastics Corporation and G. Adam Unfried, dated September 20, 2006 (incorporated herein by reference to Exhibit 10.19 to Berry Plastics Corporation’s Registration Statement Form S-4 (Reg. No. 333-138380) filed on November 2, 2006).

10.18	Employment Agreement, dated April 3, 2007, between Berry Plastics Corporation and Thomas E. Salmon (incorporated herein by reference to Exhibit 10.20 of Berry Plastics Corporation’s (File No. 033-75706-01) Annual Report on Form 10-K filed with the SEC on December 16, 2008).

10.19	Letter Agreement, dated as of March 9, 2007, by and between Berry Plastics Group, Inc. and Ira Boots.**

10.20	Purchase and Sale Agreement, dated as of December 15, 2008, by and between BP Parallel Corporation, a Delaware corporation, and Apollo Management VI, L.P., a Delaware limited partnership (incorporated herein by reference to Exhibit 10.21 of Berry Plastics Corporation’s (File No. 033-75706-01) Annual Report on Form 10-K filed with the SEC on December 16, 2008).

10.21	Employment Agreement, dated as of August 1, 2010, between Berry Plastics Corporation and Randall J. Becker.**

10.22	Letter Agreement, dated September 30, 2010, between Berry Plastics Corporation and Ira G. Boots (incorporated herein by reference to Exhibit 10.1 of Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on October 6, 2010).

10.23	Employment Agreement, dated October 1, 2010, between the Berry Plastics Corporation and Jonathan Rich (incorporated herein by reference to Exhibit 10.2 of Berry Plastics Corporation’s (File No. 033-75706-01) Current Report on Form 8-K filed on October 6, 2010).

10.24	Amendment, dated as of June 28, 2011, to U.S. $400,000,000 Amended and Restated Credit Agreement, dated as of April 3, 2007, by and among Covalence Specialty Materials Corp., Berry Plastics Group, Inc., certain domestic subsidiaries party thereto from time to time, Bank of America, N.A., as collateral agent and administrative agent, the lenders party thereto from time to time, and the financial institutions party thereto (incorporated herein by reference to Exhibit 10.1 to Berry Plastics Corporation’s (File No. 033-75706-01) Amendment No. 1 to Current Report on Form 8-K filed on May 3, 2012).

Exhibit No.	Description of Exhibit

10.25	Form of Tax Receivable Agreement.**

10.26	Form of Berry Plastics Group, Inc. Executive Bonus Plan.**

10.27	Form of Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan.**

10.28	Form of Amended and Restated Stockholders Agreement.**

21.1	Subsidiaries of the Registrant.**

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included in signature pages).**

99.1	Consent of David Heller to being named in the Registration Statement as about to become a director.**

**	Previously filed.